Exhibit 99.1

Disclaimer

United States of America

The Offeror is a Portuguese company. The Offer is regulated by Portuguese law. Information distributed in connection with the proposed Offer is subject to Portuguese disclosure requirements that are different from those of the United States. Financial statements and financial information included herein are prepared in accordance with IFRS that may not be comparable to the financial statements or financial information of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the Offer, since the Offeror is located in Portugal and all of its officers and directors are residents of Portugal. You may not be able to sue the Offeror or its officers or directors in a Portuguese court for violations of the U.S. securities laws. Finally, it may be difficult to compel the Offeror and its affiliates to subject themselves to a U.S. court’s judgment.

Other jurisdictions

The securities being exchanged under the Offer have not been and will not be registered under the applicable securities laws of any state or jurisdiction of Australia, Canada, Japan or South Africa, and subject to certain exceptions, may not be offered or sold within Australia, Canada, Japan or South Africa or to or for the benefit of any national, resident or citizen of Australia, Canada, Japan or South Africa. This document is not for distribution in or into Canada, Australia, Japan or South Africa. Any failure to comply with the above restrictions may constitute a violation of applicable securities law. The distribution of this document in other jurisdictions may be restricted by law and persons into whose possession this document comes should inform themselves about, and observe, any such restrictions.

ENGLISH TRANSLATION OF THE PROSPECTUS APPROVED BY THE PORTUGUESE SECURITIES COMMISSION ON JULY 3, 2015 IN THE PORTUGUESE LANGUAGE, FOR INFORMATION PURPOSES ONLY.  IN CASE OF DISCREPANCY WITH THE PROSPECTUS APPROVED IN THE PORTUGUESE LANGUAGE, THE PORTUGUESE VERSION SHALL PREVAIL.

SEMAPA - SOCIEDADE DE INVESTIMENTO E GESTÃO, SGPS, S.A.

a Listed Company

Registered Office: Av. Fontes Pereira de Melo, 14 - 10º, 1050-121 Lisbon
Sole Registration and Taxpayer No. with the C.R.O. of Lisbon: 502 593 130
Fully Subscribed and Paid-Up Share Capital: €106.510.000

PROSPECTUS FOR THE GENERAL AND VOLUNTARY TAKEOVER OFFER FOR THE ACQUISITION, IN THE FORM OF AN EXCHANGE OFFER, OF THE WHOLE OF THE ORDINARY SHARES OF “SEMAPA — SOCIEDADE DE INVESTIMENTO E GESTÃO, SGPS, S.A.” THAT ARE NOT HELD BY THE OFFEROR OR BY PERSONS IN ANY OF THE CIRCUMSTANCES THEREWITH CONTEMPLATED IN ARTICLE 20(1) OF THE PORTUGUESE SECURITIES CODE, I.E. 48,461,924 SEMAPA SHARES FOR THE MAXIMUM CONSIDERATION OF 164,770,541 SHARES REPRESENTING THE SHARE CAPITAL OF “PORTUCEL, S.A.” HELD BY SEMAPA AND WITH CASH CONSIDERATION FOR EACH FRACTION OF A SHARE THAT THE ACCEPTING RECIPIENT WOULD BE ENTITLED TO WHEN THE EXCHANGE DOES NOT RESULT IN A WHOLE NUMBER OF PORTUCEL SHARES, IF APPLICABLE.

COORDINATION AND ASSISTANCE

July 3, 2015

6.8	Takeover Bids launched by third parties during the previous and current financial years	69

7	INFORMATION ON THE OFFEROR, SHAREHOLDINGS AND AGREEMENTS	70

7.1	Identity of the Offeror	70

7.2	Voting rights	70

7.3	Shareholdings held by the Offeror in the target company’s share capital	70

7.4	Shareholder agreements	71

7.5	Agreements with members of the target company’s governing bodies	72

7.6	Market relations representative	72

8	INFORMATION ON THE OFFEROR OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION	73

8.1	Issuer history and developments	73

8.2	Capital expenditures by the Issuer	74

9	GENERAL OVERVIEW OF THE BUSINESSES OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION	77

9.1	Issuer’s main businesses	77

9.2	Issuer’s main markets	82

10	ORGANIZATIONAL STRUCTURE OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION	85

10.1	Brief description of the Portucel Group and the Issuer’s position therein	85

10.2	Shareholding diagram	85

10.3	List of subsidiaries	87

11	PROPERTY, FACILITIES AND EQUIPMENT OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION	94

11.1	Production facilities	94

11.2	Environmental issues that may affect the use of tangible assets	95

12	LIQUIDITY AND FINANCIAL RESOURCES OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION	100

12.1	Indebtedness	100

12.2	Capitalization and indebtedness	104

12.3	Description of cash flow	105

12.4	Working capital statement	107

13	RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION	108

14	INFORMATION ON THE TRENDS OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION	109

15	MANAGEMENT, DIRECTORATE AND SUPERVISORY BODIES AND SENIOR STAFF OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION	110

15.1	General Corporate Governance Overview	110

15.2	Board of Directors	110

15.3	Audit Board	130

15.4	Representations concerning members of the management and supervisory bodies	135

15.5	Statutory Auditors	136

15.6	Conflicts of interest of members of the management, directorate and supervisory bodies, senior staff and relatives	136

15.7	Employment agreements	136

15.8	Remuneration and other benefits	136

15.9	Compliance with the Portuguese Corporate Governance Rules for Listed Companies	140

16	PERSONNEL OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION	147

16.1	Number of effective staff members and their distribution	147

16.2	Training and talent management	147

16.3	Schemes for employee share ownership in the Issuer	147

17	MAIN SHAREHOLDERS OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION	148

17.1	Agreements with an impact on the shareholding structure	148

17.2	Dilution	148

18	TRANSACTIONS OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION WITH RELATED PARTIES	149

19	KEY FINANCIAL DATA, ANALYSIS OF THE ASSETS AND LIABILITIES, FINANCIAL SITUATION AND PROFIT AND LOSSES OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION	151

19.1	Financial History	151

19.2	Pro forma financial information	151

v

19.3	Forecasts and estimates	151

19.4	Financial statements	151

19.5	Audit of annual historical financial information	151

19.6	Period covered by the most recent financial information	151

19.7	Interim financial information	152

19.8	Key financial data	152

19.9	Analysis of results of operations	153

19.10	Analysis of the financial position	159

19.11	Dividend policy	160

19.12	Court and arbitration proceedings and administrative proceedings	161

19.13	Significant changes to the Issuer’s financial or commercial situation	163

20	ADDITIONAL INFORMATION ON THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION	164

20.1	Share capital	164

20.2	Bylaws and legislation	165

21	SIGNIFICANT AGREEMENTS	174

21.1	Agreements related to International Finance Corporation’s interest in the share capital of Portucel Moçambique - Sociedade de Desenvolvimento Florestal e Industrial, S.A.	174

21.2	Agreement for the acquisition of AMS BR Star Paper, S.A	174

21.3	Investment agreement with AICEP	174

21.4	Fiscal investment agreement with the Portuguese State	175

22	PUBLICALLY AVAILABLE DOCUMENTATION	177

22.1	Places for Consultation	177

22.2	Information incorporated by reference	177

23	DEFINITIONS	178

0             NOTICES

The form and content of this Prospectus are governed by the Portuguese Securities Code, Commission Regulation (EC) no 809/2004 of April 29, as amended, PSCom Regulation 3/2006  and other applicable laws and regulations. The entities indicated below — pursuant to the liability attributed to them under articles 149 and 150 of the Portuguese Securities Code — are responsible that the information contained herein at the date of its publication be complete, true, current, clear, objective and lawful. Pursuant to article 149 of the Portuguese Securities Code, the Offeror, the Issuer, members of the Offeror’s and Issuer’s management bodies, members of the Issuer’s supervisory body, the Issuer’s statutory auditor and the financial intermediary assisting the Offer are responsible for the information contained in the Prospectus (in this regard, please see Chapter 3 - “Entities Responsible for the Information”).

This Offer was registered by the PSCom on July 3, 2015 under the registration number 9208. The Prospectus relates to the general and voluntary takeover offer for the acquisition, in the form of an exchange offer, of the whole of the Offeror’s ordinary shares that are not held by the Offeror or by persons in any of the circumstances contemplated in article 20(1) of the Portuguese Securities Code.

The Prospectus was submitted for approval, as a public exchange offer, by the PSCom, who is competent therefor under the Prospectus Directive, the Portuguese Securities Code and PSCom Regulation 3/2006. A hard copy of the Prospectus is available at the Offeror’s registered office  and an electronic copy is available at www.cmvm.pt, at www.portucelsoporcel.com and at www.semapa.pt.

Pursuant to article 188(6) and (7) of the Portuguese Securities Code, the PSCom’s approval of the Prospectus provides no guarantee on the part of the PSCom regarding the information contained therein, the Offeror’s or Issuer’s economic or financial situation, the feasibility of the Offer or the quality of the securities and is limited to the verification of its compliance with requirements that the information be complete, true, current, clear, objective and lawful and to the verification of the requirements imposed by Portuguese law pursuant to the Prospectus Directive and PSCom Regulation 3/2006.

BPI is responsible for assisting the Offeror in preparing, launching and closing the Offer, pursuant to and for the purposes of article 113(1)(a) of the Portuguese Securities Code. BPI is responsible, pursuant to and for the purposes of article 149 of the Portuguese Securities Code, for the assistance services set out in article 337 of the Portuguese Securities Code and shall ensure compliance with legal and regulatory provisions, especially regarding the quality of the information.

Pursuant to the Portuguese Securities Code, financial intermediaries have the legal duty to provide their clients with information related to themselves, the services rendered and the products to which those services pertain. Notwithstanding, in addition to the Offeror, no entity has been authorized to provide information or make any statement not contained in the Prospectus or that is contradictory to information contained herein. The existence of the Prospectus does not ensure that the information contained herein remains unchanged as of the date it becomes available. Notwithstanding, if a deficiency is detected in the Prospectus from the date of its approval to the end of the Offer or if a new fact occurs or a prior fact is made known that was not taken into consideration in the Prospectus and is relevant to the decision of the Offer recipients, the Offeror shall immediately request PSCom approval of an addendum or amendment to the Prospectus.

Chapter 2 - “Risk Factors” makes reference to risks associated with the Issuer’s business, risks associated with the securities offered as consideration for the Offer (Portucel Shares) and risks associated with the Offer. Potential investors should carefully consider the risks associated with investing in Portucel Shares, as well as the remaining notices contained in the Prospectus before making any decision to accept the terms of the Offer. If any doubts remain regarding these matters, potential investors should seek advice from their legal, financial or other advisors. Potential investors shall also inform themselves on the legal and tax implications in their country of residence arising from the acquisition, holding, encumbrance or disposal of the Semapa Shares and the Portucel Shares that apply thereto.

The Prospectus is also not a quality analysis of the Portucel Shares nor a recommendation to accept the Offer.

Any decision to accept the Offer should be based on information in the Prospectus as a whole and should be made following an independent assessment of the Issuer’s economic condition, financial position and other elements pertaining to the Issuer. No decisions to accept the Offer should be made without a prior analysis by the potential investor and any advisors, of the Prospectus as a whole, even if the relevant information is incorporated by reference to another part of the Prospectus or to other documents incorporated by reference herein.

Each Offer recipient is individually responsible for independently assessing all matters for which he/she deems such assessment convenient (including those related to the Offer, Portucel and the Portucel Shares) and each investor shall make his/her own decision to accept the Offer.

The Offer recipients shall consult their tax, accounting, financial and legal advisors, regarding the suitability of accepting the Offer in their case, in light of, among other things, the respective tax and accounting consequences.

The distribution of the Prospectus or the acceptance of the terms of the Offer, with the resulting acquisition and holding of Portucel Shares described herein, can be subject to restrictions in certain jurisdictions. Those that find themselves in possession of the Prospectus should inform themselves and comply with those restrictions.

Forward-looking statements

Certain statements in this Prospectus constitute forward-looking statements. All statements other than statements of historical facts included in this Prospectus, including, without limitation, those regarding the financial position, revenue and profitability (including, without limitation, any financial or operating projections or predictions), business strategy, prospects, plans and objectives of management for future operations of Semapa and/or Portucel are forward-looking statements.

Some of these statements can be identified by terms, such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “will” and “would” or similar words. However, these words are not the exclusive means of identifying forward-looking statements. These forward- looking statements and any other predictions contained in this Prospectus involve known and unknown risks, uncertainties and other factors which may cause actual results or performance of Semapa and/or Portucel, as well results of operation, to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements are based on current beliefs, assumptions, expectations, estimates and projections of the directors and management of Portucel, public statements by Portucel, present and future business strategies and the environment in which they will operate in the future. Accordingly, Semapa Shareholders shall carefully consider these foreword-looking statements prior to making any decision to accept the Offer.

Many factors could cause Semapa’s and/or Portucel’s results to be materially different from those that may be expressed or implied by such forward-looking statements. Should any of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, events described in this Prospectus might not occur or actual results may vary materially from those described in this Prospectus as anticipated, believed, estimated or expected. These forward-looking statements speak only as of the date of this Prospectus. Semapa expressly disclaims any obligation or undertaking to release any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations arising from any changes in the facts, conditions or circumstances on which any such statement was based, unless a deficiency is detected in the Prospectus from the date of its approval to the end of the Offer or if a new fact occurs or a prior fact is made known that was not taken into consideration in the Prospectus and is relevant to the decision of the Offer recipients, in which case the Offeror shall immediately request PSCom approval of an addendum or amendment to the Prospectus.

In the Prospectus, unless the context clearly indicates otherwise, the terms and expressions beginning with a capital letter shall have the meaning ascribed to them in Chapter 23 - “Definitions”. In the Prospectus, any reference to a legal or regulatory provision includes any amendments thereto and any reference to a Directive encompasses the corresponding transposition diploma in the respective Member-State of the European Union.

Information obtained from third parties

The Offeror and Issuer confirm that information obtained from third parties and included in the Prospectus has been accurately reproduced and, so far as they are  aware and as far as can be ascertained from documents disclosed by the respective third parties, no facts have been omitted that would render the information inaccurate or misleading.

Prospectus Format

Given that this Offer is a public exchange offer by which the Offeror proposes to acquire Semapa Shares offering Portucel Shares held by it in consideration therefor, this Prospectus includes, pursuant to PSCom Regulation 3/2006, the information required of a prospectus for a takeover bid and, pursuant to Commission Regulation (EC) 809/2004, of April 29, the information required of a prospectus for a public distribution offer. For ease of reference between the prospectus structure for a takeover bid and this Prospectus, below is an indicative table of the correspondence between the respective tables of contents:

PSCom Regulation 3/2006	Prospectus

Chapter 0 - Notices	Chapter 0

0.1. Summary of the transaction characteristics	Chapter 0 and 1

0.2. Effects of registration	Chapter 0

Chapter 1 - Entities responsible for the information	Chapter 3

Chapter 2 - Description of the offer

2.1. Amount and nature of the transaction	Section 5.1

2.2. Amount, nature and class of securities under the offer	Section 5.2

2.3. Consideration offered and its justification	Section 5.4.1 and 5.4.2

2.4. Consideration payment method	Section 5.5

2.5. Consideration deposit or security	Section 5.6

2.6. Type of offer	Section 5.7 and 5.9

2.7. Assistance	Section 5.8

2.8. Acquisition goals	Section 5.9

2.9. Acceptance orders	Section 5.3

2.10. Outcome of the offer	Section 5.10

Chapter 3 - Information on the offeror, shareholdings and agreements

3.1. Identification of the offeror	Section 7.1

3.2. Attribution of voting rights	Section 7.2

3.3. Offeror’s shareholdings in the target company’s share capital	Section 7.3

3.4. Target company’s voting rights and shareholdings in the offeror	Section 7.3

3.5. Shareholder agreements	Section 7.4

3.6. Agreements entered into by members of governing bodies of the target company	Section 7.5

3.7. Market relations representative	Section 7.6

4. Other information	Chapter 6

1                                      SUMMARY

The summary has been prepared according to the information required by the disclosure requirements called “Elements”. Such elements are organized in sections from A to E (A.1 to E.7). The summary contains all Elements that should be included in a summary for the issuer and type of securities concerned. The numbering of the Elements may not be sequential, given that there are elements whose inclusion, in this case, is not required. Although a certain Element should be included in the summary, given the issuer and type of securities concerned, there may not be any relevant information to include under that Element. In that event, a brief description of the element shall be included with a reference that it is “Not Applicable”.

Section A — Introduction and Notices

A.1	Notices

This Summary should be read as an introduction to the Prospectus, which should be read in full given that the information contained herein is abridged and not exhaustive. In addition, this Prospectus should be read and interpreted together with all information incorporated herein by reference to other documents that are thereby in an integral part of this Prospectus.

Any decision to invest in the securities should be based on consideration of the Prospectus as a whole by the investor. Where a claim relating to the information contained in a prospectus is brought before a court, the plaintiff might, under the national legislation of the Member States, have to bear the costs of translating the prospectus before the legal proceedings are initiated.

Civil liability will only attach to persons that have presented the Summary, including any translation thereof, only when the Summary is misleading, inaccurate or inconsistent when read together with the other parts of the Prospectus or does not provide, when read together with the other parts of the Prospectus, key information in order to aid investors when considering whether to invest in those securities.

A.2	Consent for resale	Not applicable. The use of this Prospectus in a subsequent resale of the Shares is not permitted.

Section B — Issuer

B.1	Legal and commercial name of the Issuer	Portucel, S.A.

B.2	Domicile and legal form of the Issuer

The Issuer is a limited liability company whose share capital is open to public investment. Its registered office is at Península da Mitrena — Sado, 2910-738, in Setúbal. The Issuer is registered with the Commercial Registry Office of Setúbal, under the sole registration and taxpayer number 503 025 798 and its fully subscribed and paid-up share capital is €767,500,000.00.

	Legislation under which the Issuer operates and country of incorporation of Issuer	The Issuer is governed by the rules of the EU, the commercial legislation that applies to limited liability companies (namely the Portuguese Companies Code) and the Portuguese Securities Code.

B.3	Nature of the	The Issuer currently has five business areas: uncoated printing and operations underway and main businesses of the Issuer

writing paper (also known as integrated pulp and paper), bleached eucalyptus kraft pulp (also known as pulp stand alone), forestry, energy and, with the acquisition of AMS on June 4, 2015, the Issuer began its tissue paper production and converting business.

Uncoated printing and writing paper

The Portucel Group is the largest uncoated printing and writing paper manufacturer in Europe in terms of capacity (source: EMGE European Woodfree — May 2015), with an aggregate annual production capacity of 1.6 million tons of uncoated paper.

For the year ended on December 31, 2014, the Portucel Group’s integrated pulp and paper segment generated revenues of €1.2 billion, representing nearly 81% of its total revenues.

Europe and the United States are its main markets. In 2014, nearly 72% of the Portucel Group’s paper sales volume came from Europe, 15% from the United States and the rest from other markets.

The manufacturing of uncoated fine paper by the Portucel Group includes both office paper and paper for the graphical industry (source: EMGE European Woodfree — May 2015). The Issuer’s graphical industry portfolio includes some of the most recognized and used brands in Europe, available from 60g to 350g.

The Portucel Group’s main brands are Navigator, Discovery, Pioneer, Inacopia, Soporset, Inaset and Explorer.

Pulp

As regards bleached Eucalyptus kraft pulp, the Portucel Group has an annual production capacity of 1.4 million tons. It is one of the largest manufacturers of this raw material in the world measured by installed capacity.

The Portucel Group’s pulp and paper segments are significantly integrated, as the Issuer uses the majority of the pulp it produces in its own paper operations. The Issuer sells the remaining pulp on the open market, almost exclusively in Europe primarily to the higher value-added specialty and decorative paper segments. In 2014, the volume of pulp production was 1.4 million tons, with nearly 1.2 million tons, corresponding to nearly 83% of the total produced, being consumed internally in the Issuer’s own paper production.

In 2014, the Portucel Group’s pulp segment generated revenues of €128.6 million, representing 8.3% of its total revenues. In 2013 and 2012, pulp sales represented 9% and 8.1% respectively of the Issuer’s turnover. In 2014, nearly 95% of the Portucel Group’s pulp sales volume was sold in Europe and 1% in the United States.

Forestry

The Portucel Group also operates in the forestry business. Its forestry operations entail planting and harvesting renewable forests for the supply of wood, mainly for internal use at competitive costs. The Portucel Group’s forestry operations are mainly focused on Eucalyptus. The Portucel Group estimates it is the largest private forest manager in Portugal, with approximately 122,000 hectares of national forest land of which approximately 65,000 hectares (53%) are owned by it and the remainder (47%) are leased through long-term leases. The Issuer uses approximately 88,000 hectares of the forestland it manages for the production of pulp and paper, of which approximately 12,500 hectares are for environmental preservation. In order to optimize the output of its forests, the Portucel Group produces and sells cork and pinewood.

Substantially all of the forest land under the Portucel Group’s management in continental Portugal is certified according to the international systems of the FSC® — Forest Stewardship Council® (FSC /C010852) and the PEFCTM (Program for the Endorsement of Forest Certification). In January 2015, these forests represented 35% of the certified area under the FSC and 49% of the certified area under the PEFCTM in Portugal.

The Portucel Group believes the use of biotechnology and its strategy of sustainable development, as well advanced genetic improvement, harvesting technology and low average distances between its planted forests and mills, contribute to the success of its forestry operations by increasing productivity, reducing harvesting costs and optimizing production processes.

In 2013, the Issuer invested in the expansion of its main nursery, located at Herdade de Espirra, in Pegões, Portugal. This investment optimized its forestry operations by selling high quality, certified plants to Portuguese forestry producers and planting them in areas under the Issuer’s management, with significant benefits for both forestry operators and the sector in general. The Portucel Group believes that, with this investment, it owns one of the largest nurseries of certified forest plants in Europe, with an annual production capacity of 12 million plants.

Energy

The Issuer produces energy mainly from biomass and natural gas. The Portucel Group is the largest national producer of renewable energy from biomass. In 2014, it produced nearly 50% of the electricity produced in Portugal by developing this renewable resource. In 2014, the Portucel Group’s production of electricity reached 2.392 GWh, with a 1.4% increase relative to the preceding year. The Portucel Group sold a total of 2.184 GWh to the grid. In 2014, the Portucel Group’s total production of electricity was nearly 5% of the total national production.

The Portucel Group has eight energy plants with 2.5 TWh/year of installed capacity. It operates six co-generation plants, plants that generate electric and thermal energy: one at Cacia, two at Figueira da Foz and three at Setúbal. The Portucel Group also operates two thermoelectric biomass power plants dedicated to electricity production, from which substantially all the electricity produced is sold to the grid, with an electrical power capacity of 12.5 MW each, located at the Cacia and Setúbal sites.

At the date of this Prospectus, substantially all of the electricity the Portucel Group produces is sold to the national electricity grid at tariffs set out by the government and nearly all the energy required by the Issuer’s facilities to cover production needs is purchased separately at a market rates. The Issuer’s pulp and paper manufacturing facilities are self-sufficient in terms of production of thermal energy and at a surplus in terms of electricity.

New business areas

The Issuer decided to diversify its operations by exploring new business areas. Therefore, in the end of 2014, the Issuer announced an investment in the construction of a pellet production plant, in the United States. Pellets are wood and biomass derivatives used in energy production. In February 2015, the Issuer disclosed its entry in the tissue paper business, through the acquisition of AMS, located in Vila Velha de Rodão, in Portugal.

Main markets

While all of the Portucel Group’s production facilities are located in Portugal, it exports approximately 95% of its market-bound pulp and paper production. In 2014, the Issuer sold its pulp and paper products in nearly 123 countries in five continents, with the bulk of its exports going to Europe and the United States. The main markets to which the Issuer exports are: Germany, Spain, France, the United States, Italy, the United Kingdom, the Netherlands, Belgium, Turkey and Switzerland.

The table below shows the weight each business segment used by the Issuer in preparing its financial information had in the period covered between 2012 and 2014, detailed by region of destination:

Sales and services rendered by business segment and region of destination

Amount in Euros:	2012	2013	2014	1Q2015	1Q2014
Europe
Integrated pulp and paper	858,147,638	888,948,659	898,732,203	224,914,365	222,947,372
Pulp stand alone	118,921,699	137,465,006	121,016,846	29,831,881	25,000,887
Energy	179,739,641	146,905,409	142,487,059	36,764,051	36,720,038
Forestry	4,620,485	7,505,541	17,984,680	3,110,812	1,270,685
Non-allocated(1)	2,494,896	4,690,714	5,930,227	1,494,335	2,519,967
	1,163,924,359	1,185,515,329	1,186,151,015	296,115,445	288,458,950
U.S.
Paper	168,995,937	179,199,646	186,810,104	45,330,455	35,538,835
Pulp	2,431,656	1,751,814	1,008,355	0	388,392
	171,427,593	180,951,460	187,818,459	45,330,455	35,927,227
Other Markets
Paper	166,059,059	150,049,673	161,724,251	46,258,707	35,961,633
Pulp	204,128	14,092,968	6,585,690	1,096,386	4,987,542
	166,263,187	164,142,641	168,309,941	47,355,093	40,949,176
Total	1,501,615,139	1,530,609,430	1,542,279,415	388,800,993	365,335,353

Notes:
(1) Includes sales from the insurance brokerage business and income from brokering the sale of various products and services.

B.4a	Most recent trends affecting the Issuer and industries in which the Issuer operates

The first quarter of 2015 was marked by a 4.6% reduction in the apparent demand for UWF in Europe (the Portucel Group’s main end-market) and 5% in the United States (another key market in the Group’s commercial strategy). Despite these changes in demand, the strong depreciation of the Euro relative to the U.S. dollar in 2015 pushed the Portucel Group to increase its volume of exports to markets that became more attractive due to those changes to foreign exchange and reducing sales in Europe. Therefore, the Portucel Group recorded positive developments in the sales price of paper in the first quarter of 2015. On the other hand, the low level of inventory at the end of 2014 required restocking efforts, which limited the volume of paper available for sale during the first quarter of 2015.

The pulp sector is currently going through a period of high prices. High prices, together with higher demand, the gradual entry of new capacity in the market, as well the depreciation trend of the Euro relative to the U.S. dollar that has taken place in 2015, are factors that benefitted the Portucel Group’s business as a pulp seller in the first quarter of 2015. However, pulp sales volume was affected following scheduled maintenance stoppages in the industrial sites of the Portucel Group.

The referenced maintenance stoppages, as well as a prolonged inspection of one of the turbo-generators at the Cacia mill, negatively affected electricity sales to the grid in the first quarter of 2015.

Although with no significant impact on its business, the tissue paper business, a new business area for the Group, has shown an interesting growth rate in emerging economies such as China, Turkey and Latin America, as well as Europe since the beginning of 2015.

Contrary to initial expectations for improvement, costs with wood purchases in the first quarter of 2015, the Portucel Group’s main cost factor, were in line with the year-on-year value. The fact that supply was marked by a strong concentration of imports in this period, which negatively affected the average price of wood consumed in the first quarter of 2015, contributed to this. This effect, arising from the fact that the price for non-Iberian imported wood is normally higher than wood from the Iberian market, was further aggravated by the appreciation of the U.S. dollar relative to the Euro, given that import prices are generally denominated in that currency.

The value of inventory rose significantly in the first quarter of 2015 not only due to restocking of finished product inventory, but also a rise in wood inventory.

B.5	Description of group and Issuer’s position within the group	The Issuer is the parent company of the group made up of the Issuer and the companies identified in the organizational chart below that graphically shows the Portucel Group’s shareholding positions:

In turn, the Issuer falls within the Offeror’s consolidation perimeter.

B.6	Main Shareholders	The Offeror is the Issuer’s majority shareholder, with a direct and indirect shareholding of 75.85% of the Issuer’s share capital and 81.01% of the Issuer’s voting rights.

The Offeror is the direct holder of 5,530 treasury shares representing 0.005% of the Target Company’s share capital. The voting rights inherent to the treasury shares have been suspended, as prescribed by law.

The following table includes a list of shareholders with qualifying shareholdings, calculated pursuant to article 20 of the Portuguese Securities Code, as notified to the Issuer until the date of this Prospectus:

List of Qualifying Shareholdings

	No. of shares	% capital	% non- suspended voting rights
Semapa SGPS, S.A.	582,156,407	75.85%	81.19%

Semapa - Soc. de Investimento e Gestão, SGPS, S.A.	340,572,392	44.37%	47.50%

Seinpar Investments B.V.	241,583,015	31.48%	33.69%

Seminv - Investimentos, SGPS, S.A.	1,000	0.00%	0.00%

In a scenario in which there is full acceptance of the Offer and thereby the Offeror delivers 164,770,541 Portucel Shares, 417,401,866 Portucel Shares will thereby be attributable to the Offeror, representing 54.38% of the respective share capital and corresponding to 58.21% of unsuspended voting rights.

In order to ensure the controlling relationship between the Offeror and the Issuer does not lead to excesses in the Offeror’s exercise of that control, the Issuer relies on general control mechanisms, such as the audit board, statutory auditors and internal control committee. In addition, the Issuer has adopted the PSCom’s Corporate Governance Code. Furthermore, because it is a listed company with shares admitted to trading on the regulated market, the Issuer is subject to the PSCom’s information disclosure regime and supervision.

Pursuant to the Issuer’s Bylaws, the Issuer’s ordinary shares are all granted the same rights.

B.7	Selected key historical financial information on the Issuer

The Issuer presents the following financial position based on the historical audited consolidated annual financial statements for the 2012, 2013 and 2014 financial years (as at December 31), including their respective explanatory notes and accounting policies, as well as the respective legal certifications and auditor’s report, prepared according to the International Financial Reporting Standards IFRS, as adopted by the EU, pursuant to Regulation (EC) 1606/2002 of July 19, which applies pursuant to Decree Law 35/2005, of February 17, as amended (“Regulation (EC) 1606/2002”) (the “Audited Consolidated Financial Statements”), as well as the on unaudited consolidated financial statements (balance sheet, income statement, cash flow statement) for the first quarter of 2015 and the first quarter of 2014, including their respective explanatory notes and accounting policies, also prepared according to Regulation (EC) 1606/2002 (the “Unaudited Interim Financial Statements”), that have both been incorporated by reference herein.

The Audited Consolidated Financial Statements were approved by the Board of Directors with an unqualified opinion from the Audit Board in office at the time, had the benefit of a legal certification of the accounts and audit and were approved by the annual general meeting for that financial year.

Key financial data and ratios Income Statement	2012	2013	2014	1Q14	1Q15
	Million of Euro
Total Sales	1,501.6	1,530.6	1,542.3	365.4	388.8
Forest	4.6	7.5	18.0	—	—
Pulp stand alone	121.6	153.3	128.6	—	—
Integrated pulp and paper	1,193.2	1,218.2	1,247.3	—	—
Energy	179.7	146.9	142.5	—	—
Eliminations/Non-allocated	2.5	4.7	5.9	—	—

EBITDA (1)	385.4	350.5	328.4	78.0	81.4
Results of Operations (EBIT)	286.2	233.7	218.3	51.9	54.2
Financial Results	-16.3	-14.1	-34.2	-7.3	-8.7
Net Results	211.2	210.0	181.5	40.8	41.8

EBITDA Margin (%)	25.7%	22.9%	21.3%	21.3%	20.9%
Free Cash Flow (2)	264.6	263.6	236.8	57.8	12.7
Adjusted Free Cash Flow (3)	264.6	263.6	236.8	57.8	51.7
ROS (4)	14.1%	13.7%	11.8%	11.2%	10.7%
Distributed dividends and reserves (5)	164.7	201.4	200.8	—	310.5
Basic earnings per share (6)	0.29	0.29	0.25	0.057	0.058

Notes: unaudited and unreviewed data relative to 1Q2015 and 1Q2014

(1) Operating results + amortizations + provisions

(2) Var. Net Debt + dividends+ purchase of treasury shares. Unaudited data.

(3) Free cash flow compared to 1Q2014, adjusted to VAT for Dec. and Jan. received after end of 1Q2015, as reported by Issuer. Unaudited data.

(4) Return on sales: Net results / Total Sales

(5) As detailed in 19.11 of the Prospectus

(6) Net results / No. of shares outstanding

Source: Portucel

Key financial data and ratios Balance Sheet	2012	2013	2014	1Q15
Million of Euro

ASSETS
Non-current assets	1,930.0	1,838.6	1,768.1	1,821.5
Goodwill	376.8	376.8	376.8	398.1
Property, plant and equipment	1,398.8	1,316.2	1,250.4	1,276.6
Biological assets	109.1	111.3	114.0	114.6
Deferred tax assets	39.0	30.7	23.4	24.7
Other assets	6.5	3.6	3.6	7.4

Current assets	794.5	981.1	940.2	865.3
Inventory	212.4	202.9	188.9	214.0
Current accounts receivable	188.4	200.8	188.8	202.8
State	64.4	53.1	62.9	89.1
Cash and cash equivalents	329.4	524.3	499.6	359.6
Total Assets	2,724.5	2,819.7	2,708.3	2,686.8

Total Equity	1,480.8	1,479.8	1,453.7	1,480.7

Non-current liability	689.5	966.5	644.1	652.6
Deferred tax liabilities	192.4	99.3	95.9	91.6
Interest-bearing liabilities	473.3	771.6	468.5	482.1
Other liabilities	23.8	95.6	79.7	79.0

Current liabilities	554.2	373.4	610.6	553.4
Interest-bearing liabilities	219.7	59.7	304.7	159.7
Current accounts payable	233.8	201.1	211.9	321.1
State	100.6	112.6	93.9	72.6

Total Equity and Liabilities	2,724.5	2,819.7	2,708.3	2,686.8
Capital expenditures	30.1	16.9	50.3	12.8
Gross Debt	693.0	831.3	773.2	641.8
Net Debt (1)	363.6	307.0	273.6	282.2
Net Debt / EBITDA (x)	0.9	0.9	0.8	0.9
Financial Autonomy (2)	54.4%	52.5%	53.7%	55.1%
ROE (3)	14.3%	14.2%	12.4%	11.4%
ROCE (4)	15.1%	12.9%	12.4%	12.4%

Notes: unaudited and unreviewed data for the 1Q2015

Quarterly indicators related to line items in the Income Statement, annualized based on the respective values for the last 12 months.

(1) Interest-bearing gross debt - cash and cash equivalents

(2) Financial Autonomy: Equity / Total Assets

(3) Return on Equity: Net Profits / Equity

(4) Return on Capital Employed: Results of Operations / Average Equity + Average Net Interest-Bearing Debt

Source: Portucel

B.8	Selected key pro forma financial information	Not applicable. This Prospectus does not contain pro forma financial information.

B.9	Profit forecast or estimate	Not applicable. This Prospectus does not contain any forecast or estimate of future profits.

B.10	Qualifications in audit report on historical financial information

Not applicable. The Issuer’s Audited Consolidated Financial Statements were subject to legal certification and an auditor’s report by PricewaterhouseCoopers & Associados, SROC, Lda., containing no reservations.

B.11	Working capital of the Issuer

Not applicable. The Issuer’s Board of Directors is of the opinion that its working capital is sufficient to meet its current needs, i.e. for a 12-month period as of the date of publication of this Prospectus.

Section C — Securities

C.1	Type and class of securities being offered and admitted to trading

The Offer consideration includes a component made up of a maximum amount of 164,770,541 ordinary, book-entry, nominative shares, with the nominal value of 1 Euro (one Euro) each, already issued and representing 21.47% of Portucel’s share capital.

C.2	Currency in which the securities are	The Portucel Shares that make up the Offer consideration are issued in

	issued	Euros.

C.3	Number of shares issued and nominal value	No new shares will be issued under the Offer. The nominal value of the Portucel Shares is 1 Euro.

C.4	Rights attached to the securities

The Portucel Shares that make up the Offer consideration are ordinary shares are therefore of the same type, class and nature of all the remaining ordinary shares of Portucel and have the same rights attached, namely: the right to dividends from the Issuer’s net profits and the right to share in the Issuer’s assets in the event of its liquidation, the right to obtain information related to any matters to be discussed in general meetings, the right to attend and participate in general meetings, the right to vote, the right to contest corporate resolutions, the right of preemption in the subscription of new shares under share capital increases by cash contributions, unless such right is limited or suppressed by a general meeting resolution and the right to receive new shares from the Issuer under a share capital increase by incorporation of reserves.

C.5	Restrictions on free transferability of the securities	The Issuer’s Shares are freely transferable pursuant to the applicable laws.

C.6	Admission to trading	The Portucel Shares are admitted to trading in the regulated market of Euronext Lisbon and are integrated in the PSI-20 Index.

C.7	Dividend policy

Portucel has no formal dividend policy. Pursuant to article 25(1) of the Issuer’s Bylaws and the applicable laws, there is only the obligation of allocating 5% of the year’s results to the creation, reinforcement or reintegration of the legal reserve, up to the limit prescribed by law. The allocation of the remaining profit is decided by the General Meeting by a simple majority of votes cast.

Although there are no guarantees that Portucel will distribute dividends in the future, and if it does so, what the percentage of distributed profits will be and depending on Portucel’s economic and financial situation at that time, the Offeror intends to propose a distribution of assets to shareholders in future Portucel general meetings that convene to approve annual accounts, subject to the following terms: (i) for the next two distributions to take place in 2016 and 2017, following the approval of the 2015 and 2016 accounts, a total value of approximately €400 million for both years and (ii) for distributions in subsequent financial years, at least half of the profits from those years.

Section D — Risks

D.1	Main specific risks of the Issuer or its business sector	Risks related to the Issuer and its business Risk factors related to the economic climate and financial markets

•                                       The effects of the global economic and financial crisis on the economies into which the Issuer sells its products or operates could significantly affect the Issuer’s business and results of operations.

• The deterioration of Portuguese economic conditions could adversely affect the Issuer’s business and results of operations.

• Financial market conditions may adversely affect the Issuer’s ability to obtain financing, significantly increase the Issuer’s cost of debt and negatively impact the fair value of its assets and liabilities.

Operational risks

•                                       The Issuer’s business, financial condition and results of operations may be materially affected in a period of prolonged and significant market weakness. Conversely, if the Issuer is unable to respond to increases in demand, it may need to limit deliveries of some orders to existing customers, which could harm its reputation and its long-term relationships with these customers. If the Issuer is not able to respond to changes in demand for its products in a timely manner, its business and results of operations may be adversely affected.

• The Issuer’s failure to compete effectively would harm its business and results of operations.

•                                       The Issuer’s expansion to new business areas and new projects involves risks inherent to those new businesses or projects, of which it highlights the risk associated with the ability to launch the new businesses or projects, the risk of unanticipated delays or costs, the risk of the need for methods and strategies different from those the Portucel Group uses, the risk of being unable to retain and motivate key staff, the risk that the estimated levels of sales, profits and/or return may not materialize, the risk that the margins to achieve the necessary cost efficiency and the risk with contingencies or liabilities that were not detected as at the acquisition date. In particular, integrated forestry production, cellulose pulp and energy project in Mozambique entails risks associated with its large size and complexity.

• The loss or a significant reduction in orders from, or changes in prices in regards to any of its large customers could adversely affect the Issuer’s operating results and financial condition.

•                                       Significant increases in prices for raw materials, due to scarcity, increased demand or issues relating to the Issuer’s limited number of third party suppliers, without corresponding increases in the Issuer’s sales prices, or any disruption in its supply of raw materials, could adversely affect the Issuer’s business and results of operations.

• Increases in transportation costs or disruptions in transportation services could adversely affect the Issuer’s business and results of operations.

• The availability and pricing of energy and raw materials necessary to production may adversely affect the Issuer’s business and results of operations.

• Regulatory changes may have an adverse effect on the Issuer’s energy segment.

• The Issuer’s plants may experience production stoppages, which may adversely affect its business and results of operations.

• The Issuer is subject to extensive regulation, including environmental regulation and its inability to comply with existing regulations or changes in applicable regulations may have a negative impact on its business and results of operations.

•                                       The Issuer’s business is conducted under various administrative controls, under which audits, reviews or inspections to the Issuer’s activities may take place, which may lead to additional costs, the imposition of levies or fines, or remedial actions required to bring its activities into compliance with the rules, regulations and interpretations of the relevant public authority, which could adversely affect the Issuer’s business and results of operations.

•                                       Fires, accidents or other catastrophic events affecting its facilities, forests or nurseries may adversely impact the Issuer’s business and results of operations.

•                                       Climate change, and legal and regulatory measures introduced in response to climate change, may negatively affect the Issuer’s business and results of operations.

•                                       Future international operations, including in emerging markets, can be subject to economic, social and political uncertainties.

•                                       The availability and cost of insurance cover can vary considerably from year to year as a result of events beyond the Issuer’s control, and this can result in its paying higher premiums and periodically being unable to maintain appropriate levels or types of insurance.

•                                       New technologies or changes to consumer preferences can affect the Issuer’s ability to compete successfully, which could have a material and adverse impact on the Issuer’s business and results of operations.

•                                       The Issuer’s business will suffer if it does not retain senior management and key employees or if it does not attract and retain highly skilled employees.

•                                       Labor disputes could disrupt the Issuer’s operations and its relationships with its customers.

•                                       The Issuer’s business requires significant ongoing capital expenditures. The Issuer incurs capital expenditures on an ongoing basis to maintain its equipment and to comply with environmental and safety laws, as well as to enhance the efficiency of its operations. On the other hand, pursuing other business opportunities in order to grow the Issuer’s business may require additional capital expenditures, namely, for the investments underway in Mozambique, in the United States and in the development of the tissue paper business or other opportunities that may arise

•                                       The Issuer may be subject to certain liabilities, namely related to legal proceedings.

•                                       The Issuer may be subject to contingent liabilities related to grants and subsidies allocated or managed by the Portuguese government.

Financial risks

•                                       Variations in the foreign exchange rate of the Euro relative to other currencies can significantly affect the Portucel Group’s revenues, as well as certain cost line items.

•                                       The occurrence of substantial changes in interest rates could lead to an increase in the cost of the Portucel Group’s financial debt, which can have a material adverse effect on its business, financial situation, net profits and cash flows.

•                                       Despite making use of credit insurance and other credit risk hedging instruments, as well as performing a historical analysis of the financial behavior of the Issuer’s clients, the Issuer’s risk management policy may not be successful in limiting its credit risk exposure, which can adversely affect the Issuer’s business and results of operations.

•                                       The Issuer’s leverage may make it difficult for it to operate its businesses.

•                                       The Issuer’s debt agreements contain restrictive covenants that may limit its ability to respond to changes in market conditions or pursue business opportunities.

•                                       If the Issuer is unable to comply with the restrictions and covenants in the debt agreements, there could be a default under the terms of these agreements, which could result in an acceleration of repayment.

•                                       To service its indebtedness, the Issuer requires a significant amount of cash, and its ability to generate cash will depend on many factors beyond its control.

D.3	Basic information on the key risks that are specific to the securities

Risks related to Portucel Shares

•               The Offeror cannot ensure that the value of the Portucel Shares to be provided as consideration under the Offer corresponds to the market value thereof during the Offer period, nor that it corresponds to the value implicit in the exchange ratio that constitutes the Offer consideration.

•               The price of Portucel Shares may go down.

•               The future distribution of dividends by the Issuer is not assured.

•               Any future increases in the Issuer’s share capital can have a negative impact on the price of Portucel Shares and can result in the subsequent dilution of shareholder interests.

•               The rights of the Issuer’s minority shareholders may be limited under Portuguese law.

Risks related to the Offer

•               Resolutions by Semapa’s governing bodies (such as the General Meeting resolutions pertaining to the Offer) can be declared null and void or invalid if deemed to be in breach of the company’s bylaws or applicable laws and creditor rights in the event of a reduction in share capital.

•               Legal or regulatory barriers can restrict certain investments by Offer recipients

•               Semapa may be delisted.

•               The trading conditions of Semapa Shares in the market can be limited, which can result in lack of liquidity and price volatility.

•               Semapa can acquire other Semapa Shares in the future, under different terms and conditions, including at a different price.

•               Transfer restrictions can apply to the Semapa Shares targeted by the Offer.

•               Offeror shareholders that accept the Offer shall become Portucel shareholders and will cease to be Semapa shareholders, whereby they will have sole exposure to Portucel risk.

•               The number of Portucel shares necessary to be entitled to one vote is greater than the number of Semapa shares necessary to hold one vote.

Section E — Offer

E.1	Total net profit from the Offer. Estimated total Offer expenses.

Not applicable, given it is a takeover bid and the Offeror will earn any revenue related to the Offer.

The Offeror estimates it will incur Offer-related expenses in the amount of €1.2 million.

Please refer to point E.7 for expenses incurred by recipients accepting the Offer.

E.2a	Reasons for the Offer, allocation of the income, estimated net amount of revenues

The Offeror’s intention with this Offer is to execute the corporate resolution to acquire treasury shares passed by the Offeror and Target Company’s General Meeting on June 23, 2015, specifically called for that purpose by its shareholder Sodim. The reasoning behind the proposals submitted by Sodim in the referenced General Meeting is the belief that the shareholding structure in Semapa and of Semapa in Portucel could be better rationalized if Semapa shareholders, other than Semapa itself or entities that are in any of the circumstances contemplated in article 20(1) of the Portuguese Securities Code in respect of Semapa, were allowed to exchange their Semapa Shares for Portucel Shares, if they so wished.

In this regard, it is also worth noting that:

a) Sodim gave notice to the Offeror that it intends to exercise its squeeze-out right over Semapa shares set out in the referenced articles 194 et seq. of the Portuguese Securities Code should the respective conditions therefor be met and that equally enable the exercise of sell-out rights by the shareholders that have not accepted the offer and that corresponds to a minimum acceptance of 40.95% of Semapa Shares, corresponding to 43,615,732 shares from the 45.50% of the Semapa Shares targeted by the offer, which will only take place if, prior to Semapa’s share capital reduction, Semapa Shares representing 95.44% of the share capital thereof are among Semapa’s treasury shares and other Semapa Shares attributable to Sodim

b) the Offeror has made no decision on whether it will initiate its delisting in the future following the Offer as set out in article 27(1)(b) or (c) of the Portuguese Securities Code, in the event the squeeze-out conditions set out in articles 194 et seq. of the Portuguese Securities Code have not been met, but the conditions required for the Offeror to initiate its delisting have.

The Offeror and the entities that are in any of the circumstances contemplated in article 20(1) of the Portuguese Securities Code in respect of the Offeror and that are entitled to initiate the Offeror’s delisting have already waived their respective right to initiate the Offeror’s delisting following the Offer under article 27(1)(a) of the Portuguese Securities Code.

E.3	Terms and conditions of the Offer

Offer, scope and consideration

The Offer is general and voluntary and encompasses the whole of the ordinary book-entry and nominative shares, with a nominal value of 1 Euro (one Euro) each, representing the share capital of the Target Company that are not held by the Offeror and Target Company by entities in any of the circumstances contemplated in article 20(1) of the Portuguese Securities Code in respect of the Offeror and Target Company.

The scope of the Offer is 48,461,924 Semapa Shares, given that 5,530 Semapa Shares are held by the Offeror and Target Company as treasury shares and, in accordance with section 7.3 of this Prospectus, 58,042,546 Semapa Shares are held by entities in the circumstances contemplated in article 20(1) of the Portuguese Securities Code in respect of the Offeror and Target Company.

The Offer consideration was stipulated pursuant to article 177 of the Portuguese Securities Code and is made up a maximum of 164,770,541 ordinary book-entry and nominative with a nominal value of 1 Euro (one Euro) each that have already been issued and that represent 21.47% of Portucel’s share capital and that the Offeror holds and are fully paid up and free of any charge, encumbrance or other limitation thereto or to their inherent rights, namely with regard to their property and/or corporate rights or to their transferability.

Furthermore, although this is not a mandatory takeover bid, the consideration offered fully complies with article 188(1) of the Portuguese Securities Code, given it is greater than the average weighted price of those securities in the regulated market over the 6-month period immediately preceding the date of publication of the offer’s preliminary announcement (i.e., average weighted price of the Semapa share of €11.794 in the period from November 26, 2014 up to and including May 25, 2015). Also for this purpose, neither the Offeror, nor entities that are in any of the circumstances contemplated in article 20(1) of the Portuguese Securities Code with the Offeror, have acquired securities of the same class as the Semapa Shares in the six months immediately preceding the date of publication of the Offer’s preliminary announcement.

Each holder of Semapa Shares that accepts this Offer will receive 3.40

Portucel Shares for each Semapa Share held, rounded down to the nearest whole number.

In stipulating the exchange ratio between Semapa Shares and Portucel Shares, the relationship between the weighted average market price of those securities during the recent period prior to the date of disclosure of the Preliminary Announcement of the Offer on May 25, 2015 was taken into consideration.

The exchange ratio offered is higher than the exchange ratio implicit in the closing price of the Semapa Share (€13.740 per share) and in the closing price of the Portucel Share (€4.069 per share) in the last regulated market session prior to the disclosure date of the Preliminary Announcement of the Offer (the market session of May 22, 2015), i.e. 3.38, which is at the higher end of those recently recorded, namely during the past two years in which the average exchange ratio was 3.09 in 2014 and 3.05 in 2015 (up to May 22).

It should be added that the exchange ratio is:

(a)                              8.8% higher than the average ratio of the month preceding that date (3.12), i.e. in the period from April 23, 2015 up to and including May 22, 2015;

(b)                              12.2% higher than the average ratio of the 3 months preceding that date (3.03), i.e. in the period from February 22, 2015 up to and including May 22, 2015; and

(c)                               10.6 % higher than the average ratio of the 6 months preceding that date (3.07), i.e. in the period from November 24, 2014 up to and including May 22, 2015.

This consideration corresponds to an overall (rounded) price equivalent to €13.835 per Semapa Share, given that the closing price of the Portucel Share on May 22, 2015, the last regulated market session prior to the date of disclosure of the Preliminary Announcement of the Offer, was €4.069 per share, which represents a premium of:

(a)                              17.5% compared to the weighted average price of €11.772 per Semapa Share during the 180 days up to and including May 22, 2015 (i.e. from November 24, 2014 up to and including May 22, 2015);

(b)                              7.1% compared to the weighted average price of €12.913 per Semapa Share during the 90 days up to and including May 22, 2015 (from February 22, 2015 up to and including May 22, 2015);

(c)                               4.3% compared to the weighted average price of €13.260 per Semapa Share during the 30 days up to and including May 22, 2015 (from April 23, 2015 up to and including May 22, 2015); and

(d)          0.7% compared to the closing price of Semapa Shares of €13.740 on May 22, 2015.

It should be noted that, with the abovementioned Semapa Share value as the reference point (€13.835), shareholder return, including dividends received (as measured by the “Total Shareholders Return”(1) indicator published by Bloomberg), amounted to:

•                                       34% in the 3-month period up to and including May 22, 2015;

•                                       50% in the 6-month period up to that date;

•                                       43% in the year up to that date;

•                                       113% in the 2-year period up to that date, that corresponds to an annualized gain of 46%;

•                                       127% in the 5-year period prior up to that date, that corresponds to an annualized gain of 18%.

The €13.835 reference price for the Semapa Share is 11.0% less than the mathematical average of the share’s target prices determined by Market Researchers in 2015 up to the disclosure date of the Preliminary Announcement (May 25, 2015), which is €15.550. It should be noted, however, that from the beginning of 2014 until the date of the Preliminary Announcement, and based on data available on Bloomberg, the average weighted price of the Semapa Share was, on average, about 14.3% lower than the average target prices.

The foregoing average of €15.550 was calculated based on the following target prices issued in the last year up to the disclosure date of the Preliminary Announcement by the following Market Researchers:

Market Researcher	Date	Target Price (€)
Caixa BI	05/18/2015	12.10
BPI	03/25/2015	16.55
BESi	04/30/2015	18.00

Source: Bloomberg, May 22, 2015.

Where, by virtue of the application of the exchange ratio, the number of Semapa Shares to be disposed of by each Semapa shareholder does not correspond to a whole number of Portucel Shares, the consideration shall then be made up of the whole number of Portucel Shares to which that number of Semapa Shares amounts to plus a cash component, rounded to two decimal places, if applicable, corresponding to the fraction of the Portucel Share that exceeds the whole number of such shares that he/she would be entitled to, in the amount resulting from the valuation of the respective fraction at the value of the Portucel Share implicit in the established exchange ratio (€4.069).

Should (an) accepting recipient(s) with more than one securities account in which Semapa Shares are registered intend to group his/her/their overall interests in those shares, for the purposes of accepting the Offer, he/she/they shall request the appropriate information from his/her/their respective custodian financial intermediary(ies) regarding the necessary

(1)         Total Shareholder Return includes i) gross capital gains and dividends and ii) is calculated based on the Bloomberg functionality “CUMULATIVE_TOT_RETURN_GROSS_DVDS”. .

procedures and costs thereof.

Portucel Shares allocated to accepting recipients shall be credited to the book-entry securities accounts opened under their names with the legally authorized financial intermediary with which the Shares were registered. Likewise, the amount in cash, if any, will be credited to the account associated with the aforementioned securities account.

Acceptance and Offer Period

Offer recipients may accept the Offer during the Offer Period by issuing selling orders to financial intermediaries with which their Semapa Shares are registered..

The Offer Period will last two weeks, from 8:30 a.m. on July 6, 2015 to 3:00 p.m. on July 24, 2015, and the respective acceptance orders may be received until the end of this period.

Offer recipients are entitled to revoke their acceptance by notice addressed to the financial intermediary that received it:

(i)                                  in general, up to five days prior to the end of the Offer Period, i.e. up to and including 3:00 p.m. on July 19, 2015;

(ii)                               in the event of a competing offer, until the last day of the acceptance period, i.e. until 3:00 p.m. on July 24, 2015;

(iii)                            in the event the PSCom suspends the Offer, until the fifth day following the end of the suspension, with entitlement to reimbursement of any amounts delivered.

The financial intermediary assisting the Offer is BPI.

E.4	Interests material to the Offer, including conflicts of interest

BPI, as the financial intermediary responsible for assisting the Offer, has a direct financial interest therein, by way of remuneration for services provided. BPI’s remuneration for assistance services under the Offer will amount to a maximum of approximately €670,471 (in the event the whole of the 48,461,924 Semapa Shares targeted by the Offer are acquired). This remuneration, stipulated in the respective assistance agreement, naturally reflects market remuneration, in line with common practice in transactions of the nature and size of the Offer. On the other hand, Banco BPI, S.A. - the entity that directly holds the whole of the share capital and inherent voting rights of BPI - is, as better detailed in section 7.2 the Prospectus, attributed voting rights inherent to 10,845,855 shares representing 10.18% of the voting rights in Semapa. Specifically, this interest is held by the Banco BPI’s Pension Fund, managed by BPI Vida e Pensões - Companhia de Seguros S.A.. On the other hand, although benefitting from the attribution derogation set out in article 20-A of the Portuguese Securities Code, investment funds managed by BPI Gestão de Activos - Sociedade Gestora de Fundos de Investimento Mobiliário, S.A. (which is wholly and directly owned by Banco BPI, S.A.), hold 168,724 shares representing 0.16% of the voting rights in Semapa and an investment fund managed by the Luxembourg company, BPI Global Investment Management Fund Company, S.A. (also wholly and directly owned by Banco BPI, S.A.) holds 39,259 shares representing 0.04% of the voting rights in Semapa. Therefore, these entities - the pension fund managed by BPI Vida e Pensões and investment funds managed by BPI Gestão de Activos and by BPI Investment Management Global Fund Company - are, to the extent of their respective interests, recipients of the Offer BPI is assisting. In this respect, BPI believes it is organized and operates in full compliance with the legal provisions related with the prevention, identification and management of potential conflicts of interest. In particular and as also prescribed by law, BPI considers it has adopted and disclosed throughout the entire BPI Group (therefore including BPI itself, BPI Vida e Pensões, BPI Gestão de Activos and BPI Global Investment Management Fund Company) a conflict of interest policy appropriate to its size and structure and to the nature, size and complexity of its businesses. In this context, BPI believes it has ensured that the assistance services under the Offer are provided with full independence.

E.5	Name of the person or entity proposing the sale of the securities.

The Offeror is Semapa — Sociedade de Gestão e Investimento SGPS, S.A., a company with registered office in Portugal, at Avenida Fontes Pereira de Melo, 14, 10º, Lisbon, with the sole registration and taxpayer number 502 593 130, whose share capital of €106,510,000.00 is fully subscribed and paid up and which is also the Target Company under the Offer, given that the Offer is targeting shares issued by the latter.

E.6	Amount and percentage of immediate dilution resulting from the Offer	Not applicable, given that the Offer does not entail dilution, because no new shares will be issued.

E.7	Estimated expenses charged to the investor by the Issuer

No expenses will be charged to the investor by the Issuer or the Offeror.

The investor shall bear any costs charged by the financial intermediary with which it places its orders, depending on possible costs for maintenance of securities accounts, brokerage fees and exchange trading as established at that time in the price lists of the respective financial intermediaries for those services. Investors shall also bear any taxes for which they are liable, depending on their financial situation.

Accepting Offer recipients shall also be responsible for any commissions associated with custodial services for the Portucel Shares allocated as Offer consideration.

2                                      RISK FACTORS

Together with all further information contained in this Prospectus and prior to investment, potential investors in Portucel Shares shall take into consideration in their decision-making process the risk factors indicated below related to the Issuer and its business (please see section 2.1 - “Risks related to the Issuer and its business”), related to the securities to be offered (please see section 2.2 - “Risks related to Portucel Shares”) and related to the Offer (please see section 2.3. - “Risks related to the Offer”).

If any of the events described below occurs, the Issuer’s business, financial condition, results of operations or future outlook may be materially and adversely affected and the value and market price of the Portucel Shares may decrease, resulting in a partial or total loss of the investment in Portucel Shares. Furthermore, although the risks described below are the only risks the Issuer considers material, they are not the only risks the Issuer may face. The order in which the risk factors are listed provides no indication of their relative importance, probability of occurrence or potential impact on the Issuer’s business. Additional risks that the Issuer is not aware of, or that it believes are not material at this time, can also have a material adverse effect on its business, financial condition, results of operations or future outlook.

2.1                            Risks related to the Issuer and its business

Risk factors related to the economic climate and financial markets

2.1.1                  Economic and financial crises, as well as the moderate growth of the global economy, may affect the demand for the Issuer’s products and services, as well as its revenues and profitability.

The economic and financial crisis that began in 2007 and the current moderate and uneven global growth, including the moderate growth in Portugal, have had, and are likely to continue to have, an adverse impact on the demand for the Issuer’s products and services and on its revenues and profitability. The global markets experienced significant turbulence in recent years, including the Eurozone debt crisis that began with the global financial crisis in 2007 and which, by 2011, had developed into a severe sovereign debt crisis. During 2011, a number of Eurozone countries faced severe financial and market pressures, affecting their ability to raise, refinance and service their debt, as demonstrated by the record high spreads during most of the year, which forced Portugal, Greece and Ireland to seek support packages under strict conditions from the ECB, the EC and the IMF, while fear of contagion to other Eurozone countries forced governments to reduce debt levels through austerity measures that, at least in the short term, were seen as the cause of slow growth for some countries and stagnation or recession in others. Even though Portugal and Ireland are no longer under financial assistance from the ECB, EC and IMF, there are still legacies from this crisis, such as high debt of households, corporations and public debt, with the consequent limited level of spending. In these and other ways, the effects of the global economic and financial crisis on the economies into which the Issuer sells its products or operates could significantly affect the Issuer’s business and results of operations.

2.1.2                  The deterioration of Portuguese economic conditions could adversely affect the Issuer’s business and results of operations.

While the Issuer sells the majority of its pulp and paper outside of Portugal, the Issuer sells all of the electricity it generates in Portugal. In 2014, energy sales represented nearly 9% of the Issuer’s total revenues. The global economic crisis and the increased levels of debt owed by the Portuguese government, together with the strict conditions imposed by the support packages extended to Portugal by the ECB and the IMF, between May 2011 and

June 2014 have led to public spending cuts and higher taxes. Although Portugal is no longer under financial assistance, restrictions on public spending and higher taxes have not been reverted. While the Issuer’s sales are geographically diversified across the European Union, the United States and the rest of the world, a portion of its business is concentrated in Portugal, particularly the referenced energy sales. If Portuguese economic conditions deteriorate, the Issuer’s business and its financial results could be adversely affected. In addition, the Issuer owns a number of facilities including paper, pulp, energy and tree nurseries in Portugal. As a result, its operations are subject to various economic, fiscal, monetary, regulatory, operational and political conditions related to Portugal. The Issuer’s operating presence in Portugal exposes it to risks such as material changes in laws and regulations, political, financial and social changes and instabilities, and risk related to relationships with local partners. The occurrence of such events could adversely affect the Issuer’s business and results of operations.

2.1.3                  Financial market conditions may adversely affect the Issuer’s ability to obtain financing, significantly increase the Issuer’s cost of debt and negatively impact the fair value of its assets and liabilities.

The Issuer uses cash generated from its operations, together with borrowings under its credit facilities and sales of debt securities, to fund its capital requirements. This cash may be insufficient and the Issuer may require additional financing to meet its capital needs. Since 2008, events in the global and European financial markets have increased the uncertainty and volatility of the financial markets. Since the onset of the crisis, global financial markets and economic conditions have been severely disrupted and remain volatile and subject to significant vulnerabilities, such as the deterioration of fiscal balances and the rapid accumulation of public debt, continued deleveraging in the banking sector. The vulnerability of financial markets and institutions limited the supply of credit to companies. Because of the disruption in the credit markets, many credit providers increased spreads, implemented stricter credit standards, imposed more restrictive credit conditions (such as higher risk coverage ratios, shorter maturities and smaller financing amounts) or refused to refinance previously granted credit or to refinance under similar terms as those prior to the crisis.

Significant changes in the financial markets such as those described above can have a material adverse effect on the Issuer’s ability to borrow funds for its operations and other capital needs, namely by having an adverse effect on the terms applicable to any new bank financing or debt issues by the Issuer with a subsequent impact on its liquidity.

On the other hand, significant changes in the financial markets, affecting namely interest and foreign exchange rates, can also have a negative impact on the fair value of the Issuer’s assets, mainly biological assets, and liabilities. If there is a negative impact on the fair value of the Issuer’s assets and liabilities, it may have to record impairment losses.

Operational risks

2.1.4                    The Issuer operates in cyclical industries, which has in the past resulted in substantial fluctuations in its results.

The markets for the Issuer’s products are affected by changes in industry capacity and output levels, which are beyond the Issuer’s control. The pulp and paper business (the Issuer’s Integrated Pulp and Paper segment and Pulp segment) from which the Issuer derived nearly 88%, 90% and 89% of its total revenues during the years ended on December 31, 2012, 2013 and 2014, respectively, is affected by global prices for BEKP and UWF paper, which has historically been cyclical and subject to significant fluctuations over short periods of time, depending on factors that include global demand for pulp and paper products, global pulp and paper production capacity and inventories and the availability of pulp and paper product substitutes. The demand for BEKP produced by the Issuer is dependent on global installed capacity for pulp and paper production and the demand for pulp and paper has historically been sensitive to macroeconomic factors, such as unemployment rates. A deterioration of the global economy could significantly decrease the demand for the Issuer’s pulp and paper products. For example, the Issuer has found that a decrease in GDP usually correlates to a decrease in the demand for certain of its products, such as printing paper. Changes in consumer preferences could also divert demand from the Issuer’s paper products to substitutes such as digital media. Any decline in the demand for BEKP and UWF paper in the Portucel Group’s markets could negatively impact on the Issuer’s sales

Price fluctuations occur as a result of global and regional economic conditions, capacity constraints, mill openings and closures, and supply of and demand for both raw materials and finished products, among other factors. Despite the Issuer’s high level of pulp integration (most of its pulp production is used for its own paper production), a significant decline in the pulp price could have a material adverse effect on the Issuer’s net operating revenues, cash flows, operating income and net income.

Paper prices may also be subject to significant fluctuations. Cyclical fluctuations in paper prices mainly arise from fluctuations in raw material prices, in particular pulp prices, changes in the world supply and demand for paper, and the financial situation of the various market players (such as producers, traders, distributors, customers, etc.) globally. As a result, no assurance can be given that the Issuer will be able to maintain current levels of sales or profitability in the future. A significant decline in the price of paper could adversely affect the Issuer’s net operating revenues, cash flows, operating income and net income. Because of the capital intensity and the high fixed-cost nature of the Issuer’s business, its overall profitability is sensitive to minor variations in sales volumes and small shifts in the balance between supply and demand. As a result, the Issuer’s business, financial condition and results of operations may be materially affected in a period of prolonged and significant market weakness. Conversely, if the Issuer is unable to respond to increases in demand, it may need to limit deliveries of some orders to existing customers, which could harm its reputation and its long-term relationships with these customers. If the Issuer is not able to respond to changes in demand for its products in a timely manner, its business and results of operations may be adversely affected.

2.1.5                    The markets in which the Issuer operates are highly competitive, and some of its competitors have advantages that could adversely affect the Issuer’s ability to compete with them. The Issuer’s failure to compete effectively would harm its business and results of operations.

The industries in which the Issuer operates are highly competitive and it expects that the level of competition in pricing and Offers will continue to be intense. Factors that affect the Issuer’s ability to compete successfully in the industry include the quality, performance, price, reliability, mix and market acceptance of its products and services, market acceptance of its competitors’ products and services, efficiency and quality of the production of its products and its customer support and reputation.

The Issuer competes against a number of large international pulp and paper producers as well as regional and specialized players. Any increase in competition in the industries in which the Issuer operates may have a significant impact on its prices. In addition, any new capacity that is installed by competitors without an increase in demand could result in an oversupply in certain regions, pushing down prices and reducing margins. The Issuer may not be able to take advantage of consolidation opportunities that may arise, and any failure to exploit growth opportunities could make it less competitive. Increased competition, principally resulting from excess capacity of the Issuer’s competitors, could cause it to lose market share, increase expenditures or lower prices, any of which could have a material adverse effect on the Issuer’s financial condition and results of operations.

In the pulp and paper markets, the Issuer’s competitive position is affected by many factors, including the efficient operation of its mills, the availability, quality and cost of raw materials such a wood, energy, water and chemicals, and the availability of labor and suppliers to service the export markets for pulp and paper. The Issuer’s competitors in the pulp and paper market in the southern hemisphere, have significantly lower production costs, which requires the Issuer to make significant investments in order for it to maintain competitive prices and produce high-quality products. Downward pressure on the prices of pulp and paper by the Issuer’s competitors could affect its profitability, in particular if the Issuer is unable to maintain competitive cost bases.

Some of the Issuer’s competitors may have advantages over it, including greater financial resources, lower raw material, energy, labor and operating costs and less demanding environmental regulations to comply with. As a result, the Issuer cannot assure you that each of its plants, or its operations as a whole, will remain competitive. Furthermore, if the Issuer is unable to increase the prices of its products sufficiently or in time to offset the effects of increased costs, or if the Issuer is unable to reduce prices in response to aggressive pricing by competitors, it could lose market share. Any failure to maintain its competitiveness will have a negative impact on the Issuer’s ability to maintain current levels of profitability or to grow the business.

2.1.6                    Risks associated with exploring new business areas and projects.

As part of its growth strategy, the Portucel Group decided to diversify its business by exploring new business areas. Therefore, in February 2015, the Portucel Group entered into an agreement for the acquisition of shares in the company AMS, a Portuguese company in the tissue paper business, which was concluded on June 4, 2015. Also in 2015, the Portucel Group began construction of a pellet factory in the United States, whose conclusion is expected in the third quarter of 2016.

The Issuer’s expansion to new business areas involves risks inherent to those new businesses, of which it highlights the following:

•                                       the risk associated with the Portucel Group’s ability to successfully integrate or launch the new businesses;

•                                       the risk of unanticipated delays or costs arising from the integration of the businesses, operations, staff and/or systems;

•                                       the risk of changes to the legal framework that made its entry into new businesses areas attractive;

•                                       the risk that the new businesses may require operational methods and commercial or marketing strategies different from those the Portucel Group uses in its other business segments;

•                                       the risk of the Portucel Group being unable to retain and motivate key staff for the new businesses;

•                                       the risk that the necessary capital expenditures or working capital associated with the new businesses may be greater than expected;

•                                       the risk that the estimated levels of sales, profits and/or return on investment of the new businesses may not materialize;

•                                       the risk that the margins from the new businesses may be less than expected, requiring the Portucel Group to take extraordinary measures to achieve the necessary cost efficiency; and

•                                       the risk associated with the occurrence of contingencies or liabilities that were not detected as at the acquisition date or whose value was not duly estimated.

For additional information on the AMS acquisition and construction of the pellet factory, please see section 8.1 - “The Issuer’s background and development”.

The risk associated with the project in Mozambique (please see section 8.2.3 - “Mozambique”) is also relevant in relation to new projects. The Mozambique project is large and complex and investment therein is extended over a long period time. It is not yet possible to determine with any level of precision either the total investment necessary or its timeframe. Therefore, in addition to the risks mentioned above in this section 2.1.6 for new businesses which are entirely applicable to this project, the following risks should also be taken into consideration due to the innovation of this project in the context of Portucel, together with the risks inherent to emerging markets identified below in section 2.1.17 - “Future international operations, including in emerging markets, can be subject to economic, social and political uncertainties”: (i) the risk of making a gradual investment of some relevance during the planting and growing period of the forest, without the completion of the related industrial facilities, (ii) the risk that the cost of investing in the industrial facilities becomes unbearable due to a lack of funds, financing, capital partners for the project or simply because they have become excessive in light of the expected returns at the time of investment and (iii) the risk associated with the absence of infrastructures that are essential to the completion of the project’s industrial phase on the date of completion.

2.1.7                    The loss or a significant reduction in orders from, or changes in prices in regards to any of its large customers could adversely affect the Issuer’s operating results and financial condition.

The Issuer sells a significant portion of the BEKP and UWF paper it produces to several major customers. In 2014, the Issuer’s 10 largest pulp customers accounted for 69% of its external sales of BEKP and the largest client accounted for approximately 11% of those sales. The Issuer estimates that its 10 largest paper customers accounted for 54% of its net sales of UWF paper in 2014 and the largest client accounted for approximately 10% of those sales. While the Issuer tries to mitigate its customer concentration by selling UWF paper to more than 123 countries, any loss of major customers or a significant reduction in orders from major customers could adversely affect its results. The Issuer does not have long-term contracts with any of its customers that ensure a continuous level of business from them. In addition, the Issuer’s agreements with its customers are not exclusive and generally do not contain minimum volume purchase commitments. The Issuer believes its relationship with its main customers depends on its ability to continue to make high quality products available at competitive prices. If the Issuer loses any one of these customers or if it experiences a significant decline in the level of orders from any of them, it may not be able to quickly replace the lost turnover and its results of operations and business could be adversely affected. In addition, the Issuer’s focus on these major accounts could affect its ability to satisfy orders for smaller accounts, particularly when product supply is tight. The majority of the Issuer’s sales are made through paper merchants. In addition, some of its largest paper merchant and printer customers have been negatively affected by the current economic turmoil and their credit profiles have deteriorated over time. The loss of, or reduction in orders from, any of these significant customers or other customers could have a material adverse effect on the Issuer’s business, results of operations and cash flows.

2.1.8                    Significant increases in prices for raw materials, due to scarcity, increased demand or issues relating to the Issuer’s limited number of third party suppliers, without corresponding increases in the Issuer’s sales prices, or any disruption in its supply of raw materials, could adversely affect the Issuer’s business and results of operations.

The selling prices of the majority of the products the Issuer produces, and the purchase prices of many of the raw materials it uses, generally fluctuate in accordance with global economic cycles. While the level of integration of BEKP produced by the Portucel Group in its paper production shields it from increases in the prices for BEKP, which would tend to affect the Portucel Group’s paper production costs, increases in prices of other input costs, including wood, energy and chemicals, may affect the Issuer’s operating results if it is unable to raise paper prices sufficiently to offset increased costs. The Issuer requires substantial amounts of wood, chemicals and energy for its production activities. The prices for and availability of these raw materials may be subject to changes. Increases in the cost of raw materials and other necessary services, as well as supplier constraints, could adversely affect the Issuer’s business and results of operations.

As a result of the Issuer’s dependence on a limited number of third party suppliers and the challenges it may face in obtaining adequate supplies of raw materials, the Issuer has limited control over pricing, availability, quality, and delivery schedules. The Issuer cannot be certain that its current suppliers will continue to provide it with the quantities of the raw materials that it requires or to satisfy its anticipated specifications and quality requirements. Any supply interruption in limited sourced raw materials could materially harm the Issuer’s ability to manufacture its products until a new source of supply, if any, could be identified. Although the Issuer believes there are other suppliers of these raw materials, it may be unable to quickly find a sufficient alternative supply channel in sufficient quantities and on commercially reasonable terms. Any performance failure on the part of the Issuer’s suppliers could interrupt production of its products, which would have a material adverse effect on the Issuer’s business.

Eucalyptus wood fiber is the principal raw material used in the Issuer’s pulp and paper products. Price fluctuations and any difficulties encountered in the supply of wood could have a significant impact on the Issuer’s BEKP production costs.

In addition, other industries may compete for the same raw materials as the Issuer, driving prices upwards. The planting of new areas of Eucalyptus is subject to the authorization of forest owners and various governmental authorities and private entities, which may be slow to approve new projects. The Portucel Group manages approximately 122,000 hectares of forest in continental Portugal and the Azores, where nearly 73% of that land is populated by Eucalyptus. Furthermore, although substantially all of the Eucalyptus forests the Issuer owns are certified, only a small portion of the Portuguese Eucalyptus forests is certified. Given that a substantial part of the Issuer’s Eucalyptus external supply comes from Portuguese Eucalyptus forests, this may limit its ability to provide products made from certified wood to its customers. Changes in government regulation and increased demand for land or Eucalyptus in Portugal for other uses may reduce the availability or increase the cost of Eucalyptus for pulp and paper production. Additionally, the supply and price of wood can be negatively affected by weather and other events. If domestic production is insufficient in volume or in quality to meet the Issuer’s needs, the Issuer may have to place greater reliance on imported wood, which could increase costs. This could have an adverse effect on the Issuer’s results of operations.

2.1.9                    Increases in transportation costs or disruptions in transportation services could adversely affect the Issuer’s business and results of operations.

The Issuer’s business is dependent on outsourced transportation services. The Issuer relies heavily on third party truck, rail and ship transportation to deliver raw materials to its plants and its products to customers. Rail, trucking and shipping operations are subject to capacity constraints and various hazards, including weather-related disruptions and slowdowns due to labor strikes and other work stoppages. If there are material changes in the availability or cost of rail, trucking or shipping services, the Issuer may not be able to arrange for transport alternatives under acceptable terms, which could lead to disruptions or slowdowns in the Issuer’s business or additional costs.

The cost of transportation services is affected by fuel price volatility. Given that the Issuer exports outside of Portugal most of the pulp and paper it produces, an increase in the cost of transportation services can have a material adverse effect on the Issuer’s business. Until now, the Issuer has been unable to reflect all of the increases in fuel prices in the prices charged to its clients and may be unable to do so in the future. If the Issuer is unable to increase the prices of the products it sells in such a way as to pass on the increase in the cost of transportation services, the Issuer’s gross margins and results of operations may be materially and adversely affected.

If some of the Issuer’s transportation service providers fail to deliver raw materials on time, the Issuer may not be able to produce its products within the agreed timeframe. Any failure to deliver raw materials or finished products on time by a transportation service provider may harm the Issuer’s reputation, negatively affecting the Issuer’s relationship with its clients, which can have a material adverse effect on its business and results of operations.

2.1.10             The availability and pricing of energy and raw materials necessary to production may adversely affect the Issuer’s business and results of operations.

The Issuer generates a significant percentage of its energy needs. In 2014, the Issuer generated more electricity, mostly from renewable resources, including forestry biomass and operating byproducts, than it used.

Nevertheless, the Issuer sells substantially all of the electricity it produces to the national grid and acquires the energy it consumes (excluding steam) from third party suppliers. The cost of energy is one of the Issuer’s largest expenses, as its operations consume significant amounts of energy.

The prices of energy and raw material necessary to production, save for biomass to a certain degree, are linked to international oil prices, which are unpredictable and can fluctuate significantly based on events beyond the Issuer’s control, including geostrategic and geopolitical developments, actions by the Organization of the Petroleum Exporting Countries and other oil and gas producers, supply and demand for oil and gas, war, terrorism and unrest in oil-producing countries and regional production patterns. Due to contractual or market factors, the Issuer may not be able to offset such volatility. There can be no assurance that the Issuer will be protected against substantial changes in the price or availability of energy sources. Price increases that the Issuer is unable to pass on to customers, or disruptions in the supply of fuel, natural gas and electricity, could burden the Issuer’s cost structure and could have a material adverse effect on its business and results of operations.

2.1.11             Regulatory changes may have an adverse effect on the Issuer’s energy segment.

Regulatory changes in the industries in which the Issuer operates, specifically relating to electricity generation and sales tariffs, may have an adverse effect on its Energy segment,

which accounted for nearly 9% of its total revenues in 2014, and ultimately on its results of operations.

Changes to the applicable tariffs may represent a decrease in the Issuer’s revenues, which may have an adverse effect on its business and results of operations.

2.1.12             The Issuer’s plants may experience production stoppages, which may adversely affect its business and results of operations.

The Issuer’s manufacturing processes are dependent upon critical pieces of equipment and plants, such as paper and pulp mills. Its equipment may be put out of service as a result of unanticipated failures, damage or accidents. In addition, its plants are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. Even a short-term disruption in its production output could damage relations with the Issuer’s customers, causing them to reduce or eliminate the amount of finished products they purchase from the Issuer. Any such disruption could result in lost revenues, increased costs and reduced profits.

Production disruptions could cause production stoppages at the Issuer’s plants. Those disruptions could occur due to any number of circumstances, including shortages of raw materials, disruptions in the availability of transportation, labor disputes, mechanical or process failures or scheduled maintenance. Any significant interruption in production capability may require the Issuer to make significant capital expenditures to remedy problems or damages and the Issuer may lose revenue due to lost production time.

If the event of a production stoppage at one of the Issuer’s plants, it may be subject to a start-up period whose length depends on the reason for the production stoppage and other factors. A production stoppage of one of the Issuer’s plants for a substantial period of time for any reason could have a material adverse effect on its business and results of operations.

2.1.13             The Issuer is subject to extensive regulation, including environmental regulation and its inability to comply with existing regulations or changes in applicable regulations may have a negative impact on its business and results of operations.

The Issuer is subject to a wide range of environmental, health and safety laws and regulations in connection with its operations. Laws and regulations applicable to the Issuer require it to obtain licenses, permits and other approvals in connection with its operations. In particular, the plants the Issuer operates are subject to strict international, national and local regulations relating to their development and operation (including, among other things, regulations on land acquisition, leasing and use, building permits, landscape conservation, noise regulation, environmental protection and permits, air and water emissions, energy transmission and distribution network congestion). The Issuer sells its products in nearly 123 countries and is therefore subject to the regulatory framework of the various jurisdictions where it operates. For example, the Issuer has been a party to certain anti-dumping proceedings in several jurisdictions. This regulatory framework imposes significant day-to-day compliance burdens and risks. Compliance with these laws and regulations is a significant aspect of its industry and substantial legal and financial resources are required to ensure compliance and to manage environmental risks.

Non-compliance with these regulations could result in the revocation of permits, sanctions, fines or even criminal penalties. The Issuer believes that it is currently in material compliance with all applicable regulations. It can give no assurance, however, that it will continue to be in compliance with all applicable regulations or able to avoid material fines, penalties, sanctions and relevant expenses associated with compliance issues in the future. Compliance with regulatory requirements may also involve substantial costs to its operations that may not be recovered.

The industries in which the Issuer operates are subject to substantial environmental regulation and are exposed to environmental costs and liabilities, and the incurrence by the Issuer of such costs and liabilities, or the adoption of stricter environmental laws, regulations and enforcement policies and practices, could have a material adverse effect on its financial condition, results of operations or cash flows. In general, the competent governmental authorities are empowered to clean up and remediate environmental damage and to charge any related costs to the responsible parties, including property owners and persons responsible for causing environmental damage or contamination. These governmental authorities can also impose a tax or other liens on the responsible parties to secure their reimbursement.

In addition, the European paper industry faces increasing pressure to procure wood and pulp from sustainably managed forests through a number of certification schemes. The wood from its forests and the majority of wood imported from South America is certified. However, the Iberian market is characterized by small forests, which are owned by a large number of small forest owners, and which, despite being managed in a sustainable way, are not all certified. Forest owners are currently increasing the proportion of certified forests in Portugal and Spain with the Issuer’s support. The benefits, however, are only felt in the long term.

Environmental laws and regulations applicable to the Issuer have changed rapidly in recent years and are likely to become more stringent in the future. For example, local and national legislation has become more demanding with regards to waste control. We cannot predict the timing or form of any future regulatory or law enforcement initiatives or the amount of increased capital expenditures or other expenses that will be required to comply with future environmental or other regulatory requirements or whether these costs could be passed on to customers through price increases. Changes in existing laws and regulations could materially and adversely affect the Issuer’s business and results of operations.

2.1.14             The Issuer’s business is conducted under various administrative controls.

The Issuer is subject to supervision by a number of public administrative authorities, including labor, tax and environment, among others. The Issuer believes that its business complies with applicable administrative rules and regulations in all material respects. However, the relevant authorities may not agree with the Issuer’s interpretation of these rules and regulations. The Issuer has in the past and may in the future be the subject of proceedings alleging violations of such rules and regulations. Public authorities may decide to audit, review or inspect the Issuer’s activities, which may lead to additional costs, the imposition of levies or fines, or remedial actions required to bring its activities into compliance with the rules, regulations and interpretations of the relevant public authority, which could adversely affect the Issuer’s business and results of operations.

2.1.15             Fires, accidents or other catastrophic events affecting its facilities, forests or nurseries may adversely impact the Issuer’s business and results of operations.

The Portuguese landscape is subject to fires and other catastrophic events and its forests have been subject to such events in the past. Uncontrolled fires may enter and burn significant areas of its forests and nurseries in the future, and the risk of fire may increase as a result of climate change. Although the Issuer has implemented comprehensive fire prevention and protection plans to prevent and mitigate this risk (for example, the Issuer invested approximately €3 million in fire prevention and fire fighting in 2014, which is in line with previous years), these measures may not be sufficient to prevent damage to its forests and nurseries from fires or other catastrophic events. Fires pose the risk of destroying the Issuer’s actual and future wood inventory, while also increasing the costs of forestry and subsequent land preparation for plantation.

The Issuer is exposed to the risk of operational and other safety incidents. Accidents or other unforeseen events may occur from time to time and there can be no assurance that the Issuer’s insurance would cover any resulting losses. In addition, some of the Issuer’s facilities are located in areas with a high risk of earthquakes. In addition, if the Issuer’s sources of wood, or those of its suppliers, are damaged due to fire, accidents or other events, its ability to supply its mills with timber from the region could be jeopardized. In addition, if the Issuer’s facilities are damaged, this may affect its ability to produce its products. These events could have an adverse impact the Issuer’s operations.

2.1.16             Climate change, and legal and regulatory measures introduced in response to climate change, may negatively affect the Issuer’s business and results of operations.

A growing number of scientists, environmentalists, international organizations, regulators and other experts believe that global climate change has contributed, and will continue to contribute, to the increasing unpredictability, frequency and severity of weather patterns and natural disasters in certain parts of the world. As a result, legal and regulatory measures have been introduced in numerous countries in an effort to reduce greenhouse gas and other carbon emissions, which some argue to be substantial contributors to global climate change. In addition, legal and financial incentives favoring alternative fuels are leading to increased use of sustainable, non-fossil fuel sources for electricity generation. Reductions in greenhouse gas emissions and initiatives favoring the use of non-fossil fuel sources could result in increased energy, transportation and raw material costs and may require the Issuer to make additional investments in its plants and equipment.

From 2008 to 2012, the Issuer was not required to pay for its carbon emissions. However, starting in 2013, the free attribution regime of emission rights has changed pursuant to an EU Directive, based on benchmarking for market pulp and paper products and based on carbon leakage criteria. Free allocation will partially remain (around 75% of the Issuer’s emissions). Thereby, the Issuer will have to begin to acquire the carbon emission licenses it may need at a price subject to market variations and that may therefore increase in the future. This change will increase the costs of the manufacturing industry in general and, in particular, of the pulp and paper industry, without any compensation for the CO2 that is annually absorbed by the forests of this industry. Furthermore, any climate changes that negatively affect climate conditions in Portugal could adversely affect the growth rate and quality of the Issuer’s forests or its production costs. Changes in rainfall and other weather patterns could result in shortages of water, which is a critical resource in the Issuer’s manufacturing processes. In addition, climate change could increase the spread of disease and pestilence into the Issuer’s wood supply. While the Issuer cannot predict the impact of changing global climate conditions or of the legal, regulatory and social responses to concerns about global climate change, any such events may negatively affect its business and results of operations.Future international operations, including in emerging markets, can be subject to economic, social and political uncertainties.

The Issuer currently operates a small portion of its business in international locations, including Mozambique, and it may expand into additional locations. Accordingly, the Issuer may face a number of risks associated with operating in emerging markets that may have a material impact on its business and results of operations. These include adapting to local regulatory requirements, compliance with laws and regulations applicable to foreign corporations, the uncertainty of judicial processes, and the absence, loss or non-renewal of favorable treaties or similar agreements with local authorities.

Furthermore, the Issuer’s future activities in emerging markets may involve a number of risks that are more prevalent than in developed markets, such as economic, governmental and military instability, social unrest, the possibility of significant changes to governmental regulations, the nationalization and expropriation of private property, payment collection difficulties, substantial fluctuations in interest and exchange rates, changes in the tax framework, the unpredictability of enforcement of contractual provisions, currency control measures and other unfavorable interventions or restrictions imposed by public authorities, all of which could place disproportionate demands on the Issuer’s management and personnel. The occurrence of one or more of these risks in Mozambique, or in another country or region in which the Issuer may operate in the future, could have a material adverse effect on its business and results of operations.

2.1.17             The availability and cost of insurance cover can vary considerably from year to year as a result of events beyond the Issuer’s control, and this can result in its paying higher premiums and periodically being unable to maintain appropriate levels or types of insurance.

The Issuer is exposed to inherent risks in the markets in which it operates. Although it seeks to obtain appropriate insurance coverage in relation to the principal risks associated with each of its businesses, the Issuer cannot guarantee that this insurance coverage is, or will be, sufficient to cover all of the possible losses it may face in the future. If the Issuer were to incur a serious uninsured loss or a loss that significantly exceeded the coverage limits established in its insurance policies, the resulting costs could have a material adverse effect on its business and results of operations. In addition, the Issuer’s insurance policies are subject to review by its insurers. The insurance market remains cyclical and catastrophic events can change the state of the insurance market, leading to sudden and unexpected increases in premiums and deductibles and unavailability of coverage due to reasons totally unconnected with the Issuer’s business. If the level of premiums were to increase in the future, the Issuer might not be able to maintain insurance coverage comparable to those that are currently in effect at comparable cost, or at all. If the Issuer is unable to pass any increase in insurance premiums on to its customers, such additional costs could have a material adverse effect on its business and results of operations.

2.1.18             New technologies or changes to consumer preferences can affect the Issuer’s ability to compete successfully.

New technologies or novel processes may emerge and existing technologies may be further developed in the industries in which the Issuer operates, which could have an impact on production methods or product quality. Unexpected and rapid changes in employed technologies or the development of novel processes that affect the Issuer’s industry could render its technologies and products obsolete or less competitive in the future. The continual development of advanced technologies for new products and product enhancements, in particular in the Issuer’s pulp and paper business, is an important way in which it maintains competitive pricing levels. If the Issuer fails to keep pace with technological changes in the industrial sectors that it serves, the Issuer could experience a decrease in orders, price erosion and lower margins. The Issuer’s failure to anticipate or respond quickly to technological developments, evolutions in industry standards or customer demands could have a material adverse effect on the Issuer’s business and results of operations. On the other hand, competitive pressures could force the Issuer to implement these new technologies at a substantial cost.

In addition, trends in advertising, communication, data transmission and storage and electronic media could negatively affect demand for traditional print media and other paper applications, including the Issuer’s products and those of its customers. While these trends cannot be predicted with certainty, competition from electronic media may lead to weaker demand for certain products in some of the Issuer’s markets. Any such changes in consumer preferences or other trends could have a material and adverse impact on the Issuer’s business and results of operations.

2.1.19             The Issuer’s business will suffer if it does not retain its senior management and key employees or if it does not attract and retain other highly skilled employees.

The Issuer’s future success depends significantly on the full involvement of its senior management and employees, who have valuable expertise in all areas of the Issuer’s business. The Issuer’s ability to retain and motivate its senior management and key employees and attract highly skilled employees will significantly affect its ability to run its business successfully and to expand its operations in the future. The Issuer may be unable to hire and retain highly qualified local managers in the geographies where it is currently expanding its business, namely Mozambique and the United States. If the Issuer loses senior managers or local managers with significant experience in the markets in which it operates, the Issuer may encounter difficulty in finding and attracting suitable replacements. This could have an adverse impact on the Issuer’s business and results of operations.

2.1.20             Labor disputes could disrupt the Issuer’s operations and its relationships with its customers.

A portion of the Issuer’s employees is represented by labor unions under collective bargaining agreements, which need to be renewed from time to time. The Issuer may not be able to negotiate acceptable new collective bargaining agreements, which could result in labor disputes. In addition, the Issuer may in the future seek, or be obligated to seek, agreements with its employees regarding workforce reductions, closures and other restructurings. Also, the Issuer may become subject to material cost increases or additional work rules imposed by agreements with labor unions. Although the Issuer believes it has good relations with its employees, strikes, work stoppages or other labor disturbances may occur in the future which could adversely impact its business.

2.1.21             The Issuer’s business requires significant ongoing capital expenditures.

The Issuer incurs capital expenditures on an ongoing basis to maintain its equipment and to comply with environmental and safety laws, as well as to enhance the efficiency of its operations. On the other hand, pursuing other business opportunities in order to grow the Issuer’s business may require additional capital expenditures, namely, for the investments underway in Mozambique, in the United States and in the development of the tissue paper business or other opportunities that may arise.

2.1.22             The Issuer may be subject to certain liabilities, namely related to legal proceedings.

The Issuer is exposed to the risk of liabilities stemming from legal proceedings. The Issuer evaluates litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and creates provisions in its accounts for this purpose. However, actual outcomes or losses may differ materially and have a negative impact on the Issuer’s business.

2.1.23             The Issuer may be subject to contingent liabilities related to grants and subsidies allocated or managed by the Portuguese government.

The Issuer has received fiscal and financial incentives allocated or managed by the Portuguese government related to certain investments, retention of which is subject to certain conditions, including employment and production targets. While the Issuer believes that it is on track to meet or satisfy these conditions, failure to do so could result in the cancelation of those incentives or an obligation to reimburse them.

Financial risks

2.1.24             Foreign exchange risk

Variations in the foreign exchange rate of the Euro relative to other currencies can significantly affect the Portucel Group’s revenues, as well as certain cost line items.

On the one hand, a significant part of the Portucel Group’s sales (approximately 47% of the total consolidated sales for the first quarter of 2015) is denominated in non-Euro currencies and therefore variations in the foreign exchange rate of the Euro relative to those currencies can have a significant effect on sales, the U.S. Dollar being the currency with the greatest impact given it accounted for nearly 31% of the referenced indicator for the same period. Sales in British Pounds and Swiss Francs also have some relevance, while sales in other currencies are less significant.

The purchase of certain raw materials, energy and logistic services are also made in U.S. Dollars or are, directly or indirectly, affected by its market rate and thereby variations in this currency can have an impact on the purchase price of goods and services by the Portucel Group.

Once a sale or purchase is made in a non-Euro currency, the Portucel Group incurs a foreign exchange risk until the receipt or payment of that sale. There is a permanent and significant amount of accounts receivable under its assets, as well as accounts payable although with less relevance, that are exposed to foreign exchange risk.

Under its assets, the Portucel Group has a commercial branch in the United States, Portucel Soporcel North America, whose equity is nearly USD 25 million (approximately €22.3 million at the exchange rate of 1.1218 as at June 15, 2015) and this investment is exposed to foreign exchange risk. In addition to this operation, the Portucel Group has an investment underway in the current aggregate amount of USD 110 million (approximately €98 million at the exchange rate of 1.1218 as at June 15, 2015) for construction of a pellet factory in South Carolina, in the United States.

When deemed opportune, the Portucel Group makes use of derivate financial instruments, according to a policy that is defined from time to time and whose goal is to limit the net risk of foreign exchange exposure associated to future sales and purchases, accounts receivable and accounts payable and other assets denominated in non-Euro currencies.

As at December 31, 2014, a 10% variation (positive and negative) of all exchange rates relative to the Euro would affect the results for the period by €5,218,294 and negative €7,501,302 respectively and affecting capital by €2,388,538 and negative €1,774,420, taking into account the effects of foreign exchange hedging arrangements in place at that time.

2.1.25             Interest rate risk

Nearly 25% of the cost of financial debt incurred by the Portucel Group is indexed to short-term reference rates with a revision period of less than one year (generally, six months for medium and long term debt), plus risk premiums, which exposes the Portucel Group to changes in interest rates. A rise in interest rates would increase the Portucel Group’s financial cost under credit facilities that are not covered by hedging instruments, even though the amount of financing remains unchanged. Although the Issuer has made use of derivative financial instruments, namely interest rate swaps, to fix interest rates within set parameters under some of its loans, the Issuer does not make use of these instruments to hedge all of its interest rate exposure. Therefore, the occurrence of substantial changes in interest rates could lead to an increase in the cost of the Portucel Group’s financial debt, which can have a material adverse effect on its business, financial situation, net profits and cash flows.

By way of example, a 0.50% increase in interest rates used to calculate interest under the loans entered into by the Portucel Group would have an impact on pre-tax results for the financial year ended on December 31, 2014 of approximately €2.3 million.

2.1.26             Credit risk

The Issuer is subject to the risk of its counterparties, in particular its customers’ failing to make payment on their obligations. As at December 31, 2014, the amount of accounts receivable from clients totaled €176.1 million, €158.4 million of which relate to unmatured balances.

In order to hedge this risk, the Issuer adopted a risk management policy that involves obtaining credit insurance from specialized independent entities. Almost all the sales that are not covered by credit insurance are secured by bank guarantees or letters of credit. Sales that are not covered by any of the foregoing fall within the maximum limits pre-approved by the Executive Committee.

Worsening global economic conditions or adversities that affect local economies can deteriorate the Issuer’s clients’ ability to meet their obligations. This can lead to credit insurance companies significantly reducing the amounts made available under lines for those clients. As a result, the Issuer may be limited in the amounts it can sell to certain clients.

Despite making use of credit insurance and other credit risk hedging instruments, as well as performing a historical analysis of the financial behavior of the Issuer’s clients, the Issuer’s risk management policy may not be successful in limiting its credit risk exposure, which can adversely affect the Issuer’s business and results of operations.

2.1.27             The Issuer’s leverage may make it difficult for it to operate its businesses.

The Issuer currently has an amount of outstanding debt with substantial debt service requirements. As of March 31, 2015, the Issuer’s total gross indebtedness was €641.8 million. The Issuer’s leverage could have important consequences for its business and operations and for its shareholders, including:

•                                       making it more difficult for the Issuer to meet its financial obligations;

•                                       requiring the Issuer to allocate a substantial part of its operating cash flows to servicing debt, thus reducing the availability of its cash flow to fund acquisitions, organic growth projects and for other general purposes;

•                                       increasing the Issuer’s vulnerability to a downturn in its business or a recession in the general economy or its industries;

•                                       placing the Issuer at a competitive disadvantage relative to competitors that have lower leverage or greater financial resources than it has;

•                                       limiting the Issuer’s flexibility in reacting to competition or changes in its business and/or industry;

•                                       negatively impacting credit terms and conditions with the Issuer’s creditors;

•                                       restricting the Issuer from pursuing strategic acquisitions or exploiting certain business opportunities; and

•                                       limiting, among other things, the Issuer’s ability to borrow additional funds and increasing the costs of such additional financings or raise capital.

Any of these or other events and respective consequences could have a material adverse effect on the Issuer’s ability to meet its debt obligations. The Issuer’s ability to make payments on, refinance its indebtedness or fund acquisitions, make investments or other working capital expenditures will depend on the Issuer’s future operating performance and ability to generate cash from operations. The Issuer’s ability to generate cash from operations is subject, in large part, to general economic, competitive, legislative and regulatory factors and other factors that are beyond the Issuer’s control. The Issuer may not be able to generate sufficient cash flow from operations, obtain enough capital to service its debt or fund its future investments or other working capital expenditures. If new debt is added to the Issuer’s current debt levels, the risks it now faces could intensify.

2.1.28             The Issuer’s debt agreements contain restrictive covenants that may limit its ability to respond to changes in market conditions or pursue business opportunities.

Certain of the Issuer’s credit facilities contain restrictive covenants that limit its ability and the ability of certain of its subsidiaries to, among other things:

•                                       incur or guarantee additional indebtedness or issue preferred shares;

•                                       pay dividends or make other distributions;

•                                       purchase equity interests;

•                                       create or incur certain liens;

•                                       enter into transactions with affiliates;

•                                       issue or sell interests in companies; and

•                                       sell assets or merge or consolidate accounts with another company.

These limitations are subject to a number of important qualifications and exceptions. Complying with the restrictions contained in some of these covenants may require the Issuer meet certain levels for ratios such as Net Debt / EBITDA or perform tests in order to undertake particular transactions. The requirement that the Issuer comply with these provisions may materially adversely affect its ability to react to changes in market conditions, take advantage of business opportunities it believes to be desirable, obtain future financing, fund needed capital expenditures, or withstand a downturn in its business.

2.1.29             If the Issuer is unable to comply with the restrictions and covenants in the debt agreements, there could be a default under the terms of these agreements, which could result in an acceleration of repayment.

If the Issuer is unable to comply with the restrictions and covenants in the debt agreements it has entered into, there could be a default under the terms of these agreements. The Issuer’s ability to comply with these restrictions and covenants, including meeting financial ratios and tests, where applicable, may be affected by events beyond its control. As a result, the Issuer cannot assure you that it will be able to comply with these restrictions and covenants or meet such financial ratios and tests. In the event of a default under these agreements, lenders could terminate their commitments to lend or accelerate the loans and declare all amounts borrowed due and payable. Furthermore, the Issuer’s borrowings contain cross-acceleration or cross-default provisions and payment under these agreements may also be accelerated and become due and payable due to a default under other debt agreements.

If any of these events occur, the market value of the Issuer’s assets might not be sufficient to repay in full all of its outstanding indebtedness and the Issuer may have difficulties in finding alternative financing. Even if the Issuer can obtain alternative financing in this scenario, it may be on terms that are less favorable.

2.1.30             To service its indebtedness, the Issuer requires a significant amount of cash, and its ability to generate cash will depend on many factors beyond its control.

The Issuer’s ability to make payments on and to refinance its indebtedness, and to fund planned capital expenditures and working capital needs depends in part on the Issuer’s ability to generate cash in the future. This ability is, to a certain extent, subject to general economic, market, financial, competitive, legislative, regulatory and other factors that are beyond the Issuer’s control. Notwithstanding the Issuer’s belief that its working capital is sufficient to meet current needs, i.e. for a 12-month period as of the date of publication of this Prospectus, the Issuer cannot assure you that it will generate sufficient cash flow from operations, that it will realize operating improvements on schedule or that future borrowings will be available to it in an amount sufficient to enable it to service and repay its existing indebtedness when due or to fund its other liquidity needs, beyond the referenced period. If the Issuer is unable to satisfy its debt obligations, it may have to undertake alternative financing plans, such as refinancing or restructuring its indebtedness, selling assets, reducing or delaying capital expenditures or seeking to raise additional capital. In particular, the Issuer’s ability to restructure or refinance its debt will depend in part on its financial condition at such time. Any refinancing of the Issuer’s debt could be at higher interest rates than its current debt and may require the Issuer to comply with more onerous covenants, which could further restrict its business operations. The terms of existing or future debt instruments may restrict the Issuer from adopting some of these alternatives. In addition, any failure to make payments of interest or principal on the Issuer’s outstanding indebtedness on a timely basis would likely result in a reduction of its credit rating, which could harm its ability to incur additional indebtedness and/or increase its cost. Disruptions in the capital and credit markets, as have been experienced in recent years, could adversely affect the Issuer’s ability to meet its liquidity needs or to refinance its indebtedness, including its ability to meet its obligations under its existing financing agreements or enter into new financing agreements. Banks that are party to the Issuer’s existing financing agreements may not be able to meet their funding commitments if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from the Issuer and other borrowers within a short period of time.

2.2                            Risks related to Portucel Shares

2.2.1                  The Offeror cannot ensure that the value of the Portucel Shares to be provided as consideration under the Offer corresponds to the market value thereof during the Offer period, nor that it corresponds to the value implicit in the exchange ratio that constitutes the Offer consideration.

The conditions of the present Offer, namely as regards the determination of the consideration, were approved by the Offeror’s General Meeting on June 23, 2015. Pursuant to the referenced conditions, the implicit value of the Semapa Shares (€13.835) in the exchange rate that constitutes the Offer consideration (3.40) was calculated based on the closing price of Portucel Shares in the regulated market session prior to the date of disclosure of the Preliminary Announcement of the Offer, i.e. €4.069 (closing price on May 22, 2015).

Neither the Offeror, nor the Issuer can ensure Offer recipients that the market price of Portucel Shares will remain at €4.069 during the Offer period and on the allocation date.

In addition, neither the Offeror, nor the Issuer can ensure that the price of Portucel Shares on the regulated market will remain unchanged between the time of acceptance of the Offer and the date of its physical settlement.

2.2.2                  The price of Portucel Shares may go down.

Neither the Offeror, nor the Issuer can ensure Offer recipients that the market price of Portucel Shares will not go down. Should this occur after the closing of the Offer, recipients will incur an immediate loss as a result thereof, even if not yet realized. Offer recipients will be unable to sell the Portucel Shares allocated to them as a result of the exchange of their Semapa Shares, until the Portucel Shares have been registered in a book-entry securities account. Furthermore, the sale of a substantial number of Portucel Shares, including by investors that receive Portucel Shares following the Offer (whose investment goal or strategy may entail selling the Portucel Shares) or the perception that such sales may occur can negatively affect the price at which Portucel Shares are traded on the stock exchange. In any case, the market price for Portucel Shares can be subject to fluctuations due to generic market and industry factors, namely due to changes in financial estimates by securities analysts, changes in investor expectations for the progress of Portucel’s businesses and changes to conditions in the securities markets and/or in Portucel’s operating sector, among others. Many of these may be beyond the Offeror’s and Issuer’s control and could have a materially effect on performance and market price of Portucel Shares, regardless of the operating performance of Portucel and its subsidiaries.

2.2.3                  The future distribution of dividends by the Issuer is not assured.

Pursuant to Portucel’s Bylaws, the General Meeting approves the allocation of 95% of the annual results by simple majority, as provided by law. Therefore and for each financial year, the General Meeting will take into consideration Portucel’s ability to distribute dividends, given the net profits, financial condition and other factors that may be relevant. There are therefore no assurances that Portucel will distribute dividends in the future and, if it does so, what percentage of results will be distributed, even though Portucel distributed profits and reserves in the total amounts of €201.4 million, €200.8 million and €310.5 million in 2013, 2014 and 2015, respectively.

Notwithstanding the foregoing and depending on Portucel’s economic and financial situation at the time, the Offeror intends to propose a distribution of assets to shareholders in future Portucel general meetings that convene to approve annual accounts, subject to the following terms: (i) for the next two distributions to take place in 2016 and 2017, following the approval of the 2015 and 2016 accounts, a total value of approximately €400 million for both years and (ii) for distributions in subsequent financial years, at least half of the profits from those years.

2.2.4                  Any future increases in the Issuer’s share capital can have a negative impact on the price of Portucel Shares and can result in the subsequent dilution of shareholder interests.

Pursuant to Portucel’s Bylaws, the General Meeting is competent to approve any transactions intended to increase Portucel’s share capital. Pursuant to the law and bylaws, shareholders have a preemption right for the subscription of new shares pro rata to their shareholdings, unless otherwise lawfully approved in the general meeting.

The issue of new Portucel Shares, following a share capital increase, by cash contributions - if significant in volume -, can have a negative impact on the price of Portucel Shares and, in the event shareholders chose to not exercise their preemption rights for subscription, can dilute the percentage of their interests, notwithstanding the right to sell the subscription rights.

In the event the preemption right is suppressed, shareholders interests can be diluted.

2.2.5                  The rights of the Issuer’s minority shareholders may be limited under Portuguese law.

Despite the high level of harmonization in the legal regime that governs shareholder rights in the Member-States of the European Union, the rights of minority shareholders, as well as other matters that influence such rights, may differ in Portugal relative to other jurisdictions and an investor’s ability to exercise such rights may be limited.

In addition, the enforceability of judicial or arbitration rulings issued against the Issuer or any of its representatives outside of Portugal is subject to the verification of certain legal requirements.

2.3                            Risks related to the Offer

2.3.1                  Resolutions by Semapa’s governing bodies (such as the General Meeting resolutions pertaining to the Offer) can be declared null and void or invalid if deemed to be in breach of the company’s bylaws or applicable laws and creditor rights in the event of a reduction in share capital.

The Offeror is a listed company governed by Portuguese law and the rights of its shareholders are those arising under the Offeror’s bylaws, Portuguese company law and securities laws, regardless of the national law applicable to the respective shareholders. Initiating legal proceedings against Semapa and/or the members of its governing bodies by the Offeror’s shareholders under foreign legislation and recognition of foreign judgments by the Portuguese courts can be limited in light thereof.

Notwithstanding, under Portuguese law, shareholders can file a request with the court to declare null and void or invalid resolutions by the Offeror’s governing bodies that have breached bylaw provisions or any applicable laws.

Such proceedings can arise in relation to any corporate resolutions, implemented or pending implementation, namely resolutions for the distribution of dividends, bylaw amendments, including share capital increases or reductions, mergers, spin-offs or transformations and purchases of treasury shares (including General Meeting resolutions related to the Offer).

Shareholders must have at least a 0.5% interest in the share capital, either individually or in a group, in order to be able to request an injunction preventing the implementation of corporate resolutions of listed companies.

The Extraordinary General Meeting of the Offeror’s Shareholders held on June 23, 2015 passed a resolution, pursuant to article 463 of the Portuguese Companies Code, approving the reduction of the Offeror’s share capital by retiring treasury shares to be acquired under the Offer. In this context and once the Offer’s outcome has been determined and after registration with the commercial registry office, the Offeror will acquire the (own) shares resulting from the volume of acceptance of the Offer and such shares shall be immediately retired following that acquisition.

2.3.2                  Legal or regulatory barriers can restrict certain investments by Offer recipients.

Investments by certain investors can be limited by investment laws and regulations or by various supervisory and regulatory authorities. Prior to making an investment decision, Offer recipients should, given their specific circumstances, seek advice from their legal advisors to determine if and to what extent: (i) the exercise of their right to accept the Offer is a legally permitted investment; (ii) the Portucel Shares allocated to them under the Offer can be used for the same purposes as the Semapa shares, namely as security under any borrowings; and (iii) other restrictions that could apply to the acquisition, holding, disposal or encumbrance of Portucel Shares that are allocated to them under the Offer.

2.3.3                  Semapa may be delisted.

The level of acceptance of the Offer and the resulting cancellation of the Semapa Shares acquired by Semapa will not only reduce the number of shares representing Semapa’s share capital, but will also reduce its free float. It is therefore not possible to ensure that Semapa will continue to have its shares admitted to trading or will remain a listed company following the Offer.

Therefore, Shareholders shall note that:

Because the Offer is general, articles 194 et seq. of the Portuguese Securities Code apply, whereby, if following the Offer any person/entity, including persons/entities that are in any of the circumstances contemplated in article 20(1) of the Portuguese Securities Code in respect of the Offeror, attains or surpasses, directly or pursuant to the aforementioned article 20(1) of the Portuguese Securities Code, (i) 90% of the voting rights from the share capital until the offer’s outcome is determined and (ii) 90% of the voting rights encompassed by the Offer, that person will have a squeeze-out right for the following three months as a result of which he/she can acquire the remaining Semapa Shares subject to payment of a cash consideration and the holders of those remaining shares will have the right during that same period to invite the controlling shareholder in writing to make him/her a proposal within eight days for the purchase of his/her Semapa Shares.

The consideration for any squeeze-out that may take place under article 194 of the Portuguese Securities Code shall be paid in cash and shall comply with article 188 of that same diploma, i.e. the amount thereof may not be less than the greater of the following:

a)             the highest price paid by the offeror or any entity in any of the circumstances contemplated in article 20(1) of the Portuguese Securities Code in respect of the Offeror, for the acquisition of securities of the same class in the six months immediately prior to the date of disclosure of the squeeze-out’s preliminary announcement;

b)             the weighted average price of those securities in the regulated market during that same period.

To determine the highest price paid by the Offeror for Semapa Shares, the Offeror is considered to acquire each Semapa share, under the Offer, at the value corresponding to 3.40 Portucel shares. For this purpose, the latter are valued according to the weighted average price in the set of five regulated market sessions of Euronext Lisbon, including the session that takes place on the physical settlement date of the Offer, which is expected to take place on July 30, 2015, and the four sessions of that same market that immediately precede it.

The application of the criteria prescribed by law for determining the consideration for any squeeze-out that may take place under article 194 of the Portuguese Securities Code or any sell-out that may take place under article 196 of the Portuguese Securities Code does not ensure the payment to minority shareholders of a consideration equivalent to that of the Offer. Such consideration could result in a lesser, equal or greater consideration than that of the Offer.

In the event a squeeze-out takes place, the law prescribes that the company will be immediately delisted and its shares and securities granting rights thereto will no longer be traded on the regulated market, with readmission being barred for one year.

Even in the event the referenced minimum legal shareholding thresholds are not met for the exercise of squeeze-out and sell-out rights of the remaining Semapa Shares and therefore such rights cannot be exercised, Semapa can nonetheless be delisted following the Offer, namely as a result of later acquisitions of Semapa shares by the Offeror or by entities that are in any of the circumstances contemplated in article 20(1) of the Portuguese Securities Code with the Offeror.

Pursuant to article 27(1) of the Portuguese Securities Code, a listed company can be delisted when:

“ a) as a result of a takeover bid, a shareholder comes to hold more than 90% of the voting rights, calculated pursuant to article 20(1) of the Portuguese Securities Code;

b) the loss of listed company status is approved by the company in a general meeting by a majority of no less than 90% of the share capital and, in meetings of shareholders with special rights and other securities that grant rights to the subscription or acquisition of  shares, by a majority of no less than 90% of the respective securities;

c) a year has passed since the shares were excluded from trading on the regulated market due to lack of free float”,

and the company’s delisting can be requested by the company to the PSCom and, in the case mentioned in paragraph a), also by the Offeror.

In the event the Offeror and Target Company are delisted, the exit mechanisms provided by law shall be applied (namely those set out in article 27(3) and (4) of the Portuguese Securities Code), if the delisting occurs pursuant to article 27(1)(b) of the Portuguese Securities Code.

In the event of delisting under article 27(1)(b) of the Portuguese Securities Code, the company shall indicate a shareholder that undertakes to acquire the respective shares from shareholders that voted against delisting, should such shareholders choose to dispose of them, and the cash consideration for that sale shall be set pursuant to article 188 of the Portuguese Securities Code.

The application of the criteria prescribed by law for determining the consideration for acquisitions to be made by the shareholder appointed by the company under a delisting process, pursuant to article 27(1)(b) of the Portuguese Securities Code, does not ensure the payment to minority shareholders of a consideration equivalent to that of the Offer. Such consideration could result in a lesser, equal or greater consideration than that of the Offer.

Following delisting by the Offeror and Target Company, the squeeze-out and sell-out mechanisms provided in article 490 of the Portuguese Companies Code may also be applied.

The application of the criteria prescribed by law for determining the consideration set out in article 490 of the Portuguese Securities Code does not ensure the payment to minority shareholders of a consideration equivalent to that of the Offer. Such consideration is determined pursuant to that same legal provision, which could result in a lesser, equal or greater consideration than that of the Offer.

In this regard, it is also worth noting that:

a) Sodim gave notice to the Offeror that it intends to exercise its squeeze-out right over Semapa shares set out in the referenced articles 194 et seq. of the Portuguese Securities Code should the respective conditions therefor be met and that equally enable the exercise of sell-out rights by the shareholders that have not accepted the offer and that corresponds to a minimum acceptance of 40.95% of Semapa Shares, corresponding to 43,615,732 shares from the 45.50% of the Semapa Shares targeted by the offer, which will only take place if, prior to Semapa’s share capital reduction, Semapa Shares representing 95.44% of the share capital thereof are among Semapa’s treasury shares and other Semapa Shares attributable to Sodim;

b) the Offeror has made no decision on whether it will initiate its delisting in the future following the Offer as set out in article 27(1)(b) or (c) of the Portuguese Securities Code, in the event the squeeze-out conditions set out in articles 194 et seq. of the Portuguese Securities Code have not been met, but the conditions required for the Offeror to initiate its delisting have.

The Offeror and the entities that are in any of the circumstances contemplated in article 20(1) of the Portuguese Securities Code in respect of the Offeror have already waived their respective right to initiate the Offeror’s delisting following the Offer under article 27(1)(a) of the Portuguese Securities Code.

2.3.4                  The trading conditions of Semapa Shares in the market can be limited, which can result in lack of liquidity and price volatility.

Following the Offer, Semapa Shares that have not been acquired by the Offeror and therefore cancelled can continue to be admitted to trading on the regulated market and be traded therein, in which case the market for Semapa shares may be significantly limited.

In effect, a lesser number of shares and less liquidity can make the market price for the remaining Semapa Shares more volatile thereby hindering their trading.

Namely, Semapa Shares are currently part of the PSI-20 index, which tends to give them greater visibility and liquidity. Following the Offer it is possible that Semapa Shares will no longer meet the criteria for inclusion in that index and may therefore be excluded from it.

It follows that the future market prices for Semapa Shares can be negatively affected as a result of the Offer and the reduction in Semapa’s share capital that will follow it.

2.3.5                  Semapa can acquire other Semapa Shares in the future, under different terms and conditions, including at a different price.

Insofar as permitted by applicable laws, Semapa can continue to acquire Semapa Shares at any time following the Offer directly or through its subsidiaries, namely through market transactions, over the counter transactions, takeover bids (one year after the conclusion of the present Offer), public exchange offers (one year after the conclusion of the present Offer) or others, under the terms and for the prices determined at that time and that can be higher, lower or equivalent to the price paid under the Offer.

2.3.6                  Transfer restrictions can apply to the Semapa Shares targeted by the Offer.

When assessing the convenience of participating in the Offer, the respective recipients shall take into consideration that restrictions will apply to the transfer of Semapa Shares accepted under the Offer as of the moment the respective acceptance order is issued. In accepting the Offer, the recipient accepts that his/her Semapa shares be blocked in their respective securities account from the date the acceptance order is issued until (i) the settlement date of the Offer, (ii) the date on which the Offer is cancelled by the Offeror (when legally admissible) or (iii) the date on which the acceptance order is validly revoked, depending on which occurs first.

2.3.7                  Offeror shareholders that accept the Offer shall become Portucel shareholders and will cease to be Semapa shareholders, whereby they will have sole exposure to Portucel risk

As a holding company, the Offeror does not directly undertake any operational activity, doing so only through its subsidiaries that operate three distinct business segments: cement and cement products, paper and pulp and the environment. These three business areas are mainly operated by three independent companies in which the Offeror has a majority shareholding, Portucel being one of them.

The Offeror’s performance is therefore currently linked to three distinct business areas of the Semapa Group, although Portucel is today the Offeror’s main asset and that which contributes with the largest percentage to its results.

When making their decision to accept the Offer, the Offeror’s shareholders shall also take into consideration that, in accepting the Offer, they will cease to be Semapa shareholders and will therefore cease to be exposed to Semapa risk. They will solely be shareholders of the Issuer and will therefore only be exposed to the Issuer’s risk, whose performance is solely linked to the paper and pulp operations.

2.3.8                  The number of Portucel shares necessary to be entitled to one vote is greater than the number of Semapa shares necessary to hold one vote

Article 10(1) of the Issuer’s Bylaws provides that, notwithstanding the right to group, each one thousand Portucel Shares is entitled to one vote. On the other hand, pursuant to article 9(4) of the Offeror’s Bylaws, each one hundred Semapa shares is entitled to one vote.

Thereby, the Offeror’s shareholders that accept the Offer shall take into consideration that to earn one voting right in Portucel they will require a greater number of Portucel Shares than the minimum number of Semapa Shares presently required to earn one voting right.

3                                      ENTITIES RESPONSIBLE FOR THE INFORMATION

The form and content of this Prospectus comply with the provisions of the Portuguese Securities Code, Commission Regulation (EC) 809/2004 of April 29, as rectified by Official Journal no. L 215 of June 16, 2004 and as amended by Commission Regulation (EC) 1787/2006 of December 4, published in Official Journal no. L 337 of December 5, 2006, by Commission Regulation (EC) 211/2007 of February 27, published in Official Journal no. L 61 of February 28, 2007, by Commission Regulation (EC) 1289/2008 of December 12, published in Official Journal no. L 340 of December 19, 2008, by Commission Delegated Regulation (EU) 311/2012 of December 21, published in Official Journal no. L 103 of April 13, 2012, by Commission Delegated Regulation (EU) 486/2012 of March 30, published in Official Journal no. L 150 of June 9, 2012, by Commission Delegated Regulation (EU) 862/2012 of June 4, published in Official Journal no. L 256 of September 22, 2012, by Commission Delegated Regulation (EU) 759/2013 of April 30, published in Official Journal no. L 213 of August 8, 2013, PSCom Regulation 3/2006, as adapted and as set out in article 20 thereof related to public exchange offers and further applicable legislation.

3.1                          Entities responsible for the information

In the event the information contained herein fails to comply with article 135 of the Portuguese Securities Code, the following entitles shall be liable for any damages caused thereby, pursuant to article 149 of that Code:

3.1.1                  The Offeror

Semapa as the Offeror.

3.1.2                  The Offeror’s Board of Directors

Chairman:	Pedro Mendonça de Queiroz Pereira

Members:	António Pedro de Carvalho Viana-Baptista

Francisco José Melo e Castro Guedes

João Nuno de Sottomayor Pinto de Castello Branco(2)

José Miguel Pereira Gens Paredes

Manuel Custódio de Oliveira

Paulo Miguel Garcês Ventura

Ricardo Miguel dos Santos Pacheco Pires

Vítor Manuel Galvão Rocha Novais Gonçalves

Vítor Paulo Paranhos Pereira

3.1.3                  The Issuer

Portucel as the Issuer.

3.1.4                  The Issuer’s Board of Directors

Chairman:	Pedro Mendonça de Queiroz Pereira

(2)  The registration with the commercial registry office of the appointment of João Castello Branco as a member of the Issuer’s Board of Directors has been requested and is pending as at the date of the Prospectus.

Vice-Chairmen:	Diogo António Rodrigues da Silveira

Luís Alberto Caldeira Deslandes

Members:	Adriano Augusto da Silva Silveira

António José Pereira Redondo

João Paulo Oliveira(3)

José Fernando Morais Carreira de Araújo

José Miguel Pereira Gens Paredes

Manuel Soares Ferreira Regalado

Nuno Miguel Moreira de Araújo dos Santos

Paulo Miguel Garcês Ventura

Ricardo Miguel dos Santos Pacheco Pires

3.1.5                  The Issuer’s Audit Board

The composition of the Issuer’s Audit Board remained unchanged over the course of 2012, 2013 and 2014.

Chairman:	Dr. Miguel Camargo de Sousa Eiró

Effective Members:	Duarte Nuno d’Orey da Cunha Gonçalo Nuno Palha Gaio Picão Caldeira

On July 2, 2015, Duarte Nuno d’Orey da Cunha resigned as member of the Issuer’s Audit Board(4) and was replaced by the alternate member José Manuel de Oliveira Vitorino, pursuant to article 415(3) of the Portuguese Companies Code. The latter will remain in office until the next annual general meeting in order to fill that vacancy.

3.1.6                  The Issuer’s statutory auditor

Effective:	PricewaterhouseCoopers & Associados – SROC, Lda. represented by António Alberto Henrique Assis or José Pereira Alves

PricewaterhouseCoopers & Associados — SROC, Lda. represented by António Alberto Henrique Assis was responsible for the legal certification of the accounts in the audit report drafted by an auditor registered with the PSCom concerning the Issuer’s consolidated financial information for the 2012, 2013 and 2014 financial years.

3.1.7                    The Issuer’s Board of Directors in office as at the date of approval of the accounts for the year ended on December 31, 2014

Chairman:	Pedro Mendonça de Queiroz Pereira

(3)  The registration with the commercial registry office of the appointment of João Paulo Oliveira as a member of the Issuer’s Board of Directors has been requested and is pending as at the date of the Prospectus.

(4)  The registration with the commercial registry office of the resignation of Duarte Nuno d’Orey da Cunha as a member of the Issuer’s Audit Board will be requested within the legally prescribed time frame.

Vice-Chairmen:	Diogo António Rodrigues da Silveira

Luís Alberto Caldeira Deslandes

Members:	Adriano Augusto da Silva Silveira

António José Pereira Redondo

Francisco José Melo e Castro Guedes

José Fernando Morais Carreira de Araújo

José Miguel Pereira Gens Paredes

Manuel Maria Pimenta Gil Mata

Manuel Soares Ferreira Regalado

Paulo Miguel Garcês Ventura

3.1.8                    The Issuer’s Board of Directors in office as at the date of approval of the accounts for the year ended December 31, 2013

Chairman:	Pedro Mendonça de Queiroz Pereira

Members:	Adriano Augusto da Silva Silveira

António José Pereira Redondo

Francisco José Melo e Castro Guedes

José Alfredo de Almeida Honório(5)

José Fernando Morais Carreira de Araújo

José Miguel Pereira Gens Paredes

Luís Alberto Caldeira Deslandes

Manuel Maria Pimenta Gil Mata

Manuel Soares Ferreira Regalado

Paulo Miguel Garcês Ventura

3.1.9                    The Issuer’s Board of Directors in office as at the date of approval of the accounts for the year ended December 31, 2012

Chairman:	Pedro Mendonça de Queiroz Pereira

Members:	Adriano Augusto da Silva Silveira

António José Pereira Redondo

Francisco José Melo e Castro Guedes

José Alfredo de Almeida Honório

José Fernando Morais Carreira de Araújo

(5)         Note: Following his resignation as a member of the Board of Directors of Portucel, S.A. by a letter dated January 31, 2014, José Alfredo de Almeida Honório terminated his role as a Portucel director as at February 28, 2014.

José Miguel Pereira Gens Paredes

Luís Alberto Caldeira Deslandes

Manuel Maria Pimenta Gil Mata

Manuel Soares Ferreira Regalado

Paulo Miguel Garcês Ventura

3.1.10             The financial intermediary assisting the Offer

Banco Português de Investimento, S.A.

3.2                          Representations on information contained in the Prospectus

Pursuant to and for the purposes of articles 137 and 149 of the Portuguese Securities Code, Semapa and other entities that, pursuant to section 3.1. — “Entities responsible for the information” are responsible for the information contained in this Prospectus or in part(s) of this Prospectus represent that, as far as they are aware following all reasonable measures to certify that it is so, the information contained in this Prospectus or in part(s) of this Prospectus for which they are responsible conform to the facts and there are no omissions likely to affect their reach.

Pursuant to article 149 of the Portuguese Securities Code, the liability of the entities responsible for the prospectus is assessed according to high standards of professional diligence and liability shall be precluded if any of the persons referenced in article 149(1) of the Portuguese Securities Code provide evidence that the recipient was aware or should have been aware of the deficient content of the prospectus as at the date of issue of his/her contractual statement or at a time when it was still possible to revoke such contractual statement.

Notwithstanding, the Offeror is liable regardless of fault if members of its Board of Directors, as identified in 3.1 - “ Entities responsible for the information”, or the financial intermediary responsible for the Offer are liable. The Issuer is liable regardless of fault if members of its Board of Directors, Audit Board or statutory auditor, as identified in 3.1 - “ Entities responsible for the information”, are liable. The right to compensation based on the foregoing articles shall be exercised in the six months after the recipient has become aware of the deficient content of the prospectus and ceases, in any case, two years following the term of the prospectus.

4                                      STATUTORY AUDITORS AND AUDITORS OF THE ISSUER

The audit firm PricewaterhouseCoopers & Associados, SROC, Lda., with registered office at Palácio Sottomayor, Rua Sousa Martins, 1 3.º, 1069-316 Lisbon, registered with the Chamber of Chartered Accountants under no. 183 and registered with the PSCom under no. 9077, represented by José Pereira Alves or António Alberto Henrique Assis, and with Jorge Manuel Santos Costa as alternate.

5                                      DESCRIPTION OF THE OFFER

5.1                          Amount and nature of the transaction

The Offer is general and voluntary and encompasses the whole of the ordinary book-entry and nominative shares, with a nominal value of 1 Euro (one Euro) each, representing the share capital of the Target Company (“Semapa Shares”), that are not held by the Offeror or by entities in any of the circumstances contemplated in article 20(1) of the Portuguese Securities Code in respect of the Offeror.

5.2                          Amount, nature and class of the securities targeted by the offer

The Target Company’s share capital is made up of 106,510,000 ordinary book-entry and nominative shares, with a nominal value of 1 Euro (one Euro) each, admitted to trading on the regulated market of Euronext Lisbon, which is managed by Euronext Lisbon — Sociedade Gestora de Mercados Regulamentados, S.A., with ISIN code PTSEM0AM0004.

The scope of the Offer is 48,461,924 Semapa Shares, given that 5,530 Semapa Shares are held by the Offeror and Target Company as treasury shares and, in accordance with section 7.3 of this Prospectus, 58,042,546 Semapa Shares were held, as at the date of disclosure of the preliminary announcement of the Offer (i.e. May 25, 2015) and as at the date of the resolution of the Offeror’s General Meeting that approved the Offer (i.e. June 23, 2015), by entities then in the circumstances contemplated in article 20(1) of the Portuguese Securities Code in respect of the Offeror and Target Company.

Only Semapa Shares that, on the date the respective orders are made and until the closing date of the Offer, are fully paid up and free of any charge, encumbrance or other limitation thereto or to their inherent rights, namely with regard to their property and/or corporate rights or to their transferability, can be accepted under the Offer.

5.3                          Offer period

The Offer Period will last two weeks, from 8:30 a.m. on July 6, 2015 to 3:00 p.m. on July 24, 2015, and the respective acceptance orders may be received until the end of this period.

Pursuant to the law, namely article 183(2) of the Portuguese Securities Code, the Offer Period may be extended by decision of the PSCom at its discretion or at the request of the Offeror in the event the consideration is revised, a competing offer is launched or where the protection of the interests of the Offer recipients so warrants.

Offer recipients may accept the Offer during the Offer Period by issuing selling orders to the financial intermediaries with whom their Semapa Shares are registered.

Offer recipients are entitled to revoke their acceptance by notice addressed to the financial intermediary that received it:

(i)                                  in general, up to five days prior to the end of the Offer Period, i.e. up to and including 3:00 p.m. on July 17, 2015;

(ii)                               in the event of a competing offer, until the last day of the acceptance period, i.e. until 3:00 p.m. on July 24, 2015;

(iii)                            in the event the PSCom suspends the Offer, until the fifth day following the end of the suspension, with entitlement to reimbursement of any amounts delivered.

Financial intermediaries receiving orders under the Offer shall send information on the acceptances and revocations received to BPI on a daily basis and shall indicate the respective overall amount of securities, to fax number +351 22 207 5879.

5.4                            Consideration offered and its justification

5.4.1                    Consideration offered

The Offer consideration is made up a maximum of 164,770,541 ordinary book-entry nominative shares with a nominal value of 1 Euro (one Euro) each that have already been issued and that represent 21.47% of Portucel’s share capital.

The Portucel Shares are admitted to trading on the regulated market of Euronext Lisbon managed by Euronext Lisbon — Sociedade Gestora de Mercados Regulamentados, S.A..

The Offer consideration was stipulated pursuant to article 177 of the Portuguese Securities Code.

Furthermore, although this is not a mandatory takeover bid, the consideration offered fully complies with article 188(1) of the Portuguese Securities Code, given it is greater than the average weighted price of those securities in the regulated market over the 6-month period immediately preceding the date of publication of the offer’s preliminary announcement (i.e., average weighted price of the Semapa share of €11.794 in the period from November 26, 2014 up to and including May 25, 2015). Also for this purpose, neither the Offeror, nor entities that are in any of the circumstances contemplated in article 20(1) of the Portuguese Securities Code with the Offeror, have acquired securities of the same class as the Semapa Shares in the six months immediately preceding the date of publication of the Offer’s preliminary announcement.

Each holder of Semapa Shares that accepts this Offer will receive 3.40 Portucel Shares for each Semapa Share held, rounded down to the nearest whole number.

This consideration corresponds to an overall (rounded) price equivalent to €13.835 per Semapa Share, given that the closing price of Portucel Shares on May 22, 2015, the last regulated market session prior to the date of disclosure of the Preliminary Announcement of the Offer, was €4.069 per share.

On the date the Offer is effectively accepted by its recipients and until its physical and financial settlement, the market price of Portucel Shares in the regulated market may vary to a value other than €4.069 and thereby the terms of exchange may correspond to an amount other than €13.835 per Semapa Share. In the same period, the market price of Semapa Shares may also vary to a value other than €13.835. The exchange ratio may, at any given time and for each market price, diverge from the offered exchange ratio of 3.40 Portucel Shares for each Semapa Share.

Where, by virtue of the application of the exchange ratio, the number of Semapa Shares to be disposed of by each Semapa shareholder does not correspond to a whole number of Portucel Shares, the consideration shall then be made up of the whole number of Portucel Shares to which that number of Semapa Shares amounts to plus a cash component, rounded to two decimal places, if applicable, corresponding to the fraction of the Portucel Share that exceeds the whole number of such shares that he/she would be entitled to, in the amount resulting from the valuation of the respective fraction at the value of the Portucel Share implicit in the established exchange ratio (€4.069).

Should (an) accepting recipient(s) with more than one securities account in which Semapa Shares are registered intend to group his/her/their overall interests in those shares, for the purposes of accepting the Offer, he/she/they shall request the appropriate information from his/her/their respective custodian financial intermediary(ies) regarding the necessary procedures and costs thereof.

5.4.2                    Justification for the consideration offered

In stipulating the exchange ratio between Semapa Shares and Portucel Shares, the relationship between the weighted average market price of those securities during the period prior to the date of disclosure of the Preliminary Announcement of the Offer on May 25, 2015 was taken into consideration, as shown in the following chart:

Evolution of the Semapa/Portucel exchange ratio

Source: Bloomberg (unadjusted weighted average market prices), data up to and including May 22, 2015.

As shown, the exchange ratio offered is higher than the exchange ratio implicit in the closing price of the Semapa Share (€13.740 per share) and in the closing price of the Portucel Share (€4.069 per share) in the last regulated market session prior to the disclosure date of the Preliminary Announcement of the Offer (the market session of May 22, 2015), i.e. 3.38, which is at the higher end of those recently recorded, namely during the past two years in which the average exchange ratio was 3.09 in 2014 and 3.05 in 2015 (up to May 22).

It should be added that the exchange ratio is:

(a)                              8.8% higher than the average ratio of the month preceding that date (3.12), i.e. in the period from April 23, 2015 up to and including May 22, 2015;

(b)                              12.2% higher than the average ratio of the 3 months preceding that date (3.03), i.e. in the period from February 22, 2015 up to and including May 22, 2015; and

(c)                               10.6 % higher than the average ratio of the 6 months preceding that date (3.07), i.e. in the period from November 24, 2014 up to and including May 22, 2015.

With the closing price of Portucel Shares (€4,069) from the last regulated market session prior to the disclosure date of the Preliminary Announcement of the Offer (May 22, 2015) as the reference point, this consideration corresponds to a rounded overall price equivalent to €13,835 per Semapa Share, which represents a premium of:

(a)                              17.5% compared to the weighted average price of €11.772 per Semapa Share during the 180 days up to and including May 22, 2015 (i.e. from November 24, 2014 up to and including May 22, 2015);

(b)                              7.1% compared to the weighted average price of €12.913 per Semapa Share during the 90 days up to and including May 22, 2015 (from February 22, 2015 up to and including May 22, 2015);

(c)                               4.3% compared to the weighted average price of €13.260 per Semapa Share during the 30 days up to and including May 22, 2015 (from April 23, 2015 up to and including May 22, 2015); and

(d)                              0.7% compared to the closing price of Semapa Shares of €13.740 on May 22, 2015.

Weighted average market price of the Semapa Share vs. consideration offered (€)

Source: Bloomberg (unadjusted weighted average market prices), data up to and including May 22, 2015.

The following chart shows the closing prices of Semapa Shares from the beginning of 2014 until May 22, 2015, as compared to the price implicit in the consideration:

Share closing price vs. consideration offered (€)

Source: Bloomberg (unadjusted closing share prices), data up to and including May 22, 2015.

It should be noted that, with the abovementioned Semapa Share value as the reference point (€13.835), shareholder return, including dividends received (as measured by the “Total Shareholders Return”(6)indicator published by Bloomberg), amounted to:

•                                       34% in the 3-month period up to and including May 22, 2015;

•                                       50% in the 6-month period up to that date;

•                                       43% in the year up to that date;

•                                       113% in the 2-year period up to that date, that corresponds to an annualized gain of 46%;

•                                       127% in the 5-year period prior up to that date, that corresponds to an annualized gain of 18%.

The €13.835 reference price for the Semapa Share is 11.0% less than the mathematical average of the share’s target prices determined by Market Researchers in 2015 up to the disclosure date of the Preliminary Announcement (May 25, 2015), which is €15.550. It should be noted, however, that from the beginning of 2014 until the date of the Preliminary Announcement, and based on data available on Bloomberg as shown in the following chart, the average weighted price of the Semapa Share was, on average, about 14.3% lower than the average target price.

Weighted average price of the Share vs. average target prices (1) (€)

Source: Bloomberg (unadjusted amounts), data up to and including May 22, 2015.

Note:

(1)             The average Target Price on Bloomberg aggregates the price recommendations of market analysts that cover Semapa share and price recommendations that are more than 3 months old are excluded from the average calculation.

(6)  Total Shareholder Return includes i) gross capital gains and dividends and ii) is calculated using the Bloomberg functionality “CUMULATIVE_TOT_RETURN_GROSS_DVDS”.

The foregoing average of €15.550 was calculated based on the following target prices issued in the last year up to the disclosure date of the Preliminary Announcement by the following Market Researchers:

Market Researcher	Date	Target Price (€)
Caixa BI	05/18/2015	12.10
BPI	03/25/2015	16.55
BESi	04/30/2015	18.00

Source: Bloomberg, May 22, 2015.

5.5                            Payment of the consideration

Portucel Shares allocated to accepting recipients shall be credited to the book-entry securities accounts opened under their names with the legally authorized financial intermediary with which the Semapa Shares were registered. Likewise, the amount in cash, if any, will be credited to the account associated with the aforementioned securities account.

Offer recipients shall bear all expenses pertaining to the sale of the Semapa Shares under the Offer, including brokerage fees and exchange trading fees, which shall be disclosed by the financial intermediaries at the time selling orders are received, as well as such taxes as may be applicable to the seller.

Accepting Offer recipients shall also be responsible for any commissions associated with custodial services for the Portucel Shares allocated as Offer consideration.

A price list of financial intermediation commissions is available for consultation on the PSCom’s website at www.cmvm.pt.

Physical and financial settlement of the Offer is expected to take place on the second business day following the determination of the outcome of the Offer, i.e. on July 30, 2015, pursuant to the provisions of the Clearing and Settlement System.

5.6                            Consideration deposit or guarantee

The total amount of the consideration has been secured pursuant to articles 177(2) and 177(3) of the Portuguese Securities Code.

For this purpose, the Offeror has (i) blocked 164,770,541 Portucel Shares deposited with Banco Comercial Português, S.A., pursuant to article 178(1) of the Portuguese Securities Code and (ii) deposited with BPI, pursuant to article 177(2) of the Portuguese Securities Code, a total of €10,000 (ten thousand Euros) and has submitted proof thereof to the PSCom.

5.7                            Type of Offer

The Offer is general and voluntary and encompasses the whole of the Semapa Shares that are not held by the Offeror or by entities that are in any of the circumstances contemplated in article 20(1) of the Portuguese Securities Code in respect of the Offeror.

5.7.1                    Conditions for the launch of the Offer

As at the date of the Preliminary Announcement, the launch of the Offer was subject to the following conditions, which have since been met:

(a)                              prior registration of the Offer with the Portuguese Securities Commission (“PSCom”);

(b)                              prior approval of the following resolutions by the General Meeting of the Offeror and Target Company, which was called for this purpose on May 25, 2015 pursuant to articles 375(2) and 94 of the Portuguese Companies Code and article 23-A of the Portuguese Securities Code:

(i)                                  reduction of the Offeror and Target Company’s share capital from the current amount of €106,510,000.00 to the minimum amount of €58,048,076.00 by retiring treasury shares acquired under the Offer, pursuant to articles 85, 95 and 463 of the Portuguese Companies Code;

(ii)                               acquisition by Semapa, in accordance with articles 319 and 321 of the Portuguese Companies Code, of the treasury shares required to carry out the aforesaid share capital reduction, delivering in consideration thereof shares representing the share capital of Portucel that are already held by Semapa.

5.7.2                    Assumptions for the launch of the Offer

In order for recipients to be aware of the circumstances on which the Offeror based its decision to launch the Offer, the Offeror stated in the Preliminary Announcement that it assumed no circumstance with a material effect on the consolidated assets and liabilities and economic and financial position of the Target Company or any company with which it is in a controlling or group relationship will have taken place up to the end of the Offer Period. Situations that can have such an effect include:

(a)                              any event for which the Offeror is not liable that is likely to lead to an increase of the consideration offered; or

(b)                              any fact for which the Offeror is not liable that is likely to affect the free transferability of the Portucel Shares it holds and that constitute the Offer consideration; or

(c)                               the completion of the Offer triggering the acceleration of any obligation of the Target Company or of any company with which it is in a controlling or group relationship or granting a right to terminate or rescind any relevant agreement entered into by the Target Company or by companies with which it is in a controlling or group relationship.

For the purpose referred to in the preceding paragraph, the Offeror stated in the Preliminary Announcement that it had further assumed that, by the end of the Offer, there would be no substantial changes in the domestic and international financial markets and respective financial institutions not reflected in official scenarios disclosed by Eurozone authorities and that would have a material adverse effect on the Offer, over and above the risks inherent thereto, or on the securities targeted by it or that constitute the Offer consideration.

5.8                            Assistance

BPI is the financial intermediary responsible for assisting the Offeror in the preparation, launch and execution of the Offer, pursuant to articles 113(1)(b) and 337(2) of the Portuguese Securities Code.

For this Offer, an assistance agreement was entered into between the Offeror and BPI pertaining to the organization and launch of this Offer.

The agreement details the Offeror’s and BPI’s undertakings with regard to their roles within the Offer. The agreement also contains information on the commissions, expenses, notices and operational procedures inherent to the Offer.

5.9                            Objectives of the acquisition

The Offeror’s intention with this Offer is to execute the corporate resolution to acquire treasury shares passed by the Offeror and Target Company’s General Meeting on June 23, 2015, specifically called for that purpose by its shareholder Sodim, which approved the:

(a)                              reduction of the Offeror and Target Company’s share capital from the current amount of €106,510,000.00 to a minimum of €58,048,076.00 by retiring treasury shares to be acquired for that purpose through this public exchange offer, pursuant to articles 85, 95 and 463 of the Portuguese Companies Code;

(b)                              acquisition by the Offeror, pursuant to articles 319 and 321 of the Portuguese Companies Code, of the treasury shares required to carry out the aforesaid share capital reduction, delivering in consideration thereof shares representing the share capital of Portucel and that are already held by Semapa.

According to the proposals submitted by Sodim, the reasoning behind the foregoing resolutions is (i) the belief that the shareholding structure in Semapa and of Semapa in Portucel could be better rationalized if Semapa shareholders, other than Semapa itself or entities that are in any of the circumstances contemplated in article 20(1) of the Portuguese Securities Code in respect of Semapa, were allowed to exchange their Semapa Shares for Portucel Shares, if they so wished, and (ii) that this rationalization would replace both Semapa and Portucel’s small free float, aggravated by the doubling effect caused by Semapa’s main asset being precisely its 80% interest in Portucel’s voting rights, with a new larger concentration of free float in Portucel, resulting in inherent advantages for all shareholders.

It is also the Offeror and Target Company’s intention to continue to pursue both its own businesses and those of companies in a controlling or group relationship with it, as until now without the decrease in volume of net assets inherent in the share capital reduction materially affecting the Offeror and Target Company’s economic and financial balance in the event the Offer is successful.

In this regard, it is also worth noting that:

a) Sodim gave notice to the Offeror that it intends to exercise its squeeze-out right over Semapa shares set out in the referenced articles 194 et seq. of the Portuguese Securities Code should the respective conditions therefor be met and that equally enable the exercise of sell-out rights by the shareholders that have not accepted the offer and that corresponds to a minimum acceptance of 40.95% of Semapa Shares, corresponding to 43,615,732 shares from the 45.50% of the Semapa Shares targeted by the offer, which will only take place if, prior to Semapa’s share capital reduction, Semapa Shares representing 95.44% of the share capital thereof are among Semapa’s treasury shares and other Semapa Shares attributable to Sodim

b) the Offeror has made no decision on whether it will initiate its delisting in the future following the Offer as set out in article 27(1)(b) or (c) of the Portuguese Securities Code, in the event the squeeze-out conditions set out in articles 194 et seq. of the Portuguese Securities Code have not been met, but the conditions required for the Offeror to initiate its delisting have.

The Offeror and the entities that are in any of the circumstances contemplated in article 20(1) of the Portuguese Securities Code in respect of the Offeror have already waived their respective right to initiate the Offeror’s delisting following the Offer under article 27(1)(a) of the Portuguese Securities Code.

5.10                     Outcome of the offer

The outcome of the Offer shall be determined by a financial intermediary in which the acceptance orders are concentrated and will be disclosed on the second business day in Portugal after the end of the Offer Period, i.e. on July 28, 2015, at a time to be designated in the respective notice. BPI is responsible for determining and disclosing the outcome of the Offer.

The number of Semapa Shares acquired by the Offeror, as well the number of Portucel Shares and cash component to be delivered to accepting Offer recipients as consideration shall be determined as a result of the aforementioned determination of the outcome. The delivery of the shares that constitute the Offer consideration to investors that participate in the Offer will be undertaken by the registration of those shares by the financial intermediaries in the individual securities accounts of the respective purchasers. The outcome of the Offer shall be published in the Euronext Lisbon’s Bulletin available on the PSCom’s website at www.cmvm.pt.

Physical and financial settlement of the transaction is expected to take place on the second business day following the disclosure of the outcome of the Offer pursuant to Interbolsa Regulation 3/2004 and the respective notice, scheduled for July 28, 2015. Therefore, the settlement of the Offer is expected to take place on July 30, 2015.

5.11                     Interests of persons and entities involved in the offer

BPI, as the financial intermediary responsible for assisting the Offer, has a direct financial interest therein, by way of remuneration for services provided.

BPI’s remuneration for assistance services under the Offer will amount to a maximum of approximately €670,471 (in the event the whole of the 48,461,924 Semapa Shares targeted by the Offer are acquired). This remuneration, stipulated in the respective assistance agreement, naturally reflects market remuneration, in line with common practice in transactions of the nature and size of the Offer.

On the other hand, Banco BPI, S.A. - the entity that directly holds the whole of the share capital and inherent voting rights of BPI - is, as better detailed in section 7.2 the Prospectus, attributed voting rights inherent to 10,845,855 shares representing 10.18% of the voting rights in Semapa.

Specifically, this interest is held by the Banco BPI’s Pension Fund, managed by BPI Vida e Pensões - Companhia de Seguros S.A..

On the other hand, although benefitting from the attribution derogation set out in article 20-A of the Portuguese Securities Code, investment funds managed by BPI Gestão de Activos - Sociedade Gestora de Fundos de Investimento Mobiliário, S.A. (which is wholly and directly owned by Banco BPI, S.A.), hold 168,724 shares representing 0.16% of the voting rights in Semapa and an investment fund managed by the Luxembourg company, BPI Global Investment Management Fund Company, S.A. (also wholly and directly owned by Banco BPI, S.A.) holds 39,259 shares representing 0.04% of the voting rights in Semapa.

Therefore, these entities - the pension fund managed by BPI Vida e Pensões and investment funds managed by BPI Gestão de Activos and by BPI Investment Management Global Fund Company - are, to the extent of their respective interests, recipients of the Offer BPI is assisting.

In this respect, BPI believes it is organized and operates in full compliance with the legal provisions related with the prevention, identification and management of potential conflicts of interest. In particular and as also prescribed by law, BPI considers it has adopted and disclosed throughout the entire BPI Group (therefore including BPI itself, BPI Vida e Pensões, BPI Gestão de Activos and BPI Global Investment Management Fund Company) a conflict of interest policy appropriate to its size and structure and to the nature, size and complexity of its businesses.

In this context, BPI believes it has ensured that the assistance services under the Offer are provided with full independence.

5.12                     Expenses related to the Offer

The Offeror estimates it will incur Offer-related expenses in the amount of €1.2 million.

5.13                     Taxation

5.13.1             Introduction

This section summarizes the Portuguese tax rules, in force as of the date of this Prospectus, applicable to income arising from the ownership, disposal (including its exchange for other shares) and gratuitous acquisition of shares (ações) of the Issuer.

This section is a general summary of features of the Portuguese tax framework and does not purport to be a comprehensive description of all of tax considerations that may be relevant to any particular investor. It also does not contain detailed information about all special and exceptional regimes, which may give rise to tax consequences at variance with those described herewith.

The tax treatment of each type of potential investor described in each section applies exclusively to that type of potential investor. No analogy regarding the tax implications applicable to other type of potential investors should be drawn. Potential investors should seek individual advice about the implications arising from the acquisition, ownership and disposal of the Shares, in light of their specific circumstances.

This summary does not include any reference to the tax framework applicable in countries other than Portugal. The rules of any convention to prevent double taxation (a “Convention”) may have a bearing on Portuguese tax implications. Furthermore, the domestic provisions of other countries may exacerbate or alleviate such implications.

The meaning of the terms adopted in respect of every technical feature, including the qualification of the securities offered as “shares” (ações), the classification of taxable events, the arrangements for taxation and potential tax benefits, among others, is the one in force in Portugal as of the date of this Prospectus. No other interpretations or meanings, including those potentially employed in other countries, are intended.

The tax framework described in this section is subject to any changes in law and practices (and the interpretation and application thereof), including changes with retroactive effect.

5.13.2             Portuguese tax resident individuals

(a)                                Acquisition of shares for consideration

The acquisition of shares for consideration is not subject to Portuguese taxation.

(b)                                Income arising from the ownership of shares

Profits of the Issuer distributed to the owners of Shares are subject to personal income tax (Imposto sobre o Rendimento das Pessoas Singulares — “IRS”). IRS is withheld, at a 28 per cent. rate, when profits are made available. This represents a final withholding by the respective registration or depositing entity, releasing owners of the Shares from the obligation to disclose such income to the Portuguese tax authorities and from the payment of any additional amount of IRS. The withholding tax rate is increased to 35 per cent. when dividends are paid or made available to accounts opened in the name of one or more account holders on behalf of undisclosed third parties, unless the beneficial owner of such income is identified, in which case the standard rate applies.

Alternatively, owners of Shares may opt to declare such income on their tax returns, together with other income, provided that such income does not arise from business and professional activities. In this case, only half of the income arising from the ownership of Shares is taxable at the rate imposed by the relevant progressive tax brackets for the relevant year, up to 48 per cent., plus a 3.5 per cent. surtax in 2015 (sobretaxa extraordinária) on part of the taxable income resulting from the inclusion of such income in total income reported, plus certain income as defined by law which exceeds the annual minimum wage (currently €7,070) and a solidarity tax (taxa adicional de solidariedade) of up to 5 per cent. on taxable income exceeding €250,000 (2.5 per cent. on taxable income below €250,000, but exceeding €80,000). The progressive taxation under the IRS rules may then go up to 56.5 per cent.. Tax withheld is deemed a payment on account of the final tax due. Opting to declare income arising from the ownership of shares entails the need to aggregate such income with other income qualified as investment income, notably interest.

(c)                                 Capital gains and capital losses arising from the disposal of shares for consideration (including its exchange for other shares)

The annual positive balance between capital gains and capital losses arising from the disposal of Shares (including its exchange for other shares) for consideration, is taxed at a special 28 per cent. IRS rate.

For the purposes of computing taxable capital gains (i) the acquisition value, in the case of shares listed on a stock exchange, is determined by the cost (as documentarily evidenced) or, if that is not the case, the lowest price recorded in the two years prior to the date of disposal, (ii) the necessary and effectively incurred costs upon the acquisition and the disposal (e.g. trading expenses) are added to the acquisition value (the cost basis) of the shares, and (iii) shares that were acquired first are considered as being sold first (first in, first out method). The disposal proceeds correspond to the value of the assets or rights that are received by the investor, together with other amounts paid in cash (if any).

Alternatively, the owners of Shares may opt to declare such income on their tax returns, together with other income. In this case, capital gains are taxable at the rate imposed by the relevant progressive tax brackets for the relevant year, up to 48 per cent., plus a 3.5 per cent. surtax in 2015 (sobretaxa extraordinária) on part of the taxable income resulting from the inclusion of such income in total income reported, plus certain income as defined by law which exceeds the annual minimum wage (currently €7,070) and a solidarity tax (taxa adicional de solidariedade) of up to 5 per cent. on taxable income exceeding €250,000 (2.5 per cent. of taxable income below €250,000, but exceeding €80,000). Under IRS rules, the tax rate may then go up to 56.5 per cent.. Electing to declare the capital gains or capital losses arising from the disposal of shares for consideration on a tax return results in the need to aggregate such income with other income qualified as investment income, such as the redemption of bonds and other negotiable debt securities.

A negative balance between capital gains and capital losses can be carried forward (but only against income of the same nature) for five years if an individual elects to include capital gains as part of overall taxable income.

Losses arising from disposals for consideration in favor of counterparties subject to a clearly more favorable tax regime, namely counterparties resident for tax purposes in a country, territory or region listed in the Ministerial Order no. 150/2004 of 13 February 2004, as amended by Ministerial Order no. 292/2011, of 8 November 2011 (“Blacklist”), are disregarded for purposes of assessing the positive or negative balance referred to in the previous paragraphs.

(d)                                Gratuitous acquisition of shares

The gratuitous acquisition (per death or in life) of shares by Portuguese tax resident individuals is liable for Stamp Tax at a 10 per cent. rate. Spouses, partners in civil unions, ancestors and descendants avail of an exemption from Stamp Tax on such acquisitions.

5.13.3             Non-Portuguese tax resident individuals without a permanent establishment in Portugal to which income associated with the shares is imputable

(a)                                Acquisition of shares for consideration

The acquisition of shares for consideration is not subject to Portuguese taxation.

(b)                                Income arising from the ownership of shares

Profits of the Issuer made available to the owners of Shares are liable for IRS. IRS is withheld by the respective registration or depositing entity, at a 28 per cent. rate, when profits are made available. This represents a final withholding, releasing the owners of the Shares from the obligation to disclose such income to the Portuguese tax authorities and from the payment of any additional amount of IRS.

The abovementioned rate may be reduced pursuant to a Convention in force between Portugal and the country where the owner of the Shares is a resident for tax purposes, provided that both substantive and formal conditions on which the application of such benefit depends are duly observed. In broad terms, under Portuguese tax law, these formalities consist of the certification of the tax residence of the owner of the Shares which requires filling-out a specific form (Mod. 21-RFI) which should be certified by the competent authorities of the recipient’s State of residence or, alternatively, complement it with a document issued by the competent authorities of the recipient’s state of residence attesting the investor’s residence for tax purposes during the relevant period and the liability for tax in that state.

The withholding tax rate is increased to 35 per cent. if (i) the shareholder is an entity resident in a country, territory or region subject to a clearly more favorable tax regime, as listed in the Blacklist or (ii) payments are made to accounts opened in the name of one or more account holders on behalf of undisclosed third parties, unless the beneficial owner of such income is identified, in which case the standard rate applies.

(c)                                 Capital gains and capital losses arising from the disposal of shares for consideration (including its exchange for other shares)

The annual positive balance between capital gains and capital losses arising from the disposal of Shares (including its exchange for other shares) which do not benefit from an exemption, minus the necessary expenses that have been incurred with the acquisition and the disposal of Shares, is taxed at a 28 per cent. rate, which is increased to 35 per cent. in case the investor is located in a country, territory or region subject to a clearly more favorable tax regime, listed in the Blacklist. Alternatively, the owner of the Shares may opt to be subject to the rates that would result from the application of the IRS progressive rates, up to 48 per cent., provided that the owner of the Shares is resident in an EU Member State or an European Economic Area Member State but, in the latter case, only if arrangements are in force for the exchange of information in tax matters. In order to determine which of the progressive rates apply, all sources of income are considered, including those that are obtained outside the Portuguese territory, under the same rules that are applicable to resident individuals.

Capital gains or capital losses arising from disposals for consideration in favor of counterparties subject to a clearly more favorable tax regime, namely counterparties resident for tax purposes in a country, territory or region listed in the Blacklist, are disregarded for purposes of assessing the positive or negative balance referred to in the previous paragraphs.

There is no withholding tax obligation applicable to capital gains arising from the disposal of Shares, if subject to the Portuguese IRS rules; the investor shall submit an annual IRS return (Mod. 3 IRS) in order to assess the taxable capital gains.

Several IRS exemptions are set out in law, notably a tax exemption for capital gains arising from the disposal of shares for consideration. This exemption does not apply in case (i) the seller is resident for tax purposes in a country, territory or region subject to a clearly more favorable tax regime, listed in the Blacklist; or (ii) the capital gains arise from the disposal for consideration of shares in companies, the assets of which are directly or indirectly represented, in more than 50 per cent., by real estate or rights in rem in immovable property within the Portuguese territory.

In general terms, under the Conventions, Portugal is usually limited in its power to tax such capital gains. However, this tax treatment shall be assessed on a case-by-case analysis.

(d)                                Gratuitous acquisition of Shares

The gratuitous acquisition (per death or in life) of Shares by non—Portuguese tax resident individuals is not liable for Portuguese Stamp Tax.

5.13.4             Corporate entities resident for tax purposes in Portugal or with a permanent establishment to which income associated with the Shares is imputable

(a)                                Acquisition of Shares for consideration

The acquisition of Shares for consideration is not subject to Portuguese taxation.

(b)                                Income arising from the ownership of Shares

Profits of the Issuer made available to owners of Shares are liable for corporate income tax (Imposto sobre o Rendimento das Pessoas Colectivas — “IRC”). IRC is withheld by the respective registration or depositing entity, at a 25 per cent. rate, when profits are made available. This withholding represents an advance payment on account of the final IRC liability. IRC is levied on taxable income (computed as the taxable profit minus tax losses carried forward) at a rate of up to 21 per cent. (small and medium-sized enterprises, as defined by law and subject to the de minimis rule of the European Union, avail of a 17 per cent. IRC rate for the first €15,000 of taxable income). Municipal surcharge, at variable rates (as set by municipal bodies) of up to 1.5 per cent. of taxable profit may also apply. Moreover, corporate taxpayers who primarily perform an activity of commercial, industrial or agricultural nature and non-resident corporate taxpayers with a permanent establishment in Portugal are subject to a State surcharge of 3 per cent. on the portion of the taxable profit between €1.5 million and €7.5 million, of 5 per cent. on the portion of the taxable profits between €7.5 million and €35 million and of 7 per cent. on the portion exceeding €35 million.

If an owner of Shares is not taxed under the tax transparency regime and holds directly, or directly and indirectly, Shares representing at least 5 per cent. of the share capital or of the voting rights, profits made available by the Issuer will be disregarded for the purposes of computing taxable profit, provided the shares are held for a minimum uninterrupted period of twenty four months. If this holding period has already elapsed prior to the date on which the profits are made available, the owner is exempt from the withholding tax. In the event the minimum twenty-four months holding period only elapses after such date, the taxpayer may file for the reimbursement of the IRC withheld.

There is no obligation to withhold tax, partially or entirely, on profits of the Issuer made available to taxpayers exempt from IRC (for instance: the Portuguese Republic and other corporate entities subject to administrative law; corporate entities recognized as having public interest and charities; pension funds; retirement savings funds, education savings funds and retirement and education savings funds; venture capital funds; and shares savings funds, provided that, with respect to all the above funds, they are organized and operate in accordance with Portuguese law) or which benefit from a total or partial exemption on the profits made available by the Issuer, assuming that proof of such exemption is presented to the entity responsible for the payment.

An autonomous taxation, at a 23 per cent. rate, applies to profits distributed by the Issuer to entities which are totally or partial exempt from IRC (including investment income, in the case of a partial exemption) if the Shares are not held by those entities for a minimum period of one year, which may be completed after the date on which the profits are made available. This autonomous taxation is increased by 10 percentage points if the investor has had tax losses in the relevant year.

This withholding tax rate is increased to 35 per cent. when dividends are paid or made available to accounts opened in the name of one or more account holders on behalf of unidentified third parties, unless the beneficial owner of such income is identified, in which case the standard rate abovementioned applies.

Income derived by entities with seat or place of effective management in the Portuguese territory is subject to a 21,5 per cent. IRC rate. in case such entities do not primarily perform activities of a commercial, industrial or agricultural nature.

(c)                                 Capital gains and capital losses arising from the disposal of Shares for consideration (including its exchange for other shares)

Capital gains and capital losses are taken into consideration for the purposes of computing taxable profit subject to IRC. IRC is levied on taxable income (computed as taxable profit minus tax losses carried forward) at a rate of up to 21 per cent. (small and medium-sized enterprises, as defined by law and subject to the de minimis rule of the European Union, avail of a 17 per cent. IRC rate for the first €15,000 of taxable income). Municipal surcharge, at variable rates (as set by municipal bodies) of up to 1.5 per cent. of taxable profit may also apply. Moreover, corporate taxpayers who develop, primarily, an activity of commercial, industrial or agricultural nature and non-resident corporate taxpayers with a permanent establishment in Portugal are subject to a State surcharge of 3 per cent. on the portion of the taxable profit between €1.5 million and €7.5 million, of 5 per cent. on the portion of the taxable profits between €7.5 million and €35 million and of 7 per cent. on the portion exceeding €35 million.

If the owner of the Shares is not taxed under the tax transparency regime and holds Shares representing at least 5 per cent. of the share capital or of the voting rights, capital gains and capital losses resulting from the disposal for consideration of the Shares will be disregarded for purposes of computing the taxable profit, provided the Shares were held for a minimum uninterrupted period of twenty four months. However, even in such conditions, capital gains and capital losses will not be disregarded for purposes of computing the taxable profit if they arise from the disposal of shares in companies, the assets of which are directly or indirectly represented, in more than 50 per cent., by real estate or rights in rem in immovable property within the Portuguese territory (except for immovable property assigned to an activity of commercial, industrial and agricultural nature other than the purchase and sale of real estate). Only real estate and rights in rem in immovable property acquired after 1 January 2014 are relevant for the computation of said percentage.

For the purposes of computing capital gains and capital losses, the cost of acquisition of Shares held for at least two years prior to a disposal for consideration is adjusted on the basis of inflation indexes approved annually by the Ministry of Finance.

Capital losses related to a shareholding in a subsidiary are not deductible, up to the amount of a tax-free dividend distribution (under the rules set out above in “Corporate entities resident for tax purposes in Portugal or with a permanent establishment to which income associated with the shares is imputable — Income arising from the ownership of Shares”) or a tax-free capital gain (under the participation exemption set out above in “Corporate entities resident for tax purposes in Portugal or with a permanent establishment to which income associated with the shares is imputable — Capital gains and capital losses arising from the disposal of Shares for consideration — including its exchange for other shares”) made in the previous four years in respect of that subsidiary.

(d)                                Gratuitous acquisition of Shares

Increases in net worth not reflected in the profit and loss account of a given financial year and that arise from the gratuitous acquisition of Shares by a Portuguese tax resident corporate entities liable for IRC, even if exempt therefrom, or by permanent establishments to which they are imputable, are considered for the purposes of computing the taxable profit subject to IRC.

IRC is levied on taxable income (computed as taxable profit minus tax losses carried forward) at a rate of up to 21 per cent. (small and medium-sized enterprises, as defined by law and subject to the de minimis rule of the European Union, avail of a 17 per cent. IRC rate for the first €15,000 of taxable income). Municipal surcharge, at variable rates (as set by municipal bodies) of up to 1.5 per cent. of taxable profit may also apply. Moreover, corporate taxpayers who develop, primarily, an activity of commercial, industrial or agricultural nature and non-resident corporate taxpayers with a permanent establishment in Portugal are subject to a State surcharge of 3 per cent. on the portion of the taxable profit between €1.5 million and €7.5 million, of 5 per cent. on the portion of the taxable profits between €7.5 million and €35 million and of 7 per cent. on the portion exceeding €35 million.

5.13.5             Corporate entities not resident for tax purposes in Portugal and without a permanent establishment to which income associated with the Shares is imputable

(a)                                Acquisition of Shares for consideration

The acquisition of Shares for consideration is not subject to Portuguese taxation.

(b)                                Income arising from the ownership of Shares

Profits of the Issuer made available to owners of Shares are liable for IRC. IRC is withheld by the respective registration or depositing entity, at a 25 per cent. rate, when profits are made available. This represents a final withholding, releasing the owners of the Shares from the obligation to disclose such income to the Portuguese tax authorities and from the payment of any additional amount of IRC.

The above rate may be reduced pursuant to a Convention in force between Portugal and the country where the owner of Shares is resident for tax purposes, provided that both substantive and formal conditions on which the application of such benefit depends are duly observed. In broad terms, under Portuguese tax law, these formalities consist of the certification of the tax residence of the owner of the Shares which requires filling-out a specific form (Mod. 21-RFI) which should be certified by the competent authorities of the recipient’s state of residence or, alternatively, complement it with a document issued by the competent authorities of the recipient’s state of residence attesting the investor’s residence for tax purposes during the relevant period and the liability for tax in that state.

If the shareholder is an entity resident in a country, territory or region subject to a clearly more favorable tax regime, as listed in the Blacklist, the withholding tax rate is increased to 35 per cent.. The withholding tax rate is also 35 per cent. when dividends are paid or made available on accounts in the name of one or more holders but on behalf of unidentified third parties, except when the beneficial owner is identified, in which case the standard rate of 25 per cent. applies.

Profits of the Issuer made available to entities (i) in the European Union, (ii) in the European Economic Area (but only if the relevant member state is obliged to provide administrative cooperation on taxation equivalent to that which exists within the European Union), or (iii) in a jurisdiction with which Portugal has concluded a Convention to prevent double taxation setting out an obligation to exchange information, may be tax exempt in Portugal, as long as the recipient holds directly or directly and indirectly, for an uninterrupted period of at least twenty four months, at least 5 per cent. of the capital or voting rights of the Issuer and is subject to (and not exempt from), in (i), to one of the taxes foreseen in article 2 of the Directive 2011/96/EU, of 30 November, in (ii) and (iii), a tax equivalent to IRC, which in the case of (iii) must correspond to a rate of at least 60 per cent. of the IRC rate (12,6 per cent. in 2015). If the minimum twenty-four months holding period has already elapsed prior to the date on which the profits are made available, the owner is exempt from withholding tax. In the event the minimum twenty-four months holding period only elapses after such date, the taxpayer may request a refund of the IRC withheld. In order to avail of both the exemption or refund, it is necessary to comply with certain formalities required by Portuguese tax law, consisting in broad terms of the certification of compliance of all conditions mentioned above through specific documentation. This exemption also applies to entities resident in Switzerland, in accordance with an agreement between Switzerland and the European Union if, among other conditions, such entities hold a participation in a Portuguese company of at least 25 per cent. for a minimum period of two years.

(c)                                 Capital gains and capital losses arising from the disposal of Shares for consideration (including its exchange for other shares)

The annual positive balance between capital gains and capital losses arising from the disposal of Shares (including its exchange for other shares) and other assets indicated under Portuguese law, minus the costs necessary and effectively incurred in its acquisition and disposal, when subject to tax in Portugal for consideration, is taxed at a 25 per cent. rate.

Capital gains or capital losses arising from disposals for consideration in favor of counterparties subject to a clearly more favorable tax regime, namely counterparties resident for tax purposes in a country, territory or region listed in the Blacklist, are disregarded for purposes of assessing the positive or negative balance referred to in the previous paragraph.

No withholding tax is levied on capital gains arising from the disposal of shares which are subject to Portuguese tax; for the purposes of assessing and paying such taxable capital gains an investor should file a Portuguese annual corporate income tax form (Mod. 22 IRC).

Capital gains arising from the disposal of Shares for consideration are exempt from taxation, unless:

(i)                                  the seller is directly or indirectly held, by more than 25 per cent., by Portuguese tax resident entities;

(i)                                  the seller is resident for tax purposes in a country, territory or region subject to a clearly more favorable tax regime, listed in the Blacklist; or

(ii)                               the capital gains arise from the disposal for consideration of Shares in companies, the assets of which are directly or indirectly represented, in more than 50 per cent., by real estate or rights in rem in immovable property within the Portuguese territory, or in de jure or de facto holding companies that exercise control, as defined in article 13 of the General Regime of Credit Institutions and Financial Companies, approved by Decree-Law no. 298/92, of 31 December, over other companies, also deemed resident for tax purposes in Portugal, the assets of which are directly or indirectly represented, in more than 50 per cent., by real estate or rights in rem in immovable property within the Portuguese territory.

Regardless of the abovementioned Portuguese Tax Benefits Code capital gains exemption, under the Conventions, Portugal is usually limited in its power to tax such capital gains. However, this tax treatment shall be assessed on a case-by-case analysis.

(d)                                Gratuitous acquisition of Shares

The positive variation in worth arising from the gratuitous acquisition of Shares by corporate entities not resident for tax purposes in Portugal and without a permanent establishment to which they are imputable is taxed at a 25 per cent. rate. Under the Conventions, Portugal is usually limited in its power to tax such positive variation in worth. However, this tax treatment shall be assessed on a case-by-case analysis.

6                                      INFORMATION ON THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION

6.1                            Type and class of the securities that constitute the Offer consideration

The securities that constitute the Offer consideration are ordinary, nominative, book-entry shares, with the nominal value of 1 Euro each.

The Offer consideration is made up of a component in shares that corresponds to a maximum amount of 164,770,541 Portucel Shares, representing up to 21.47 % of the Issuer’s share capital.

6.2                            Legislation under which the securities targeted by the Offer were issued

The shares that constitute the Offer consideration were issued under the applicable Portuguese legislation, namely the Portuguese Companies Code and Portuguese Securities Code rules that govern the issue of securities representing the share capital of limited liability companies incorporated under Portuguese law and that are represented and integrated through a centralized system, namely the central securities depository required for trading on the regulated market, subject to the mandatory legal provisions set out in the Portuguese Securities Code and further applicable regulations.

6.3                            Type and representation of the shares that constitute the Offer consideration

The shares that constitute the Offer consideration are ordinary, nominative, book-entry shares that are integrated in the Central Securities Depository, with the ISDIN code PTPTI0AM0006.

The shares that constitute the Offer consideration are traded on the regulated market of Euronext Lisbon, managed by Euronext Lisbon — Sociedade Gestora de Mercados Regulamentados, S.A., under the PTI symbol.

The delivery of the shares that constitute the Offer consideration (physical settlement of the Offer) to investors that participate in the Offer will take place by registering those shares in the individual securities accounts of the respective purchasers, with financial intermediaries that are legally authorized to register book-entry securities and that have an account with the PSCom.

6.4                            Currency of the shares that constitute the Offer consideration

The shares that represent the Issuer’s share capital are issued in Euros.

6.5                            Rights, including any restrictions thereto, inherent to the shares that constitute the Offer consideration and procedures for the exercise thereof

All of the Issuers shares are of the same class and, pursuant to the Portuguese Companies Code and the Issuer’s Bylaws, the holder of one share becomes a shareholder in the Issuer with the acquisition thereof. This status brings with it all of the inherent rights and obligations set out in the Portuguese Companies Code and the Issuer’s Bylaws, except for the specific case of voting rights, given that the Issuer’s Bylaws provide that to earn the right to vote, shareholders must hold or form a group representing 1000 shares.

The most important rights inherent to the shares arising from company law and the Issuer’s Bylaws can be summarized as follows: the right to dividends from the Issuer’s net profits and the right to share in the Issuer’s assets in the event of its liquidation, the right to obtain information related to any matters to be discussed in general meetings, the right to attend and participate in general meetings, the right to vote, the right to contest corporate resolutions, the right of preemption in the subscription of new shares under share capital increases by cash contributions, unless such right is limited or suppressed by a general meeting resolution and the right to receive new shares from the Issuer under a share capital increase by incorporation of reserves.

Holding or being the owner of one of more Issuer Shares entails being subject to the Issuer’s Bylaws, notwithstanding the right to contest any provisions considered to contravene mandatory legal provisions that apply to the company, pursuant to and within the time frames prescribed by law.

For more detailed information on the rights and restrictions inherent to the shares that constitute the Offer consideration, please see section 20.2.1 of Chapter 20 — “Additional Information on the Issuer of the Shares that Constitute the Offer Consideration”. Concerning the tax regime applicable to holding and transferring the shares that constitute the Offer consideration, please see section 5.12 of Chapter 5 —“Description of the Offer”.]

6.6                            Any restrictions to the free transfer and encumbrance of the shares that constitute the Offer consideration

There are no bylaw restrictions to the transfer and encumbrance of the shares that constitute the Offer consideration.

6.7                            Any mandatory takeover bids

The Issuer is a listed company with the whole of its share capital admitted to trading on the Euronext Lisbon regulated market and, to that extent, is subject to the rules for voluntary and mandatory takeover bids (“Takeover Bids”), squeeze-outs and delistings.

The rules for mandatory Takeover Bids are set out in the Portuguese Securities Code, whose current version includes the amendments made by the diploma that transposed Directive 2004/25/EC of the European Parliament and of the Council of April 21, 2004 on takeover bids into Portuguese law.

Pursuant to article 187 of the Portuguese Securities Code, the duty to launch a mandatory Takeover Bid over the whole of the shares representing the share capital of a listed company and other securities issued by that company that grant the right to subscribe or acquire the respective shares applies to any person or legal entity that surpasses, directly or pursuant to article 20(1) of the Portuguese Securities Code, one-third or half of the voting rights corresponding to the company’s share capital.

Pursuant to article 20(1) of the Portuguese Securities Code, the calculation of the voting rights attributable to an investor with an interest in the share capital of a listed company takes into consideration both the shares over which that investor has ownership or usufruct and the voting rights:

(a)                              held by third parties in their own name, although on behalf of the investor;

(b)                              held by a company in a controlling or group relationship with the investor, under article 21 of the Portuguese Securities Code;

(c)                               held by owners of voting rights with whom the investor has entered into an agreement for the exercise of voting rights, unless, under such agreement, it is obliged to follow third party instructions;

(d)                              held, if the investor is a company, by the members of its management or supervisory bodies;

(e)                               that the investor is entitled to acquire as a result of an agreement with the respective owners;

(f)                                attaching to shares given as security to the investor or managed by or deposited with the investor, in case the corresponding voting rights have been attributed to him/her;

(g)                               held by owners of voting rights which the investor has been given discretionary powers to exercise;

(h)                              held by persons who have entered into an agreement with the investor seeking to acquire control of the company or frustrate the change of control or which otherwise constitutes an instrument of concerted influence over the company. For these purposes, pursuant to article 20(4) and 20(5) of the Portuguese Securities Code, any agreements pertaining to the transfer of the listed company’s shares are deemed to constitute an instrument for the exercise of concerted influence. This assumption may be rebutted before the PSCom;

(i)                                  are attributable to any entity mentioned in the previous paragraphs through the application, adapted as necessary, of a criteria mentioned in any other of those paragraphs.

Pursuant to article 188(1) of the Portuguese Securities Code, the consideration in a mandatory takeover bid cannot be less than the higher of the following amounts:

(a)                              the highest price paid by the offeror or by any individuals that are in any of the circumstances contemplated in article 20 of the Portuguese Securities Code in respect of the offeror, for the acquisition of securities of the same class, in the six months immediately prior to the date of publication of the preliminary announcement of the offer; and

(b)                              the weighted average price of those securities on the regulated market established during the same period.

However, if the consideration cannot be determined by reference to the above criteria or if the PSCom considers that the consideration, in cash or securities, offered by the offeror is not properly justified or is not fair due to being insufficient or excessive, the minimum consideration shall be set by an independent auditor appointed by the PSCom at the offeror’s expense

Pursuant to article 188(3) of the Portuguese Securities Code, the consideration, in cash or securities, offered by the offeror in a mandatory Takeover Bid shall be presumed unfair if:

(a)                              the highest price has been fixed by agreement between the purchaser and the seller through private negotiation;

(b)                              the securities in question have reduced liquidity by reference to the regulated market on which they are admitted to trading;

(c)                               the consideration has been determined based on the market price of the securities in question and that price, or the regulated market where they are admitted to trading, have been affected by exceptional events.

The consideration for the mandatory Takeover Bid may be in cash or securities. Securities are only admitted as consideration if they meet two cumulative conditions: (i) these securities must be of the same type as those targeted by the Takeover Bid and (ii) these securities are admitted or are of the same class of demonstrably liquid securities admitted to trading on a regulated market. Even if such conditions are met, however, if the offeror and any person that is in any of the circumstances contemplated in article 20 of the Portuguese Securities Code with regard to the offeror have acquired any shares representing the target company’s share capital for a consideration in cash in the six-month period preceding the preliminary announcement and until the closing of the Takeover Bid, an equivalent consideration in cash must be made available.

6.8                            Takeover Bids launched by third parties during the previous and current financial years

No Takeover Bids over the Issuer’s share capital were launched during the previous financial year.

7                                      INFORMATION ON THE OFFEROR, SHAREHOLDINGS AND AGREEMENTS

7.1                            Identity of the Offeror

The Offeror is Semapa — Sociedade de Investimento e Gestão, SGPS, S.A., a listed company incorporated as a limited liability company and its registered office is in Lisbon at Av. Fontes Pereira de Melo, 14, 10th floor, parish of Coração de Jesus.

7.2                            Voting rights

As at this date, holders of qualifying holdings in the Offeror’s share capital, calculated in accordance with article 20 of the Portuguese Securities Code, are as follows:

	Holder	No. shares	% shares and voting rights	% non- suspended voting rights

A -	Sodim, SGPS, S.A.	15.252.726	14,320%	14,321%
	Directors of Sodim
	Mafalda Mendes de Almeida de Queiroz Pereira Sacadura Botte	400	0,000%	0,000%
	Lua Mónica Mendes de Almeida de Queiroz Pereira	400	0,000%	0,000%
	Undivided inheritance of Maria Rita C.M.A. de Queiroz Pereira	16.464	0,015%	0,015%
	Cimigest, SGPS, S.A.	3.185.019	2,990%	2,991%
	Cimo - Gestão de Participações, SGPS, S.A.	16.199.031	15,209%	15,210%
	Longapar, SGPS, S.A.	22.225.400	20,867%	20,868%
	OEM - Organização de Empresas, SGPS, S.A.	535.000	0,502%	0,502%
	Sociedade Agrícola da Quinta da Vialonga, S.A.	625.199	0,587%	0,587%
	Subtotal:	58.039.639	54,492%	54,495%

B -	Banco BPI, S.A.	—	—	—
	Banco Português de Investimento, S.A. – own portfolio	3.294	0,003%	0,003%
	BPI Vida - Companhia de Seguros de Vida, S.A.	405.804	0,381%	0,381%
	Pension Funds managed by BPI Pensões - Sociedade Gestora de Fundos de Pensões, S.A.	10.362.388	9,729%	9,730%
	Investment Funds managed by BPI Fundos – Gestão de Fundos de Investimento Mobiliário, S.A.	1.237.518	1,162%	1,162%
	Subtotal:	12.009.004	11,275%	11,276%

C -	Bestinver Gestión, S.A. SGIIC	—	—	—
	Bestinver Empleo, F.P.	13.930	0,013%	0,013%
	Bestinver Bolsa, F.I.M.	2.319.127	2,177%	2,177%
	Bestinver Ahorro Fondo de Pensiones	198.347	0,186%	0,186%
	Bestinver Empleo III Fondo de Pensiones	2.221	0,002%	0,002%
	Bestinver Hedge Value Fund, FIL	1.280.612	1,202%	1,202%
	Bestinver Global F.P.	405.052	0,380%	0,380%
	Bestinver Mixto, F.I.M.	195.019	0,183%	0,183%
	Bestvalue F.I.	519.214	0,487%	0,488%
	Bestinver Prevision F.P.	38.849	0,036%	0,036%
	Divalsa de Inversiones SICAV	13.543	0,013%	0,013%
	Bestinver SICAV - Bestinfund	86.718	0,081%	0,081%
	Bestinver Empleo II, F.P.	3.571	0,003%	0,003%
	Bestinver Futuro EPSV	6.607	0,006%	0,006%
	Bestinver SICAV - Iberian	201.007	0,189%	0,189%
	Bestinver Renta F.I.M.	177.186	0,166%	0,166%
	Bestinver Consolidacion EPSV	1.975	0,002%	0,002%
	Bestinfond, F.I.M.	1.706.873	1,603%	1,603%
	Subtotal:	7.169.851	6,732%	6,732%

D -	Norges Bank (the Central Bank of Norway)	5.649.215	5,304%	5,304%

7.3                          Shareholdings held by the Offeror in the target company’s share capital

The Offeror is the direct holder of 5,530 treasury shares representing 0.005% of the Target Company’s share capital. The voting rights inherent to the treasury shares have been suspended, as prescribed by law.

In the last six months prior to the date of disclosure of the preliminary announcement, neither the Offeror nor any entity in any of the circumstances contemplated in article 20(1) of the Portuguese Securities Code in respect of the Offeror has acquired Semapa Shares.

As far as the Offeror and Target Company are aware, as at the date of disclosure of the preliminary announcement of the Offer (i.e. May 25, 2015) and as at the date of the resolution of the Offeror’s General Meeting that approved the Offer (i.e. June 23, 2015), entities that were in any of the circumstances contemplated in article 20(1) of the Portuguese Securities Code in respect of the Offeror and the Target Company held the following amounts of Semapa Shares, which, in relation to the latest list of qualifying holdings published, also includes shares held by a then member of the Semapa Audit Board :

Entity	No. of shares	% share capital and voting rights	% unsuspended voting rights
Sodim, SGPS, S.A.	15,252,726	14.320%	14.321%
Cimigest, SGPS, S.A.	3,185,019	2.990%	2.991%
Cimo - Gestão de Participações, SGPS, S.A.	16,199,031	15.209%	15.210%
Longapar, SGPS, S.A.	22,225,400	20.867%	20.868%
OEM - Organização de Empresas, SGPS, S.A.	535,000	0.502%	0.502%
Sociedade Agrícola da Quinta da Vialonga, S.A.	625,199	0.587%	0.587%
Duarte Nuno d’Orey da Cunha (Member of the Offeror’s Audit Board as at the date of disclosure of the Offer’s preliminary announcement and the date of the resolution of the Offeror’s General Meeting of June 23, 2015 that approved the Offer)	2,907	0.003%	0.003%
Mafalda Mendes de Almeida de Queiroz Pereira Sacadura Botte (Director of Sodim)	400	0.000%	0.000%
Lua Mónica Mendes de Almeida de Queiroz Pereira (Director of Sodim)	400	0.000%	0.000%
Undivided estate of Maria Rita C.M.A. de Queiroz Pereira	16,464	0.015%	0.015%
Total:	58,042,546	54.495%	54.498%

7.4                            Shareholder agreements

The Offeror is not aware of any shareholder agreements with a significant influence over the Target Company entered into by entities related to it under article 20(1) of the Portuguese Securities Code or by third parties.

The company is only aware of the continuous and open coordination of voting rights among Sodim, Cimigest, SGPS, S.A., Cimo - Gestão de Participações, SGPS, S.A., Longapar, SGPS, S.A., OEM - Organização de Empresas, SGPS, S.A. and Sociedade Agrícola da Quinta da Vialonga, S.A., as a result of which 54.479% of non-suspended voting rights are attributed to Sodim. This is greater than the 53.389% attributed due to direct and indirect holdings.

No agreements or arrangements are in place with other persons or entities by which the Offeror shall transfer any amount of the securities acquired through the Offer, following completion thereof.

7.5                          Agreements with members of the target company’s governing bodies

There are no agreements between the Offeror or any entity referred to in article 20(1) of the Portuguese Securities Code and members of the Target Company’s governing bodies.

7.6                          Market relations representative

The Offeror’s market relations representative is José Miguel Paredes. In addition to the company’s general contacts (+351 21 318 47 00), José Miguel Paredes may be contacted via email at jmparedes@semapa.pt.

8                                      INFORMATION ON THE OFFEROR OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION

8.1                          Issuer history and developments

8.1.1                  Legal and commercial name

The legal and commercial name of the Issuer is Portucel, S.A..

8.1.2                  Registration and identification number

The Issuer is registered with the Commercial Registry Office of Setúbal, under the sole registration and taxpayer number 503 025 798.

8.1.3                  Registered office, legal form and legislation governing the Issuer’s business

The Issuer is a limited liability company whose share capital is open to public investment. It is incorporated and operates under the laws of the Republic of Portugal, with registered office at Península da Mitrena — Sado, 2910-861, in Setúbal and with the telephone number (+351) 265 709 000.

8.1.4                  Date of incorporation and duration

Portucel — Empresa de Celulose e Papel de Portugal, EP, was incorporated in 1976 as a state-owned company by Decree-Law 554-A/76 of July 14, by the merger of several previously nationalized companies that operated in the cellulose business.

On May 31, 1993, a strategic restructuring of this company took place, whereby several of its businesses were detached into separate companies controlled by a holding company. In this context and pursuant to Decree-Law 39/93 of February 13, Portucel Industrial — Empresa Produtora de Celulose, S.A. was created by separating the assets of Portucel — Empresa de Celulose e Papel de Portugal, S.A..

By a public deed of December 4, 2000, Portucel Industrial — Empresa Produtora de Celulose, S.A. adopted the legal name of Portucel — Empresa Produtora de Pasta e Papel, S.A., having adopted its current name Portucel, S.A. on April 17, 2012.

The Issuer was incorporated for an indefinite amount of time.

8.1.5                  Milestones in the development of the Issuer’s business

The Issuer’s origins date back to the 1950’s. The Portucel Group went from being a paper pulp manufacturer to becoming an integrated manufacturer of pulp and uncoated fine printing and writing paper through its acquisition of Papéis Inapa, S.A., in 2000 and the acquisition of Soporcel - Sociedade Portuguesa de Papel, S.A., in 2001.

Since 2004, the Offeror is the Issuer’s majority shareholder.

In 2009, the Portucel Group inaugurated a new paper mill in Setúbal, which is associated with a co-generation plant that uses the most advanced technology in the world. The new mill elevated the Portucel Group to European leader in terms of production capacity of uncoated fine printing and writing paper(7) and Portugal came to hold the leading position in the European ranking of countries producing these types of papers. Also in 2009, the Portucel Group inaugurated new power plants to generate energy from biomass in Setúbal and Cacia.

(7) Source: EMGE - European Woodfree - May 2015

In 2010, the Issuer was granted a land use license covering approximately 173 thousand hectares in the Zambézia region of Mozambique. In August 2010, the Issuer inaugurated a new steam turbo generator in its biomass power plant in Figueira da Foz.

In 2011, the Issuer was granted a second concession of a land use license covering approximately 183 thousand hectares in the Manica province of Mozambique.

In January 2013, the Issuer began integrating into its accounts Soporgen, Sociedade Portuguesa de Produção de Electricidade e Calor S.A., whose business is generating electrical and stream energy, after having acquired the whole of its share capital from EDP, S.A..

In February 2015, construction began on a pellet plant in the State of South Carolina in the United States. The groundbreaking ceremony took place at the end of March and symbolically marked the beginning of the plant’s construction. Plant construction is expected to be completed in the third quarter of 2016. In February 2015, the Issuer signed an agreement to acquire the shares of AMS, thereby diversifying its business into tissue paper.

8.2                            Capital expenditures by the Issuer

This section describes the main capital expenditures by the Issuer for the 2012, 2013 and 2014 financial years.

The table below details the Portucel Group’s expansion and maintenance capital expenditures:

	Year ended on December 31,			Three months ended on March 31,
	2012	2013	2014	2014	2015
	(in millions €)
Paper / Pulp Production and Sale
Expansion	—	—	9.2	—	4.8
Maintenance	11.2	9	8.7	0.9	3.8
Energy
Expansion	—	—	1.6	—	0.1
Maintenance	14	5.1	2.7	0.1	0.5
Forestry
Expansion	—	0.4	24.7	—	1.7
Maintenance	2.7	0.9	0.6	0.1	—
Other capital expenditures(1)
Expansion	—	—	—	—	—
Maintenance	2.2	1.6	2.7	0.1	1.9
Total capital expenditures	30.1	16.9	50.3	1.3	12.8

Note:

(1)             Other capital expenditures are mainly investments in central structures.

Expansion expenses for the pulp segment in 2014 and the first quarter of 2015 relate to capital expenditures in increased capacity at the Cacia plant.

Maintenance expenses for pulp and paper production incurred in 2012 and 3013 relate to various replacements and repairs of plant equipment.

On the other hand, expansion expenses for the energy segment in 2014 relate to the beginning of the pellet plant construction project in the United States.

Maintenance expenses in the energy segment incurred in 2012 and 2013 relate mainly to capital expenditures for the reconditioning of the biomass boiler in the Setúbal plant and the repair of a turbo generator in the Cacia plant.

In turn, forestry expansion expenses in 2013 and 2014 relate to the implementation of the forestry plan in Mozambique.

Capital expenditures in the forestry segment recorded in 2012 include part of the investment made in capacity expansion at the Herdade de Espirra nursery. For additional information, please see section 9.1.2. — “Businesses”.

In 2012 and 2013, the Issuer did not obtain any specific financing for the execution of these projects, which remains the case for expenditures underway. They were funded with profits from its operations, borrowings under credit facilities and sales of debt securities.

8.2.1                  Increase in the Cacia plant’s capacity

In the second semester of 2014, the Issuer began a project to reinforce pulp production capacity in its Cacia industrial complex. This project is still underway and should increase the Issuer’s production capacity to 350 and 360 thousand tons, with important gains in competitiveness. The conclusion of this project is planned for the end of the first semester of 2015.

The Issuer estimates that the aggregate investment in this project between 2014 and 2015 will be of €56.3 million, of which nearly €10 million were invested in 2014.

8.2.2                  AMS Acquisition

The Issuer decided to diversify into the tissue paper business. Therefore, on February 9, 2015, it entered into an agreement for the acquisition of the shares representing the share capital of AMS, a company that owns and operates a tissue paper mill located in Vila Velha de Rodão, Portugal. This acquisition was concluded in June 4, 2015.

AMS has a current annual production capacity of 30,000 tons of tissue reels and 50,000 tons of converting (manufacturing the reels into the finished product), with 146 employees. AMS has a plan underway to double its tissue paper production capacity, whose conclusion is expected by September 2015. The aggregate investment in AMS, including the expenditures necessary for the current reinforcement of production capacity, is nearly €80 million. This conclusion of this investment is expected to take place in 2015.

8.2.3                  Mozambique

Through its subsidiary Portucel Moçambique, the Portucel Group currently has an integrated forestry production, cellulose pulp and energy project underway in Mozambique, which presently consists of developing forestry operations and may come to include construction of a pulp mill and an integrated power generation plant. This project arises from the a land use license granted to the Portucel Group in 2010 covering approximately 173 thousand hectares in the Zambézia region of Mozambique and a second concession of a land use license in 2011 covering approximately 183 thousand hectares in the Manica province of Mozambique. It is currently in a stage of intensified forestry operations and reinforcement of the operational base in the country.

In 2014, the Issuer took an important step in this project by signing an agreement with the International Finance Corporation (“IFC”), a World Bank subsidiary, in which the IFC undertook to acquire a 20% interest in the share capital of Portucel Moçambique. The acquisition of this interest in Portucel Moçambique should take place in the third quarter of 2015 and represents an investment of nearly 9.5 million USD (approximately €8.5 million at the 1.1218 exchange rate of June 15, 2015). The IFC’s aggregate investment in Portucel Moçambique’s share capital could reach 30.4 million USD (approximately €27.1 million at the 1.1218 exchange rate of June 15, 2015) in an initial phase of the project. Also in 2014, the Issuer completed the social and environmental impact study related to this project, which is important for progress in the forestation process and continued its construction of the first large capacity nursery in the Zambézia province, which is a decisive structure in the reinforcement of planted areas.

Therefore, until 2014, the Portucel Group registered an aggregate investment in the Mozambique project of €25 million, which are essentially associated to planting, preparing land and identifying industrially viable Eucalyptus species in the areas covered by the Portucel Group’s license from the Mozambican state.

8.2.4                  Pellets

In 2014, the Issuer began its investment in the construction of a pellet production plant, in the United States, namely in Greenwood, South Carolina. Pellets are wood and biomass derivatives used in energy production. With this project, the Issuer intends to leverage its experience in forestry processing and industrial processes, while entering a market undergoing considerable growth and that presents itself as a renewable and sustainable alternative to the use of fossil fuels in the industrial market, as well as in the commercial and domestic heating market. The construction of this plant in the United States will internationalize and diversify the Issuer’s industrial base. According to the plan underway, the Issuer estimates the pellet plant will have an installed capacity of 460 thousand tons, with an estimated aggregate investment by the Issuer in this project of USD 110 million (approximately €98 million at the 1.1218 exchange rate of June 15, 2015). In 2014, the Portucel Group paid €1.609 million for the purchase of the land where the pellet plant will be located. The remaining investment is expected to take place in 2015 and 2016.

During the first quarter of 2015, the Portucel Group formed a project team in Greenwood, South Carolina, led by internal staff and reinforced by local staff. The first phase of construction was awarded, having begun on February 3, 2015. The detail project and construction project were also awarded and nearly 90% of the value of the main equipment.

9                                      GENERAL OVERVIEW OF THE BUSINESSES OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION

9.1                            Issuer’s main businesses

9.1.1                  Introduction

The Issuer currently has five business areas, four of which correspond to the four operating segments under which it has presented its financial information since 2012: uncoated printing and writing paper (also known as integrated pulp and paper), bleached eucalyptus kraft pulp (also known as pulp stand alone), forestry and energy. The Issuer began its tissue paper production business with the acquisition of AMS on June 4, 2015.

At the end of 2014, the Issuer announced its investment in the construction of a pellet production plant in the United States. Pellets are wood and biomass derivatives used in energy production. Business in this area is not expected to begin before the plant’s construction is finalized, which is expected to take place in the third quarter of 2016.

The Issuer currently has an integrated forestry production, cellulose pulp and energy project underway in Mozambique. It is currently in a stage of intensified forestry operations and reinforcement of the operational base. For additional information, please see section 8.2 of Chapter 8 — “Information on the Offeror of the Shares that Constitute the Offer Consideration”.

The Portucel Group is the largest uncoated printing and writing paper manufacturer in Europe in terms of capacity (source: EMGE European Woodfree — May 2015), with an aggregate annual production capacity of 1.6 million tons of uncoated paper.

As regards bleached Eucalyptus kraft pulp, the Portucel Group has an annual production capacity of 1.4 million tons.

The Issuer has a diversified customer base, principally paper merchants, office suppliers, retailers, printers and converters, as well as paper manufacturers, namely tissue, specialty and decorative paper producers.

The Portucel Group is the largest national producer of renewable energy from biomass (source: data from the General Directorate of Energy and Geology (DGEG — Direção-Geral de Energia e Geologia)). The Issuer generates energy primarily from biomass and natural gas. The Issuer’s biomass is generated in two ways: in the production of bleached Eucalyptus kraft pulp and through residual forestry biomass from its forestry business. The Issuer has three renewable co-generation units from biomass, one in each of its pulp mills, a small fuel co-generation plant in Setúbal and two natural gas plants in Setúbal and Figueira da Foz, that generate electricity for the grid and supply steam to the paper mills. The Portucel Group has an additional two autonomous thermal power plants that generate energy from biomass in Cacia and Setúbal. They produce electricity, nearly all of which is sold to the national electric grid. The Portucel Group has an installed overall energy capacity of 2.5 TWh per year, mainly from co-generation plants.

The Portucel Group also has forestry businesses. Its forestry operations entail planting and harvesting renewable forests for the supply of wood, mainly for internal use at competitive costs.

The Portucel Group estimates it is the largest private forest manager in Portugal, with approximately 122,000 hectares of national forest land of which approximately 65,000 hectares are owned and the remainder are leased through long-term leases. The Issuer uses approximately 88,000 hectares of the forestland it manages for the production of pulp and paper, of which approximately 12,500 hectares are for environmental preservation. In order to optimize the output of its forests, the Portucel Group produces and sells cork and pinewood.

The Issuer manages a vertically integrated business that combines the forestry, paper pulp, energy and paper segments, thereby optimizing costs, increasing efficiency and taking benefit from synergies between the various business segments. Its business is further supported by applied research in forestry, pulp and paper through the RAIZ projects (Forest and Paper Research Institute - Instituto de Investigação da Floresta e Papel), developed in close cooperation with the respective Portucel Group business areas and several players in the national and international scientific and technological arenas. For additional information on the Issuer’s research and development activities, please see Chapter 13 — “Research and Development, Patents and Licenses of the Issuer of the Shares that Constitute the Offer Consideration”.

While the Issuer’s production facilities are located in Portugal, in 2014 79% of the Portucel Group’s revenues came from outside of Portugal. Also in 2014, 95% of its pulp and paper sales took place outside of Portugal, with the Issuer’s revenues in Portugal coming primarily from the energy business. In 2014, the Issuer sold pulp and paper in nearly 123 countries in five continents and the majority of its exports were to Europe and the United States.

9.1.2                  Businesses

(i)                                 Products and Businesses

Uncoated printing and writing paper (UWF)

The Portucel Group is dedicated to manufacturing and selling uncoated printing and writing paper, known as UWF paper, made from chemical pulp, for office and home use and the printing industry. UWF paper is known for its smoothness, brightness and uniformity and is generally produced for use in copiers, laser and digital imaging printing, as well as in advertising and promotional materials such as brochures, pamphlets, books, circulars and direct mail publications.

The Issuer is [the largest UWF paper producer in Europe, measured by capacity,] with an annual installed capacity of 1.6 million tons, which represents approximately 18% of Europe’s UWF paper capacity (source: EMGE European Woodfree — May 2015).

The Issuer has a vertically integrated business model, in which a substantial portion of the pulp it manufactures is integrated in the production of paper. The Issuer has two integrated pulp and paper production facilities in Figueira da Foz and Setúbal, including five paper machines and two pulp mills. For the year ended on December 31, 2014, the Portucel Group’s integrated pulp and paper segment generated revenues of €1.2 billion, representing nearly 81% of its total revenues. Europe and the United States are its main markets.

In 2014, nearly 72% of the Portucel Group’s paper sales volume came from Europe, 15% from the United States and the rest from other markets. The Issuer’s sales are focused on the high added-value segment of premium products, which represent approximately 55% of the Portucel Group’s UWF paper sales in Europe, and in sheeted products (cut-size and folio). In 2014, the Portucel Group’s sales mix by volume was nearly 78% sheeted products and 22% reels.

The Portucel Group maintains a strong focus on the branding of its paper products. The commercial strategy is focused on the sale of own brand products and the Navigator brand is among the most sold in the world. In 2014, the Portucel Group’s own brands grew by nearly 2% both on a global and a European level and represented nearly 63% of the Portucel Group’s total sales volume of paper.

The Issuer is European leader in the manufacturing of uncoated fine paper, including both office paper and paper for the graphical industry (source: EMGE European Woodfree — May 2015). The Issuer’s graphical industry portfolio includes some of the most recognized and used brands in Europe, available from 60g to 350g.

The Portucel Group’s main brands are:

Navigator: its quality has contributed towards making it one of the world’s bestselling premium office paper brands, according to the Issuer’s estimates. It is the most valuable branded product in Europe according to the Opticom 2013 study.

Discovery: Discovery is specifically designed for high-volume professional applications. Its concept, based on the paper’s light weight, enables efficient use of resources and better performance levels.

Pioneer: the Pioneer brand is a premium office paper brand which is specifically targeted at a female market and that, therefore, has supported the Laço institute in the fight against breast cancer over the last 10 years.

Inacopia: Inacopia was the first European office paper made from Eucalyptus globulus pulp and is particularly suited to color printing.

Soporset: is the main graphical brand of the Portucel Group, with a communication concept based on its high performance.

Inaset: Inaset was the first brand of offset paper made from Eucalyptus globulus.

Explorer: the Explorer brand is marketed to a younger professional office environment.

Target: in 2014 this brand reinforced its implementation by launching two new products - Target Personal 160 g/m2 and Target Professional 70 g/m2, papers with outreach to new consumer segments, due both to its high quality in special color applications and high volume applications and its reduced basis weight, with the resulting performance and environmental benefits.

Pulp

One of the Portucel Group’s primary activities is the production of bleached Eucalyptus kraft pulp, known as BEKP. The pulp is a fibrous material prepared by separating cellulose fibers from wood and is the most common raw material in paper production.

The Portucel Group’s pulp and paper segments are significantly integrated, as the Issuer uses the majority of the pulp it produces in its own paper operations. The Issuer sells the remaining pulp on the open market, almost exclusively in Europe primarily to the higher value-added specialty and decorative paper segments. The BEKP the Portucel Group produces is conducive to the production of paper with excellent printing quality, as well as high dimensional stability, opacity, brightness, and bulk.

At the date of this Prospectus, the Issuer has an annual installed capacity of 1.4 million tons and is one of the largest manufacturers of this raw material in the world, measured by installed capacity.

Production capacity is split across the Portucel Group’s three pulp facilities in Cacia, Figueira da Foz and Setúbal, all in Portugal. The majority of the Portucel Group’s pulp production is integrated with its UWF paper operations. In 2014, the volume of pulp production was approximately 1.4 million tons, with nearly 1.2 million tons, corresponding to nearly 83% of the total produced, being consumed internally in the Issuer’s own paper production. In 2014, the Portucel Group’s pulp segment generated revenues of €128.6 million, representing 8.3% of its total revenues. In 2013 and 2012, pulp sales represented 9% and 8.1% respectively of the Issuer’s turnover.

In 2014, nearly 94.1% of the Portucel Group’s pulp sales volume was sold in Europe and 1% in the United States.

Forestry

The Portucel Group believes it manages the largest private forestry operations in Portugal, with approximately 122,000 hectares of managed land of which approximately 53% are owned by it and approximately 47% are leased through long-term leases. Its forestry operations are based on the planting and harvesting of renewable forests to supply wood for internal use at competitive costs. The Portucel Group’s forestry operations focus mainly on growing Eucalyptus trees. The wood from this species has unique characteristics that provide excellent stiffness, thickness and opacity levels for paper, even at lower [basis weights] compared to other types of wood. As such, Eucalyptus globulus is known for its intrinsic qualities as raw material for pulp production. The Portucel Group uses approximately 88,000 hectares of the forestland it manages for the production of pulp and paper, of which approximately 12,500 hectares are for environmental preservation. In order to optimize the output of its forests, the Portucel Group produces and sells cork and pinewood.

The Portucel Group currently has an integrated forestry production, cellulose pulp and energy project underway in Mozambique, which consists of developing forestry operations and construction of a pulp mill and power generation facility. This project arises from the a land use license granted to the Portucel Group in 2010 covering approximately 173 thousand hectares in the Zambézia region of Mozambique and a second concession of a land use license in 2011 covering approximately 183 thousand hectares in the Manica province of Mozambique.

The Portucel Group believes the use of biotechnology and its strategy of sustainable development contribute to the success of its forestry operations by increasing productivity, reducing harvesting costs and optimizing production processes. Several other factors contribute to the success of its forestry operations, including advanced genetic improvement and harvesting technology and low average distances between its planted forests and mills. Substantially all of the forest land under the Portucel Group’s management in continental Portugal is certified according to the international systems of the FSC® — Forest Stewardship Council® (FSC /C010852) and the PEFC TM (Program for the Endorsement of Forest Certification). In January 2015, these forests represented 35% of the certified area under the FSC® and 49% of the certified area under the PEFC TM in Portugal. Certification is a voluntary, market-based practice that supports responsible forest management and provides a mechanism for companies to demonstrate their commitment to the responsible management of forests.

As a cornerstone to the Portucel Group’s strategy of deploying the best available biotechnology to its Eucalyptus forests and to the Portuguese forest owners that, ultimately, are the main suppliers of the raw material the Issuer buys, the Issuer decided to invest in the expansion of its main nursery, located at Herdade de Espirra, in Pegões, Portugal. This investment, in the total amount of €2.6 million made over various years up to 2012, optimized its forestry operations by selling high quality, certified plants to Portuguese forestry producers and planting them in areas under the Issuer’s management, with significant benefits for both forestry operators and the sector in general. The Portucel Group believes that, with this investment, it owns one of the largest nurseries of certified forest plants in Europe, with an annual production capacity of 12 million plants, of which 6 million are from controlled vegetative reproduction (clonal reproduction), 4 million are from Eucalyptus seedlings and 2 million are from native and ornamental species from the Portuguese forest.

Energy

The Portucel Group is the largest national producer of renewable energy from biomass. In 2014, it produced nearly 50% of the electricity produced in Portugal by developing this renewable resource (source: data from the General Directorate of Energy and Geology (DGEG — Direção-Geral de Energia e Geologia)).

In 2014, the Portucel Group’s production of electricity reached 2.392 GWh, with a 1.4% increase relative to the preceding year. The Portucel Group sold a total of 2.184 GWh to the grid. In 2014, the Portucel Group’s total production of electricity was nearly 5% of the total national production.

The Portucel Group has eight energy plants with 2.5 TWh/year of installed capacity. It operates six co-generation plants, plants that generate electric and thermal energy: one at Cacia, two at Figueira da Foz and three at Setúbal. The Portucel Group also operates two thermoelectric biomass power plants dedicated to electricity production, from which substantially all the electricity produced is sold to the grid, with an electrical power capacity of 12.5 MW each, located at the Cacia and Setúbal sites.

The Portucel Group’s six co-generation plants generate both electricity and steam used in its pulp and paper production processes. All co-generation plants operate with high efficiency in accordance with EU Directives and Portuguese law. The biomass utilized in the Portucel Group’s plants is derived from the byproducts of its pulp mills (namely, black liquor, which is a wood cooking byproduct) and residual forestry biomass from forest activities. Two of the Issuer’s plants are combined cycle natural gas plants that supply the paper mill production at our Figueira da Foz and Setúbal sites.

Electricity production is a regulated activity subject to the Portuguese Electric System General Framework’, which sets out the main rules regarding the organization and functioning of the electric system.

The Electric System General Framework distinguishes between two different regimes for power production: power production under the general regime and power production under the special regime.

The general regime refers to energy production that is not subject to a special legal regime (e.g. hydroelectric plants, coal and natural gas power plants), whereas the special regime refers to energy production activities that are subject to special legal regimes, such as co-generation and renewables.

Energy production activities under the special regimes are generally subject to certain financial incentives (feed-in-tariffs). However, the most recent legal changes have reduced the applicable financial incentives.

At the date of this Prospectus, substantially all of the electricity the Portucel Group produces is sold to the national electricity grid at tariffs set out by the government (that represented approximately 9% of revenue in 2014) and nearly all the energy required by the Issuer’s facilities to cover production needs is purchased separately at a market rates. The Issuer’s pulp and paper manufacturing facilities are self-sufficient in terms of production of thermal energy and at a surplus in terms of electricity.

(ii)                             New business areas

The Issuer decided to diversify to new business areas. Therefore, at the end of 2014, it announced the development of a pellet production project and, in February 2015, disclosed it had entered the tissue paper business.

Pellets

For additional information on the announced investment in the construction of a pellet production plant, in the United States, please see section 8.2 — “Capital expenditures of the Issuer”.

Tissue

At the beginning of 2015, the Issuer entered the tissue paper business, by purchasing AMS, located in Vila Velha de Rodão, in Portugal.

The tissue paper industry covers a wide range of paper hygiene products for domestic and professional use, such as paper towels and napkins.

AMS is present in the professional market segment where it supplies hotel, restaurant, catering, industry and service company clients and is also present in the domestic use market. AMS sells its products in Portugal, Spain, France, Morocco and some Portuguese-speaking African markets.

AMS has a current annual production capacity of 30,000 tons of tissue reels and 50,000 tons of converting (manufacturing the reels into the finished product), with 146 employees. AMS has a plan underway to double its tissue paper production capacity, whose conclusion is expected to take place in the third quarter of 2015.

The acquisition of AMS allows the Issuer to quickly enter the business dynamic of tissue paper, while benefiting from an established customer base. On the other hand, the Issuer’s paper pulp production business allows it to bet on the organic growth of this business, by directly integrating pulp manufactured by the Issuer in the manufacture of tissue paper. Related to this, the Issuer is analyzing the possibility of installing integrated tissue paper machines in its Cacia pulp mill, as well as tissue paper processing lines close to its end markets in order to gain competitive advantages at an industrial, logistic and commercial level.

9.2                            Issuer’s main markets

9.2.1                  Main markets

While all of the Portucel Group’s production facilities are located in Portugal, it exports approximately 95% of its market-bound pulp and paper production. In 2014, the Issuer sold its pulp and paper products in nearly 123 countries in five continents, with the bulk of its exports going to Europe and the United States. The main markets to which the Issuer exports are: Germany, Spain, France, the United States, Italy, the United Kingdom, the Netherlands, Belgium, Turkey and Switzerland. The ability to focus on key clients and sectors, maintaining a diversified client base, is essential to the Issuer’s continued success. Notwithstanding, the Portucel Group has increased its presence in new markets that show good development potential, such as Africa, Latin America and the Middle East.

The Issuer has a diversified customer base, principally paper wholesalers, office suppliers, tissue paper manufacturers, retailers, printers and converters, as well as paper manufacturers, namely tissue, specialty and decorative paper producers. The Issuer has 13 commercial subsidiaries: 11 in Europe, one in the United States and one in Morocco.

The majority of its sales are sold through paper merchants. The Portucel Group’s largest paper customer accounts for 11% of its sales for this product.

The table below shows the weight each business segment used by the Issuer in preparing its financial information had in the period covered between 2012 and 2014, detailed by region of destination:

Sales and services rendered by business segment and region of destination

Amount in Euros:	2012	2013	2014	1Q2015	1Q2014
Europe
Integrated pulp and paper	858,147,638	888,948,659	898,732,203	224,914,365	222,947,372
Pulp stand alone	118,921,699	137,465,006	121,016,846	29,831,881	25,000,887
Energy	179,739,641	146,905,409	142,487,059	36,764,051	36,720,038
Forestry	4,620,485	7,505,541	17,984,680	3,110,812	1,270,685
Non-allocated(1)	2,494,896	4,690,714	5,930,227	1,494,335	2,519,967
	1,163,924,359	1,185,515,329	1,186,151,015	296,115,445	288,458,950
U.S.
Paper	168,995,937	179,199,646	186,810,104	45,330,455	35,538,835
Pulp	2,431,656	1,751,814	1,008,355	0	388,392
	171,427,593	180,951,460	187,818,459	45,330,455	35,927,227
Other Markets
Paper	166,059,059	150,049,673	161,724,251	46,258,707	35,961,633
Pulp	204,128	14,092,968	6,585,690	1,096,386	4,987,542
	166,263,187	164,142,641	168,309,941	47,355,093	40,949,176
Total	1,501,615,139	1,530,609,430	1,542,279,415	388,800,993	365,335,353

Notes:

(1)              Includes sales from the insurance brokerage business and income from brokering the sale of various products and services.

In 2014, the sales in the energy and non-allocated segments took place in Portugal and the sales in the forestry segment took place in Portugal and Spain, while in 2012 and 2013, the sales from these three segments took place only in Portugal.

In 2014, nearly 79% of the Issuer’s revenues came from outside of Portugal and the Issuer exported nearly 95% of its paper and pulp production. The revenues obtained in Portugal came essentially from the energy segment. In 2013, approximately 80% of the Issuer’s revenues came from outside Portugal and it exported nearly 95% of its paper and pulp production to nearly 118 countries. In 2012, nearly 83% of the Issuer’s revenues came from outside Portugal and it exported nearly 95% of its paper and pulp production to nearly 113 countries.

9.2.2                  Main competitors

The international markets for pulp and paper products are highly competitive and involve a large number of producers worldwide. The Portucel Group’s main competitors in the paper segment include: Domtar, International Paper, Metsa, Mondi, StoraEnso and UPM. Its main competitors in BEKP pulp include: Altri, Arauco, CMPC, ENCE, Fibria and Suzano. There are also a handful of local and regional mid-sized producers of either pulp, paper or both. As an integrated pulp and paper producer, the Portucel Group competes not only with other integrated pulp and paper producers, but also with companies that produce only pulp or paper.

Some of the Issuer’s competitors are located closer to its main markets in Western Europe and in North America, giving them some advantage in terms of logistical costs. In order to counteract these disadvantages, the Portucel Group works to consistently improve the value of its products and focus on product innovation and differentiation. Its pulp competitors in the southern hemisphere in countries like Chile and Brazil have significantly lower production costs, which requires the Portucel Group invest in maintaining a competitive cost structure, while producing high-quality products. Its competitive position is affected by many factors, including the efficient operation of its mills, the availability, quality and cost of goods sold such as wood, energy, water and chemicals, and the availability of labor and suppliers to service the markets for pulp and paper.

10                               ORGANIZATIONAL STRUCTURE OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION

10.1                     Brief description of the Portucel Group and the Issuer’s position therein

The Issuer is the parent company of the Portucel Group, whose main business focus is on the following business sectors: forestry, UWF pulp and paper, energy production and, more recently, tissue paper.

The Issuer is a parent company of a group made up of the Issuer and the companies identified in section 10.2 below of this Prospectus.

In turn, the Issuer falls within the Offeror’s consolidation perimeter and 75.85% of its share capital is held by the Offeror.

10.2                     Shareholding diagram

The following organizational chart graphically shows the Portucel Group’s shareholding positions:

Portucel
PortucelSoporcel Internacional, SGPS 100%
Portucel Moçambique 75%
Portucel Finance 75%
Colombo Energy INC 75%
25%
25%
25%
Aboutbalance 100%
AMS 100%
Portucel Florestal 100%
PortucelSoporcel Floresta, SGPS 100%
Viveiros Aliança 100%
Sociedade de Vinhos Herdade Espirra 100%
Raiz 94%
Enerforest 100%
Atlantic Forests 100%
Portucel Soporcel Florestal 100%
Afocelca ACE 64,8%
Bosques do Atlântico, SL 100%
Gavião, S.A. 100%
Soporcel 100%
PortucelSoporcel Participações, SGPS 100%
Empremédia 100%
Headbox 100%
Cutpaper ACE 50%
EMA 21 100%
EMA Cacia ACE 90%
EMA Figueira da Foz ACE 88,9%
EMA Setúbal ACE 92,1%
Arboser 100%
Eucaliptusland 100%
Portucel Soporcel Serviços Partilhados 100%
PortucelSoporcel Parques Industriais 100%
CELCACIA 99,93%
0,07%
PortucelSoporcel Tissue 100%
PortucelSoporcel Pulp, SGPS 100%
Soporcel Pulp 100%
CELSET 100%
Portucel International Trading GmbH 100%
33,33%
Portucel Soporcel Abastecimento de Madeira, ACE
33,33%
33,33%
PortucelSoporcel Papel, SGPS 100%
About The Future 100%
Portucel Papel Setúbal 100%
PortucelSoporcel North America 100%
Portucel Soporcel Sales & Marketing, NV 75%
25%
Portucel Soporcel Lusa 100%
PSSM Sucursal em Portugal 100%
Portucel Soporcel Fine Paper 100%
25%
Portucel Switzerland 75%
Portucel Soporcel France 100%
Portucel International 100%
PortucelSoporcel Polónia 100%
Portucel Soporcel Eurasia 100%
Portucel Soporcel Espanha 100%
Portucel Soporcel Netherlands BV 100%
Portucel Soporcel U.K. 100%
Portucel Soporcel Austria 100%
PortucelSoporcel Afrique du Nord 100%
Portucel Soporcel Deutschland 100%
Portucel LLC 100%
Portucel Soporcel Itália 100%
PortucelSoporcel Energia, SGPS 100%
PortucelSoporcel Cogeração de Energia 100%
Enerpulp 100%
SPCG 100%

10.3                     List of subsidiaries

The following table lists the companies included in the Issuer’s consolidated financial statements as at this date, their registered office, main business and percentage of share capital held.

Name	Registered Office	Corporate Scope	% of Share Capital (directly held)	% of Share Capital (indirectly held)
About the Future - Empresa Produtora de Papel, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Sale and production of paper, paper derivatives and related products.		100%

Aboutbalance SGPS, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Holding Company	100%

AMS - BR Star Paper, SA.	Estrada Nacional 241, Zona Industrial, 6030-245 Vila Velha de Rodão, Portugal.	Sale of toiletries, paper and paper derivatives.		100%

ARBOSER - Serviços Agro-industriais, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Provision of services related to forestry and agricultural activities and paper pulp industries.		100%

Atlantic Forests - Comércio de Madeiras, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Sale of wood and production and sale of biomass and other forest byproducts, waste management for energy purposes, forestry, management of logistic timber parks, reception, sorting, measurement, storage and shipping timber or its derivatives.		100%

Bosques do Atlantico, SL.	Calle Pez Volador, 38, 28007 Madrid, Spain.	Supply, logistics and sale of wood and biomass, and forestry wood and biomass operations.		100%

CELCACIA - Celulose de Cacia, S.	Instalações da Portucel, Rua Bombeiros da Celulose, 3800-538 Cacia, Portugal.	Manufacture of wood pulp, its derivatives and related products.	0.01%	99.99%

CELSET - Celulose de Setúbal, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Manufacture of wood pulp, its derivatives and related products.		100%

Columbus Energy, Inc.	550 S. Main Street, Suite 400, P.O Box 10208, Greenville, SC, 29603, United States of America	Production of biomass pellets and energy.	25%	75%

EMA21 - Engenharia e Manutenção Industrial Século XXI, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Provision of supplementary technical services for industrial production, particularly in		100%

Name	Registered Office	Corporate Scope	% of Share Capital (directly held)	% of Share Capital (indirectly held)
		the areas of maintenance, engineering, quality and environment, and safety.

EMPREMÉDIA - Corretores de Seguros, SA.	Rua de S. José, 35-2º A, 1150-321 Lisbon, Portugal.	Insurance brokerage.		100%

ENERFOREST - Empresa de Biomassa para Energia, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Production and sale of biomass, waste management for energy purposes and supply, logistics and sale of wood.		100%

ENERPULP - Cogeração Energética de Pasta, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Production and sale of electricity and thermal energy, using the cogeneration process.		100%

EUCALIPTUSLAND - Sociedade de Gestão de Património Florestal, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Forest management.		100%

Gavião - Sociedade de Caça e Turismo, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Management of hunting resources, namely promotion and planning in order to breed game animals and operate hunting grounds, as well as the provision of tourism-oriented and related services		100%

HEADBOX - Operação e Controlo Industrial, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Provision of operating services for industrial equipment and maintenance. and control of pulp and paper industry processes and products.		100%

Portucel Finance Spółka Z Ograniczoną Odpowiedzialnością	ul. PUŁAWSKA, nr 476, 02-884 Warsaw, Poland.	Provision of financial services, financing transactions (except insurance and pension funds), buying and selling real estate, consultancy, advertising and market research, among others.		100%

Portucel Florestal - Empresa de Desenvolvimento Agro-florestal, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Agricultural and forestry activity.	100%

Name	Registered Office	Corporate Scope	% of Share Capital (directly held)	% of Share Capital (indirectly held)
Portucel International Trading, GmbH	Gertrudenstr. 9, D-50667 Köln, Germany.	Sale of paper, wood pulp, related products and provision of services related therewith.	100%

Portucel LLC	Prosvirin Lane, room 4, Moscow, Russian Federation.	Promotion, marketing and customer services in Russia.		100%

Portucel Moçambique - Sociedade de Desenvolvimento Florestal e Industrial, SA.	Rua Dar-Es-Salam, 347, Maputo, Mozambique.	Agriculture and forestry for the production of wood pulp, paper pulp and energy and their derivatives, and related products.	25%	75%

Portucel Papel Setúbal, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Manufacture of paper, paper derivatives and related products.		100%

Portucel Soporcel Afrique du Nord, SARLAU	Casablanca 20.190-Zénith Millenium-Imm 1-Bureau 408, Lot Attaouifik-Sidi Maârouf, Morocco.	Intermediation and provision of services in the field of paper and paper pulp commerce.		100%

Portucel Soporcel Austria GmbH	Fleschgasse 32, 1130 A, Vienna, Austria.	Sale of paper, wood pulp, related products and provision of services related therewith.	100%

Portucel Soporcel Deutschland GmbH	Gertrudenstr. 9, 50667 Cologne, Germany.	Sale of paper, wood pulp, related products and provision of services related therewith.		100%

Portucel Soporcel España SA.	C/ Caleruega, 102-104, 3.º Dcha., 28033 Madrid, Spain.	Sale of paper, wood pulp, related products and provision of services related therewith.		100%

Portucel Soporcel EURASIA Kağit ve Kağit Ürünleri Sanayi ve Ticaret Anonim Şirketİ	MASLAK MH Veko Giz Plaza Meydan Sok. No: 3/45 K.14, Room: 1405 Maslak/ Sariyer, Turkey.	Promotion, marketing and customer services in Turkey, Greece, Malta and Cyprus.	100%

Portucel Soporcel France EURL	20 rue Jacques Daguerre, 92500 Rueil Malmaison, France.	Sale of paper, wood pulp, related products and provision of services related therewith.		100%

Portucel Soporcel International LTD	Rue du 31-Décembre 47, c/o Baker Tilly Spiess SA, 1207 Geneva, Switzerland.	Sale of paper and related products and customer services in Switzerland.		100%

Portucel Soporcel Italia, SRL	Via Verona, 8/A, 37012 Bussolengo (VR), Italy.	Sale of paper, wood pulp, related products		100%

Name	Registered Office	Corporate Scope	% of Share Capital (directly held)	% of Share Capital (indirectly held)
		and provision of services related therewith.

Portucel Soporcel Netherlands BV	Industrieweg 16, 2102LH, Heemstede, the Netherlands.	Sale of paper, wood pulp, related products and provision of services related therewith.		100%

Portucel Soporcel North America, INC.	40, Richards Avenue, Norwalk CT 06854, United States of America.	Sale of paper, wood pulp, related products and provision of services related therewith.		100%

Portucel Soporcel Poland Spółka Z Ograniczoną Odpowiedzialnością	ul. Chłodnej 51, 00-867 Warsaw, Poland.	Promotion, marketing and customer services in Poland, Estonia, Lithuania and Kaliningrad.		100%

Portucel Soporcel Sales & Marketing, NV.	Collines de Wavre, Avenue Pasteur 6 H, 1300 Wavre, Belgium	Sale of paper.	25%	75%

Portucel Soporcel Switzerland LTD	rue du 31-Décembre 47, c/o Baker Tilly Spiess SA, 1207 Geneva, Switzerland.	Provision of advisory services, structuring and execution of financings, sales and sale promotion, market research, administrative and commercial assistance, among others.	25%	75%

Portucel Soporcel UK LTD.	Oaks House,Suite 4A, 16/22 West St EPSOM, Surrey KT18 7RG, United Kingdom.	Sale of paper, wood pulp, related products and provision of services related therewith.		100%

PortucelSoporcel Cogeração de Energia, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Production and sale of thermoelectric energy.		100%

Portucelsoporcel Energia, SGPS, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Holding Company	100%

PortucelSoporcel Fine Paper, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Sale of paper and related products, and the ancillary provision of associated services.		100%

PortucelSoporcel Floresta, SGPS, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Holding Company	100%

Portucel Florestal - Empresa de Desenvolvimento Agro-florestal, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Forestry and agriculture and provision of related services.		100%

Name	Registered Office	Corporate Scope	% of Share Capital (directly held)	% of Share Capital (indirectly held)
PortucelSoporcel Internacional, SGPS, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Holding Company	100%

PortucelSoporcel Lusa, Unipessoal. Lda.	Edifício Fabril da Soporcel, Lavos, Figueira da Foz, Portugal.	Sale of paper products, its derivatives or related products, and provision of related services.		100%

PortucelSoporcel Papel, SGPS, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Holding Company	100%

PortucelSoporcel Parques Industriais, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Management of industrial property.	100%

PortucelSoporcel Participações, SGPS, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Holding Company	25.14%	74.86%

PortucelSoporcel Pulp SGPS, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Holding Company	100%

PortucelSoporcel Serviços Partilhados, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Provision of management and consultancy services and advisory services in finance, tax, accounting, management planning and control, information technology, procurement, human resources and related areas.		100%

PortucelSoporcel Tissue, S.A.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Manufacture and processing of paper and the sale of toiletries, paper and paper derivatives.	100%

RAIZ - Instituto de Investigação da Floresta e do Papel	Quinta de S. Francisco, Apartado 15, 3801-501 Eixo, Portugal.	Research in the pulp and paper industry (including related forestry activities); consultancy, training and cooperation with universities and research centers in that field.		94%

Sociedade de Vinhos da Herdade de Espirra - Produção e Comercialização de Vinhos, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Production, sale and distribution of wine and other wine products, whether own brands or third party brands.		100%

Soporcel Pulp -	Pólo Industrial da	Manufacture of wood		100%

Name	Registered Office	Corporate Scope	% of Share Capital (directly held)	% of Share Capital (indirectly held)
Sociedade Portuguesa de Celulose, SA.	Soporcel, Lavos, Apartado 5, 3081-851 Figueira da Foz, Portugal.	pulp.

Soporcel - Sociedade Portuguesa de Papel, SA.	Lavos, Apartado 5, 3081-851 Figueira da Foz, Portugal	Manufacture of wood pulp.	100%

SPCG - Sociedade Portuguesa de Co-geração Eléctrica, SA.	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Production and sale of thermoelectric energy.		100%

Viveiros Aliança - Empresa Produtora de Plantas, SA.	Herdade de Espirra, 2985-270 Pegões, Portugal.	Production of plants in nurseries, their sale and distribution.		100%

The Issuer also carries on business through consortiums (“ACE”) with entities outside the Portucel Group. The following is a list of the ACEs of which Portucel Group companies are a part.

Name	Registered Office	Corporate Scope	% of Share Capital (directly held)	% of Share Capital (indirectly held)

AFOCELCA - Agrupamento Complementar de Empresas para Protecção Contra Incêndios, ACE	Herdade da Caniceira, 2205 S. Miguel de Rio Torto, Portugal.	Provision of services in prevention, alert, fighting and aftermath of forest fires.		64.8%

Cutpaper - Transformação, Corte e Embalagem de Papel, ACE	Edifício Fabril da Soporcel, 3090-458 Lavos, Portugal.	Processing, cutting, packing, storage and shipment of paper products.		50%

EMA CACIA – Engenharia e Manutenção Industrial, ACE	Instalações da Portucel, 3800-536 Cacia, Portugal.	Procurement of engineering and industrial maintenance services for the Cacia mill.		90%

EMA Figueira da Foz - Engenharia e Manutenção Industrial, ACE	Instalações Fabris da Soporcel, Apartado 5, 3081-851 Figueira da Foz, Portugal.	Procurement of engineering and industrial maintenance services for the Figueira da Foz mill.		88.9%

EMA Setúbal - Engenharia e Manutenção Industrial, ACE	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Procurement of engineering and industrial maintenance services for the Setúbal mill.		92.1%

Name	Registered Office	Corporate Scope	% of Share Capital (directly held)	% of Share Capital (indirectly held)

Portucelsoporcel Abastecimento de Madeira, ACE	Pólo Industrial da Portucel, Mitrena, 2910-738 Setúbal, Portugal.	Supply, logistics and sale of wood.	33.3%	66.6%

11                                 PROPERTY, FACILITIES AND EQUIPMENT OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION

In Portugal, the Issuer has 4 industrial complexes and approximately 122,000 hectares of forest allocated to its business.

In Mozambique, the Issuer has a concession of approximately 173,000 hectares of forest in the province of Zambézia and approximately 183,000 hectares of forest in the province of Manica, including a nursery in Zambézia.

In the United States, namely in Greenwood, the Issuer has 78 hectares of land for the construction of a pellet factory, whose construction began in February 2015.

The Issuer also has facilities associated to the commercial activities of 19 subsidiaries located in different geographic markets, as detailed below:

Location of commercial units

Europe	Amsterdam, Cologne, Geneva, London, Madrid, Moscow, Paris, Warsaw, Verona and Wavre

United States	Norwalk, Dallas and California

Africa	Casablanca and Maputo

Asia	Istanbul

Save for a mortgage over several warehouse and industrial buildings belonging to AMS and a pledge over certain of AMS’ industrial equipment, which were provided as security under financing agreements, there are no further charges or encumbrances over the Portucel Group’s tangible assets.

The carrying value of the Portucel Group’s property, plant and equipment was €1,398,755,181 as at December 31, 2012 (51.3% of the total asset value), €1,316,186,000 as at December 31, 2013 (46.7% of the total asset value), €1,250,351,511 as at December 31, 2014 (46.2% of the total asset value) and €1,276,624,563 as at March 31, 2015 (47.4% of the total asset value).

Below is a description of the main assets used in the Issuer’s business.

11.1                     Production facilities

The Portucel Group’s current manufacturing structure is made up of an industrial complex in Cacia, which produces mainly cellulose pulp and energy, and two integrated industrial complexes that produce pulp, energy and paper, located in Figueira da Foz and Setúbal. The Issuer believes they are among the most advanced in the international industry due to their size and technological sophistication. More recently, with the AMS acquisition, the Issuer now also has an industrial complex in Vila Velha de Rodão for the production of tissue paper.

Setúbal

The Portucel Group’s newest UWF paper mill became operative in 2009 and is located in Setúbal. The Setúbal site is fully integrated, meaning that the BEKP produced there is then used for UWF paper production. The Setúbal industrial site, situated in Mitrena on the Sado estuary, just 8 kilometers from the city of Setúbal, consists of three manufacturing mills: a BEKP facility with a capacity of 530,000 tons per year and two UWF paper mills with a total capacity of 795,000 tons per year. Setúbal generates approximately 93% of its BEKP requirements for paper production. The Portucel Group purchases the remaining BEKP from its Cacia mill and on the open market when necessary. The Setúbal industrial complex has four power plants that produce energy.

Figueira da Foz

The Figueira da Foz site, originally established in 1984 as a pulp mill, is one of Europe’s largest, with annual production and processing of approximately 800,000 tons of UWF paper. The site consists of two manufacturing mills: a BEKP facility with a capacity of 560,000 tons per year and a UWF paper mill with a capacity of 800,000 tons per year. Figueira da Foz produces all the BEKP necessary for its paper production. The Figueira da Foz industrial complex also has two power plants that produce energy.

Cacia

The Cacia site is a standalone pulp mill located in central Portugal, approximately eight kilometers from the country’s largest Eucalyptus forest. Cacia has a capacity of 285,000 tons of pulp per year, which is primarily sold to producers of decorative, tissue and specialty papers. During the second half of 2014, the capacity expansion project of the Cacia industrial complex began. Its goal is to attain a production level between 350,000 to 360,000 tons of paper pulp per year. The beginning of production under new capacity is expected to take place at the beginning of the second semester of 2015. The Cacia industrial complex has two power plants that produce energy.

Vila Velha de Rodão

An industrial complex for the production and processing of tissue, with a current production capacity of 30,000 tons of paper and 50,000 tons of converting, is located in Vila Velha de Rodão. A project for the expansion of tissue paper production capacity to 60,000 tons is currently underway, as well as the expansion of transformation capacity to 69,000 tons. This capacity increase should be concluded in the third quarter of 2015.

11.2                     Environmental issues that may affect the use of tangible assets

Forests

At the end of 2014, the Portucel Group managed approximately 122,000 hectares in continental Portugal and the Azores spread across 1,400 management units in 171 municipalities and 633 parishes. The Portucel Group has operations in the forestry business and 73% of that land is populated by various species of Eucalyptus, mainly the Eucalyptus globulus species, which is known for having an ideal fiber for high-quality paper. The majority of the Portucel Group’s forests is certified by the FSC® (Forest Stewardship Council®)(8) and the PEFCTM  (Program for the Endorsement of Forest Certification), which allows forests to be managed responsibly from an environmental, economic and social point of view by complying with strict internationally recognized standards.

Among the main risks associated with the forestry business are risks associated with the output capacity of operations, the risk of fire, the risk of pests and the risk of disease.

(8)  License FSC - C010852.

Specifically, the main threat to Eucalyptus forest competitiveness lies in the low productivity of Portuguese forests and the low percentage of certified national forests given the growth in global demand for certified products. Furthermore, this commercial pressure is not expected to decline. For example, although it represents approximately 3% of Portugal’s forest land, the forest land managed by the Portucel Group accounts for 49% of the certified land nationally according to PEFCTM standards and approximately 35% of the certified land nationally according to FSC® standards.

In order to maximize the output capacity of the land it manages, the Portucel Group has developed and uses forest management models that contribute to the maintenance and continued improvement of the economic, ecological and social functions of forested areas, both as regards population and as regards the scale of the forest landscape and that, namely:

•                      Are based on a prior assessment of the legal limitations, potential impacts and risks of the business, in order to prevent and mitigate them;

•                      Seek to increment forest output in its plantations, by using best forestry practices adapted to local conditions that are both environmentally friendly and ensure biodiversity levels;

•                      Seek to create and improve the infrastructure network of forested areas by creating the access routes necessary for their management, forest fire protection measures and the incident prevention program through fuel management;

•                      Integrate a conservation strategy based on natural and socio-cultural values that ensure the maintenance or improvement of the level of wealth and conservation of relevant species and habitats, as well as respecting water cycle functions and the conservation of heritage of historical and cultural interest; and

•                      Take into consideration communication with interested parties and the interface with the communities surrounding its planted areas.

On the other hand, risks related to forest fires, pests and diseases to which the Portucel Group’s business is exposed, are shown in (i) the destruction of its current and future wood inventory and that of third parties and (ii) additional maintenance and forest operating costs and subsequent preparation of land for planting.

To mitigate this risk, the Portucel Group starts with the way it manages the land under its control. The Portucel Group mas committed to the following management measures, among others: (i) complying with guidelines to align production and biodiversity conservation; (ii) the implementation of a management fuel program and infrastructure maintenance that seek to foster efficiency of its own fire fighting measures and those of the national system in which the Portucel Group is integrated; and (iii) the participation in Afocelca - a consortium of companies with the Altri group - with a specialized structure, whose mission is to support the fight against forest fires on property belonging to the consortium companies, in close coordination and cooperation with the National Authority for Civil Protection (Autoridade Nacional de Proteção Civil). Afocelca manages an annual budget of nearly €2.2 million and has an efficient and flexible structure that defines practices intended to reduce protection costs and minimize damages caused by forest fires to assets protected by the consortium, and that account for 222,000 hectares of forest land in Portugal.

To this operative and short-term environmental risk mitigation effort, the Portucel Group’s strategic option is to invest in research and development regarding forest management and fire management systems, in order to make innovative approaches to public management policies and technological operations available to the national system. In order to minimize risk and damages from pests, the Portucel Group actively participates in the operating plan for forest health through integrated protection measures.

Timber is the main raw material in pulp production, which has led the Portucel Group to commit, under its system management policy, to include only certified fibrous materials or of registered designation of origin in its manufacturing processes. The goals of this commitment are (i) to ensure that the wood and fibrous materials used do not come from controversial or unacceptable sources and (ii) to ensure compliance with the European Union regulation on the legality of timber (Regulation (EU) 995/2010 of the European Parliament and of the Council of October 20, 2010).

Production facilities

The Portucel Group’s traditional industrial production structure is made up 4 industrial sites, located in Setúbal, Figueira da Foz, Cacia and Vila Velha de Rodão.

The integrated management model, implemented and certified at the Portucel Group’s plants, includes Quality (ISO 9001), Environment (ISO 14001), Occupational Health and Safety (OHSAS 18001) and the FSC® (Forest Stewardship Council) Chain of Custody and PEFCTM (Program for the Endorsement of Forest Certification). All of these approaches provide better levels of integrated management and foster the continued improvement in performance, sustainable development of its operations and the health and safety of its employees.

The Portucel Group is aware of the environmental impacts arising from the pulp and paper production processes and considers environmental protection a basic pillar of its corporate activity. Therefore, it uses advanced environmental protection technology in its industrial operations, pursuant to the applicable national and European environmental laws. Within its operations, the Portucel Group has been granted environmental permits, issued under the Integrated Pollution Prevention and Control Directive (Directive 2008/1/EC of the European Parliament and of the Council of January 15, 2008) and the Industrial Emission Directive (Directive 2010/75/EU of the European Parliament and of the Council of November 24, 2010).

The Portucel Group identifies, monitors and controls material environmental factors in its operations, in order to eliminate or minimize them, by implementing practices based on legal compliance and making continuous investments in updating installed technological solutions. These solutions, together with the described management practices, the rational use of natural resources, employee awareness and training, systemizing and optimizing productive processes lead to the continuous improvement in process efficiency, thereby minimizing waste into the air, water and ground and reducing its impact with the resulting decrease in resource consumption. In this regard, the following aspects are also highlighted:

The pulp and paper manufacturing industry is energy-intensive, although forest products store carbon and are highly recyclable. The main energy source used by the Portucel Group in its industrial activity is biomass arising partly from byproducts from its manufacturing processes, such as Eucalyptus bark and lignin (black liquor) and accounts for nearly 70% of all primary energy consumed by the Portucel Group. In order to increase overall efficiency of energy production, energy is produced in the Portucel Group’s industrial facilities whenever possible and by co-generation, which consists in the simultaneous production of thermal and electric energy.

Combustion associated with energy production generates the main emissions into the atmosphere. The European Emission Trading Scheme (ETS) is an important part of the regulatory framework applicable to the Portucel Group, whose plants hold Greenhouse Gas Emission Permits (GGEP). These documents set out the monitoring, control and CO2 emission disclosure rules. The reduced use of fossil fuels, with gradual increases in energy production capacity from biomass, has contributed to the reduction of CO2 emissions and has allowed the Portucel Group to adequately manage its allocated Emission Permits.

The gradual use of rail and ship transport to supply timber to plants and to move finished products has decreased traffic of heavy-duty vehicles on roads with the resulting reduction in emissions into the atmosphere. The reduction of the remaining air pollutants is due to large capital expenditures in reconverting equipment to new technologies, installing new recovery boilers, purchasing new electro filters with additional capacity, thereby ensuring compliance with the demanding regulations that apply thereto. In producing sulphate pulp, sulphur compounds are released with their characteristic odor. Even if emitted in very low concentrations, these compounds are easily perceived by human smell. Minimizing emissions into the atmosphere of fowl-smelling gases has been achieved by collecting and redirecting them to incineration in the recovery boilers and lime kilns. A project to renovate the Cacia plant is underway in this regard that, among other things, will collect and redirect those gases to the recovery boiler.

Water used by the Portucel Group in the various industrial processes at its sites is surface water in both Cacia and Figueira da Foz, from the rivers Vouga and Mondego, and underground water in Setúbal from the aquifer of the Tejo/Sado basin and complies with the conditions stipulated by its catchment permit. A reduction in water consumption has been a permanent goal taken into account in the improvement of the plants and significant reductions have been attained measured by ton of output. These reductions arise from both the closing of circuits and reusing and minimizing losses and purges. More than 85% of water used is returned to its respective unloading point at each plant, which complies with the quality conditions stipulated in its environmental licenses. The remaining water is mainly released into the atmosphere as vapor. Discharges of effluents are, in all Portucel Group plants, subject to primary treatment and secondary treatment in activated sludge systems and are redirected to the receiving environment by subaquatic diffusers.

For waste management, the Portucel Group continually strives to reduce waste production and increase its rate of reuse and recovery. Together with other entities, the Portucel Group encourages the recovery of waste from its processes into raw materials for other processes. For this purpose and pursuant to Decree Law 73/2011, of June 17, the Portucel Group is actively cooperating with the Portuguese Environmental Agency (Agência Portuguesa do Ambiente), through the national sector association, in the development of a model that would change the status of certain waste materials that, due to their capacities and significant potential, may be considered recoverable byproducts.

The main materials used in the manufacturing process of pulp and paper is renewable: Eucalyptus timber, starch, long and recycled fiber and the packaging paper, cardboard and wood. The remaining materials used by the Portucel Group in its manufacturing processes in less relevant quantities that are non-recyclable are: mineral fillers, caustic soda, sodium chloride, sulphuric acid, oxygen and hydrogen peroxide. As a resulted of several improvement initiatives that have already been put in place, there has been a reduction in the consumption of these non-renewable materials per ton of output. To minimize the environmental impact and reduce employee exposure to chemical agents, the Portucel Group has adopted products less harmful to both humans and/or the environment.

Since 2010, products manufactured by the Portucel Group have qualified to use the European Union Eco-label. The system to be awarded this label is voluntary and its goal is to promote environmentally-friendly products, during its complete life cycle (thereby contributing to the efficient use of resources and greater environmental protection), as well as to guide consumers to these products, by giving them simple, precise, accurate and scientifically proven information on the environmental characteristics of products that have been awarded the eco-label.

12                                 LIQUIDITY AND FINANCIAL RESOURCES OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION

12.1                     Indebtedness

The Issuer’s capital needs are funded by income generated from its operations, borrowings under credit facilities and sales of debt securities.

Given the medium/long term nature of its investments, the Portucel Group has sought to structure its debt so that it matches the maturity of its assets. The Issuer’s policy is to therefore enter into long-term debt agreements, while refinancing short-term debt.

In the audited financial years under analysis, the Portucel Group’s net debt, which includes the financial liabilities described below, minus cash and cash equivalents, consistently decreased year on year from €363.6 million on December 31, 2012 to €307 million on December 31, 2013 and to €273.6 million on December 31, 2014. On March 31, 2015, the Portucel Group’s net debt was €282.2 million, which showed a small increase relative to December 31, 2014, mainly due to the integration of AMS’ accounts in the Issuer’s consolidation perimeter. When compared to net debt as at March 31, 2014, which totaled €251.6 million, a nearly €30 million increase is shown.

The table below shows the main elements of the short-term and medium/long-term debt for the referenced financial years:

	Year ended December 31,			Three months ended on March 31,		Five months ended on May 31,
	2012	2013	2014	2014	2015	2015
	(in €)
Interest-bearing Indebtedness

Non-current
Bond Loans	200,000,000	510,000,000	350,000,000	350,000,000	350,000,000	350,000,000
Long-term bank loans	274,345,238	269,642,857	124,940,476	269,642,857	137,997,686	136,874,152
Total non-current nominal debt	474,345,238	779,642,857	474,940,476	619,642,857	487,997,686	486,874,152
Expenses with issues and loans	-1,085,365	-8,010,402	-6,482,221	-7,463,819	-5,905,959	-3,180,766
Total non-current debt	473,259,873	771,632,455	468,458,255	612,179,038	482,091,727	483,693,386

Current
Current component of bond loans	200,000,000	40,000,000	160,000,000	200,000,000	0	0
Current component of non-current bank loans	19,744,522	19,702,381	144,735,140	19,702,381	159,702,382	162,893,157
Bank Loans	0	0	0	0	0	0
Total current debt	219,744,522	59,702,381	304,735,140	219,702,381	159,702,382	162,893,157
Total interest-bearing debt	693,004,395	831,334,836	773,193,395	831,881,419	641,794,109	646,586,543
Bank deposits and Cash
Cash	67,214	65,989	89,520	68,166	80,201	88,425
Immediately available bank deposits	6,001,235	107,290,549	6,752,954	106,449,651	10,822,638	3,909,183
Other treasury applications	323,300,000	416,937,146	492,710,379	473,737,760	348,651,494	93,163,365
Total Bank Deposits and Cash	329,368,449	524,293,682	499,552,853	580,255,577	359,554,333	97,160,973
Total Net Debt	363,635,946	307,041,153	273,640,542	251,625,842	282,239,776	549,425,570

As at March 31, 2015, the Issuer’s existing debt consisted, mainly, of one bond loan, four bank loans, two commercial paper programs and one bank overdraft. Regarding AMS, as at March 31, 2015, AMS’ existing debt consisted mainly of five bank loans, including one confirming line, and one bank overdraft.

12.1.1           Bond loans

During the first quarter of 2015, the Portucel Group repaid bond loans Portucel 2010/2015 and Portucel 2010/2015 - 2nd issue, in the amount of €60 million and €100 million, respectively.

Therefore, as at March 31, 2015, the only bond loan held by the Issuer was the loan entitled €350 million 5.375% Senior Notes due 2020, which was negotiated in May 2013 and matures in May 2020. Under this bond loan the Issuer issued €350 million in bonds in the international markets with a 7-year maturity at a 5.375% rate.

12.1.2           Commercial paper issues

(i) During the first quarter of 2015, the Issuer launched a new commercial paper program with Caixa Geral de Depósitos in the amount of €100 million for a 5-year period, whose issues have been underwritten by the bank. This new program replaced another commercial paper program in the amount of €50 million whose maturity was set for 2016. As at March 31, 2015, the commercial paper program launched in the first quarter of 2015 has not yet been used.

(ii) In addition, in December 2012, the Issuer launched a commercial paper program in the amount of €125 million for a 3-year period. At the end of the first quarter of 2015, the total amount had been completely used and the issues underwritten.

12.1.3           Bank loans

(i) The Issuer has a bank loan with the European Investment Bank (“EIB”) in the amount of €65 million, called Portucel - Ambiente Tranche A. The loan has a near 10-year maturity ending in 2018 and repayment is made in 14 half-yearly installments of equal value. The first repayment, in the amount of €4.642 million, took place on June 15, 2012, 3 years after the loan’s drawdown date. This loan accrues interest at a rate indexed to six month Euribor plus a variable spread that depends on the level of certain of the Issuer’s financial ratios. The amount outstanding on March 31, 2015 was €37.142 million.

(ii) The Issuer has another bank loan with the EIB, called BEI - Ambiente Tranche B, in the amount of €30 million. This loan has a near 11-year maturity ending in 2021 and repayment is made in 18 half-yearly installments of equal value, the first of which fell due in December 2012, in the amount of €1.666 million. The interest rate for this loan is indexed to six months Euribor, plus margin. The loan BEI - Ambiente Tranche B has the benefit of a bank guarantee. The amount outstanding on March 31, 2015 was €21.666 million

(iii) The Issuer has yet another loan with the EIB in the amount of €85 million, called BEI — Energia. This loan has a near 14-year maturity ending in 2024 and repayment is made in 24 half-yearly installments, the first of which fell due on June 15, 2013, in the amount of €3.541 million. This loan accrues interest at a rate indexed to six month Euribor plus margin and has the benefit of a bank guarantee. A the end of the first quarter of 2015, the amount outstanding was €70.833 million.

(iv) In February 2013, the Issuer obtained a bank loan in the amount of €15 million for a 3-year period. This loan has an interest rate indexed to six-month Euribor, plus margin.

(v) In July 2014, AMS obtained a loan called Contrato de Empréstimo (Mútuo) from a syndicate made up of three banks in the amount of €19.5 million for investment in increasing production capacity for a 7-year period and an interest rate indexed to 3-month Euribor, plus margin. This loan is secured by a mortgage over several warehouse and industrial buildings belonging to AMS and a pledge over certain of AMS’ industrial equipment. As at March 31, 2015, the amount outstanding under this agreement is €19.5 million.

(vi) In July 2014, AMS obtained another loan called Contrato de Empréstimo (Abertura de Crédito) from [the same syndicate that granted the Contrato de Empréstimo (Mútuo) described in paragraph (v) of this section 12.1.3 - “Bank loans”, in the amount of €4 million, also for investment in increasing production capacity. The conditions applicable to this loan are the same as those under the Contrato de Empréstimo (Mútuo) described in the foregoing paragraph and this loan also has the benefit of a bank loan. As at March 31, 2015, the amount outstanding under this agreement was approximately €4 million.

(vii) In November 2014, AMS obtained a credit facility in the amount of €10 million, for an investment project. This financing was obtained for a 1-year period and is renewable. It has an interest rate indexed to 1-year Euribor, plus margin. At the end of the first quarter of 2015, an amount slightly greater than €1 million had been drawn down. As at the date of this Prospectus, this loan has been repaid in full.

(viii) AMS obtained financing in the amount of €975,000 for cash support. This loan was entered into in January 2014 for a 4-year period and with an interest rate indexed to 3-month Euribor, plus margin. This loan is secured by a financial pledge over two note issues called “Notes DB Rendimento CGD 3ª versão” and “Notes DB Rendimento CGD 4ª versão” [underwritten by AMS with the aggregate nominal value of €6 million]. As at March 21, 2015, the amount outstanding was €716.000.

(ix) AMS also entered into a confirming agreement in August 2011 for the total amount of €5 million renewable every six months and with an interest rate indexed to 1-month Euribor, plus margin. As at March 31, 2015, this agreement had a used balance of €2.84 million. As at the date of this Prospectus, this loan has been repaid in full.

12.1.4           Other credit lines

On March 31, 2015, in addition to commercial paper, the Issuer had obtained short term credit lines that were available and unused in the amount of €20.450 million (an amount that has remained unchanged since December 31, 2013). In turn, AMS had obtained a bank overdraft in the amount of €3.6 million, which has been used in the amount of €3.46 million. As at March 31, 2015, this used amount has not been shown under interest-bearing debt, having been shown as a deduction under bank deposits and cash.

12.1.5           Restrictions to use of proceeds and financial covenants

The majority of the loans referenced above contain financial restrictions/covenants typical to finance agreements. The typical non-financial restrictions included are negative pledges, limitations on security provided by the Issuer, namely restrictions on the use of capital resources, acquisition and disposal of assets, pari passu obligations, cross default provisions relative to companies controlled or in a group relationship with the respective borrower. Concerning financial restrictions, certain agreements contain undertakings to comply with indebtedness and cash flow ratios.

Certain of the Issuer’s financing agreements contain change of control provisions that require the Offeror to maintain a direct or indirect controlling position in the Issuer. Some of these change of control provisions may be enforced if the Offeror ceases to hold, directly or indirectly, at least a majority - 50% plus one share - of the Issuer’s voting share capital or if there is any change to the shareholding structure that results in a loss of control by the Offeror, considered in terms of interest in share capital, voting rights and controlling influence on the management of the company, including without limitation, the ability to appoint and dismiss the majority of the members of the management body.

The Offer will not result in any change of company control and the mentioned clauses will not be enforced, nor the Offer affected.

12.1.6           Maturity profile

The following table sets out the main categories of contractual duties and commercial commitments as at March 31, 2015.

	Total	Less than 1 month	1-3 months	3-12 months	1-5 years	More than 5 years	Total
	(em €)
Liabilities
Bond loans	—	—	—	—	—	350,000,000	350,000,000
Commercial paper	—	—	—	125,000,000	—	—	125,000,000
Bank loans	—	1,715,194	11,036,551	27,991,718	85,664,919	46,291,685	172,700,067
Total interest-bearing liabilities	—	1,715,194	11,036,551	152,991,718	85,664,919	396,291,685	647,700,067

12.1.7           Derivatives

Foreign exchange risk

The Issuer has a foreign exchange exposure in the sales it invoices in other currencies, especially in U.S. dollars and British pounds. Certain payments are also made in those same currencies. In order to protect the balances of the financial position statement from foreign exchange fluctuations, the Portucel Group has set up financial hedging instruments, through foreign exchange forwards for the dates on which U.S. dollars and British pounds payments are due. On March 31, 2015, the fair value reserve associated with these forwards totaled nearly €2 million.

The Portucel Group also hedges the economic risk associated to the foreign exchange exposure of its interest in Portucel Soporcel North America through derivatives, having entered into foreign exchange forwards renewed every six months. At the date of this Prospectus, the Issuer has a foreign exchange forward that matures on November 30, 2015, with an outstanding nominal amount of USD 25 million (approximately €22.3 million at the 1.1218 exchange rate as at June 15, 2015). This instrument is labeled as an investment hedge in the North American subsidiary of the Portucel Group and fair value variations are recognized in the period’s comprehensive income. On March 31, 2015, the fair value reserve associated with this hedge was nearly €1.1 million.

In turn, to limit the net risk of foreign exchange exposure associated with the future expected sales and purchases in U.S. dollars, the Portucel Group also uses derivative financial instruments. In this respect, throughout 2014, the Portucel Group put several financial structures in place to hedge a part of the net foreign exchange exposure of estimated sales in U.S. dollars in 2015. The derivative financial instruments entered into were zero-cost collars in the aggregate amount of USD 151.2 million (approximately €134.8 million at the 1.1218 exchange rate as at June 15, 2015), with a maturities between January 1 and December 31, 2015.

Interest rate risk

The Portucel Group hedges the payment of future interest associated with the commercial paper issues through an interest rate swap, where it pays a fixed rate and receives a floating rate. On Match 31, 2015, the total amount of loans with hedged interest rates was €125 million.

The interest rate hedging instruments the Portucel Group has put in place are in force until the maturity of the underlying instruments.

12.2                     Capitalization and indebtedness

The information in the table below should be read together with the Financial Statements incorporated by reference into this Prospectus:

Description	March 31, 2015	May 31, 2015
	(in €)
Current interest-bearing liabilities
Secured debt (over property)
Debt with other types of security
Unsecured debt	159,702,382	162,893,157
	159,702,382	162,893,157
Non-current interest-bearing liabilities
Secured debt (over property) (1)	24,216,786	24,156,459
Debt with other types of security
Unsecured debt	457,874,941	459,536,927
	482,091,727	483,693,386
Total interest-bearing liabilities	641,794,109	646,586,543

Capital and reserves
Share capital	767,500,000	767,500,000
Treasury shares	-96,974,466	-96,974,466
Fair value reserves	-8,601,644	-6,186,307
Legal reserves	83,644.527	91,781,112
Foreign exchange reserves	1,927.016	1,679,214
Total Equity(2)	747,495.433	757,799,552
Total Capitalization	1,389,289.542	1,404,386,095

Notes:

(1)             Security over property is in relation to AMS’ indebtedness and is made up of a mortgage over several warehouse and industrial buildings belonging to AMS, a pledge over certain of AMS’ industrial equipment and a financial pledge over two note issues “Notes DB Rendimento CGD 3ª versão” and “Notes DB Rendimento CGD 4ª versão” underwritten by AMS in the aggregate value of €6 million.

(2)             Corresponding to the sum of the share capital, legal reserves and other reserves, excluding both net profits from prior financial periods and minority interests.

12.3                     Description of cash flow

The following table shows the Issuer’s consolidated cash flow statements for the financial years ended on December 31, 2012, 2013 and 2014, respectively, and the financial years ended on March 31, 2013 and 2014.

	Year ended on December 31,			Three Months ended on March 31,
(in €)	2012	2013	2014	2014	2015
OPERATIONAL ACTIVITIES
Accounts receivable	1,646,482,380	1,616,418,708	1,622,642,874	400,932,424	403,669,845
Accounts payable	1,233,552,339	1,225,052,148	1,291,487,446	327,826,749	329,686,825
Payments to personnel	120,488,129	103,804,758	100,403,251	25,292,195	21,791,138
Cash flows from operations	292,441,913	287,561,802	230,752,177	47,813,480	52,191,882

(Payments)/receipts from income tax	(60,618,875)	(28,591,906)	(51,375,209)	1,839,971	1,198,870

Other (payments)/receipts related to operational activities	101,173,367	69,274,365	108,847,334	16,603,846	(30,926,219)

Cash flows from operational activities (1)	332,996,404	328,244,261	288,224,302	66,257,296	22,464,533

INVESTMENT ACTIVITIES
Receipts from:
Financial investments		182,911	—	—	—
Tangible assets		23,146	—	—	—
Investment subsidies	32,536,179	—	—	—	—
Interest and similar income	4,303,268	6,684,722	3,460,867	1,030,450	1,168,476
Dividends	14,285	3,748	—	—	—
Cash flow from operations (A)	36,853,733	6,894,527	3,460,867	1,030,450	1,168,476
Payments related to:
Financial investments	—	5,060,493	—	—	—
Tangible assets	28,287,308	22,266,771	22,286,816	1,951,917	11,015,450
Cash flow from operations (B)	28,287,308	27,327,264	22,286,816	1,951,917	11,015,450

Cash flow from investment activities (2 = A - B)	8,566,425	(20,432,737)	(18,825,949)	(921,467)	(9,846,974)

FINANCING ACTIVITIES
Receipts from:
Loans granted	118,384,759	365,000,000	—	—	—
Cash flow from operations (C)	118,384,759	365,000,000	—	—	—

Payments related to:
Loans granted	159,434,524	244,400,025	59,702,381	4,250,000	160,000,000
Amortization under finance leases		—	—	—	—
Interest and similar costs	27,066,442	33,431,554	30,983,928	2,768,187	2,355,099
Purchase of treasury shares	46,779,004	5,371,197	2,669,291	2,355,749	—
Dividends and distributed reserves	164,730,885	201,364,493	200,783,584	—	—
Cash flow from operations (D)	398,010,854	484,567,269	294,139,184	9,373,936	162,355,099

Cash flows from financing activities (3 = C - D)	(279,626,096)	(119,567,269)	(294,139,184)	(9,373,936)	(162,355,099)

VARIATIONS IN CASH AND CASH EQUIVALENTS (1)+(2)+(3)	61,936,734	188,244,254	(24,740,830)	55,961,894	(149,737,540)

VARIATIONS IN CONSOLIDATION PERIMETER	—	6,680,980	—	—	9,739,020

CASH AND CASH EQUIVALENTS AT THE OPENING OF THE FINANCIAL YEAR	267,431,715	329,368,449	524,293,683	524,293,683	499,552,853

CASH AND CASH EQUIVALENTS AT THE CLOSE OF THE FINANCIAL YEAR	329,368,449	524,293,683	499,552,853	580,255,577	359,554,333

Cash flows from operational activities

In 2014, the Portucel Group generated a cash flow from its operational activities of nearly €288.2 million, which is a 12.2% fall compared to 2013 and a 13.5% fall compared to 2012. This fall reflects, among other factors, the continued fall in the sales prices of pulp and paper that has taken place over the 3 reference years. Between 2012 and 2013, developments in cash flow from operational activities fell by only 1.4%, which is explained by less penalizing developments in the sales prices of pulp and paper in those two years, as well as the full consolidation of Soporgen in the Portucel Group’s accounts as of 2013.

In the first quarter of 2015, the Group generated a cash flow of nearly €22.5 million, which is a sharp fall of 66.1% compared to the first quarter of 2014. This development is essentially due to repayments due on account of Value Added Tax for the months of December 2014 and January 2015 were only repaid in the second quarter of 2015, when repayments for the months of December 2013 and January 2014 were repaid in the first quarter of 2014. This situation had an effect on the operational cash flow in the first quarter of 2015 of nearly €39 million.

Cash flow from investment activities

In 2014, cash flow from investment activities amounted to a negative €18.8 million, which was in line with the €20.4 million in 2013 and reflects the reduced intensity of investment in these years. In 2012, this amount was a positive €8.6 million as a result of investment subsidies received in the amount of €32.5 million.

In the first quarter of 2015, a relative increase in this line item has taken place, which reflects the implementation of investments under the Group’s announced strategic plan. For additional information on the Issuer’s capital expenditures, please see section 8.2 — “Capital expenditures of the Issuer”.

Cash flow from financing activities

The Portucel Group issued no medium and long-term debt in 2014. In 2013, however, it issued bonds in the amount of €350 million and obtained one bank loan in the amount of €15 million. In 2012, it obtained loans in the approximate amount of €118.4 million, that included €115 million from two EIB loans - Ambiente Tranche B and BEI Energia. For additional information on these loans, please see section 12.1.3 of Chapter 12 — “Liquidity and Financial Resources of the Issuer of the Shares that Constitute the Offer Consideration”.

Concerning payments relative to financing activities, on the one hand, the dividends paid and reserves distributed were of approximately €165 million in 2012, nearly €201 million in 2013 and nearly €201 million in 2014 and, on the other hand, payments under loans granted, namely bond loans in the amount of €150 million in 2012, €200 million in 2013 and €40 million in 2014.

Therefore, cash flow from financing activities was negative in the amount of €279.6 million in 2012, €119.6 million in 2013 and €249.1 million in 2014.

In the first quarter of 2015, bond loans in the amount of €160 million were repaid, which together with interest and similar costs resulted in a cash flow from financing activities of negative €162.4 million.

Total cash flow

As a result of these cash flows, the variation in cash and cash equivalents was €61.9 million in 2012, €188.2 in 2013, negative €24.7 million in 2014 and negative €149.7 million in the first quarter of 2015.

12.4                     Working capital statement

The Issuer’s Board of Directors is of the opinion that its working capital is sufficient to meet its current needs, i.e. for a 12-month period as of the date of publication of this Prospectus.

13                               RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION

The constant quality improvement demanded of paper manufacturers, the need to create products and adapt them to the conditions and requirements of the markets and their end-uses and the need to optimize manufacturing processes have led the Portucel Group to invest in research and development.

The Portucel Group has one of the world’s most advanced programs for the genetic improvement of Eucalyptus globulus, which generates the annual production of six million cloned plants. Accordingly, the Group has invested in ambitious forestry research projects aimed at improving the characteristics of the Eucalyptus and fostering the forestry productivity of its plantations. The Portucel Group makes use of well-managed plantations (technological showcases) as a way of disseminating best forestry practices, as well as the use of improved specimens. The Portucel Group’s business model is based on the sustainable forest management of its plantations, reconciling environmental, social and economic concerns with the need to obtain a raw material whose characteristics enable the manufacture of high-quality papers. To this end, there is a clear emphasis by the Portucel Group on the study and research of a sustainable development cycle for responsibly managed woodlands and on the rational use of forest-based products. This contributes to the prevention of deforestation and to the sustainability of areas under Portucel Group management.

Although in Portugal there is, as of yet, no area of scientific research dedicated solely to forest engineering and forestry, several entities are engaged in projects in this area of research. The Forest and Paper Research Institute (Raiz — Instituto de Investigação da Floresta e Papel) is a private non-profit organization with which the Portucel Group is involved, together with other institutions. It carries out research projects in this area with the purpose of fostering competitiveness of the forestry and papermaking industries. The Raiz projects are undertaken in close cooperation with the respective business areas of the Portucel Group and various entities of the national and international scientific and technological arena, such as the University of Aveiro, the University of Coimbra, the School of Agronomy (Instituto Superior de Agronomia) and University of Wageningen in the Netherlands.

Capital expenditures by the Portucel Group in this scientific area in 2012, 2013 and 2014 was €3.5 million per year. Investment was mainly directed at experimental development, in which existing know-how was used with a view to developing new materials and products (pest-resistant clones and bio-composites that incorporate cellulose, the development of new processes, systems or services, or significant improvement of existing ones).

A technical support program for research and development carried out by Raiz was put in place with Portucel Mozambique. The third field mission in Mozambique, whose purpose was to assess testing, assess plant health and make contacts with local institutions of learning in both Mozambique and South Africa, has taken place.

The Group favors relationships with small farmers and forest owners and undertakes to develop more efficient forestry production techniques that are shared with them by means of training and awareness courses and demonstrations enabling the transfer of forest production-technology and knowledge.

The Portucel Group holds several patents and licenses that allow it to operate in forestry, cellulose pulp and paper pulp production, as well as unregistered intellectual property rights required to operate, such as professional software use and maintenance licenses.

14                               INFORMATION ON THE TRENDS OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION

a)      Sales volume and prices

The first quarter of 2015 was marked by a 4.6% reduction in the apparent demand for UWF in Europe, the Portucel Group’s main end-market. There was also a decrease of nearly 5% in the United States (source: RISI, as at February 2015), another key market in the Portucel Group’s commercial strategy.

Despite these changes in demand, the strong depreciation of the Euro relative to the U.S. dollar in 2015 pushed the European industry, the Portucel Group included, to increase its volume of exports to markets (with emphasis on demand from the Chinese market) that became more attractive due to those changes to foreign exchange and reducing sales in Europe.

Therefore, the Portucel Group recorded positive developments in the sales price of paper in the first quarter of 2015.

On the other hand, the low level of inventory at the end of 2014 required restocking efforts, which limited the volume of paper available for sale during the first quarter of 2015.

The pulp sector is currently going through a period of high prices. High prices, together with higher demand (particularly from the Chinese market), the gradual entry of new capacity in the market, as well the depreciation trend of the Euro relative to the U.S. dollar that has taken place in 2015, are factors that benefitted the Portucel Group’s business as a pulp seller in the first quarter of 2015. However, pulp sales volume was affected following scheduled maintenance stoppages in the industrial sites of the Portucel Group, particularly in Cacia, where pre-preparation works were performed for the capacity expansion project presently underway.

The referenced maintenance stoppages, as well as a prolonged inspection of one of the turbo-generators at the Cacia mill, negatively affected electricity sales to the grid in the first quarter of 2015.

Although with no significant impact on the Portucel Group’s business as of yet, the tissue paper business, a new business area for the Portucel Group, has shown an interesting growth rate in sales volumes from emerging economies such as China, Turkey and Latin America since the beginning of 2015. This growth was also seen in Europe, particularly southern Europe, where per capita consumption continues below the European average.

b)     Production factors

The price increase of several production factors affected the Portucel Group’s business in the first quarter of 2015, wood in particular. Contrary to initial expectations for improvement, costs with wood purchases in the first quarter of 2015, the Portucel Group’s main cost factor, were in line with the year-on-year value. The fact that supply was marked by a strong concentration of imports in this period, which negatively affected the average price of wood consumed in the first quarter of 2015, contributed to this. This effect, arising from the fact that the price for non-Iberian imported wood is normally higher than wood from the Iberian market, was further aggravated by the appreciation of the U.S. dollar relative to the Euro, given that import prices are generally denominated in that currency.

c)      Inventories

The value of inventory rose significantly in the first quarter of 2015 not only due to restocking of finished product inventory (which were low at the end of 2014), but also a rise in wood inventory.

15                               MANAGEMENT, DIRECTORATE AND SUPERVISORY BODIES AND SENIOR STAFF OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION

15.1                     General Corporate Governance Overview

The governance model and practices of companies with shares admitted to trading on the regulated market are governed by the binding provisions related thereto and set forth in the (i) Portuguese Companies Code, (ii) Portuguese Securities Code, (iii) PSCom Regulation 4/2013 and (iv) Law 28/2009, of June 19, as amended, regarding remuneration.

The Issuer adopted a single-tier management model with a Board of Directors and an Audit Board, pursuant to article 278(1)(a) of the Portuguese Companies Code. All Board of Directors and Audit Board members are elected by the general shareholders meeting (the “General Meeting”).

The Issuer has an executive committee made up of five members, elected by the Board of Directors and to which the latter delegates the Issuer’s day-to-day management (the “Executive Committee”).

The Issuer also has a statutory auditor that is not part of the Audit Board and provides the Issuer with external supervision (the “Statutory Auditor”).

The Issuer also has an Environmental Board, an Internal Control Committee, a Corporate Governance Control Committee, a Sustainability Committee, a Pension Fund Monitoring Board, a Property Risk Analysis and Monitoring Committee, an Ethics Committee and a Remuneration Committee.

The following organization chart is a simplified graphic representation of the Issuer’s various bodies and committees:

15.2                     Board of Directors

The Board of Directors is the body responsible for the management of the Issuer’s business.

15.2.1           Duties of the Board of Directors

Pursuant to the law and the Issuer’s bylaws (the “Issuer’s Bylaws”), the Board of Directors is entrusted with performing all acts necessary to ensure the Issuer’s management and representation. The Board of Director’s powers are solely limited by the Issuer’s Bylaws, the applicable law, and General Meeting’s resolutions, when the latter passes resolutions concerning matters especially entrusted to it by law or the Issuer’s Bylaws or at the request of the Board of Directors concerning management issues.

Pursuant to the Portuguese Companies Code and the Issuer’s Bylaws, the Board of Directors is namely responsible for passing resolutions on the following:

(a)                              director co-opting;

(b)                              requests for the convening of general meetings;

(c)                               annual reports;

(d)                              the acquisition, disposal and encumbrance of immovable assets;

(e)                               the Issuer’s granting collateral and guarantees or security;

(f)                                the opening or closing of establishments or important parts thereof;

(g)                               significantly expanding or reducing the Issuer’s business;

(h)                              significant changes to the Issuer’s organization;

(i)                                  establishing or terminating long-standing significant collaborations with other companies;

(j)                                 change of registered office and share capital increases, as set out in the Issuer’s Bylaws;

(k)                              Issuer merger, spin-off and transformation projects;

(l)                                  any other matter regarding which a director requests a Board of Directors resolution.

15.2.2           Composition of the Board of Directors

At the date of this Prospectus, the Issuer’s Board of Directors is made up of the 12 members listed below, 6 of which have executive duties and are part of an Executive Committee, while the remaining 6 directors have non-executive duties:

The current members of the Board of Directors were appointed by the General Meeting that took place on April 29, 2015, except for the member João Paulo Oliveira who was co-opted to the Board of Directors by a resolution passed on July 1, 2015:

Name	Position	Date of first appointment	Term of the Mandate Underway

Board of Directors:

Pedro Mendonça de Queiroz Pereira	Chairman	2004	2018

Diogo António Rodrigues da Silveira	Vice-Chairman	2014	2018

Luís Alberto Caldeira Deslandes	Vice- Chairman	2004	2018

Adriano Augusto da Silva Silveira	Member	2007	2018

Name	Position	Date of first appointment	Term of the Mandate Underway

António José Pereira Redondo	Member	2007	2018

João Paulo Oliveira(9)	Member	2015	2018

José Fernando Morais Carreira de Araújo	Member	2007	2018

José Miguel Pereira Gens Paredes	Member	2011	2018

Manuel Soares Ferreira Regalado	Member	2004	2018

Nuno Miguel Moreira de Araújo Santos	Member	2015	2018

Paulo Miguel Garcês Ventura	Member	2011	2018

Ricardo Miguel dos Santos Pacheco Pires	Member	2015	2018

The professional address of the Board of Directors members Pedro Mendonça de Queiroz Pereira, José Miguel Pereira Gens Paredes, Paulo Miguel Garcês Ventura and Ricardo Miguel dos Santos Pacheco Pires is Avenida Fontes Pereira de Melo, no. 14 – 10º 1050-121, Lisbon. The professional address of the remaining Board of Directors members is Polo Industrial de Mitrena, Apartado 55, 2910-861, Setúbal.

According to the independence criteria set out in the PSCom Regulation 4/2013 and the Recommendations set out in the Corporate Governance Code disclosed by the PSCom in 2013, both of which apply to the non-executive members of the Board of Directors, a member is considered independent whenever he/she is not associated with any specific interest group of the Issuer, nor finds him/herself in any circumstance that may affect his/her impartial analysis or decision, namely due to his/her:

(a)                              having been an employee of the company or of a company in a controlling or group relationship with the latter, in the last three years;

(b)                              having provided services or established a significant commercial relationship with the company or with a company in a controlling or group relationship with the latter, whether directly or as a partner, director, manager or senior officer of a legal entity, in the last three years;

(c)                               receiving remuneration paid by the company or a company in a controlling or group relationship with the latter that is supplementary to its remuneration as a director;

(d)                              being the civil partner or spouse, direct relative or kin to the third degree, including collaterally, of directors or persons with direct or indirect qualifying holdings;

(e)                               having a qualifying holding or representing a shareholder with a qualifying shareholding.

(9)  The registration with the commercial registry office of the appointment of João Paulo Oliveira as a member of the Issuer’s Board of Directors has been requested and is pending as at the date of the Prospectus.

In this context, the non-executive members of the Issuer’s Board of Directors cannot be considered independent, insofar as they were either reelected for more than 2 mandates or act on behalf of holders with an interest in the Issuer’s share capital greater than 2%.

Although non-executive directors cannot be considered independent under the abovementioned criteria, the Issuer considers they show the necessary good standing, education and professional skill to ensure the effective supervision and absence of conflicts of interest between the shareholder’s interest and position and the Issuer, as well as the proper operation of the chosen model.

15.2.3           Election of the Chairman of the Board of Directors

The General Meeting that elects the Board of Directors appoints its respective Chairman (the “Chairman of the Board of Directors”) and may also elect alternate directors up to the limit prescribed by law.

In the event of a temporary or definitive absence or impediment of the Chairman of the Board of Directors, the latter shall appoint another member to take his/her place. Should the absence of the Chairman of the Board of Directors become definitive, for any reason whatsoever, the General Meeting will appoint a new Chairman of the Board of Directors.

15.2.4           Meetings of the Board of Directors

Pursuant to article 20 of the Issuer’s Bylaws, the Board of Directors shall convene at least once every quarter, wherever and whenever the corporate interest dictates, as called orally or in writing by the Chairman or two other Directors. The Board of Directors cannot validly pass resolutions if a majority of its members in office are not present or duly represented.

15.2.5           Executive Committee

Pursuant to article 17 of the Issuer’s Bylaws, the Board of Directors delegates the Issuer’s day-to-day management to an executive committee made up of at least three and at most nine members. The Issuer currently has an Executive Committee made up of six members, including a chief executive officer elected by the Board of Directors.

Pursuant to the Board of Directors resolutions of April 29, 2015 and July 1, 2015, the current composition of the Executive Committee is as follows:

Executive Committee	Position	Date of Appointment	Term of Mandate Underway

Nome

Diogo António Rodrigues da Silveira	C.E.O.	2015	2018

Manuel Soares Ferreira Regalado	Member	2015	2018

João Paulo Oliveira(10)	Member	2015	2018

António José Pereira Redondo	Member	2015	2018

José Fernando Morais Carreira de Araújo	Member	2015	2018

(10)  The registration with the commercial registry office of the appointment of João Paulo Oliveira as a member of the Issuer’s Board of Directors has been requested and is pending as at the date of the Prospectus.

Executive Committee	Position	Date of Appointment	Term of Mandate Underway

Nuno Miguel Moreira de Araújo Santos	Member	2015	2018

The main powers delegated to the Executive Committee are the following:

(a)                              To propose the Issuer’s policies, goals and strategies to the Board of Directors;

(b)                              To propose the operating budgets and medium and long term investment and development plans to the Board of Directors and to implement them once approved;

(c)                               To approve budget amendments during the year, including transfers between cost centers not exceeding the annual amount of twenty million euros;

(d)                              To approve agreements for the acquisition of goods or services of an aggregate annual value no greater than twenty million euros;

(e)                               To approve financing agreements, apply for bank guarantees or accept any other liabilities which represent increased indebtedness of an annual aggregate value no greater than twenty million euros;

(f)                                To acquire, dispose of or encumber the Issuer’s fixed assets up to the individual amount of five per cent of the paid up share capital;

(g)                               To represent the Issuer in or out of court, as claimant or respondent, and to bring or follow up on any judicial or arbitration proceedings, confess, waive or settle thereunder;

(h)                              To acquire, dispose of or encumber holdings in other companies up to the annual amount of twenty million euros;

(i)                                  To pass resolutions for the execution of the acquisition and disposal of treasury shares, when such has been approved by the general meeting, in keeping with the terms of such resolution;

(j)                                 To manage holdings in other companies, together with the Chairman of the Board of Directors, namely by designating, with the latter’s agreement, the representatives to sit on the respective governing bodies and setting guidelines for those representatives;

(k)                              In general, all powers which may be lawfully delegated, within the limitations resulting from the foregoing paragraphs.

Together with the Chairman of the Board of Directors, the Executive Committee can also pass resolutions on the matters set out in paragraphs c), d), e) and h) mentioned above, when the respective amounts, calculated as provided therein, exceed twenty million euros, but are less than fifty million euros.

The Executive Committee meets whenever called by its C.E.O. or by two of its members and its meetings shall take place at least on a monthly basis. The Executive Committee’s resolutions are approved by a majority of votes of the members present or represented. Pursuant to and within the limits set out in the bylaws, any director may be represented in a meeting by another director by a letter addressed to the C.E.O.

15.2.6           Other Governing Bodies of the Issuer

Remuneration Committee

The Remuneration Committee is responsible for stipulating remuneration, presenting the annual statement on the remuneration policy of governing body members and submitting it to General Meeting approval. The Remuneration Committee equally and actively participates in the performance assessment, namely for the purpose of fixing the variable remuneration of executive directors.

Pursuant to the General Meeting resolution of April 29, 2015, José Gonçalo Maury, João Rodrigo Appleton Moreira Rato and Frederico José da Cunha Mendonça e Meneses were elected to the Remuneration Committee for the 2015-2018 mandate, the first as chairman and the latter two as members.

Environmental Board

An Environmental Board was created in 2008, in order to monitor and give its opinion on environmental aspects of the Issuer’s business and to make recommendations on the environmental impact of the Issuer’s main projects, especially in light of the applicable legal provisions, licensing conditions and the Portucel Group’s policy on the matter.

The Environmental Board is also responsible for drafting a Sustainability Report every two years together with the Sustainability Committee.

The Environmental Board is currently made up of five members, all of which are notable independent academics of recognized technical and scientific skill, particularly in the more important fields in which the Portucel Group has environmental concerns.

The Environmental Board is appointed for a four-year period that shall not surpass the mandate of the Board of Directors that appointed it.

Sustainability Committee

The Sustainability Committee is responsible for stipulating social responsibility and environmental corporate policy and strategy. It is, as previously mentioned, responsible for drafting a sustainability report every two years with the Environmental Board.

This Committee is comprised of staff and former staff of the Portucel Group, appointed by the Board of Directors with vast experience in this area. They have been appointed for a four-year period.

Internal Control Committee

The Internal Control Committee has the following responsibilities:

(a)                              To assess the procedures for the control of disclosed financial information (accounts and reports) and the reporting calendar and shall specifically review the Issuer’s annual, half-yearly and quarterly accounts for publication and report on the these to the Board of Directors prior to the latter’s approval and signature thereof;

(b)                              To discuss and analyze the annual reports with the Issuer’s external auditor, advising the Board of Directors on any measures to be taken.

In the course of its duties, the Internal Control Committee takes into account changes in accounting policies and practices, significant adjustments due to auditor intervention, developments in the relevant financial ratios and any changes in the Portucel Group’s formal or informal rating, significant financial exposures in cash flow (such as currency, interest rate or derivative risk) and illegal or non-compliant procedures.

The Internal Control Committee is appointed by the Board of Directors for a four-year period that matches the mandate of the latter and is made up of members from outside the Group. Currently, the Internal Control Committee is made up of Francisco Guedes, Jaime Falcão and José Miguel Paredes.

Corporate Governance Control Committee

The Corporate Governance Control Committee oversees application of the Issuer’s corporate governance rules and the Code of Ethics, with the following responsibilities:

(iii)                            To assist the Board of Directors, assessing and submitting to it proposals for strategic guidelines in the field of corporate responsibility;

(iv)                           To monitor and oversee, on a permanent basis, matters pertaining to corporate governance and social, environmental and ethical responsibility, the sustainability of the Portucel Group’s business and Code of Ethics and the systems for assessment and resolution of conflicts of interests, notably with regard to relations between the Issuer and its shareholders or other stakeholders.

The Corporate Governance Control Committee is made up of Group staff with experience in the field. The Committee’s mandate matches that of the Board of Directors that appoints it.

Pension Fund Monitoring Committee

Portucel’s Pension Fund Monitoring Committee was created in 2009 in order to oversee compliance with the provisions applicable to the pension plan and the management of the respective pension fund. The Monitoring Committee’s responsibilities include stating its opinion on management transfer proposals and other material changes to the contractual arrangements that created the fund and set out its management, as well the winding-up of the pension fund or of a section thereof. The Committee currently consists of four fund member representatives and three fund beneficiary representatives.

Property Risk Analysis and Monitoring Committee

The purpose of the Property Risk Analysis and Monitoring Committee is to issue an opinion on systems in place within the Issuer for safeguarding against property risk, in particular measures taken to implement recommendations issued upon inspections by reinsurers. The Committee shall also issue its opinion on the adequacy of the insurance taken out by the Portucel Group, in terms of scope, type of cover and amount.

This Committee is made up of eight Group staff members appointed by the Board of Directors for a four-year period. Currently, the Property Risk Analysis and Monitoring Committee is made up of Manuel Regalado, Adriano Silveira, Carlos Vieira, Carlos Brás, José Nordeste, Óscar Arantes, Pedro Sousa and Manuel Arouca.

Ethics Committee

The Ethics Committee was created in 2010, following the Executive Committee’s drafting and approval of the Code of Ethics.

The Ethics Committee is entrusted with the impartial and independent monitoring of the Issuer’s bodies, as regards disclosure and compliance with the Code of Ethics in all

Portucel Group companies. In the course of its duties, the Ethics Committee has the following specific responsibilities:

(a)                              To ensure that an adequate system is in place for monitoring internal compliance with the Code of Ethics, and specifically to assess the recommendations arising from these monitoring activities;

(b)                              To assess issues submitted to it by the Board of Directors, Executive Committee and Audit Board related to compliance with the Portucel Group’s Code of Ethics, and also to analyze, in abstract terms, issues raised by any employee, customer or business partner (stakeholders);

(c)                               To appraise and assess any situation involving any company officer pertaining to compliance with the Code of Ethics;

(d)                              To submit the adoption of any measures it deems convenient in this respect to the Corporate Governance Control Committee, including the review of internal procedures and amendment proposals for the Code of Ethics;

(e)                               To draw up an annual report, concerning compliance with the Code of Ethics, highlighting any non-compliant situations of which it is aware, as well as the conclusions and proposals adopted in the cases analyzed. The Ethics Committee also functions as an advisory body to the Board of Directors in respect of matters concerning the application and interpretation of the Code of Ethics.

The Ethics Committee, whose mandate shall match that of the Board of Directors that has appointed it, is normally made up of three members. Currently, the Ethics Committee is made up of Júlio Castro Caldas and Rui Gouveia and the third seat is currently vacant due to the resignation of one of the committee’s members.

15.2.7           Qualifications and list of positions held by members of the Board of Directors in other companies

The following table contains curricular information, as well as the names of any entities in which each member of the Board of Directors was a member in the five years leading up to the date of the Prospectus, including positions in the Issuer’s consolidated direct subsidiaries and subsidiaries, as well as positions currently held in entities in or outside the Portucel Group:

Pedro Mendonça de Queiroz Pereira

A. Qualifications

High School and attendance of Instituto Superior de Administração

B. Corporate positions held in other entities, whether in or outside the Portucel Group

B.1. Corporate positions held in other Portucel Group entities

Chairman of the Board of Directors of About the Future — Empresa Produtora de Papel, S.A.

Chairman of the Board of Directors of Portucel, S.A.

Chairman of the Board of Directors of Portucel Soporcel Switzerland LTD.

Chairman of the Board of Directors of Soporcel — Sociedade Portuguesa de Papel, S.A.

B.2. Corporate positions held in other entities outside the Portucel Group

Chairman of the Board of Directors of Celcimo, S.L.

Chairman of the Board of Directors of Cimigest, SGPS, S.A.

Chairman of the Board of Directors of Ciminpart - Investimentos e Participações, SGPS, S.A.

Chairman of the Board of Directors of Costa das Palmeiras — Turismo e Imobiliário, S.A.

Chairman of the Board of Directors of CMP - Cimentos Maceira e Pataias, S.A.

Manager of Ecovalue — Investimentos Imobiliários, Lda.

Chairman of the Board of Directors of Hotel Ritz, S.A.

Chairman of the Board of Directors of Inspiredplace, S.A.

Chairman of the Board of Directors of Secil - Companhia Geral de Cal e Cimento, S.A.

Chairman of the Board of Directors of Secilpar, SL.

Chairman of the Board of Directors of Seinpart - Participações, SGPS, S.A.

Chairman of the Board of Directors and Chief Executive Officer of Semapa Sociedade de Investimento e Gestão, SGPS, S.A.

Chairman of the Board of Directors of Seminv - Investimentos, SGPS, S.A

Chairman of the Board of Directors of Sodim SGPS, S.A.

Chairman of the Board of Directors of Terraços d´Areia — SGPS, S.A.

Chairman of the Board of Directors of Villa Magna SL

C. Corporate positions held in the last 5 years that are no longer held

Chairman of the Board of Directors of Cimentospar — Participações Sociais, SGPS, S.A.

Chairman of the Board of Directors of Cimo — Gestão de Participações Sociais, S.A.

Chairman of the Board of Directors of Greath Earth - Projectos, S.A.

Chairman of the Board of Directors of Longapar, SGPS, S.A.

Chairman of the Board of Directors of OEM - Organização de Empresas, SGPS, S.A.

Member of the Board of Directors of Soporcel — Gestão de Participações Sociais, SGPS, S.A.

Chairman of the Board of Directors of Vértice — Gestão de Participações, SGPS, S.A.

Chairman of the Board of Directors of Aboutbalance SGPS, S.A.

Sole Director of Tema Principal — SGPS, S.A.

Chairman of the Board of Directors of Vieznada SL

Diogo António Rodrigues da Silveira

A. Qualifications

Diplôme d’Ingénieur. Ecole Centrale de Lille, in France (1984); Research Scholar at Berkeley UC. USA, (1984); MBA INSEAD, in France (1989)

B. Corporate positions held in other entities, whether in or outside the Portucel Group

B.1. Corporate positions held in other Portucel Group entities

Chief Executive Officer and member of the Board of Directors of About The Future-Empresa Produtora de Papel, S.A.

Chairman of the Board of Directors of Celcacia- Celulose de Cacia, S.A.

Chairman of the Board of Directors of Celset- Celulose de Setúbal S.A.

Chairman of the Board of Directors of Colombo Energy, Inc.

Chairman of the Board of Directors of Eucaliptusland- Sociedade de Gestão de Património Florestal, S.A.

Chief Executive Officer and Vice-Chairman of the Board of Directors of Portucel, S.A.

Chairman of the Board of Directors of Portucel Papel Setúbal, S.A.

Chairman of the Board of Directors of PortucelSoporcel Energia, SGPS, S.A.

Chairman of the Board of Directors of PortucelSoporcel Fine Paper, S.A.

Chairman of the Board of Directors of PortucelSoporcel Floresta, SGPS, S.A.

Chairman of the Board of Directors of Portucel Florestal-Sociedade de Desenvolvimento Agro-Florestal, S.A.

Chairman of the Board of Directors of PortucelSoporcel Internacional, SGPS, S.A.

Chairman of the Board of Directors of PortucelSoporcel Papel, SGPS, S.A.

Chairman of the Board of Directors of PortucelSoporcel Parques Industriais, S.A.

Chairman of the Board of Directors of PortucelSoporcel Participações, SGPS, S.A.

Chairman of the Board of Directors of PortucelSoporcel Pulp, SGPS, S.A.

Chairman of the Board of Directors of Portucel Soporcel Sales & Marketing, S.A.

Member of the Board of Directors of Portucel Soporcel Switzerland, Ltd.

Chief Executive Officer of Soporcel-Sociedade Portuguesa de Papel, S.A.

Chairman of the Board of Directors of Soporcel Pulp, Sociedade Portuguesa de Celulose, S.A.

B.2. Corporate positions held in other entities outside the Portucel Group

Not applicable

C. Corporate positions held in the last 5 years that are no longer held

Chief Executive Officer of Companhia de Seguros Açoreana, S.A.

Non-executive director of BANIF - Banco Internacional do Funchal S.A.

Luís Alberto Caldeira Deslandes

A. Qualifications

Chemical Engineer — Instituto Superior Técnico de Lisboa; Beer Engineer - Inst. Superieur D’Agronomie de Louvain

B. Corporate positions held in other entities, whether in or outside the Portucel Group

B.1. Corporate positions held in other Portucel Group entities

Member of the Board of Directors of About The Future, Empresa Produtora de Papel, S.A.

Vice-Chairman of the Board of Directors of Portucel, S.A.

Member of the Board of Directors of Soporcel, Sociedade Portuguesa de Papel, S.A.

B.2. Corporate positions held in other entities outside the Portucel Group

Honorary member of ACFPI (FAO) — Advisory Committee on Sustainable Forest - based Industries

C. Corporate positions held in the last 5 years that are no longer held

Chairman of the Board of Directors of Celcacia, Celulose de Cacia, S.A.

Chairman of the Board of Directors of Colombo Energy, INC.

Chief Executive Officer of Portucel S.A.

Member of the Executive Committee of Portucel- Empresa Produtora de Pasta e Papel, S.A.

Chairman of the Board of Directors of Portucel Papel Setúbal, S.A.

Chairman of the Board of Directors of PortucelSoporcel Fine Paper, S.A.

Chairman of the Board of Directors of PortucelSoporcel Floresta SGPS, S.A.

Chairman of the Board of Directors of PortucelSoporcel International, SGPS, S.A.

Chairman of the Board of Directors of PortucelSoporcel Papel, SGPS, S.A.

Chairman of the Board of Directors of PortucelSoporcel Parques Industriais, S.A.

Chairman of the Board of Directors of PortucelSoporcel Participações, SGPS, S.A.

Chairman of the Board of Directors of PortucelSoporcel Pulp, SGPS, S.A.

Member of the Board of Directors of Portucel Soporcel Switzerland, Ltd.

Chairman of the Board of Directors of Soporcel-Sociedade Portuguesa de Papel, S.A.

Chairman of the Board of Directors of Soporcel Austria GmbH

Chairman of the Board of Directors of Soporcel Deutschland GmbH

Chairman of the Board of Directors of Soporcel France EURL

Chairman of the Board of Directors of Soporcel International BV

Chairman of the Board of Directors of Soporcel Italia SRL

Chairman of the Board of Directors of Soporcel North America Inc.

Chairman of the Board of Directors of Soporcel Pulp, Sociedade Portuguesa de Celulose, S.A.

Chairman of the Board of Directors of Soporcel UK LTD

Manuel Soares Ferreira Regalado

A. Qualifications

Undergraduate Degree in Finance from Instituto Superior de Ciências Económicas e Financeiras, Lisbon (ISEG) in 1972; Senior Executive Programme (SEP), London Business School (1997)

B. Corporate positions held in other entities, whether in or outside the Portucel Group

B.1. Corporate positions held in other Portucel Group entities

Member of the Executive Committee and Board of Directors of About the

Future — Empresa Produtora de Papel, S.A.

Chairman of the Board of Directors of Atlantic Forests — Comércio de Madeiras, S.A.

Chairman of the Board of Directors of Bosques do Atlântico, SL

Member of the Board of Directors of Celcacia — Celulose de Cacia, S.A.

Chairman of the Board of Directors of Empremédia — Corretores de Seguros, S.A.

Member of the Board of Directors of Colombo Energy, Inc.

Chairman of the Board of Directors of Enerforest — Empresa de Biomassa para Energia, S.A.

Member of the Board of Directors of Eucaliptusland, S.A

Member of the Executive Committee and Board of Directors of Portucel, S.A.

Chairman of the Board of Directors of Portucel Finance spółka z ograniczoną odpowiedzialnością

Manager of Portucel Moçambique, Lda.

Member of the Board of Directors of Portucel Papel Setúbal S.A.

Member of Management of PortucelSoporcel Abastecimento de Madeira, ACE

Member of the Board of Directors of PortucelSoporcel Energia SGPS, S.A

Member of the Board of Directors of PortucelSoporcel Fine Paper, S.A.

Member of the Board of Directors of PortucelSoporcel Floresta, SGPS, S.A.

Member of the Board of Directors of Portucel Florestal — Empresa de Desenvolvimento Agro-Florestal, S.A.

Member of the Board of Directors of PortucelSoporcel Internacional, SGPS, S.A.

Member of the Board of Directors of Portucel Soporcel International, Ltd.

Member of the Board of Directors of PortucelSoporcel Papel, SGPS, S.A.

Member of the Board of Directors of Portucel Soporcel Parques Industriais, S.A.

Member of the Board of Directors of PortucelSoporcel Participações SGPS, S.A.

Member of the Board of Directors of PortucelSoporcel Pulp, SGPS, S.A.

Member of the Board of Directors of Portucel Soporcel Sales & Marketing S.A.

Member of the Board of Directors of Portucel Soporcel Switzerland, Ltd.

Chairman of the Board of Directors of Sociedade de Vinhos de Espirra — Produção e Comercialização de Vinhos, S.A.

Member of the Executive Committee and Board of Directors of Soporcel — Sociedade Portuguesa de Papel, S.A.

Member of the Board of Directors of Soporcel Pulp, S.A.

Chairman of the Board of Directors of Viveiros Aliança — Empresa Produtora de Plantas, S.A.

B.2. Corporate positions held in other entities outside the Portucel Group

Member of the General Board of CELPA - Associação da Indústria Papeleira

C. Corporate positions held in the last 5 years that are no longer held

Chairman of the Board of Directors of Aflomec — Empresa de Exploração Florestal, S.A

Chairman of the Board of Directors of Cofotrans — Empresa de Exploração Florestal, S.A.

Chairman of the Board of Directors of Portucel Florestal, S.A.

Member of the Board of Directors of PortucelSoporcel Floresta, SGPS, S.A.

Member of Management of RAIZ - Instituto de Investigação da Floresta e Papel

Member of the Management Board of Tecnipapel, - Sociedade de Transformação e Distribuição de Papel, Lda.

Adriano Augusto da Silva Silveira

A. Qualifications

Undergraduate degree in Chemical Engineering from Universidade do Porto in 1975

B. Corporate positions held in other entities, whether in or outside the Portucel Group

B.1. Corporate positions held in other Portucel Group entities

Member of the Executive Committee and Board of Directors of About The Future — Empresa Produtora de Papel, S.A.

Member of the Board of Directors of Celcacia — Celulose de Cacia, S.A.

Member of the Board of Directors of Colombo Energy, Inc.

Chairman of the Board of Directors of EMA 21, S.A.

Chairman of the Board of Directors of Enerpulp — Co-geração Energética de Pasta, S.A.

Member of the Board of Directors of Eucaliptusland, S.A.

Member of the Executive Committee and Board of Directors of Portucel, S.A.

Member of the Board of Directors of Portucel Finance spółka z ograniczoną odpowiedzialnością

Member of the Board of Directors of Portucel Papel Setúbal, S.A

Member of Management of PortucelSoporcel Abastecimento de Madeira, ACE

Member of the Board of Directors of PortucelSoporcel Energia, SGPS, S.A.

Member of the Board of Directors of PortucelSoporcel Internacional, SGPS, S.A.

Member of the Board of Directors of PortucelSoporcel Fine Paper, S.A.

Member of the Board of Directors of PortucelSoporcel Floresta, SGPS, S.A.

Member of the Board of Directors of Portucel Soporcel International Ltd.

Member of the Board of Directors of PortucelSoporcel Papel, SGPS, S.A.

Member of the Board of Directors of Portucel Soporcel Parques Industriais, S.A.

Member of the Board of Directors of PortucelSoporcel Participações, SGPS, S.A

Member of the Board of Directors of PortucelSoporcel Pulp, SGPS, S.A.

Member of the Board of Directors of Portucel Soporcel Sales & Marketing S.A.

Member of the Board of Directors of Portucel Soporcel Switzerland, Ltd.

Member of the Executive Committee and Board of Directors of Soporcel — Sociedade Portuguesa de Papel, S.A.

Member of the Board of Directors of Soporcel Pulp, Sociedade Portuguesa de Celulose, S.A.

Chairman of the Board of Directors of SPCG — Sociedade Portuguesa de Co-geração, S.A..

B.2. Corporate positions held in other entities outside the Portucel Group

Not applicable

C. Corporate positions held in the last 5 years that are no longer held

Chairman of the Board of Directors of PortucelSoporcel Energia, SGPS, S.A.

Member of the Board of Directors of PortucelSoporcel Floresta, SGPS, S.A.

Member of Management of RAIZ — Instituto de Investigação da Floresta e Papel

Member of the Board of Directors of Soporgen, S.A.

Member of the Management Board of Tecnipapel, - Sociedade de Transformação e Distribuição de Papel, Lda.

António José Pereira Redondo

A. Qualifications

Undergraduate Degree in Chemical Engineering from FCTUC (1987); attendance of the 4th year of Business Management of Universidade Internacional; MBA with a specialization in Marketing from Universidade Católica Portuguesa (1998)

B. Corporate positions held in other entities, whether in or outside the Portucel Group

B.1. Corporate positions held in other Portucel Group entities

Member of the Executive Committee and Board of Directors of About The Future, — Empresa Produtora de Papel, S.A.

Member of the Board of Directors of Celcacia — Celulose de Cacia, S.A.

Member of the Board of Directors of Colombo Energy, Inc.

Member of the Board of Directors of Eucaliptusland, S.A.

Member of the Executive Committee and Board of Directors of Portucel, S.A.

Member of the Board of Directors of Portucel Finance spółka z ograniczoną odpowiedzialnością

Member of the Board of Directors of Portucel Papel Setúbal S.A.

Manager of Portucel Soporcel Afrique du Nord, S.A

Member of the Board of Directors of Portucel Soporcel Austria GmBH

Member of the Board of Directors of Portucel Soporcel Deutschland GmBH

Member of the Board of Directors of PortucelSoporcel Energia, SGPS, S.A.

Member of the Board of Directors of PortucelSoporcel Fine Paper, S.A.

Member of the Board of Directors of PortucelSoporcel Floresta, SGPS, S.A.

Member of the Board of Directors of Portucel Soporcel International, Ltd.

Member of the Board of Directors of PortucelSoporcel Internacional, SGPS, S.A.

Chairman of the Board of Directors of Portucel Soporcel Netherlands BV

Member of the Board of Directors of PortucelSoporcel Papel, SGPS, S.A.

Member of the Board of Directors of Portucel Soporcel Parques Industriais, S.A.

Member of the Board of Directors of PortucelSoporcel Participações, SGPS, S.A.

Member of the Board of Directors of PortucelSoporcel Pulp, SGPS, S.A.

Member of the Board of Directors of Portucel Soporcel Sales & Marketing S.A

Member of the Board of Directors of Portucel Soporcel Switzerland, Ltd.

Member of the Executive Committee and Board of Directors of Soporcel —

Sociedade Portuguesa de Papel, S.A.

Manager of Portucel Soporcel Poland SP Z.O.O.

Member of the Board of Directors of Soporcel Pulp,-Sociedade Portuguesa de Celulose, S.A.

B.2. Corporate positions held in other entities outside the Portucel Group

Not applicable

C. Corporate positions held in the last 5 years that are no longer held

Chairman of the Board of Directors of Portucel Soporcel España S.A

Member of the Board of Directors of PortucelSoporcel Floresta, SGPS, S.A.

Member of the Board of Directors of Portucel Soporcel France EURL

Chairman of the Board of Directors of Portucel Soporcel Itália, SRL

Member of the Board of Directors of Portucel Soporcel North America, Inc.

Chairman of the Board of Directors of Portucel Soporcel UK, Ltd.

Member of the Management Board of Tecnipapel, Lda.

José Fernando Morais Carreira de Araújo

A. Qualifications

Bachelor Degree in Accounting and Administration from Instituto Superior de Contabilidade e Administração do Porto (ISCAP-1986); Graduate Specialized Studies Course in Financial Control from Instituto Superior de Contabilidade e Administração do Porto (ISCAP-1992); Statutory Auditor since 1995; Undergraduate Degree in Law from Universidade Lusíada do Porto (2000); Post-graduate Degree in Advanced Financial Accounting (ISCTE — 2002/2003); Post-graduate Degree in Tax Law from the Law School of Universidade de Lisboa (FDL— 2002/2003); Post-graduate Degree in Corporate Governance from Instituto Superior de Economia e Gestão de Lisboa (ISEG— 2006/2007)

B. Corporate positions held in other entities, whether in or outside the Portucel Group

B.1. Corporate positions held in other Portucel Group entities

Member of the Executive Committee and Board of Directors of About The Future — Empresa Produtora de Papel, S.A.

Member of the Board of Directors of Bosques do Atlântico, S.L.

Member of the Board of Directors of Celcacia — Celulose de Cacia, S.A.

Member of the Board of Directors of Eucaliptusland, S.A.

Member of the Executive Committee and Board of Directors of Portucel, S.A.

Member of the Board of Directors of Portucel Finance spółka z ograniczoną odpowiedzialnością

Manager of Portucel Moçambique, Lda.

Member of the Board of Directors of Portucel Papel Setúbal S.A.

Chairman of the Board of Directors of PortucelServiços Partilhados, S.A.

Manager of Portucel Soporcel Afrique du Nord, S.A.

Member of the Board of Directors of Portucel Soporcel Austria, GmBH

Chairman of PortucelSoporcel Cogeração de Energia, S.A.

Member of the Board of Directors of Portucel Soporcel Deutschland, GmBH

Member of the Board of Directors of PortucelSoporcel Energia, SGPS, S.A.

Director of Portucel Soporcel Eurasia Kağit Ve Kağit Ürünleri Sanayi Ve Ticaret

Anonim Şirket

Member of the Board of Directors of Portucel Soporcel International, Ltd.

Member of the Board of Directors of PortucelSoporcel Internacional, SGPS, S.A.

Member of the Board of Directors of PortucelSoporcel Fine Paper S.A.

Member of the Board of Directors of PortucelSoporcel Floresta, SGPS, S.A.

Member of the Board of Directors of Portucel Soporcel Netherlands, BV

Member of the Board of Directors of PortucelSoporcel Papel, SGPS, S.A.

Member of the Board of Directors of Portucel Soporcel Parques Industriais, S.A.

Member of the Board of Directors of PortucelSoporcel Participações, SGPS, S.A

Manager of Portucel Soporcel Poland SP.Z.O.O.

Member of the Board of Directors of PortucelSoporcel Pulp, SGPS, S.A.

Member of the Board of Directors of Portucel Soporcel Sales & Marketing S.A.

Member of the Board of Directors of Portucel Soporcel Switzerland, Ltd.

Member of the Executive Committee and Board of Directors of Soporcel — Sociedade Portuguesa de Papel, S.A.

Member of the Board of Directors of Soporcel Pulp, Sociedade Portuguesa de Celulose, S.A.

B.2. Corporate positions held in other entities outside the Portucel Group

Not applicable

C. Corporate positions held in the last 5 years that are no longer held

Member of the Board of Directors of Portucel Soporcel España, S.A.

Member of the Board of Directors of Portucel Soporcel France, EURL

Member of the Board of Directors of Portucel Soporcel Itália, SRL

Member of the Board of Directors of Portucel Soporcel North America, Inc.

Member of Management of PortucelSoporcel Logística do Papel, ACE

Member of the Board of Directors of Portucel Soporcel UK, Ltd.

Chairman of the Board of Directors of Setipel — Serviços Técnicos para a Indústria Papeleira, S.A.

Member of the Management Board of Tecnipapel, Lda.

Nuno Miguel Moreira de Araújo Santos

A. Qualifications

MBA from INSEAD, (1995-1996); Dean’s List; Undergraduate Degree in Civil Engineering from Instituto Superior Técnico, (1989-1993)

B. Corporate positions held in other entities, whether in or outside the Portucel Group

B.1. Corporate positions held in other Portucel Group entities

Not applicable

B.2. Corporate positions held in other entities outside the Portucel Group

Senior Partner (Manager) of McKinsey & Company

Member of the Leadership Committee for the Global Energy Practice of McKinsey & Company

Client Committee Head for the Global Energy/Utilities Practice of McKinsey & Company

C. Corporate positions held in the last 5 years that are no longer held

Head of the Energy, Commodities & Industry Practice of the Iberian Office of McKinsey & Company

José Miguel Pereira Gens Paredes

A. Qualifications

Undergraduate Degree in Economics from Universidade Católica Portuguesa (1984)

B. Corporate positions held in other entities, whether in or outside the Portucel Group

B.1. Corporate positions held in other Portucel Group entities

Member of the Board of Directors of About The Future — Empresa Produtora de Papel, S.A

Member of the Board of Directors of Portucel, S.A.

Member of the Board of Directors of Soporcel — Sociedade Portuguesa de Papel, S.A.

B.2. Corporate positions held in other entities outside the Portucel Group

Chairman of the Board of Directors of Abapor - Comércio e Indústria de Carnes, S.A.

Member of the Board of Directors of Aprovechamiento Integral de Subprodutos Ibéricos, S.A.

Member of the Board of Directors of Celcimo, SL.

Chairman of the Board of Directors of Cimo- Gestão de Participações, SGPS, S.A

Member of the Board of Directors of Cimigest, SGPS, S.A

Member of the Board of Directors of Cimipar — Sociedade Gestora de Participações Sociais, S.A.

Member of the Board of Directors of Ciminpart — Investimento e Participações, SGPS, S.A.

Member of the Board of Directors of CMP - Cimentos Maceira e Pataias, S.A.

Chairman of the Board of Directors of ETSA Investimentos, SGPS, S.A.

Chairman of the Board of Directors of ETSA LOG, S.A.

Member of the Board of Directors of Hotel Ritz, S.A.

Manager of Biological - Gestão de Resíduos Industriais, Lda

Member of the Board of Directors of Inspiredplace, S.A.

Chairman of the Board of Directors of I.T.S. - Indústria Transformadora de Subprodutos, S.A.

Chairman of the Board of Directors of Longapar, SGPS, S.A.

Member of the Board of Directors of MOR ON-LINE — Gestão de Plataformas de Negociação de Resíduos On-Line, S.A.

Member of the Board of Directors of OEM — Organização de Empresas, SGPS, S.A.

Chairman of the Board of Directors of Sebol - Comércio e Indústria de Sebo, S.A.

Member of the Board of Directors of Secil — Companhia Geral de Cal e Cimento, S.A.

Member of the Board of Directors of Seinpart - Participações, SGPS, S.A.

Member of the Board of Directors of Semapa - Sociedade de Investimento e Gestão, SGPS, S.A.

Member of the Board of Directors of Seminv - Investimentos, SGPS, S.A.

Member of the Board of Directors of Sodim, SGPS, S.A.

Member of the Board of Directors of Villa Magna SL

C. Corporate positions held in the last 5 years that are no longer held

Member of the Board of Directors of ABAPOR - Comércio e Indústria de Carnes, S.A.

Member of the Board of Directors of Aboutbalance SGPS, S.A.

Member of the Board of Directors of Cimentospar — Participações Sociais, SGPS, S.A.

Member of the Board of Directors of Cimo — Gestão de Participações, SGPS, S.A.

Chairman of the Board of Directors of ETSA - Empresa de Transformação de Subprodutos Animais S.A.

Member of the Board of Directors of ETSA, SGPS, S.A.

Member of the Board of Directors of GOLIATUR — Sociedade de Investimentos Imobiliários, S.A.

Member of the Board of Directors of Great Earth - Projectos, S.A.

Member of the Board of Directors of Longapar, SGPS, S.A.

Member of the Board of Directors of Margem — Companhia de Mineração, S.A.

Member of the Board of Directors of Secilpar Inversiones, S.L.

Member of the Board of Directors of SONACA, SGPS, S.A.

Member of the Board of Directors of Supremo Cimentos, S.A.

Member of the Board of Directors of Tercim - Terminais de Cimento, S.A.

Member of the Board of Directors of VERDEOCULTO - Investimentos, SGPS, S.A.

Paulo Miguel Garcês Ventura

A. Qualifications

Undergraduate Degree in Law from the School of Law of Universidade de Lisboa (1994). Registered with the Portuguese Law Society. IEP from Insead (2008)

B. Corporate positions held in other entities, whether in or outside the Portucel Group

B.1. Corporate positions held in other Portucel Group entities

Member of the Board of Directors of About The Future — Empresa Produtora de Papel, S.A.

Member of the Board of Directors of Portucel, S.A.

Member of the Board of Directors of Soporcel — Sociedade Portuguesa de Papel, S.A.

B.2. Corporate positions held in other entities outside the Portucel Group

Member of the Board of Directors of ABAPOR - Comércio e Indústria de Carnes, S.A.

Member of the Board of Directors of AEM — Associação de Empresas Emitentes de Valores Cotados em Mercado

Chairman of the Board of the General Meeting of Antasobral- Sociedade Agropecuária, S.A.

Member of the Board of Directors of Aprovechamiento Integral de Subprodutos Ibéricos, S.A.

Chairman of the Board of the General Meeting of Beira Rio-Sociedade Construtora de Armazéns, S.A

Manager of Biological - Gestão de Resíduos Industriais, Lda.

Member of the Board of Directors of Celcimo, SL

Chairman of the Board of the General Meeting of Cimilonga- imobiliária, S.A

Chairman of the Board of Directors of Cimipar — Sociedade Gestora de Participações Sociais, S.A.

Member of the Board of Directors of Ciminpart — Investimento e Participações, SGPS, S.A.

Member of the Board of Directors of Cimigest, SGPS, S.A.

Member of the Board of Directors of Cimo — Gestão de Participações, SGPS, S.A.

Member of the Board of Directors of CMP- Cimentos Maceira e Pataias, S.A.

Vice-Chairman of the Board of the General Meeting of Estradas de Portugal, S.A.

Member of the Board of Directors of ETSA Investimentos, SGPS, S.A.

Member of the Board of Directors of ETSA LOG, S.A.

Chairman of the Board of the General Meeting of Galerias Ritz- imobiliária, S.A

Member of the Board of Directors of Hotel Ritz, S.A.

Member of the Board of Directors of Inspiredplace, S.A.

Member of the Board of Directors of I.T.S. - Indústria Transformadora de Subprodutos, S.A.

Member of the Board of Directors of Longapar, SGPS, S.A.

Chairman of the Board of the General Meeting of Longavia- Imobiliária, S.A.

Chairman of the Board of Directors of OEM — Organização de Empresas, SGPS, S.A.

Chairman of the Board of the General Meeting of Parque Ritz- Imobiliária, S.A.

Chairman of the Board of the General Meeting of Refundos- Sociedade Gestora de Fundos de Investimento Imobiliário, S.A.

Member of the Board of Directors of SEBOL - Comércio e Indústria de Sebo, S.A.

Member of the Board of Directors of SEINPART - Participações, SGPS, S.A.

Member of the Board of Directors of SEMAPA Inversiones, S.L.

Member of the Board of Directors of Semapa — Sociedade de Investimento e Gestão, SGPS, S.A.Member of the Board of Directors of SEMINV - Investimentos, SGPS, S.A.

Member of the Board of Directors of Secil — Companhia Geral de Cal e Cimento, S.A.

Chairman of the Board of the General Meeting of Sociedade Agrícola da Quinta da Vialonga, S.A.

Member of the Board of Directors of Sodim, SGPS, S.A.

Chairman of the Board of the General Meeting of Sonagi- Imobiliária, S.A

Chairman of the Board of the General Meeting of SONAGI, SGPS, S.A.

Chairman of the Board of the General Meeting of Valuelegend- SGPS, S.A.

Chairman of the Board of the General Meeting of Vértice- Gestão de Participações, SGPS, S.A.

Member of the Board of Directors of Villa Magna SL

C. Corporate positions held in the last 5 years that are no longer held

Member of the Board of Directors of Aboutbalance SGPS, S.A.

Member of the Board of Directors of CIMENTOSPAR — Participações Sociais, SGPS, S.A

Member of the Ethics Committee of Portucel, S.A.

Member of the Board of Directors of ETSA - Empresa de Transformação de Subprodutos Animais S.A.

Member of the Board of Directors and Chairman of the Board of the General Meeting of Goliatur — Sociedade de Investimentos Imobiliários, S.A.

Member of the Board of Directors of Great Earth - Projectos, S.A.

Ricardo Miguel dos Santos Pacheco Pires

A. Qualifications

Universidade Católica Portuguesa, Undergraduate Degree in Business Management and Administration (1993-1999); Universidade Nova de Lisboa, MBA in Business Management (2001—2002); ISCTE, Specialization in Corporate Finance (2000).

B. Corporate positions held in other entities, whether in or outside the Portucel Group

B.1. Corporate positions held in other Portucel Group entities

Not applicable.

Member of the Board of Directors of Semapa- Sociedade de Investimento e Gestão, SGPS, S.A.

B.2. Corporate positions held in other entities outside the Portucel Group

Member of the Board of Directors of Cimigest, SGPS, S.A.

Member of the Board of Directors of Cimipar — Sociedade Gestora de Participações Sociais, S.A.

Member of the Board of Directors of Cimo — Gestão de Participações, SGPS S.A.

Member of the Board of Directors of Hotel Ritz, S.A.

Member of the Board of Directors of Inspiredplace, S.A.

Member of the Board of Directors of Longapar, SGPS, S.A.

Member of the Board of Directors of OEM - Organização de Empresas, SGPS, S.A.

Member of the Board of Directors of SEINPART - Participações, SGPS, S.A.

Member of the Board of Directors of Semapa- Sociedade de Investimento e Gestão, SGPS, S.A.

Member of the Board of Directors of SEMINV - Investimentos, SGPS, S.A

Member of the Board of Directors of Sodim, SGPS, S.A.

Member of the Board of Directors of UPSIS S.A.

Member of the Board of Directors of Vieznada SL

Member of the Board of Directors of Villa Magna SL

C. Corporate positions held in the last 5 years that are no longer held

Company Secretary of Cimigest, SGPS, S.A.

Chief of Staff of the Chairman of the Board of Directors of Semapa- Sociedade de Investimento e Gestão, SGPS, S.A.

Manager of Strategic Planning and New Business of Semapa- Sociedade de Investimento e Gestão, SGPS, S.A.

João Paulo Oliveira

A. Qualifications

Undergraduate Degree in Industrial Management from Universidade Nova de Lisboa (1988); MBA from Universidade do Porto (1994); Advanced Management Program from IESE Business School, in Barcelona (2005); Global Leadership Program from Carnegie School, in the United States (2007)

B. Corporate positions held in other entities, whether in or outside the Portucel Group

B.1. Corporate positions held in other Portucel Group entities

Member of the Executive Committee and Board of Directors of Portucel, S.A.(11)

B.2. Corporate positions held in other entities outside the Portucel Group

Chairman of the Board of Directors of Bosch Termotecnologia, S.A.

Member of the Board of Directors of Bosch Security Systems — Sistemas de Segurança, S.A.

Member of the Board of Directors of Bosch Car Multimedia Portugal, S.A.

C. Corporate positions held in the last 5 years that are no longer held

President of the Luso-German Chamber of Commerce and Industry

15.3                     Audit Board

The Audit Board is the body responsible for overseeing the Issuer’s business. The Audit Board is made up of three effective members, one of which is the chairman, and one alternate.

The Audit Board’s powers are set out in the Portuguese Companies Code.

15.3.1             Powers of the Audit Board

Pursuant to the Portuguese Companies Code, the Audit Board is responsible for:

(a)                              supervising the Issuer’s management;

(b)                              monitoring compliance with the law and the Issuer’s Bylaws

(c)                               verifying the accuracy of the accounting books, records and supporting documents;

(d)                              verifying, when and in the form deemed convenient, the extension of cash flow and inventories of any kind of the assets or values belonging to the Issuer or received by it as security, collateral or in another capacity;

(11)  The registration with the commercial registry office of the appointment of João Paulo Oliveira as a member of the Issuer’s Board of Directors has been requested and is pending as at the date of the Prospectus.

(e)                               verifying the accuracy of financial reporting documents;

(f)                                verifying if the accounting policies and the valuation criteria adopted by the Issuer lead to a correct valuation of its assets and results;

(g)                               drafting an annual report on its supervisory activities and issue an opinion on the report, accounts and proposals presented by management;

(h)                              calling the General Meeting, when the chairman of the respective board does not, despite his duty to do so;

(i)                                  supervising the effectiveness of the risk management system, internal control system and internal audit system, if implemented;

(j)                                 receiving whistleblowing reports from shareholders, Issuer employees or others;

(k)                              hiring expert services that support one or several of its members in performing their duties, the hiring and remuneration of which shall take into account the importance of the matters entrusted to them, as well as the Issuer’s economic situation;

(l)                                  complying with any further responsibilities prescribed by law or the Issuer’s Bylaws;

(m)                          monitoring the preparation and disclosure of financial information;

(n)                              proposing the appointment of the statutory auditor to the General Meeting;

(o)                              monitoring the auditing of the Issuer’s financial reporting documents;

(p)                              monitoring the statutory auditor’s independence, namely concerning the provision of additional services.

In addition to the responsibilities attributed to it by law, the Audit Board has the following duties:

(a)                              to supervise the effectiveness of the internal control, internal audit and risk management systems. It may engage the Internal Control Committee’s collaboration for this purpose, which will regularly report its findings to the Audit Board, flagging situations that the latter should analyze;

(b)                              to approve risk management action plans and monitor their execution, namely by assessing the recommendations resulting from audits and reviews of performed procedures;

(c)                               to procure that an appropriate internal control system for risk management is in place in the companies in which the Issuer owns shares or other holdings, monitoring the effective compliance with its goals;

(d)                              to approve internal audit action plans; and

(e)                               to select the provider of external audit services.

In performing its duties, the Audit Board may request and assess any management information it deems necessary at any time. It shall also have access to the documentation prepared by the company’s auditors and may further request any information from them deemed necessary. The Audit Board shall also ensure the appropriate arrangements are made within the company for the provision of audit services in suitable conditions.

15.3.2             Appointment of the Audit Board

Members of the Audit Board are elected by the General Meeting for four-year mandates.

Pursuant to article 414(4) of the Portuguese Companies Code, the Issuer’s Audit Board shall include at least one member with an undergraduate degree suitable to the performance of his/her duties, with knowledge in auditing or accounting and who is independent.

Also pursuant to article 414 of the Portuguese Companies Code, number 6 thereof provides that the audit board of companies with shares admitted to trading on the regulated market (as in the case of the Issuer) shall be made up of a majority of independent members. For this purpose, a person is considered independent whenever he/she is not associated with any specific interest group of the company, nor finds him/herself in any circumstance that may affect his/her impartial analysis or decision, namely due to his/her:

(a)                              holding or acting in representation or on behalf of holders of qualifying holdings equal to or greater than 2% of the company’s share capital;

(b)                              having been reelected for more than two mandates, whether consecutive or interspersed.

In addition, pursuant to article 414-A of the Portuguese Companies Code, the following persons cannot be elected or appointed members of the Audit Board or Statutory Auditor:

(a)                              beneficiaries of particular benefits in the company;

(b)                              those performing management duties in the company;

(c)                               management body members of companies that are in a controlling or group relationship with the supervised company;

(d)                              a partner of a partnership in a controlling relationship with the supervised company;

(e)                               those that directly or indirectly provide services or establish a significant commercial relationship with the supervised company or with a company in a controlling or group relationship with the latter;

(f)                                those that perform duties in a competing company and that act in representation or on behalf of the latter or that, in any other way, are bound to interests of a competing company;

(g)                               the spouses, direct relatives or kin to the third degree, including collaterally, of persons hindered by the provisions of paragraphs a), b), c), d) and f), as well as spouses of persons covered by the provisions of paragraph e) above;

(h)                              those that perform management or supervisory duties in five companies, except for law firms, audit firms and statutory auditors;

(i)                                  statutory auditors in relation to which there are other incompatibilities set forth in the respective legislation;

(j)                                 those prohibited, debarred, insolvent, bankrupt, or banned, even if only temporarily, from holding public office.

Pursuant to the General Meeting resolution of May 19, 2011, the persons identified below, save for the alternate member, were elected members of the Audit Board, for the 2011-

2014 mandate and were reelected by the General Meeting resolution of April 29, 2015 for the 2015-2018 mandate.

Audit Board	Position

Miguel Camargo de Sousa Eiró	Chairman

Gonçalo Nuno Palha Gaio Picão Caldeira	Member

José Manuel Oliveira Vitorino	Alternate member

The Issuer has always considered that all member of its Audit Board were independent pursuant to article 414(5) of the Portuguese Companies Code.

Under the prior registration process of this Offer, the PSCom informed the Offeror of its understanding that Gonçalo Picão Caldeira and Duarte Nuno d’Orey da Cunha should not be classified as independent members of the Issuer’s Audit Board, given that there is a controlling relationship between the Offeror and the Issuer and Gonçalo Picão Caldeira and Duarte Nuno d’Orey da Cunha should not be considered independent members of the Offeror’s Audit Board.

The PSCom’s motives for classifying Gonçalo Picão Caldeira as a non-independent member of the Issuer’s Audit Board arise from Gonçalo Picão Caldeira’s advisory role with the Offeror’s Board of Directors from April 2002 until February 2004.

The PSCom’s motives for classifying Duarte Nuno d’Orey da Cunha as a non-independent member of the Issuer’s Audit Board arise from Duarte Nuno d’Orey da Cunha’s having been elected for more than two mandates in the Offeror’s Audit Board, although this was not the case as regards the Issuer’s Audit Board.

Following the correspondence received from the PSCom concerning issues of independence of two members of the Offeror’s and Issuer’s Audit Boards, Duarte Nuno d’Orey da Cunha tendered his resignation on July 2, 2015, effective immediately, as member of the Issuer’s Audit Board and as member of the Offeror’s Audit Board.

Neither the Issuer, the Offeror, nor the persons in question are in agreement with the PSCom’s understandings regarding the lack of independence of the referenced members of the Issuer’s Audit Board.

As a result of the foregoing, José Manuel Oliveira Vitorino, an Alternate Member of the Issuer’s and the Offeror’s Audit Boards replaced Duarte Nuno d’Orey da Cunha in his respective positions.

The members of the Audit Board have the following professional addresses:

Name	Professional address

Miguel Camargo de Sousa Eiró	Av. Fontes Pereira de Melo, 15, 7º, 1050 - 115 Lisbon

Gonçalo Nuno Palha Gaio Picão Caldeira	Rua da Arrábida, 59, 2º, 1250 - 032 Lisbon

José Manuel Oliveira Vitorino	Rua Augusto Rossíni Marques, 7º,

Name	Professional address
2070 - 063 Cartaxo

15.3.3             Qualifications and list of positions held by members of the supervisory bodies in other companies

Miguel Camargo de Sousa Eiró

A. Qualifications

Undergraduate Degree in Law from Universidade de Lisboa (1971); Registered with the Portuguese Law Society as of 28 June 1973

B. Corporate positions held in other entities, whether in or outside the Portucel Group

B.1. Corporate positions held in other Portucel Group entities

Not applicable

B.2. Corporate positions held in other entities outside the Portucel Group

Chairman of the Audit Board of Semapa — Sociedade de Investimento e Gestão, SGPS, S.A.

Chairman of the Audit Board of Secil — Companhia Geral de Cal e Cimento, S.A.

C. Corporate positions held in the last 5 years that are no longer held

Member of the Audit Board of Portucel, S.A.

Member of the Audit Board of Semapa — Sociedade de Investimento e Gestão, SGPS, S.A.

Practicing lawyer

Gonçalo Nuno Palha Gaio Picão Caldeira

A. Qualifications

Undergraduate Degree in Law from Universidade Católica Portuguesa de Lisboa (1990); Professional internship with the Lisbon District Council of the Portuguese Law Society (1991); Post-graduate Studies in Management — Master of Business Administration (MBA) from Universidade Nova de Lisboa (1996); Attendance of Post-Graduate Studies in Management and Real Estate Valuation from ISEG (2004)

B. Corporate positions held in other entities, whether in or outside the Portucel Group

B.1. Corporate positions held in other Portucel Group entities

Not applicable

B.2. Corporate positions held in other entities outside the Portucel Group

Effective member of the Audit Board of Semapa — Sociedade de Investimento e Gestão, SGPS, S.A.

Member of the Audit Board of Secil — Companhia Geral de Cal e Cimento, S.A.

Manager of Loftmania — Gestão Imobiliária, Lda.

Manager of LINHA DO HORIZONTE — Investimentos Imobiliários, Lda.

C. Corporate positions held in the last 5 years that are no longer held

In addition to the duties referenced in the foregoing section, Gonçalo Nuno Palha Gaio Picão Caldeira held no further positions in the last 5 years.

José Manuel Oliveira Vitorino

A. Qualifications

Undergraduate Degree in Business Organization and Management from Instituto Superior de Economia da Universidade de Lisboa.

B. Corporate positions held in other entities, whether in or outside the Portucel Group

B.1. Corporate positions held in other Portucel Group entities

Not applicable

B.2. Corporate positions held in other entities outside the Portucel Group

Chairman of the Audit Board of Novo Banco

Member of the Audit Board of ANA Aeroportos de Portugal, SA

C. Corporate positions held in the last 5 years that are no longer held

Member of the Audit Board of ANAM Aeroportos e Navegação Aérea da Madeira, SA (since dissolved)

Territory Sector Leader (Portugal) for the coordination of the Technology, Information+Communication and Entertainment & Media industries and for the Retail+Consumer Goods sector within the international structure of PricewaterhouseCoopers.

Responsible in Portugal for the Technical Committee of PricewaterhouseCoopers.

Assistant Professor of the School of Economics of Universidade de Coimbra

15.3.4             Audit Board Meetings

According to the Audit Board’s Internal Regulation, the Audit Board meets at least once every three months and cannot pass resolutions without the presence of a majority of its members. Resolutions are passed by simple majority and dissenting members shall have the reasons of their dissent included in the meeting minutes. If there is a tie, the Chairman of the Audit Board will have the casting vote.

15.4                     Representations concerning members of the management and supervisory bodies

At least five years prior to the date of this Prospectus, no member of the Board of Directors, Audit Board or Statutory Auditor, mentioned respectively in sections 15.2, 15.3 and 15.5:

(a)                              was convicted of fraud;

(b)                              performed any duties as a senior officer, member of the management, directorate or supervisory body of any company that was or is bankrupt, insolvent or in liquidation;

(c)                               was formally charged and/or subject to a penalty by legal or regulatory authorities (including professional bodies) or banned by a judicial order from serving as a member of a management, directorate or supervisory body of an issuer or from managing or heading an issuer’s business.

The Issuer further represents that no agreement was entered into with any member of the governing bodies mentioned above to limit share transfers.

15.5                     Statutory Auditors

The Statutory Auditor is responsible for the Issuer’s external supervision and cannot be a part of the Audit Board.

Notwithstanding the actions of Audit Board members, the Statutory Auditor has the special duty to perform all inspections and verifications necessary for the review and legal certification of the accounts, as well as other special duties prescribed by law.

Pursuant to the General Meeting resolution of April 29, 2015, the Statutory Auditor’s duties are performed by the following entity, elected on that date for the 2015-2018 mandate:

Statutory Auditor	PricewaterhouseCoopers & Associados, SROC, Lda., represented by José Pereira Alves or António Alberto Henrique Assis and, acting as alternate, Jorge Manuel Santos Costa	Independent

The professional address of the effective and the alternate Statutory Auditor is Palácio Sottomayor, Rua Sousa Martins, 1 3º, 1069-316 Lisbon.

15.6                     Conflicts of interest of members of the management, directorate and supervisory bodies, senior staff and relatives

As far as it is aware, the Issuer believes there is no potential conflict of interest between the duties of any person that is a member of the management and supervisory bodies as regards the Issuer or other Portucel Group company and his/her private interests or other duties.

There are also no family ties between members of the Board of Directors, between members of the Audit Board, between the latter and members of the Board of Directors, and between members of the Audit Board and of the Board of Directors and the representative of the Effective or Alternate Statutory Auditor.

15.7                     Employment agreements

The agreements that bind members of the Issuer’s and its subsidiaries’ board of directors and audit board do not provide for any benefit at the term of the agreement.

15.8                     Remuneration and other benefits

15.8.1           Remuneration Policy for Governing Bodies

The Remuneration Committee, elected by the General Meeting, stipulates the remuneration of members of the Issuer’s governing bodies and submits a statement on the

Issuer’s remuneration policy to the annual approval of the General Meeting, pursuant to the applicable principles and rules.

The remuneration of executive members of the Board of Directors is comprised of a fixed component to which variable component is added. This seeks to ensure a competitive remuneration compared to the market and is stipulated annually based on pre-determined criteria that encompass a set of indicators of the Issuer’s performance, the performance of members of the management body and market criteria.

There is no deferral of the variable component of remuneration, nor the payment of remuneration in kind, with the exception of the remuneration in kind paid to José Honório in 2014.

The remuneration of non-executive members of the Board of Directors and the Audit Board is solely comprised of a fixed amount.

15.8.2           Remuneration paid to members of the Board of Directors

The following table presents the amount of remuneration paid and the benefits in kind granted by the Portucel Group to members of the Issuer’s Board of Directors, during the financial year ended on December 31, 2014:

	Fixed Remuneration	Variable Remuneration	Total
	(€)
Pedro Queiroz Pereira	822 682	0	822 682
Portucel	0		0
Subsidiaries	822 682		822 682
Diogo da Silveira	381 339	0	381 339
Portucel	381 339		381 339
Subsidiaries	0		0
Manuel Regalado	353 276	0	353 276
Portucel	272 146		272 146
Subsidiaries	81 130		81 130
Adriano Silveira	306 768	0	306 768
Portucel	0		0
Subsidiaries	306 768		306 768
António Redondo	306 768	0	306 768
Portucel	0		0
Subsidiaries	306 768		306 768
Fernando Araújo	306 782	0	306 782
Portucel	0		0
Subsidiaries	306 768		306 768
José Miguel Gens Paredes(1)	0	0	0
Portucel
Subsidiaries

	Fixed Remuneration	Variable Remuneration	Total
	(€)
Luís Deslandes	156 590	0	156 590
Portucel	156 590		156 590
Subsidiaries	0		0
Manuel Gil Mata	128 954	0	128 954
Portucel	128 954		128 954
Subsidiaries	0		0
Francisco Nobre Guedes	75 805	0	75 805
Portucel	26 305		26 305
Subsidiaries	49 500		49 500
José Honório	325 993	567 052	893 045
Portucel	84 392	0	84 392
Subsidiaries	241 600	567 052	808 653
Paulo Miguel Garcês Ventura(1)	0	0	0
Portucel
Subsidiaries
Total	3 164 957	567 052	3 732 010
Portucel	1 049 726	0	1 049 726
Subsidiaries	2 115 231	567 052	2 682 284

Note:

(1)                              These directors are also directors of Semapa, where they are remunerated as disclosed by the latter.

The variable remuneration of members of the governing bodies paid in 2013 included the remuneration pertaining to two financial years, 2012 and 2013. Therefore, in 2014 and with the exception of José Honório, there was no payment of variable remuneration. The amount referenced in the variable remuneration of José Honório includes the amount of 67,052 Euros of remuneration in kind.

15.8.3           Remuneration paid to members of the Audit Board

The following table shows the amount of remuneration paid by the Portucel Group to members of the Issuer’s Audit Board, during the financial year ended on December 31, 2014:

	Fixed Remuneration	Variable Remuneration	Total
	(€)
Miguel Eiró	20,622	0	20,622
Duarte da Cunha	14,574	0	14,574
Gonçalo Caldeira	14,574	0	14,574
Total	49,770	0	49,770

15.8.4           Pensions or similar benefits

Under the Issuer’s Pension Plan Regulation currently in force, Portucel’s directors, who are remunerated as such and who have served no less than one full mandate pursuant to the Issuer’s Bylaws, are entitled, on retirement or in the event of disability if this occurs during their mandate, to a supplementary monthly retirement or disability pension respectively.

If the disability occurs after the end of their mandate, the referenced members of the Board of Directors will only be entitled to the supplementary disability pension if they qualify for the corresponding disability pension from the social security scheme in which they are registered and if they request the supplementary pension from the Issuer.

This supplement is stipulated based on a formula that takes into account the gross monthly remuneration and time in office. No less than 10 years’ service is required and no more than 30 years’ service will be considered.

Under the Pension Plan in force during 2014, the directors benefiting from this plan are entitled to a monthly supplement to their old age retirement pension as of the date of their retirement, in other words, when they reach the retirement age of 65. Early retirement may be requested as of the age of 60, provided the director has been in office for no less than 5 years.

Regarding disability, a disability retirement pension equal to the national minimum wage at the date of retirement due to disability will be granted to directors that have been in office for more than two and a half years and less than five years.

The old age retirement pension granted under the referenced pension plan is calculated based on a formula that takes into consideration mainly the time in office and pensionable salary, which is deemed to be the last gross remuneration paid in cash on a permanent basis 14 times a year.

Because of the specific characteristics of the Portucel Group pension plan, the General Meeting has not intervened, to date, in approving the main features of the specific rules applicable to the retirement of directors.

It should be noted that Portucel was a state-owned company until 1991, with its business and procedures regulated by the special legislation applicable to this type of company and the specific rules on the retirement pensions of members of the Board of Directors were approved during that period.

On December 31, 2014, the amount of liabilities allocated to post-employment benefit plans for two Portucel Group directors was €1,429,279.

The individual amounts are itemized below:

	Liabilities on 31.12.2014	Liabilities on 31.12.2013
	(€)
Beneficiary
Manuel Maria Pimenta Gil Mata	568,378	561,309
Manuel Soares Ferreira Regalado	855,901	778,859
Total	1,424,279	1,340,168

15.8.5           Shareholdings and Incentive Plans

The Issuer does not have a share allocation plan or any stock options over its shares for members of the Board of Directors or Audit Board.

15.9                     Compliance with the Portuguese Corporate Governance Rules for Listed Companies

The Issuer adopted the PSCom’s Corporate Governance Code in its 2013 version, having adopted the majority of the PSCom Recommendations on the Corporate Governance of Listed Companies, except for Recommendations I.5, II.1.7, II.2.5  and III.4, which are not complied with or are partially adopted for the reasons indicated below. The assessment below has been made by the Issuer and was not assessed or approved by the PSCom.

Recommendation	Compliance	Issuer’s Governance Report

I. Voting and Company Control

I.1.                  Companies shall encourage shareholders to attend and vote at general shareholders meetings, namely by not requiring too high a number of shares to be entitled to one vote, and shall implement the means necessary for voting by correspondence and electronically.

	Adopted	Part I no. 12

I.2. Companies shall not adopt mechanisms that hinder shareholder approval of resolutions, namely by requiring majorities higher than those prescribed by law.	Adopted	Part I no. 14

I.3.                  Companies shall not create mechanisms intended to cause a mismatch between the right to receive dividends or subscribe new securities and the voting right of each ordinary share, unless duly justified in light of the long-term interests of shareholders.

	Adopted	Part I no. 12

I.4.                  Company bylaws that limit the number of votes that may be held or exercised by a sole shareholder, either individually or in concert with other shareholders, shall also provide that the general shareholders meeting reassess such bylaw provision at least every five years — without majorities higher than those prescribed by law — and, for that resolution, all votes issued shall be counted regardless of said limitation.

	Adopted	Part no. 13

I.5.                  Measures shall not be adopted that require the company to make payments or incur fees in the event of a change of control or a change in the composition of the management body and which are deemed likely to impair the free transferability of shares and the free assessment by shareholders of the performance of members of the management body.

	Not Adopted	Please see explanation for non-adoption below.

II. Overseeing, Management and Supervision

II.1. Overseeing and Management

II.1.1.   Within the legal limits and unless the company is small in size, the board of directors shall delegate the day-to-day management of the company and those delegated powers shall be identified in the annual report on Corporate Governance.

	Adopted	Part I no. 21

II.1.2.   The Board of Directors shall ensure the company acts in accordance with its objectives and shall not delegate its powers as regards the following: i) the definition of the company’s strategy and general policies; ii) the definition of the group’s corporate structure; iii) decisions that should be regarded as strategic due to their amount, risk or specific characteristics.

	Adopted	Part I no. 21

II.1.3.   The General and Supervisory Board, in addition to its supervisory duties, shall take full responsibility for corporate governance, whereby, through a bylaw provision or its equivalent, it shall be required to issue a statement on the company’s strategy and main policies, the definition of the group’s corporate structure and the decisions considered strategic due to the amount or risk involved. This body shall also assess compliance with the strategic plan and the implementation of the company’s key policies.

	Not applicable	Part I, no. 27, 28 and 29

II.1.4.   Unless the company is small in size, the Board of Directors and the General and Supervisory Board, depending on the adopted model, shall create the necessary committees in order to:

a)             Ensure a competent and independent assessment of the executive directors’ performance and its own overall performance, as well as of other committees that may exist;

b)             Reflect on the system structure and governance practices adopted, verify their effectiveness and propose measures for their improvement to the competent bodies.

	Not Adopted Adopted	Please see explanation for non-adoption below. Part I, no. 21, 27, 28 and 29

II.1.5.   The Board of Directors or the General and Supervisory Board, depending on the adopted model, shall set risk-taking goals and create control systems to ensure that the risks effectively incurred are consistent with those goals.

	Adopted	Part I, no. 50 to 55

II.1.6.   The Board of Directors shall include a number of non-executive members that ensure the effective monitoring, supervision and assessment of the activities of the remaining members of the management body.

	Adopted	Part I, no. 15 and 18

II.1.7.   Non-executive directors shall include an appropriate number of independent members, taking into account the adopted governance model, the size of the company, its shareholder structure and the respective free float.

The independence of members of the General and Supervisory Board and Audit Board is determined according to the law in force and, as regards the remaining members of the Board of Directors, a person is considered independent whenever he/she is not associated with any specific interest group of the company, nor finds him/herself in any circumstance that may affect his/her impartial

	Not Adopted	Please see explanation for non-adoption below.

analysis or decision, namely due to his/her:

a.  having been an employee of the company or of a company in a controlling or group relationship with the latter in the last three years;

b.  having provided services or established a significant commercial relationship with the company or with a company in a controlling or group relationship with the latter, whether directly or as a partner, director, manager or senior officer of a legal entity, in the last three years;

c.  receiving remuneration paid by the company or a company in a controlling or group relationship with the latter that is supplementary to its remuneration as a director;

d.  being the civil partner or spouse, direct relative or kin to the third degree, including collaterally, of directors or persons with direct or indirect qualifying holdings;

e.  holding a qualifying holding or representing a shareholder with a qualifying shareholding.

II.1.8. Directors with executive duties, when so requested by other governing body members, shall provide any information requested in a timely and appropriate manner.	Adopted	Part I, no. 21

II.1.9.   The chairperson of the executive management body or of the executive committee shall submit, as applicable, to the Chairperson of the Board of Directors, the Chairperson of the Audit Board, the Chairperson of the Audit Committee, the Chairperson of the General and Supervisory Board and the Chairperson of the Financial Committee, the convening notices and minutes of the respective meetings.

	Adopted	Part I, no. 21

II.1.10.     If the chairperson of the management body carries out executive duties, that body shall appoint from among its members an independent director to ensure the coordination of the work of other non-executive members, the conditions necessary for them to make independent and informed decisions or the existence of an equivalent mechanism for such coordination.

	Not applicable	Part I, no. 18

II.2. Supervision

II.2.1.   Depending on the adopted model, the Chairman of the Audit Board, the Audit Committee and the Financial Committee shall be independent under the terms defined by law and shall be suitably qualified to carry out his/her duties.

	Adopted	Part I, no. 32

II.2.2.   The supervisory body shall be the main liaison of the external auditor and the first recipient of the respective reports, and is responsible, namely, for proposing the respective remuneration and ensuring that the proper conditions for the provision of services are provided within the company.

	Adopted	Part I, no. 37 and 38

II.2.3.   The supervisory board shall annually assess the external auditor and propose his/her dismissal or the termination of the services agreement to the competent body whenever there is just cause therefor.

	Adopted	Part I, no. 37

II.2.4. The supervisory body shall assess the operation of the internal control and risk management systems and propose adjustments as deemed necessary.	Adopted	Part I, no. 50 and 54

II.2.5.   The Audit Committee, General and Supervisory Board and Audit Board shall issue an opinion on the work plans and resources allocated to internal audit services and services that ensure compliance with the rules applicable to the company (compliance services) and should be recipients of reports issued by these services at least when related to matters of financial reporting, the identification or resolution of conflicts of interest and the detection of potential illegalities.

	Adopted	Part I, no. 50 and 54

II.3. Stipulating Remuneration

II.3.1.   All members of the Remuneration Committee or its equivalent shall be independent in regard to the executive members of the management bodies and such committee shall include at least one member with knowledge and experience in remuneration policy matters.

	Adopted	Part I, no. 67 and 68

II.3.2.   Any person or legal entity that provides or has provided services in the past three years to any structure under the management body, to the management body of the company itself or who has a current relationship with the company or company consultant shall not be hired to assist the Remuneration Committee in carrying out its duties. This recommendation also applies to any person or legal entity that is related thereto by an employment or services agreement.

	Adopted	Part I, no. 67

II.3.3.   A statement on the remuneration policy of the management and supervisory bodies referred to in article 2 of Law No. 28/2009 of 19 June, shall also contain the following:

a)             Identification and details of the criteria for determining the remuneration to be paid to the members of governing bodies;

b)             Information on the maximum potential amount, in individual terms, and the maximum potential amount, overall, to be paid to members of governing bodies, and the circumstances whereby these maximum amounts may be payable;

c)              Information on the whether or not payments for the dismissal or termination of appointment of directors are due.

	Adopted	Annex II to the Corporate Governance Report

II.3.4.   A proposal for the approval of share allocation and/or stock option plans or plans based on share price variation for members of governing bodies shall be submitted to the General Shareholders Meeting. The proposal shall contain all the necessary information in order to correctly assess said plan.

	Not applicable	Part I Section VI

II.3.5.   A proposal for the approval of any retirement benefit scheme established for members of governing bodies shall be submitted to the General Shareholders Meeting. The proposal shall contain all the necessary information in order to correctly assess said system.

	Not applicable	Part I, no. 76

III. Remuneration

III.1. The remuneration of the executive members of the management body shall be based on effective performance and shall discourage excessive risk-taking.	Adopted	Part I, no. 69 and 70

III.2.        The remuneration of non-executive members of the management body and the remuneration of the members of the supervisory body shall not include any component whose value depends on the performance of the company or of its value.

	Adopted	Part I, no. 69 and 71

III.3. The variable component of remuneration shall be reasonable overall in relation to the fixed component of the remuneration and maximum limits should be set for all components.	Adopted	Item VII of Annex II of the Corporate Governance Report

III.4.        A significant part of the variable remuneration shall be deferred for no less than three years and the right to payment shall depend on the continued positive performance of the company throughout that period.

	Not Adopted	Please see explanation for non-adoption below.

III.5.        Members of the management body shall not enter into agreements with the company or with third parties, which intend to mitigate the risk inherent to variability of the remuneration set by the company.

	Adopted	Part, no. 70 and 71

III.6.        Executive directors shall hold until the term of their mandate the company’s shares that were allotted by virtue of variable remuneration schemes, up to twice the value of the total annual remuneration, except for those that need to be disposed of to pay taxes arising from the benefit of said shares.

	Not applicable	Part I Section VI

III.7. When the variable remuneration includes the allocation of stock options, the beginning of the exercise period shall be deferred for no less than three years.	Not applicable	Part I Section VI

III.8.        When the dismissal of a director is not due to a serious breach of their duties nor to their unsuitability for the normal exercise of their duties, but is nonetheless due to inadequate performance, the company shall be endowed with the adequate and necessary legal mechanisms so that any damages or compensation, beyond that which is legally due, are not required.

	Adopted	Part I, no. 83

IV. Auditing

IV.1.         The external auditor shall, within the scope of its powers, verify the implementation of the governing body’s remuneration policies and systems, as well as the efficiency and effectiveness of internal control mechanisms and report any shortcomings to the company’s supervisory body.

	Adopted	Part I, no. 54

IV.2.         The company or any entity with which it maintains a controlling relationship shall not engage the external auditor or any entity in a group relationship with the external auditor or that is part of the same network, for services other than auditing services. If there are reasons for hiring such services - which shall be approved by the supervisory body and detailed in the Annual Report on Corporate Governance - said services should not exceed 30% of the total value of services rendered to the company.

	Adopted	Part I, no. 46 and 47

IV.3.         Companies shall promote auditor rotation after two or three mandates, depending on whether those mandates are four or three years long. The auditor’s permanence beyond this period shall be justified in a specific statement issued by the supervisory body where it explicitly addresses the auditor’s independence and the benefits and costs of its replacement.

	Adopted	Par I, no. 44

V. Conflicts of Interest and Related Party Transactions

V.1.              The company’s business with qualified shareholders or entities with which they are in any relationship pursuant to article 20 of the Portuguese Securities Code, shall be conducted under normal market conditions.

	Adopted	Part I, no. 89 to 91

V.2.              The supervisory or oversight body shall establish procedures and criteria to define the level of relevance of business with holders of qualified shareholdings - or entities with which they are in any of the relationships described in article

	Adopted	Part I, no. 10 and 91

20(1) of the Portuguese Securities Code. Entering into relevant business transactions is dependent upon a prior statement issued by that body.

VI. Information

VI.1. Companies shall provide access to information on their progress and their current economic, financial and governance situation via their websites in both Portuguese and English.	Adopted	Part I, no. 59 to 65

VI.2.         Companies shall ensure the existence of an investor relations desk and market liaison office, which responds to requests from investors in a timely fashion and shall keep a record of the submitted requests and their processing.

	Adopted	Part I, no. 56, 57 and 58

15.9.1           Non-adopted Recommendations

Recommendation I.5

To finance its business, the Issuer entered into agreements that contain early repayment clauses in the case of a loss of control by its majority shareholder, the [Offeror]. Such clauses are standard to those types of financing. Therefore, the referenced clauses are not defensive, assurance or protective measures whose aim is to cause serious erosion to the Issuer’s assets should there be a change of control or change to the composition of the Board of Directors, thereby harming the free transferability of the Issuer’s shares.

Recommendation II.1.4.

Although there is no formal commission within the Board of Directors to assess performance of the Issuer’s executive directors, this duty is performed by the Remuneration Committee when it makes its annual individual assessment of the Executive Committee members and their respective performance, in light of pre-established assessment criteria.

Recommendation II.1.7

The Issuer considers it does not fully comply with this recommendation, namely because two non-executive Directors have been re-elected for more than two mandates and four of them act on behalf of shareholders with interests that exceed 2% of the Issuer’s share capital. The Issuer considers, however, that the non-executive Directors have the necessary good standing, experience and proven professional skill to ensure the effective supervision and absence of conflicts of interest between the shareholder’s interest and position and the Issuer. Furthermore and as regards the composition of the Board of Directors, the single-tier management model adopted by the Issuer does not require that non-executive members take part in supervision duties, in addition to their management duties. This results from the absence of any legal criteria/independence requirement based on an adequate number of independent members of the management body.

Recommendation III.4

Although the remuneration regime set out in the Issuer’s remuneration policy does not provide for the deferral of payment of the variable component of the remuneration, the Issuer considers the structure of the Board of Directors’ remuneration adequate and conducive to the alignment of the latter’s interest with the long-term interests of the Issuer and its shareholders, in such a way as to promote the sustainable growth of the Company in consonance with the performance of the management body members.

16                               PERSONNEL OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION

16.1                     Number of effective staff members and their distribution

Portucel Group staff members totaled 2,325 employees as at December 31, 2014, 2,259 as at December 31, 2013 and 2,275 employees as at December 31, 2012.

The table below shows the number of employees with permanent and short-term employment with the Portucel Group, at the end of the financial years of December 31, 2012, 2013 and 2014 and March 31, 2015:

	Number of Portucel Group Employees
	(year ended on December 31)						(period ended on March 31)
	2012			2013			2014			2015
Location	Permanent contracts	Short-term contracts	Total	Permanent contracts	Short-term contracts	Total	Permanent contracts	Short-term contracts	Total	Permanent contracts	Short-term contracts	Total
Setúbal	1,144	25	1,169	1,133	22	1,155	1,119	36	1,155	1,109	40	1,149
Cacia	239	26	265	230	32	262	224	30	254	228	33	261
Fig. Foz	734	12	746	723	14	737	725	19	744	713	22	735
Abroad	90	5	95	100	5	105	114	58	172	104	71	175
Total	2,207	68	2,275	2,186	73	2,259	2,182	143	2,325	2,154	166	2,320

In 2014, the Portucel Group invested in a workforce rejuvenation program, by recruiting new employees, in light of the investment projects underway. This recruitment resulted in a 66-employee increase relative to 2013 (in which there was a 16-employee decrease relative to 2012). For additional information on the Issuer’s capital expenditures, please see section 8.2 of Chapter 8 — “Information on the Offeror of the Shares that Constitutes the Offer Consideration”.

Also in 2014, the professional internship program was continued. For 12 months, the Issuer hosted 50 young professionals with technical vocational courses, undergraduate degrees and masters degrees in areas as varied as Management, Economics, Communication, Chemical, Mechanical, Environmental and Industrial Management Engineering.

16.2                     Training and talent management

One of the keys to the Issuer’s success is the skill and qualifications of its human resources. Among other things, the Issuer is focused on the continued improvement of its employees’ productivity and the Portucel Group therefore invests in fostering the qualification and skill development of its human resources with internal training sessions in areas of interest to the Issuer.

In 2014, the Portucel Group continued to invest in the continued training and professional improvement of its employees. Therefore, 110,831 hours of training took place over 1,315 sessions with the participation of a total of 2,147 employees.

16.3                     Schemes for employee share ownership in the Issuer

As of the present date, there are no schemes that grant Portucel Group employees share allocation rights or stock options.

As far as the Issuer is aware, no Issuer employee holds shares, or stock options, in the Issuer’s share capital.

17                               MAIN SHAREHOLDERS OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION

The Offeror is the Issuer’s majority shareholder, with a direct and indirect shareholding of 75.85% of the Issuer’s share capital and 81.19% of the Issuer’s voting rights at the date of this Prospectus.

The following table includes a list of shareholders with qualifying shareholdings, calculated pursuant to article 20 of the Portuguese Securities Code, as notified to the Issuer until the date of this Prospectus:

List of Qualifying Shareholdings	No. of shares	% capital	% non- suspended voting rights

Semapa SGPS, S.A.	582,156,407	75.85%	81.19%
Semapa - Soc. de Investimento e Gestão, SGPS, S.A.	340,572,392	44.37%	47.50%
Seinpar Investments B.V.	241,583,015	31.48%	33.69%
Seminv - Investimentos, SGPS, S.A.	1,000	0.00%	0.00%

In a scenario in which there is full acceptance of the Offer and thereby the Offeror delivers 164,770,541 Portucel Shares, 417,401,866 Portucel Shares will thereby be attributable to the Offeror, representing 54.38% of the respective share capital and corresponding to 58.21% of unsuspended voting rights.

In order to ensure the controlling relationship between the Offeror and the Issuer does not lead to excesses in the Offeror’s exercise of that control, the Issuer relies on general mechanisms, such as the audit board, statutory auditors and internal control committee. In addition, the Issuer has adopted the PSCom’s Corporate Governance Code, as better detailed in section 15.8 of Chapter 15 — “Management, Directorate and Supervisory Bodies and Senior Staff of the Issuer of the Shares that Constitute the Offer Consideration”.

Furthermore, because it is a listed company with shares admitted to trading on the regulated market, the Issuer is subject to the PSCom’s information disclosure regime and supervision.

Pursuant to the Issuer’s Bylaws, the Issuer’s ordinary shares are all granted the same rights, as better detailed in section 20.2.1 of Chapter 20 — “Additional Information on the Issuer of the Shares that Constitute the Offer Consideration”.

17.1                     Agreements with an impact on the shareholding structure

The Issuer is not aware of any agreements whose implementation could give rise to a later change in the Issuer’s control.

17.2                     Dilution

Not applicable given the present is a public exchange offer of previously issued shares.

18                               TRANSACTIONS OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION WITH RELATED PARTIES

In accordance with the IFRS, the Issuer must disclose all transactions with related parties, as defined in IAS 24 (“Related Party Disclosures”), that may mean that its business, financial situation, results of operations, profits or losses may have been affected by the existence of related parties and by transactions and outstanding balances with such entities.

The following table illustrates the transactions between companies of the Portucel Group during the years ended on December 31, 2012, 2013 and 2014 and March 31, 2015:

	2012			2013			2014			1Q2015
Amounts in Euros	Sales and services rendered	Interest income	Materials and services consumed	Sales and services rendered	Interest income	Materials and services consumed	Sales and services rendered	Interest income	Materials and services consumed	Sales and services rendered	Interest income	Materials and services consumed
Semapa	2,088	614,386	9,686,989	3,155	—	10,402,343	1,573	—	4,878,837	336	—	(239,003)
Soporgen	—	—	—	—	—	—	—	—	1,081,573	—	—	—
	2,088	614,386	9,686,989	3,155	—	10,402,343	1,573	—	5,960,410	336	—	(239,003)

The following table shows the balances of Portucel Group companies and affiliated companies during the years ended on December 31, 2012, 2013 and 2014 and March 31, 2015:

	2012				2013				2014				1Q2015
	Assets		Liabilities		Assets		Liabilities		Assets		Liabilities		Assets		Liabilities
Amounts in Euros	Clients	Other debtors	Suppliers	Other creditors	Clients	Other debtors	Suppliers	Other creditors	Clients	Other debtors	Suppliers	Other creditors	Clients	Other debtors	Suppliers	Other creditors
Semapa	1,935	—	3,702,738	—	—	—	932,118	—	—	6,035,395	2,549,415	—	380	—	(2.242.075)	4.372.331
Soporgen	—	—	(539,612)	—	—	—	—	—	—	—	—	—	—	—	—	—
	1,935	—	3,163,126	—	—	—	932,118	—	—	6,035,395	2,549,415	—	380	—	(2.242.075)	4.372.331

The sales and services referred to in the above table refer to (i) the provision of management services, including accounting, legal and human resource management services between companies of the Portucel Group and the Offeror, for the price of €9.6 million in 2014, €10.4 million in 2013 and €4.8 in 2012 and (ii) the purchase of steam from Soporgen in the amount of €1 million in 2012.

During 2014, the Issuer subscribed commercial paper issued by the Offeror and, as at the date of this Prospectus, the respective amounts have been paid in full.

During the period covered by the Audited Consolidated Financial Statements and up to the date of this Prospectus, the Issuer did not enter into any deal or transaction with the members of the Board of Directors or Audit Board.

In March 2015, the Issuer entered into an agreement with Enerpar SGPS, Lda., whereby it remunerated the latter for the preparation of the pellets project in the United States (please see section 8.2.4 — “Pellets”), in particular for defining and performing in-depth studies and initiatives that included, among other things, market research, real-estate prospecting, negotiating with public authorities, tax and corporate planning, designing the manufacturing facilities, commissioning equipment and attracting customers, while bringing all of these elements together into a turnkey project.

Under the referenced agreement Enerpar SGPS, Lda., will also provide the Issuer, for a three-year period and under the same project, with technical consulting services related to engineering plans, coordination of construction, equipment commissioning, ramping-up the plant’s launch and ensuring end-product quality, commercial-contract management support and training of the sales team that will be responsible for managing the customers it has attracted.

Remuneration for the project preparation was USD 1.7 million (approximately €1.5 million at the exchange rate of 1.1218 as at June 15, 2015), while the provision of technical consulting services will be remunerated at an annual fee of USD 250,000 (approximately €222.9 million at the exchange rate of 1.1218 as at June 15, 2015, per year, during the three years of the planned life of the agreement. The agreement was put to the prior consideration of the Issuer’s Board of Auditors.

Enerpar SGPS, Lda. is a company that manages holdings in the renewable energy sector. It holds the whole of the share capital of Enermontijo, S.A., which has been engaged in the production of pellets using forest wood for about 7 years, producing 80 thousand tons annually. The share capital of Enerpar SGPS, Lda. is held by a daughter of a Portucel director and her husband.

19                               KEY FINANCIAL DATA, ANALYSIS OF THE ASSETS AND LIABILITIES, FINANCIAL SITUATION AND PROFIT AND LOSSES OF THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION

19.1                   Financial History

The Issuer presents the following documents incorporated by reference (fully and as indicated in section 22.2 of Chapter 22 - “Publically Available Documentation” that, to that extent, are an integral part of this Prospectus, in order to comply with the minimum information requirements set out in paragraphs 20.1, 20.3, 20.4 and 20.6 of Annex I of Commission Regulation (EC) 809/2004 of April 29, in its current version:

•                                       The Issuer’s historical audited consolidated annual financial statements for the 2012, 2013 and 2014 financial years (as at December 31), including their respective explanatory notes and accounting policies, as well as the respective legal certifications and auditor’s report, prepared according to the International Financial Reporting Standards IFRS, as adopted by the EU, pursuant to Regulation (EC) 1606/2002 of the European Parliament and of the Council of July 19, which applies pursuant to Decree Law 35/2005, of February 17, as amended (“Regulation (EC) 1606/2002”) (the “Audited Consolidated Financial Statements”).

•                                       The Issuer’s unaudited consolidated financial statements (balance sheet, income statement, cash flow statement) for the first quarter of 2015 and the first quarter of 2014, including their respective explanatory notes and accounting policies (the “Unaudited Interim Financial Statements”).

The Audited Consolidated Financial Statements were approved by the Board of Directors with an unqualified opinion from the Audit Board in office at the time, had the benefit of a legal certification of the accounts and audit and were approved by the annual general meeting for that financial year.

19.2                   Pro forma financial information

Not applicable.

19.3                   Forecasts and estimates

Not applicable.

19.4                   Financial statements

Please see section 19.7 - “Key financial data” below in  this Prospectus.

19.5                   Audit of annual historical financial information

The Audited Consolidated Financial Statements incorporated by reference in this Prospectus were audited by PricewaterhouseCoopers & Associados, SROC, Lda. and contain no reservations or emphases of matter.

19.6                   Period covered by the most recent financial information

The last financial year covered by the audited financial information, whether consolidated or individual, on the date of the Prospects, was 2014 as at December 31, 2014.

19.7                   Interim financial information

The Issuer’s Unaudited Interim Financial Information incorporated by reference in this Prospectus was not audited or subject to a limited review.

19.8                   Key financial data

The consolidated financial information in this chapter for the years ending on December 31, 2014, December 31, 2013 and December 31, 2012 have been prepared based on the Audited Consolidated Financial Statements incorporated by reference in this Prospectus. The interim information also included in this chapter has been prepared based on the Unaudited Interim Financial Statements incorporated by reference in this Prospectus and disclosed by the Issuer on April 29, 2015.

The following tables are a summary of the main line items and the Issuer’s main economic and financial indicators for the complete years of 2012 to 2014 and for the quarters ended on March 31, 2015 and March 31, 2014, whenever applicable:

Key financial data and ratios Income Statement	2012	2013	2014	1Q14	1Q15
	Million of Euro
Total Sales	1,501.6	1,530.6	1,542.3	365.4	388.8
Forest	4.6	7.5	18.0	—	—
Pulp stand alone	121.6	153.3	128.6	—	—
Integrated pulp and paper	1,193.2	1,218.2	1,247.3	—	—
Energy	179.7	146.9	142.5	—	—
Eliminations/Non-allocated	2.5	4.7	5.9	—	—

EBITDA (1)	385.4	350.5	328.4	78.0	81.4
Results of Operations (EBIT)	286.2	233.7	218.3	51.9	54.2
Financial Results	-16.3	-14.1	-34.2	-7.3	-8.7
Net Results	211.2	210.0	181.5	40.8	41.8

EBITDA Margin (%)	25.7%	22.9%	21.3%	21.3%	20.9%
Free Cash Flow (2)	264.6	263.6	236.8	57.8	12.7
Adjusted Free Cash Flow (3)	264.6	263.6	236.8	57.8	51.7
ROS (4)	14.1%	13.7%	11.8%	11.2%	10.7%
Distributed dividends and reserves (5)	164.7	201.4	200.8	—	310.5
Basic earnings per share (6)	0.29	0.29	0.25	0.057	0.058

Notes: unaudited and unreviewed data relative to 1Q2015 and 1Q2014

(1) Operating results + amortizations + provisions

(2) Var. Net Debt + dividends+ purchase of treasury shares. Unaudited data.

(3) Free cash flow compared to 1Q2014, adjusted to VAT for Dec. and Jan. received after end of 1Q2015, as reported by Issuer. Unaudited data.

(4) Return on sales: Net results / Total Sales

(5) As detailed in 19.11 of the Prospectus

(6) Net results / No. of shares outstanding

Source: Portucel

Key financial data and ratios Balance Sheet	2012	2013	2014	1Q15
	Million of Euro
ASSETS
Non-current assets	1,930.0	1,838.6	1,768.1	1,821.5
Goodwill	376.8	376.8	376.8	398.1
Property, plant and equipment	1,398.8	1,316.2	1,250.4	1,276.6
Biological assets	109.1	111.3	114.0	114.6
Deferred tax assets	39.0	30.7	23.4	24.7
Other assets	6.5	3.6	3.6	7.4

Current assets	794.5	981.1	940.2	865.3
Inventory	212.4	202.9	188.9	214.0
Current accounts receivable	188.4	200.8	188.8	202.8
State	64.4	53.1	62.9	89.1
Cash and cash equivalents	329.4	524.3	499.6	359.6
Total Assets	2,724.5	2,819.7	2,708.3	2,686.8

Total Equity	1,480.8	1,479.8	1,453.7	1,480.7

Non-current liability	689.5	966.5	644.1	652.6
Deferred tax liabilities	192.4	99.3	95.9	91.6
Interest-bearing liabilities	473.3	771.6	468.5	482.1
Other liabilities	23.8	95.6	79.7	79.0

Current liabilities	554.2	373.4	610.6	553.4
Interest-bearing liabilities	219.7	59.7	304.7	159.7
Current accounts payable	233.8	201.1	211.9	321.1
State	100.6	112.6	93.9	72.6
Total Equity and Liabilities	2,724.5	2,819.7	2,708.3	2,686.8

Capital expenditures	30.1	16.9	50.3	12.8
Gross Debt	693.0	831.3	773.2	641.8
Net Debt (1)	363.6	307.0	273.6	282.2
Net Debt / EBITDA (x)	0.9	0.9	0.8	0.9
Financial Autonomy (2)	54.4%	52.5%	53.7%	55.1%
ROE (3)	14.3%	14.2%	12.4%	11.4%
ROCE (4)	15.1%	12.9%	12.4%	12.4%

Notes: unaudited and unreviewed data for the 1Q2015

Quarterly indicators related to line items in the Income Statement, annualized based on the respective values for the last 12 months.

(1) Interest-bearing gross debt - cash and cash equivalents

(2) Financial Autonomy: Equity / Total Assets

(3) Return on Equity: Net Profits / Equity

(4) Return on Capital Employed: Results of Operations / Average Equity + Average Net Interest-Bearing Debt

Source: Portucel

19.9                   Analysis of results of operations

2014 vs. 2013

Consolidated turnover: €1,542.3 million Euros, nearly a 1% increase

In 2014, with pulp and paper prices falling, the Portucel Group had a turnover of €1,542.3 million, a near 1% year-on-year increase, fostered by significant growth in paper sales volumes. The operating performance of UWF paper in 2014 recorded the highest ever sales at 1,564 million tons, a 3% year-on-year growth. Output highs were recorded with a total of 1,560 million tons, a 2.5% year-on-year increase. The rise in sales volume fostered growth in the value of paper sales by 2%, despite the fall in price. The Portucel Group recorded a 1% drop in the average sales price of paper, with better progress, however, than that of the reference index for the PIX A4 copy-B market that fell by nearly 2%. The Portucel Group’s better mix of products sold, which is shown by the 2% increase in the sale of own brands and premium products, continues to be one of its distinctive factors. The beneficial exchange rate of certain currencies relative to the Euro, namely fluctuations in the British pound, also had a small positive effect on the average sales price. The impact of fluctuations in the U.S. dollar had a marginal effect in terms of annual variation, reflected mainly in the average price of the forth quarter of 2014.

In a year marked by the arrival of new material capacities of Eucalyptus pulp in the market, the pulp price recorded a downward tendency that resulted in an average annual depreciation of the Euro PIX BHKP reference price index by nearly 6% relative to 2013. However, market conditions began to show signs of improvement as of September, with an overall stronger demand for Eucalyptus pulp and the closure of capacity. Euro pulp prices also benefitted from the appreciation of the U.S. dollar that took place at the end of last year. In this climate and as a result of greater paper integration, the Portucel Group recorded a 9.4% fall in its year-on-year sales volume. The fall in sales volume, together with a fall in prices, resulted in a negative shift of nearly 17% in the value of pulp sales.

In energy, production performed positively, with a 2.2% growth in 2014 at 2.392 GWh. The Portucel Group sold a total of 2.184 GWh to the grid, which resulted in energy sales in the amount of €235.6 million. The sales price was 1% below the year-on-year value, which is primarily explained by a decrease of the index associated to the price and by changes in production profiles due to maintenance stoppages.

Consolidated EBITDA: €328.4 million, a 6.3% decrease

In this context, the fall in sales prices of pulp and paper had a determinant effect on EBITDA. In 2014, EBITDA was €328.4 million, when compared to the year-on-year amount of €350.5 million. The EBITDA / Sales margin was 21.3%, showing a 1.6% decrease relative to 2013.

The positive development of certain costs, namely chemicals and logistics, is worth highlighting. This improvement in logistic costs is relevant given the geographic expansion of the end-markets for the Portucel Group’s products. The Portucel Group also recorded a significant fall in the purchase price of electricity, due to a negotiated improvement in purchase conditions given developments in the market. These improvements were not, however, sufficient to compensate deteriorating production factors, such as personnel expenditures and the cost of wood, despite positive developments in the costs of raw materials in the national market for the second half of 2014. The rise in personnel expenditures was primarily due to the planned reinforcement of the initial contribution for one of the pension plans provided by the Portucel Group.

Operating Profits: €218.3 million, a 6.6% decrease

Operating profit totaled €218.3 million, compared to nearly €233.7 million obtained in 2013.

Financial Results: negative €34.2 million

Financial results were negative by €34.2 million, with a significant year-on-year deterioration, which is primarily due to an increase in debt expenses from the bond issue that took place in the international debt markets in May 2013 and the significant fall in income from the Portucel Group’s cash surplus investments. The 2013 financial results included a non-recurring gain of nearly €8 million in default interest, due to its having opted into the Exceptional Regime for Settling Tax and Social Security Debts.

Net Profit: €181.5 million, a 13.6% decrease

Net profit was €181.5 million, which represents a 13.6% year-on-year decrease. In 2014, the effective tax rate was significantly lower than the 2013 tax rate, due to the release of provisions that proved to be unnecessary and the adjustment of excessive estimates, as well as the reduction of deferred tax liabilities due to the reduction of the tax rate for 2015.

Developments in sales by market (2014 versus 2015)

The distribution of paper sales by market in 2014 went through no significant changes relative to 2013. The main market continues to be Europe, weighing in at nearly 64% of the Portucel Group’s paper sales and the U.S. market accounts for 10%. The remaining sales are spread out across various countries, namely countries located in Northern Africa, the Middle East and Latin America. The latter destinations have gained importance over the last financial years, having grown by three percentage points between 2013 and 2014. The Issuer has made a significant commercial effort to widen and diversify its markets to destinations with good growth potential.

Paper sales — Market distribution (000 tons)

2013 vs. 2012

Turnover: €1,530.6 million, 1.9% increase

The Portucel Group’s consolidated sales were €1,530.6 million in 2013, nearly €29 million higher than in 2012. This increase was due to the positive performance of the pulp business, on the one hand, and the positive performance in energy, on the other. In 2013, however, energy sales were positively influenced by the full consolidation of Soporgen, a co-generation natural gas company in the industrial site of Figueira da Foz.

For BEKP, due to the remarkably positive performance of its mills and added market demand, the Portucel Group was able to grow by nearly 13% in its sales volume. Production had a year-on-year increase of nearly 4%, due primarily to greater availability of pulp from the Portucel Group’s mills, namely Cacia, where no maintenance stoppages were required and significant efficiency gains were obtained, with the resulting rise in output. Notwithstanding the near 2% rise in the PIX, FOEX BHKP reference index in Euros, the Portucel Group’s average sales price fell below the year-on-year price, due to increased commercial competitiveness in the international market and the rise in sales in U.S. dollars to markets outside of Europe.

In the UWF paper business, the Portucel Group recorded a 0.2% rise in its sales volume, despite the fall in paper prices. The year was marked by difficult conditions in the paper market, given the negative impact on consumers of the weak economic situation and continued high unemployment in Europe. Therefore, despite positive performance measured by volume, paper sales by value were 4% lower than in 2012. The fall in the average price is primarily explained by three factors: the depreciation in the reference price in the European market (the PIX index slid by 1.9% relative to the previous year), negative developments in foreign exchange rates and the geographic sales mix of the Portucel Group.

In energy, gross electricity production was close to 2.300 GWh, which represents an increase greater than 25%. As referenced above, this value is not comparable to the previous year’s amount, because it includes the whole of Soporgen’s production. Energy sales also reflect this consolidation and totaled nearly 2 100 GWh.

Production costs were negatively influenced by the price of wood and the purchase price of electricity and natural gas.

The incorporation of Soporgen in the Portucel Group’s perimeter also had a material impact on costs by causing an overall increase, namely in costs with natural gas.

Consolidated EBITDA: €350.5 million, a 9.1% decrease

In this context, consolidated EBITDA was €350.5 million in 2013, which is a year-on-year reduction of 9.1% and represents an EBITDA / Sales margin of less than 22.9%, 2.8% less than in 2012.

Operating Profit: €233.7 million, an 18.3% decrease

Operating profits were €233.7 million, 18.3% less than in 2012. In 2012, however, operating profits were positively influenced by a reversal of provisions in the approximate amount of €15 million, while in 2013 provisions in the amount of €14 million were made.

Financial Results: negative €14.1 million

Financial results performed positively with a year-end value of negative €14.1 million, compared with the equally negative value of €16.3 million in 2012. Financial results in 2013 were benefitted in €8.7 million by the waiver of default interest in an equal amount, due to the tax debt settlement program.

Net profit: €210 million, remained stable at 0.5%

Consolidated net profit for the period was €210 million, in line with the €211 million profit obtained in 2012. Net profit was positively influenced by tax benefits associated with capital expenditures and by the reversal of certain provisions recorded in prior financial years concerning tax due, because the risks that determined their creation ceased to be relevant. In addition, net profits reflect an effective tax rate which is less than the nominal rate, given it incorporates, in 2013, the impact on deferred taxes of the reduction in the CIT rate in 2014.

Developments in sales by market (2013 versus 2012)

The volume of paper sales between 2013 and 2012 remained fairly unchanged at approximately 1.5 million tons. However, the distribution of paper sales by market in 2013 shows some differences relative to 2012, namely through the reduced weight of sales in the European market from 72% to 65%. As previously referenced, this shift arises following the Portucel Group’s strategy of broadening the geographical destinations of its products, by seeking out markets with high growth potential. Sales to non-European and U.S. markets increased their weight in total paper sales from 19% to 24%. The Group also registered an increase in the weight of sales to the United States by nearly 17 thousand tons, to approximately 11%.

Paper sales — Market distribution (000 tons)

First Quarter of 2015 vs. First Quarter of 2014

Turnover: €388.8 million, a 6.4% increase

The first quarter of 2015 was marked by positive developments in paper pulp prices, as well as by strong shifts in foreign exchange rates, namely the appreciation of the U.S. dollar relative to the Euro. In this context, the Portucel Group had €388.8 million in turnover, which is a year-on-year increase of 6.4%. The disclosed turnover includes €14.5 million relative to AMS’ sales, the recently acquired tissue company that is now included in the Portucel Group’s results.

With the highest ever sales in the last quarter of 2014, the operating performance for UWF paper was moderate in the first months of 2015, as was expected at that time of year and given the need to restock inventory. The first quarter of 2015 was marked by a 4.6% year-on-year reduction in the apparent demand for UWF in Europe. In this context, the Portucel Group recorded a 1.8% fall in its sales volume, a reduction that was compensated, however, by positive developments of the Portucel Group’s average sales price, which also led to a near 1.5% year-on-year rise in paper sales by value for the period. This positive development in the average price was fostered by the strong appreciation of the U.S. dollar relative to the Euro and by a change in the geographic sales mix, with an increase in exports outside of Europe. The Portucel Group recorded a 3.3% growth in its average sales price, in a context where the price reference index in Europe, PIX A4- Copy B, fell by 1%.

Developments in the BEKP business were quite positive, reflecting a combination of various favorable factors: on the one hand, strong demand from the Chinese market and, on the other, various maintenance stoppages by pulp manufacturers and a slowdown in the entry of new capacities. This market situation allowed prices to continue to rise as was the case in the last quarter of 2014, where the average of the PIX BHKP reference index in U.S. dollars rose by nearly 2%. Because of the foreign exchange effect, this led to an even greater rise of the reference price in Euros, which grew by 17.8%. This development in the pulp price led to a 12.7% increase in the sales value, despite the near 5% fall in the amount sold, primarily due to reduced availability of pulp in the market, following scheduled maintenance stoppages in the industrial sites of the Portucel Group. The pulp mills of Cacia and Figueira da Foz suffered productions stoppages longer than those that took place in the first quarter of 2014, namely in the Cacia mill, given that pre-preparation works were performed for the capacity expansion project presently underway.

The maintenance stoppages that took place in the first quarter of 2015 also had an effect on the production and sale of electricity. In addition, a scheduled prolonged inspection of one of the turbo-generators took place at the Cacia mill, which significantly affected the energy balance of that facility. Even so, gross production was 1% higher than the year-on-year amount, although there was a 3.5% fall in electricity sales to the grid.

In parallel to production factors, costs with wood were in line with the year-on-year value. The supply mix was marked by a strong concentration in imports in this period, which negatively affected the average price of wood consumed in the first quarter, also because those imports were denominated in U.S. dollars.

Personnel costs also increased by approximately €2.8 million, which include costs associated with the rejuvenation program that began in the second half of 2014 and that is currently underway in the Portucel Group.

Consolidated EBITDA: €81.4 million, a 4,4% increase

In this scenario, consolidated EBITDA was €81.4 million, including €2.0 million from AMS, which represents a 4.4% increase. The EBITDA / Sales margin was 20.9%. The operating cash flow was €69 million, a year-on-year increase of 3.1%.

Operating Profit: €54.2 million, a 4.4% increase

Operating profit grew in line with EBITDA, growing by 4.4% at €54.2 million.

Financial Results: negative €8.7 million

Financial results were negative by €8.7 million, which compares with the equally negative amount of €7.3 million in the first quarter of 2014. Notwithstanding the fall in the net cost of financing transactions that took place in the quarter, the Portucel Group recorded a €1.3 million loss, associated with foreign exchange hedging transactions put in place for 2015. The underlying financial instruments were negotiated with the goal of reducing the foreign exchange impact on the Portucel Group’s results of sales in other currencies and naturally reflect the strong appreciation of the U.S. dollar in that period.

Net Profit: €41.8 million, a 2,3% increase

Therefore, the consolidated net profit for the period was €41.8 million, a better result than in the first quarter of 2014 by 2.3%.

First Quarter of 2015 versus First Quarter of 2014

When compared with the last quarter of 2014, the Portucel Group’s turnover shows a near 3.8% decrease, in line with previous years. This is explained mainly by high paper sales in the forth quarter, due to the typical seasonality of this period. The low level of inventory at the end of the year required restocking efforts, which limited the volume of paper available for sale.

Therefore, the volume of paper sales was less than registered in the forth quarter by nearly 13.4%, although developments in the average sales price of the Portucel Group were positive with 5% growth. As previously referenced, the U.S. dollar’s appreciation and the increase in sales to destinations outside of Europe, in markets denominated in that currency, were decisive to this development. Therefore, the value of paper sales was approximately 9% lower than the previous quarter.

As concerns BEKP, sales were 2.8% higher than the volume sold in the previous quarter and developments in the Portucel Group’s average price were very positive, in line with the FOEX BHKP index in Euros, with a 12.3% increase. These factors led to a 15.4% growth in the value of pulp sales.

In this context, developments in EBITDA for the quarter were negative relative to the previous quarter, with a 9.3% fall. The EBITDA/Sales margin also fell by 1.3 percentage points, from 22.2% to 20.9%.

The operating results remained at the same level as those recorded in the forth quarter, at €54.2 million.

19.10            Analysis of the financial position

December 31, 2014 vs. December 31, 2013

The Portucel Group’s net assets at the end of 2014 were €2.7 billion, in line with the previous year’s value of approximately €2.8 billion. Even so, the 4% decrease of approximately €111 million was mainly due to a decrease in the value of property, plant and equipment (nearly €66 million) and the balances of the working capital, inventory and accounts receivable line items, in the approximate amount of €26 million relative to 2013.

In this year, under a periodic review of the useful lives of assets in use, the Portucel Group amended the useful lives of some assets related to older manufacturing equipment. As a result, that manufacturing equipment will be depreciated until the end of 2015, which resulted in an increase in depreciation in 2014 of expenses by nearly €12.7 million.

Positive developments in working capital, as a result of a decrease in inventory and customer receivables contributed positively toward the reduction in the Portucel Group’s debt. In effect, gross indebtedness was €773.2 million (€304.7 million of short-term indebtedness and €468.5 million of medium and long-term) and the level of available cash and other applications was €499.5 million, putting net debt as at December 31, 2014 at around €273.6 million, nearly €33.4 million less than the final value in 2013.

This decrease shows the Issuer’s strong ability to generate free cash flow that, in 2014, totaled €236.8 million, in a year in which €200.8 million were distributed in dividends and reserves and in which treasury shares were purchased in the amount of €2.6 million.

The Issuer maintained its liquidity at comfortable levels with financial autonomy of 53.7% and the Net Debt / EBITDA ratio at 0.8x in line with the 2013 value.

December 31, 2013 vs. December 31, 2012

The Issuer’s total net assets reached €2.8 billion in 2013 relative to €2.7 billion in 2012, which represents a 3.5% increase (approximately €96 million) mainly due to an increase in current assets (approximately €186.5 million, with an increase in the cash line item of €195 million) and notwithstanding the decrease in non-current assets by nearly €91 million (property, plant and equipment and deferred taxes).

Throughout the year, the Portucel Group also lengthened the maturity of its debt, in order to match it to the characteristics of its assets. In this regard, and following repayment of a bond loan in the amount of €200 million, the Portucel Group issued €350 million in bonds in the international market for a 7-year period. Following these financing transactions, the

Portucel Group had available cash in the amount of €524 million and unused credit lines of nearly €70 million.

The ability to generate capital, the conservative levels of indebtedness and the adequate level of financial flexibility allowed the Portucel Group to reduce its interest-bearing net debt in this exercise by €56.6 million to €307 million (€363.6 million in 2012), while maintaining an attractive dividend policy (distributing €201.4 million to its shareholders).

Financial autonomy at the end of December 2013 was 52.5% and the Net Debt / EBITDA ratio was 0,9x, levels which indicate very good balance between assets and liabilities which is completely in line with those seen in 2012.

March 31, 2015

At the end of the first quarter of 2015, the Issuer’s total net assets were €2.7 billion, the equivalent of the year-end amount for 2014.

On the same date, interest-bearing net debt totaled €282.2 million. Gross debt was €641.8 million, including the amount of €28.1 million relative to AMS’ debt. The Portucel group’s long-term gross debt was €482.1 million and debt with a less than 1-year maturity was €159.7 million. Throughout the first quarter, Portucel repaid two bond loans, that fell due in February and March, in a total value of €160 million.

The amount of comparable adjusted free cash flow recorded in the quarter was €51.7 million, from the adjustment made (nearly €39 million) by taking into consideration the amounts of VAT reimbursements for the months of December and January received during the first three months of 2014, but that in 2015 took place only after the close of the quarter.

Financial autonomy at the end of March was 55.2% and the Net Debt / EBITDA ratio was 0,9x, indicators that fall within the Portucel Group’s profile and show its balanced financial position.

On February 9, 2015, the Issuer entered into a purchase agreement for the shares representing the whole of the share capital of AMS, a company that manufactures tissue paper located in the north of Portugal, namely in Vila Velha de Rodão, with a current production capacity of 30,000 tons of tissue paper and 50,000 tons of converting and 146 employees. The transfer of the shares under this agreement took place on June 4, 2015. The Issuer’s consolidated results in the first quarter of 2015 include the effects of this acquisition.

19.11            Dividend policy

Portucel has no formal dividend policy. Pursuant to article 25(1) of the Issuer’s Bylaws and the applicable laws, there is only the obligation of allocating 5% of the year’s results to the creation, reinforcement or reintegration of the legal reserve, up to the limit prescribed by law. The allocation of the remaining profit is decided by the General Meeting by a simple majority of votes cast.

However, as follows from the table below, Portucel believes it has adequately remunerated its shareholders by distributing a significant part of its profits and, additionally distributing free reserves. In the last years, the percentage of the total value distributed to shareholders from consolidated results of the year was clearly above 80%. The amounts paid to shareholders in 2013, 2014 and 2015 also included a distribution of reserves. In 2015, the amount of distributed reserves was particularly high in the approximate amount of €159.9 million, which in addition to distributed results in the amount of €150.6 million, totaled €310.5 million, with a 171% ratio for the distributed amount relative to the percentage of consolidated results.

Year	Amount of dividends	Amount of reserves	Total amount(1)	Amount per share (2)	% Consolidated results
			(in millions of Euro)	(Euros per share)
2012	164.7	—	164.7	0.2210	84
2013	115.2	86.1	201.4	0.2800	95
2014	159.2	41.6	200.8	0.2800	96
2015	150.6	159.9	310.5	0.4330	171

Notes:

(1)                                 Includes payment of reserves in 2013, 2014 and 2015.

(2)                                 Adjusted to the number of treasury shares.

Notwithstanding section 2.2.3 of this prospectus and depending on Portucel’s economic and financial situation at the time, the Offeror intends to propose a distribution of assets to shareholders in future Portucel general meetings that convene to approve annual accounts, subject to the following terms: (i) for the next two distributions to take place in 2016 and 2017, following the approval of the 2015 and 2016 accounts, a total value of approximately €400 million for both years and (ii) for distributions in subsequent financial years, at least half of the profits from those years.

19.12            Court and arbitration proceedings and administrative proceedings

Below is a description of the court and administrative proceedings of which the Issuer is aware and that may have a material effect on its financial situation or profitability:

(a)                              Tax claim for reimbursement of surcharges paid in 2010

In 2011, the Issuer requested the reimbursement of approximately €5.6 million paid as a State surcharge calculated on an individual basis in 2010. As at the date of the Prospectus, the reimbursement request is still pending.

(b)                              Tax claim related to corporate income tax in 2010 and 2011

Under a tax inspection, the tax authorities required additional corporate income tax payments for the financial years of 2010 and 2011 in the amount of €4.4 million and €6.8 million, respectively. The Issuer made the additional payments, having then judicially contested them.

(c)                               Tax claim related to corporate income tax in 2005 and 2006

Tax authorities required additional payments of € 11.8 and €9.3 million (both amounts include default interest) for corporate income tax due in relation to 2005 and 2006, respectively. The Issuer made payment of those tax debts under the Exceptional Regime for Settling Tax and Social Security Debts, having benefitted from the waiver of costs, namely remuneration and default interest and fines. At the date of the Prospectus, the Issuer had judicially contested the payments and a decision is still pending.

(d)                              Reimbursement from the Public Debt Settlement Fund

Under Decree Law 36/93, of February 13, the tax debts of companies that have been privatized and that refer to periods prior to the date of privatization (in the case of the Issuer, November 26, 2006) are borne by a public debt settlement fund (“Public Debt Settlement Fund”).

In 2010, the Issuer submitted a request for reimbursement to the Public Debt Settlement Fund of approximately €33.8 million for taxes settled with the tax authorities on a date prior to the Issuer’s privatization, pertaining to which, on the date of this Prospectus, €30.4 million are still pending reimbursement. In addition, the Issuer requested the reimbursement of payments of various amounts that total €136.2 million, related to adjustments made to the Issuer’s financial results following its privatization, that were not taken into consideration in the calculation of the price paid as at the date of its privatization, because these adjustments were not disclosed to the various bidders. As at the date of the Prospectus, the reimbursement request is still pending.

(e)                               Unicarta SRL (Italy)

On October 28, 2008, the Issuer filed a claim against Unicarta SRL for the payment of €0.4 million related to paper sales.

On March 18, 2013, Unicarta SRL contested the claim and requested (i) the reversal of the decision that it to pay the abovementioned amount and (ii) that the Issuer pay damages arising from an alleged breach of contractual duties in the amount of €2.2 million and lost profits. A provision in the amount of €2.3 million was made related to this claim. As at the date of the Prospectus, the conclusion of these proceedings is still pending.

(f)                                Anti-dumping investigation initiated by the Moroccan Ministry of Foreign Commerce in relation to the import of reams of A4 paper from Portugal

On March 18, 2013, the Moroccan Ministry of Foreign Commerce (“MFC”) began an anti-dumping investigation related to the import of reams of A4 paper from Portugal, following which the MFC imposed, on September 9, 2014, a definitive anti-dumping levy of 10.61% over imports of A4 paper from Portugal. The investigation was based on a complaint presented by the Moroccan paper manufacturer Med Paper that claimed Portuguese paper was being imported at predatory prices, which caused significant damages to the Moroccan paper industry. As at the date of the Prospectus, the Issuer is still negotiating to have the measure reversed.

(g)                               Anti-dumping investigation by the U.S. Department of Commerce in relation to the import of office paper in various sizes from Portugal

On January 21, 2014, a group of U.S. office paper manufacturers (uncoated free sheet paper) initiated proceedings for the investigation of alleged dumping of paper imports in various formants from five countries, Portugal being among them.

The Issuer claimed interested-party status at the outset of the investigations, while the claim was still with the International Trade Commission (“USITC”), having answered questioning at that time and was present at the public hearing that took place within the proceedings. On March 6, 2915, USITC passed a resolution to continue the investigations and forwarded the matter to the Department of Commerce. The Issuer answered questioning in this second stage of investigation on May 15, 2015. As at the date of this Prospectus, investigations are still underway.

(h)                              Proceedings for the implementation of safeguard measures by the Turkish Ministry of Economy in relation to the import of uncoated wood-free printing and writing paper and cut-size paper regardless of provenance

Following a complaint filed by Turkish paper manufacturers, the Turkish Ministry of Economy began an investigation to determine the need for safeguard measures in relation to uncoated wood-free printing and writing paper and cut-size paper regardless of provenance. No decision has been issued related to these proceedings that could entail the implementation of measures such as import tariffs, quotas or mandatory minimum prices.

(i)                                  Proceedings for the implementation of safeguard measures initiated by the Jordanian National Production Protection Directorate (“DNPP”) regarding the import of A4 paper regardless of provenance

In August 2014, the DNPP notified the Committee on Safeguards of the World Trade Organization of its intention to impose safeguard measures on imports of A4 paper regardless of provenance in the amount of 80 (eighty) Jordanian dinars per ton of paper imported into Jordan. In October 2014, the Issuer claimed interested-party status and presented its opposition to the implementation of those measures. It participated in the public hearing that took place in November 2015. The conclusion of these proceedings is currently pending.

(j)                                 Proceedings for the imposition of safeguard measures brought by the Moroccan Ministry of Foreign Commerce in relation to the import of reels and reams of paper

Following a complaint filed by the Moroccan paper manufacturer Med Paper in February 2015, on June 9, 2015, the Moroccan Ministry of Foreign Commerce initiated an investigation to determine the need for safeguard measures in relation to the import of reels and reams of paper. On June 19, 2015, the Issuer claimed interested-party status, given it exports those types of paper to Morocco. A decision within these proceedings could entail the imposition of measures such as import tariffs, quotas or the imposition of minimum prices.

19.13            Significant changes to the Issuer’s financial or commercial situation

The Issuer certifies that, as far it is aware, no significant changes occurred to the Issuer’s financial or commercial situation, since the date of disclosure of the results for the first quarter of 2015 on April 29, 2015 on the PSCom’s website at www.cmvm.pt or the Issuer’s website at www.portucelsoporcel.com.

20          ADDITIONAL INFORMATION ON THE ISSUER OF THE SHARES THAT CONSTITUTE THE OFFER CONSIDERATION

The present chapter describes the Issuer’s share capital, key bylaw provisions as at the date of this Prospectus and certain legal prescriptions under Portuguese law that the Issuer considers fundamental to an investment decision by investors. This description is not, however, and is not intended to be exhaustive and is qualified in its entirety by the Issuer’s bylaws and the applicable Portuguese company laws and should be read together therewith. A copy of the Issuer’s bylaws is available at its registered office, in addition to its website at http://www.portucelsoporcel.com.

20.1      Share capital

20.1.1    Value and Representation

As at the date of this Prospectus, the Issuer’s share capital is €767,500,000.00, represented by 767,500,000 ordinary, nominative, book-entry shares, with the nominal value of 1 Euro each. At present, the whole of the shares representing the Issuer’s share capital are admitted to trading.

All the shares representing the Issuer’s share capital are fully paid-up and free of encumbrances.

The whole of the shares representing the Issuer’s share capital are admitted to trading exclusively on Euronext Lisbon.

Any persons that are non-resident in Portugal can hold shares representing the Issuer’s share capital and vote, notwithstanding article 10 of the Issuer’s Bylaws that provide that each one thousand Portucel Shares confer one vote in the General Assembly to the respective holder.

20.1.2    Changes to share capital

There have been no changes to the Issuer’s share capital in the last three financial years.

20.1.3    Treasury shares

As at March 31, 2015, the Issuer held 50,489,973 treasury shares, corresponding to 6.58% of its share capital and 50,489 of the voting rights. The carrying value of the treasury shares held by the Issuer, with reference to the same date, was €[96,974,466], with the respective nominal value of €1 per share.

During the 2014 financial year, the Issuer acquired 867,476 treasury shares.

As at the date of the Prospectus, the Issuer has acquired no additional treasury shares.

20.1.4    Other securities

As at the date of this Prospectus, the Issuer has not issued any convertible securities that can be exchanged or that have a coupon for the subscription of warrants.

20.1.5    Registrations and transfers

The shares representing the Issuer’s share capital are book-entry. Therefore, all transfers are made by registration to the respective accounts. The registration of a transfer to a person/entity that acquires those shares has an equivalent effect to the transfer of a certificate.

The transfer will be effective in relation to third parties from the moment of registration in the purchaser’s account.

20.1.6    Stock options over Portucel Group entities

Save for the stock option described in section 21.1 — “Agreements related to the International Finance Corporation’s interest in the share capital of Portucel Moçambique - Sociedade de Desenvolvimento Florestal e Industrial, S.A.”, there are no other stock options over share capital of Portucel Group entities that fall under the scope of those stock options or whose placement under option has been approved.

20.2      Bylaws and legislation

20.2.1    Description of the main rights and restrictions inherent to the Portucel Shares

Pursuant to Portuguese legislation applicable to companies and the Issuer’s Bylaws, ownership of each share representing the Issuer’s share capital grants its owner all the rights set out in the Portuguese Companies Code and the Issuer’s Bylaws, notwithstanding the limitation to voting rights set out in article 10(1) of the Issuer’s Bylaws — see paragraph 4 below. Shareholders have, among others, the rights listed below:

1.     the rights to receive dividends from the Issuer’s net income and the right to share in the Issuer’s assets in the event of a liquidation;

2.     preemption rights for the subscription of new Portucel Shares in share capital increases by cash contributions, or in notes convertible into shares to be issued by the Issuer, save if that right is limited or suppressed by a General Meeting resolution;

3.     the right to receive new Portucel Shares, issued under a share capital increase by incorporation of reserves;

4.     the right to participate and vote in General Meetings (as long as the shareholder holds at least one thousand Portucel Shares, notwithstanding the right to group) and to contest certain General Meeting resolutions; and

5.     the right to request information from the Issuer, within the legal limits.

(i)           Right to dividends

Pursuant to the Portuguese Companies Code, Issuer profit that can be distributed as dividends is the net income from the financial year after deducting taxes and any amounts necessary for the creation, reconstitution or reinforcement of legal or bylaw reserves. Net results from previous years are added to the net income from a given financial year.

According to the Portuguese Companies Code, shareholders approve how the Issuer shall allocate the net income from a given financial year. The shareholder resolution on the distribution of dividends is made by a simple majority of votes cast in a General Meeting, following a proposal presented by the Board of Directors or by shareholders so entitled. Pursuant to the Portuguese Companies Code and given the legal limitations described above, article 25 of the Issuer’s Bylaws provides that the remaining profit of each financial year that is not allocated to the constitution, reinforcement and any reintegration of the legal reserve shall be allocated as approved by a simple majority of the General Meeting and the net profit may or may not, in whole or in part, be distributed to shareholders.

As provided in article 376 of the Portuguese Companies Code, the annual General Meeting in which shareholders pass resolutions concerning the management report, the year’s accounts, as well as the profit allocation proposal, shall convene within five months of the closing of the Issuer’s financial year.

Pursuant to article 32 of the Portuguese Companies Code, company assets cannot be distributed if (i) the Issuer’s share capital (including the financial year’s net profit, as stipulated in the accounts prepared and approved as prescribed by law) is less than the sum of the share capital and reserves provided by law or the Issuer’s Bylaws or (ii) become less than this sum as a result of the distribution.

Pursuant to article 295 of the Portuguese Companies Code, a percentage no less than 5% of the Issuer’s profits in each financial year shall be allocated to the constitution of a legal reserve, until that reserve represents 20% of the respective share capital. The legal reserve can only be distributed in the event of the Issuer’s liquidation, but can be used to (i) increase the Issuer’s share capital (by issuing new Portucel Shares), in which case the amount of the legal reserve shall be recalculated and the same integrated in full, (ii) to cover the year’s losses that cannot be covered by other reserves or (iii) to cover losses carried forward from previous years that cannot be covered either by the profit of the respective years or by other reserves.

Dividends are paid to shareholders pro rata to their respective interest in the Issuer’s share capital.

Dividends are paid to shareholders of Portucel Shares on the date stipulated for payment. Save certain exceptions, the right to a dividend matures following thirty days from the date the distribution was approved by shareholders in a General Meeting.

Pursuant to Decree-Law 187/70, of April 30, the right to receive dividends expires and dividends, interest and other income are considered abandoned in favor of the Portuguese State when, within five years, their owners or holders have not claimed or tried to claim them.

Pursuant to article 25 of the Issuer’s Bylaws and article 297 of the Portuguese Companies Code, an interim dividend may be approved during the course of a given financial year as long as:

•      the Board of Directors, with the Audit Board’s consent, approves the Issuer’s interim dividend;

•      the Board of Directors resolution is preceded by an interim balance sheet, which has been prepared at most 30 days beforehand, has been certified by the statutory auditor and shows that there are funds available at that time for the referenced interim dividend in light of the Issuer’s profits in the foregoing part of the financial year in which the interim dividend is paid;

•      only one interim dividend is distributed during each financial year and always in its second half;

•      the amount to be allocated as an interim dividend does not exceed half of what would be distributable, as shown in the interim balance sheet referenced above; and

•      if the bylaws are amended in order to authorize therein the distribution of interim dividends, the first interim dividend may only be paid in the financial year following the one in which the contractual amendment takes place.

Pursuant to articles 33 and 34 of the Portuguese Companies Code, any amount received by shareholders as a year-end or interim dividend in breach of the legal provisions shall be returned to the Issuer (plus the respective interest), when it is shown that the shareholders (i) were aware of the invalidity of the distribution or (ii) given the circumstances, should have been aware of it.

(ii)          Right to share in any surplus in the event the Issuer is liquidated

In the event of the Issuer’s liquidation, its shareholders have the right to receive, pro rata to their interests in the share capital, any of the Issuer’s assets that are left following payment of all debts, taxes and costs related to the liquidation.

Pursuant to article 141 of the Portuguese Companies Code, the Issuer will be immediately wound-up upon the occurrence of certain events, such as a shareholder resolution (passed with a two-thirds majority of votes cast), the supervening illegality of the corporate scope or the declaration of the Issuer’s insolvency, among other things.

In addition, the administrative winding-up of the Issuer can be requested for a reason prescribed by law and whenever (i) the number of shareholders is less than the minimum required by law for a one year period, unless one of the shareholders is a public legal entity or so considered by law for that purpose; (ii) the corporate scope effectively becomes impossible; (iii) the Issuer has had no business for two consecutive years; or (iv) the Issuer performs a business that falls outside of its corporate scope.

Lastly, if the interested party does not take the initiative to set the administrative winding-up proceedings in motion, this shall be done by the competent registration service whenever: (i) the Issuer has not delivered its financial reporting documents for two consecutive years and the tax authorities have given notice to the competent registration service of the failure to deliver its income tax statement for that same period; (ii) the tax authorities have given the competent registration service notice that the Issuer has performed no actual business, as determined by the tax laws; or (iii) the tax authorities have given the competent registration service notice of the Issuer’s formal statement of business closure, pursuant to the applicable tax laws.

After the Issuer has been wound-up, its liquidation is undertaken by a liquidation committee made up of members of the Board of Directors, unless the shareholders have passed a resolution determining otherwise.

(iii)         Preemption rights in share capital increases

Shareholders convened in a General Meeting can increase or decrease the Issuer’s share capital according to the Portuguese Companies Code. Pursuant to article 9 of the Issuer’s Bylaws, a share capital increase shall be approved by a shareholder resolution. The Board of Directors is not authorized to approve share capital increases.

In the event of a share capital increase by cash contributions and the issue of a lot of Portucel Shares, shareholders at the time of the share capital increase have a preemption right for the subscription of new Portucel Shares. Pursuant to article 458 of the Portuguese Companies Code, the new Portucel Shares shall be distributed among shareholders that exercise their preemption rights, as follows:

•      each shareholder is allocated a number of Portucel Shares pro rata to his/her shareholding at the time of the share capital increase resolution or the smaller number for which the shareholder has stated his/her intention to subscribe; and

•      for shareholders that intend to subscribe a number of Portucel Shares greater than their entitlement pursuant to the preceding paragraph, the requests shall be granted as far as possible by one or more surplus allotments.

Where there have been no disposals of preemption rights for the subscription of new Portucel Shares, any unexercised preemption right will expire. New Portucel Shares that are not subscribed for this reason shall be made available for subscription by other shareholders.

Whenever the Issuer’s interests so require, shareholders convened in a General Meeting may approve the limitation or suppression of preemption rights relative to lots of new Portucel Shares. In addition to the general requirements that apply to shareholder resolutions, a resolution that intends to limit or suppress shareholder preemption rights shall also meet the following validity requirements:

•      the resolution must be made separately;

•      the resolution must be approved by the same majority required for the approval of a share capital increase, as described below; and

•      in the event the limitation or waiver is proposed by the Board of Directors, the latter shall submit a written report to the General Meeting containing (i) the reasons for the proposal, (ii) the allocation method for the new Portucel Shares, (iii) the conditions for the release of the new Portucel Shares, (iv) the issue price and (v) the criteria used to determine the issue price.

(iv)         Voting rights in the General Meeting

Pursuant to article 376 of the Portuguese Companies Code, the Issuer’s annual General Meeting shall take place in the first five months of each financial year (which, in the case of the Issuer, is the same as the calendar year), on a date determined by the Chairman of the Board of the General Meeting.

According to the mentioned article 376 of the Portuguese Companies Code, the purpose of the annual General Meeting is to (i) pass a resolution on the year’s management report and accounts; (ii) pass a resolution on the allocation of the Issuer’s results; (iii) generally assess the company’s management and supervision and, when necessary, even when not specified in the meeting’s agenda, dismiss or manifest its lack of confidence in one or more directors, within its powers; and (iv) make the appointments entrusted to it.

In addition, pursuant to article 23-A(1) of the Portuguese Securities Code, an extraordinary General Meeting shall be called whenever the law so requires or when deemed convenient by the Board of Directors, the Audit Board or holders of Portucel Shares that represent at least 2% of the Issuer’s share capital.

According to article 377 of the Portuguese Companies Code, the convening notices for the General Meetings shall be disclosed, at the company’s expense, on the public website of the Ministry of Justice (www.publicacoes.mj.pt). Pursuant to the Portuguese Securities Code and PSCom Regulation 5/2008, General Meeting convening notices shall be disclosed through the PSCom’s information disclosure system available on its website, as well as on the Issuer’s website.

Pursuant to article 21-B of the Portuguese Securities Code, at least 21 days should pass between the disclosure of the convening notice and the date of the General Meeting of a company with shares admitted to trading on a regulated market located or operating in Portugal.

Pursuant to article 189 of the Portuguese Companies Code, the General Meeting resolutions shall be approved by a majority of votes cast, unless the law requires a qualified majority. Pursuant to article 383 of the Portuguese Companies Code, in order to amend the corporate scope, approve mergers, demergers, the transformation or dissolution of the company or other issues for which the law requires a qualified majority, the respective resolution shall be approved by two-thirds of votes cast, either in the first or second call of the General Meeting.

Article 10 of the Issuer’s Bylaws states that each one thousand Portucel Shares grants that holder one vote in the General Meeting, which is made up of shareholders with voting rights. In order to participate, intervene and vote in a General Meeting, a shareholder must be registered in the Issuer’s share registry, at 0:00 (midnight) (GMT) (the “Registration Date”) of the fifth trading date prior to the date of the General Meeting, as a holder of shares that grant at least one vote pursuant to the applicable law and the Issuer’s Bylaws. Shareholders that do not hold the minimum number of shares required to be granted a voting right can group so as to achieve the required number of shares. These groups of shareholders shall elect a group member to represent them in the General Meeting.

Pursuant to article 12 of the Issuer’s Bylaws, for the purpose of the resolutions made in the General Meeting concerning shares with attached American Depositary Receipts (ADR’s), Global Depositary Receipts (GDR’s) or other certificates that grant equivalent rights, the holder of such ADR’s, GDR’s or equivalent titles shall be deemed a shareholder.

Pursuant to article 23-C of the Portuguese Securities Code, the exercise of voting rights will not be affected by the disposal of Portucel Shares following the Registration Date and need not be blocked between that date and the date of the General Meeting. Those intending to participate in a General Meeting shall state such intention in writing to the chairman of the board of the General Meeting and the financial intermediary with whom they have their individual securities account. In the event a shareholder that has declared his/her intention of participating in a General Meeting as described above transfers ownership of his/her Portucel Shares between the Registration Date and the close of the General Meeting, he/she shall give immediate notice thereof to the chairman of the board of the General Meeting and the PSCom.

Pursuant to the Portuguese Securities Code and article 10(3) of the Issuer’s Bylaws, shareholders that intend to participate in the Issuer’s General Meeting shall state such intention in writing to the Chairman of the Board of the General Meeting and to the financial intermediary with whom they have their individual securities account, until the fifth trading date prior to the General Meeting at the latest.

Pursuant to article 380 of the Portuguese Companies Code, a shareholder can appoint a representative (the “Represented Shareholder”) to exercise the voting rights inherent to his/her shares by means of a written and signed document, addressed to the Chairman of the Board of the General Meeting. The Represented Shareholder may appoint any person as his proxy and may revoke such appointment at any time. The participation of a Represented Shareholder in a General Meeting shall be deemed a revocation of the proxy’s appointment by the Represented Shareholder.

In addition, the right to vote on matters listed in the General Meeting’s convening notice may be cast by correspondence.

Pursuant to article 11 of the Issuer’s Bylaws, the General Meeting can only convene and pass resolutions on a first call if shareholders with at least half of the shares representing the Issuer’s share capital plus one thousand Portucel Shares are present or represented.

A resolution passed in a General Meeting is binding on all shareholders, save for resolutions that are considered null and void — which can be declared at any time by a court and invoked in the General Meeting by the Audit Board or any interested party — or invalid — in which case the Audit Board or any shareholder that did not cast a winning vote, nor subsequently approved the resolution (expressly or tacitly), may request the court declare the resolution invalid within 30 days as of (i) the date on which the General Meeting was concluded; or (ii) the third day following the date on which the resolution minutes by written vote have been sent; or (iii) the date on which the shareholder became aware of the resolution, if the resolution concerns a matter that was not referenced in the relevant convening notice of the General Meeting.

Concerning certain General Meeting resolutions (namely, the transfer of the Issuer’s registered office abroad), the Portuguese Companies Code grants shareholders that cast dissenting votes or abstained from those resolutions the right to relinquish his/her interest in the Issuer. In the event that right is exercised by a shareholder, the Issuer becomes obliged to purchase his/her shares against payment of a consideration.

(v)          Information duties

Pursuant to the Portuguese Securities Code, the Issuer has the duty to publish, among others, (i) an annual report that includes a management report and individual and consolidated financial statements, (ii) a half-yearly report that includes the unaudited individual and consolidated financial statements, a simplified review report by the Issuer’s auditor, an indication of relevant events that occurred in the referenced period and the impact of the respective financial statements on the Issuer’s future performance, (iii) quarterly reports containing certain individual and consolidated financial information, (iv) insider information, (v) reports concerning any significant developments that are not public knowledge and that, due to their effect on the assets and liabilities and financial position or business, may result in a substantial change in the Portucel Share price and (vi) information on transactions by senior officers over the Issuer’s shares, (vii) information on the Issuer’s transactions over treasury shares, (viii) report on the corporate governance structure and practices and (ix) certain financial information related to, among others, bonds in circulation and changes in the Board of Directors and Audit Board composition.

Pursuant to both article 21-C(1) and (2) of the Portuguese Securities Code and article 289(1) of the Portuguese Companies Code, the Issuer shall provide shareholders with the following elements on the date of disclosure of the General Meeting convening notice at its registered office and on its website:

(i)           the General Meeting convening notice and proposals;

(ii)          the total number of Portucel Shares and voting rights on the date of disclosure of the convening notice, including the separate totals for each category of shares, if applicable;

(iii)         the forms for shareholder representation in the General Meeting and for voting by correspondence, given the latter is permitted;

(iv)         other documents to be presented to the General Meeting;

(v)          the complete names of members of the management and supervisory bodies, as well as the Board of the General Meeting;

(vi)         the indication of other companies in which the members of the governing bodies hold corporate positions, with the exception of professional organizations;

(vii)        the resolution proposals to be presented to the General Meeting by the management body, as well as the reports or reasoning behind them;

(viii)       when the election of governing body members is included in the agenda, the names of the proposed persons, their professional qualifications, the professional activities performed in the last five years, namely as concerns duties performed in other companies or in the company itself and the number of company shares they hold;

(ix)         regarding the annual General Meeting, the management report, the accounts for the financial year, other financial reporting documents, including the legal certification of the accounts, the Audit Board’s opinion and the annual report of the latter.

The information referenced above should be available on the Issuer’s website for at least one year, except for the annual and half-yearly accounts that should remain available for at least five years.

20.2.2    Conditions required to change shareholder rights

Any changes to shareholder rights that are not a direct result of a change to the applicable legislation shall be approved by shareholders in a General Meeting through an amendment to the Issuer’s Bylaws. The majority necessary for this amendment is two-thirds of votes cast, pursuant to the Portuguese Companies Code. In addition, for the General Meeting to be able to pass a resolution on such an amendment on a first call shareholders with at least half of the share capital plus one thousand Portucel Shares must be present or represented.

20.2.3    Provisions in the Issuer’s Bylaws that can delay, defer or block a change of control in the Issuer

There are no provisions in the Issuer’s Bylaws that can delay, defer or block a change of control in the Issuer and the Issuer’s Bylaws do not include, for example, any restrictions on the transfer of Portucel Shares or limitations on voting rights granted by Portucel Shares, although they stipulate that that each one thousand Portucel Shares correspond to one vote.

Given that the share capital includes the whole of the Portucel Shares, all of which grant the same political and economic rights, there are no Portucel Shares that grant special rights or other privileges or allow the exercise of multiple votes.

The Issuer has no defensive measures whose effect is to cause an automatic erosion to its assets in the event of a change of control or change in the composition of the Board of Directors, which would affect the free transferability of the Portucel Shares and the free appreciation by shareholders of the performance of members of the Board of Directors.

All of the Company’s financing agreements, save for one, contain early repayment clauses in the event of a change of control. The Issuer believes these clauses, which are standard to financing agreements, were not included in the respective agreements in order to ensure or block any transfer of control or changes to the composition of the management body.

20.2.4    Bylaw restrictions to the acquisition of Portucel Shares

There are no restrictions to the acquisition of Portucel Shares.

20.2.5    Provisions on information disclosure duties

Pursuant to article 16 of the Portuguese Securities Code, there is a duty to disclose information on qualifying shareholdings whenever holders reach or surpass the thresholds of 2%, 5%, 10%, 15%, 20%, 25%, one-third, half, two-thirds and 90% of voting rights inherent to the Issuer’s share capital (attributable pursuant to article 20 of the Portuguese Securities Code), reduce their shareholding below any of these thresholds or change to the reason for attribution of those voting rights pursuant to article 20. The Issuer and the PSCom should be informed thereof within four trading days (defined as days on which the regulated market is open for trading) following the date of acquisition or disposal or knowledge of the fact that led to the shareholder’s interest attaining, surpassing or falling below one of the thresholds, i.e. the trading date. After having received notice, the Issuer shall immediately disclose that information through the information disclosure system available on the PSCom’s website and, in any case, within three trading days after having received the referenced notice.

Pursuant to PSCom Regulation 5/2008 (as amended by PSCom Regulation 5/2010), holders of long positions in companies governed by Portuguese law, shall disclose such positions when they attain, surpass or fall below certain thresholds. A long position arises from a transaction that creates or is related to a financial instrument that has an economic effect similar to that of holding shares (save for those that autonomously result in the allocation of voting rights), such as when the effect or one of the effects of the transaction is to grant to a person or legal entity that enters into the transaction a (i) financial advantage in the event of a rise in the price or value of the share or (ii) a financial disadvantage in the event of a fall in the share’s value. Therefore, pursuant to article 2-A of PSCom Regulation 5/2008 (as amended by PSCom Regulation 5/2010), holders of long economic positions in the Issuer, as defined in the referenced Regulation, relative to 2%, 5%, 10%, 15%, 20%, 25%, one-third, 40%, 45%, half, 55%, 60%, two-thirds, 70%, 75%, 80%, 85% and 90% of the share capital, shall inform the Issuer and the PSCom of that fact within 4 trading days. After having received notice, the Issuer shall disclose that information on the information disclosure system available on the PSCom’s website, as soon as possible and never later than three trading days from receipt of the referenced notice.

Pursuant to the Portuguese Companies Code, companies that hold shares representing an interest of 10% or more in the Issuer’s share capital shall disclose to the Issuer all acquisitions and disposals they make while they maintain an interest greater than 10% of the Issuer’s share capital. According to the Portuguese Companies Code, whenever two companies have reciprocal interests in each other that attain 10% of the share capital of the subsidiary, the company that gives notice last cannot acquire new shares in the other company.

Concerning the short-selling transparency regime and pursuant to Regulation (EU) 236/2012 of the European Parliament and of the Council of March 14, 2012 on short-selling and certain aspects of credit default swaps, holders of net short economic positions over 0.2% of the Issuer’s issued share capital and each 0.1% above that value, shall give notice of that fact to the PSCom. Public disclosure thereof is required of holders of net short economic positions over 0.5% of the Issuer’s share capital and each 0.1% above that value. For the purposes of Regulation 236/2012, net short position means the remaining portion following the deduction of any long position that a person or legal entity holds in relation to the issued share capital as from a short position held by that person or legal entity in relation to that share capital.

20.2.6    Rules in the Issuer’s Bylaws concerning the Board of Directors and Audit Board

For a general description of the rules concerning the Board of Directors and Audit Board, please see Chapter 15 — “Management, Directorate and Supervisory Bodies and Senior Staff of the Issuer of the Shares that Constitute the Offer Consideration”.

21                               SIGNIFICANT AGREEMENTS

Significant agreements entered into by the Issuer outside the normal course of business include bond loans, commercial paper issues, bank loans, and short-term credit lines. For a detailed description of these agreements, please see Section 12.1 of Chapter 12 - “Liquidity and Financial Resources of the Issuer of the Shares that Constitute the Offer Consideration”.

In addition to these, during the two years prior to the publication of this Prospectus, the Issuer entered into the following significant agreements:

21.1                     Agreements related to International Finance Corporation’s interest in the share capital of Portucel Moçambique - Sociedade de Desenvolvimento Florestal e Industrial, S.A.

The Portucel Group has a partnership with the International Finance Corporation (“IFC”), a subsidiary of the World Bank, in order to develop the Portucel Group’s investments in Mozambique, through Portucel Moçambique - Sociedade de Desenvolvimento Florestal e Industrial, S.A. (“Portucel Moçambique”). In this regard, on December 15, 2014, the IFC entered into an agreement with the Issuer, Portucel Moçambique and PortucelSoporcel Internacional Moçambique SGPS (the “Portucel Shareholders”) to subscribe shares representing the share capital of Portucel Moçambique, pursuant to which IFC undertook to gradually acquire an interest of up to 20% in Portucel Moçambique’s share capital through a phased investment up to the maximum amount equivalent to USD 30.4 million (approximately €27.1 million at the exchange rate of 1.1218 as at June 15, 2015). The deadline for the completion of this investment is on July 16, 2016. The agreement includes clauses standard to this type of agreement, such as the provision of representations and warranties and a liability undertaking by Portucel Shareholders to compensate IFC for damages arising from any breach of the representations and warranties. The IFC has a put option to sell the Portucel Moçambique shares to the Issuer.

21.2                     Agreement for the acquisition of AMS BR Star Paper, S.A.

On February 9, 2015, the Issuer entered into a purchase agreement for the shares representing the whole of the share capital of AMS, a company that manufactures tissue paper located in the north of Portugal, namely in Vila Velha de Rodão, with a current production capacity of 30,000 tons of tissue paper and 50,000 tons of converting and 146 employees. The transfer of the shares under this agreement took place on June 4, 2015. For additional information, please see section 8.2 — “Capital expenditures by the Issuer”.

21.3                     Investment agreement with AICEP

a)          On June 18, 2014, the Issuer entered into an investment agreement with the Portuguese Trade and Investment Agency (Agência Externa para o Investimento e Comércio Externo de Portugal, EPE (“AICEP”)), regarding financial incentives to be granted to Celcacia — Cacia Pulp, S.A. (“Celcacia”) for the capacity expansion project at the Cacia pulp mill (“Celcacia Investment Agreement”), that terminates in 2023. The Celcacia Investment Agreement provides for a repayable financial incentive in the amount of €11.260 million for the update and expansion of the Cacia mill. It includes an execution bonus by which up to a maximum of 75% of the incentive is converted from repayable to non-repayable, upon meeting the milestones set out in the agreement. In this regard and among other conditions set out in the Celcacia Investment Agreement, the Issuer undertook to maintain 181 jobs of personnel assigned directly or indirectly to Celcacia, during the term of the agreement with AICEP (until December 31, 2023). In the event of a breach of the Celcacia

Investment Agreement, the total amount of the financial incentive, plus default interest at the legally prescribed rate at the time, must be repaid to AICEP.

b)          On November 26, 2011, the current Issuer subsidiary AMS entered into an investment agreement with AICEP related to financial incentives intended to foster the construction and equipment project for the tissue paper mill located in Vila Velha de Rodão (“AMS Construction Investment Agreement”) that terminates in 2017. The AMS Construction Investment Agreement provides for a repayable financial incentive up to the amount of €15.407 million and includes an execution bonus by which up to a maximum of 62.3% of the incentive would be converted from repayable to non-repayable, upon meeting the milestones set out in the agreement. The AMS Construction Investment Agreement further provides for a non-repayable financial incentive up to the amount of €333,886.59 corresponding to investment in professional training. In this regard and among other conditions set out in the AMS Construction Investment Agreement, AMS undertook to create 114 direct and permanent jobs by December 12, 2014 and to maintain them together with the permanent jobs existing at the signing date of the AMS Construction Investment Agreement, during the term of the agreement with AICEP (until December 31, 2017). In the event of a breach of the AMS Construction Investment Agreement, the total amount of the financial incentive, plus default interest at the legally prescribed rate at the time, must be repaid to AICEP.

c)           On March 3, 2014, AMS entered into an investment agreement with AICEP related to financial incentives intended to foster the tissue paper mill capacity expansion project located in Vila Velha de Rodão (“AMS Expansion Investment Agreement”) that terminates in 2022. The AMS Expansion Investment Agreement provides for a repayable financial incentive in the amount of €9.647 million for the update and expansion of the Vila Velha de Rodão mill and includes an execution bonus by which up to a maximum of 50% of the incentive would be converted from repayable to non-repayable, upon meeting the milestones set out in the agreement. The AMS Expansion Investment Agreement further provides for a non-repayable financial incentive up to the amount of €140,667.18 corresponding to investment in professional training. In this regard and among other conditions set out in the AMS Expansion Investment Agreement, the Issuer undertook to create 71 permanent jobs by December 31, 2015 and to maintain them together with the 118 jobs existing at that time, during the term of the AMS Expansion Investment Agreement (until December 31, 2022). In the event of a breach of the AMS Expansion Investment Agreement, the total amount of the financial incentive, plus default interest at the legally prescribed rate at the time, must be repaid to AICEP.

21.4                     Fiscal investment agreement with the Portuguese State

a)          On June 18, 2014, the Issuer’s subsidiary Celcacia entered into a fiscal investment agreement with the Portuguese State, regarding tax incentives to be granted to Celcacia to foster the capacity expansion project at the Cacia pulp mill (“Celcacia Fiscal Investment Agreement”), that terminates in 2024. The Celcacia Fiscal Investment Agreement provides for a tax benefit of up to €6.756 million, consisting of a corporate income tax credit for the update and expansion of the Cacia mill, upon satisfying the benefit awarding conditions, which include job maintenance and certain sales and volumes. The termination of the Celcacia Fiscal Investment Agreement by the Portuguese State in the event of a breach thereof or of Celcacia’s fiscal duties entails the loss of the tax benefit thereby generating the obligation to make payment of amounts corresponding to the uncollected fiscal profits, plus default interest in the 30 days following notice of termination.

b)          On July 22, 2010, AMS entered into a fiscal investment agreement with Portuguese State, related to fiscal incentives to be granted to AMS intended to foster the construction and equipment project for the tissue paper mill located in Vila Velha de Rodão (“AMS Construction Fiscal Investment Agreement”) that terminates in 2017. The AMS Construction Fiscal Investment Agreement provides for a fiscal incentive up to the amount of €4.641 million and consists of (i) a CIT tax credit, (ii) an exemption from the municipal tax on the transfer of real estate (Imposto Municipal sobre a Transmissão de Bens Imóveis) for real estate acquired by December 31, 2010 and that are a part of the mill construction project, (iii) an exemption from the municipal tax on real estate (Imposto Municipal sobre Imóveis) until December 31, 2017 over real estate comprised in the mill construction project and (iv) an exemption from Stamp Duty (Imposto do Selo) for measures and agreements necessary to the execution of this project, upon meeting the benefit allocation conditions that include maintaining the jobs and certain volumes and sales. The termination of AMS Construction Fiscal Investment Agreement by the Portuguese State in the event of a breach thereof or of AMS’ fiscal duties entails the loss of the tax benefit thereby generating the obligation to make payment of amounts corresponding to the uncollected fiscal profits, plus default interest in the 30 days following notice of termination.

c)           On June 7, 2014, AMS entered into a fiscal investment agreement with the Portuguese State, related to fiscal incentives to be granted to AMS intended to foster the capacity expansion project for the tissue paper mill located in Vila Velha de Rodão (“AMS Expansion Fiscal Investment Agreement”) that terminates in 2024. The AMS Expansion Fiscal Investment Agreement provides for a fiscal incentive up to the amount of €5.854 million and consists of (i) a CIT tax credit, (ii) an exemption from the municipal tax on the transfer of real estate (Imposto Municipal sobre a Transmissão de Bens Imóveis) for real estate acquired by June 30, 2015 and that are a part of the mill expansion project, (iii) an exemption from the municipal tax on real estate (Imposto Municipal sobre Imóveis) until December 31, 2024 over real estate comprised in the mill expansion project and (iv) an exemption from Stamp Duty (Imposto do Selo) for measures and agreements necessary to the execution of this project, upon meeting the benefit allocation conditions that include maintaining the jobs and certain volumes and sales. The termination of AMS Expansion Fiscal Investment Agreement by the Portuguese State in the event of a breach thereof or of AMS’ fiscal duties entails the loss of the tax benefit thereby generating the obligation to make payment of amounts corresponding to the uncollected fiscal profits, plus default interest in the 30 days following notice of termination.

22                               PUBLICALLY AVAILABLE DOCUMENTATION

22.1                     Places for Consultation

During the Offer period, hard copies of the following documents are available for consultation upon request and free of charge at the Offer’s registered office, located at Avenida Fontes Pereira de Melo, 14, 10º in Lisbon and the Issuer’s registered office, located at Península da Mitrena, Apartado 55, 2901-861 Setúbal, Portugal:

•                                     the Issuer’s Bylaws;

•                                     the Audited Consolidated Financial Statements;

•                                     the Unaudited Interim Financial Statements; and

•                                     this Prospectus.

This documentation can also be found in electronic format on the Issuer’s website (www.portucelsoporcel.com), the Offeror’s website (www.semapa.pt) and the PSCom’s website (www.cmvm.pt).

22.2                     Information incorporated by reference

The documents indicated below are incorporated by reference (in their entirety) and, to that extent, are an integral part of this Prospectus:

•                                     the Audited Consolidated Financial Statements;

•                                     the Unaudited Interim Financial Statements; and

These documents are available for consultation upon request and free of charge at the locations indicated in section 22.1 of Chapter 22 — “Publically Available Documentation”.

This Prospectus (including the documents incorporated herein by reference) makes reference to certain websites and documents whose content is not incorporated by reference in this Prospectus.

23                               DEFINITIONS

Unless otherwise implied by the respective context, when used in this Prospectus, the following terms will have the meanings given below:

Portucel Shares	the ordinary book-entry and nominative shares with a nominal value of 1 Euro (one Euro) each that have already been issued and that represent 21.47% of Portucel’s share capital;

Semapa Shares	the ordinary book-entry and nominative shares with a nominal value of 1 Euro (one Euro) each that represent the Target Company and Offeror’s share capital;

AMS	AMS BR Star Paper, S.A.;

BEKP	bleached Eucalyptus kraft pulp;

ECB	European Central Bank;

BPI	Banco Português de Investimento, S.A.;

EC	European Commission;

Securities Depository	the central securities depository managed by Interbolsa;

PSCom	Portuguese Securities Commission;

Portuguese Companies Code	Decree-Law 262/86, of September 2, as amended;

Portuguese Securities Code	Decree-Law 486/99, of November 13, as amended;

Audit Board	the Audit Board of Portucel, S.A.;

Code of Ethics	the code of ethics approved by Portucel, S.A.’s Executive Committee that applies to all companies of the Portucel Group;

PSCom’s Corporate Governance Code	the PSCom’s Corporate Governance Code available at www.cmvm.pt;

Audited Consolidated Financial Statements

the Issuer’s historical audited consolidated annual financial statements for the 2012, 2013 and 2014 financial years (as at December 31), including their respective explanatory notes and accounting policies, as well as the respective legal certifications and auditor’s report, prepared according to the International Financial Reporting Standards IFRS, as adopted by the EU, pursuant to Regulation (EC) 1606/2002, as well as the corporate governance reports;

Unaudited Interim Financial Statements

the Issuer’s unaudited consolidated financial statements (balance sheet, income statement, cash flow statement) for the first quarter of 2015 and the first quarter of 2014, including their respective explanatory notes and accounting policies prepared according to Regulation (EC) 1606/2002;

Prospectus Directive	Directive 2003/71/EC of the European Parliament and of the Council of November 4, 2003, as amended;

EBITDA	earnings before interest, taxes depreciation and amortization;

Issuer or Portucel

Portucel, S.A., a listed company governed by Portuguese law, with registered office at Peninsula de Mitrena, parish of Sado, Apartado 55, 2910-861, Setúbal, registered at the Commercial Registry Office of Setúbal with the sole registration and taxpayer number 503 025 798, and whose share capital of €767,500,000.00 is fully subscribed and paid up;

Issuer’s Bylaws	Portucel’s bylaws;

Euro or €	the Euro, the single European currency;

Portucel Group

the Issuer and companies in a controlling or group relationship with the Issuer, pursuant to article 21 of the Portuguese Securities Code, as listed in section 10.2 of Chapter 10 — “ Organizational Structure of the Issuer of the Shares that Constitute the Offer Consideration “ of this Prospectus;

GWh	gigawatts;

IMF	International Monetary Fund;

Interbolsa	Interbolsa — Sociedade Gestora de Sistemas de Liquidação e de Sistemas Centralizados de Valores Mobiliários, S.A., with registered office at Avenida da Boavista, 3433, 4100-138 Porto;

Offeror, Target Company or Semapa

Semapa — Sociedade de Gestão e Investimento SGPS, S.A., a company with registered office in Portugal, at Avenida Fontes Pereira de Melo, 14, 10º, Lisbon, with the sole registration and taxpayer number 502 593 130, whose share capital of €106,510,000.00 is fully subscribed and paid up;

Offer

the general and voluntary takeover offer for the acquisition, in the form of an exchange offer, of the whole of the ordinary shares of the Offeror that are not held by the Offeror or by persons in any of the circumstances contemplated in article 20(1) of the Portuguese Securities Code;

Takeover Bid	a takeover bid;

UWF Paper	uncoated woodfree printing and writing paper;

PSCom Regulation 3/2006	PSCom Regulation 3/2006;

Sodim

Sodim, SGPS, S.A., a company with registered office in Portugal, at Avenida Fontes Pereira de Melo, 14 - 9º, Lisbon, with the sole registration and taxpayer number 500 259 674, whose share capital of €32,832,000.00 is fully subscribed and paid up;

TWh	terawatts.